Filed Pursuant to 424(b)(3) Registration number: 333-103619

Lighthouse Financial Services, Inc.	SunTrust Banks, Inc.
Proxy Statement	Prospectus

Dear Lighthouse Stockholders:

      You are cordially invited to attend the special meeting of stockholders of Lighthouse Financial Services, Inc., which will be held at the offices of Lighthouse Financial Services, 5 Office Park Road, Hilton Head Island, South Carolina, on Tuesday, April 29, 2003, at 8 a.m., local time. The accompanying notice of the special meeting, proxy statement/ prospectus and proxy card set forth the formal business to be transacted at the special meeting. Please review these materials carefully and attend the special meeting.

      At the special meeting, you will be asked to vote upon a proposal to adopt and approve a merger agreement, a related plan of merger and a merger of Lighthouse into a wholly owned subsidiary of SunTrust Banks, Inc. If the merger is completed, each share of Lighthouse common stock you hold will be exchanged for either (1) $42.7962 in cash, (2) shares of SunTrust common stock with a market value of $42.7962, based on the market price of SunTrust common stock during a pre-closing measurement period or (3) a combination consisting of cash and shares of SunTrust common stock with a total value of $42.7962. You will be asked to choose your form of payment. Regardless of your choice, however, elections will be limited by the requirements that not less than 50% or more than 55% of the aggregate shares of Lighthouse common stock owned by Lighthouse stockholders be exchanged for SunTrust common stock and that not less than 45% or more than 50% of the aggregate shares of Lighthouse common stock owned by Lighthouse stockholders be exchanged for cash.

      SunTrust common stock is listed on the New York Stock Exchange under the symbol “STI”. On March 25, 2003, the closing price of a share of SunTrust common stock was $54.82.

      Your vote is very important. The Lighthouse board of directors has determined that the merger agreement, the related plan of merger and the merger are in the best interests of Lighthouse and its stockholders and recommends that you vote “FOR” the adoption and approval of the merger agreement, the related plan of merger and the merger. The merger cannot be completed unless the holders of a majority of the outstanding shares of Lighthouse common stock vote in favor of the adoption and approval of the merger agreement, the related plan of merger and the merger.

      Whether or not you plan to attend the special meeting, please take the time to vote by promptly submitting the enclosed form of proxy. If you sign, date and mail your proxy card without indicating how you want to vote, your Lighthouse shares will be counted as a vote in favor of adoption and approval of the merger agreement, the related plan of merger and the merger. If you do not submit your proxy, the effect will be a vote against the merger agreement, the related plan of merger and the merger. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person if you should decide to do so. Granting your proxy will impact your dissenters’ rights as discussed in the accompanying proxy statement/ prospectus.

      The proposed merger is discussed in detail in the accompanying proxy statement/ prospectus. We encourage you to read this entire document carefully. You can also obtain more information about SunTrust in documents that it has filed with the Securities and Exchange Commission.

      On behalf of your board of directors, we encourage you to vote “FOR” the adoption and approval of the merger agreement, the related plan of merger and the merger.

Cartha D. DeLoach	Jerry T. Caldwell
Chairman	Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities regulator has approved the shares of common stock to be issued by SunTrust in the merger, as described in this proxy statement/ prospectus or passed upon the adequacy or accuracy of this proxy statement/ prospectus. Any representation to the contrary is a criminal offense.

      The shares of SunTrust common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association or non-bank subsidiary of SunTrust and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

      You should read “Risk Factors” beginning on page 12 for a description of the factors that may affect the value of the SunTrust common stock to be issued in the merger and other risk factors that should be considered with respect to the merger.

      This proxy statement/ prospectus is dated March 26, 2003, and it is first being mailed to Lighthouse stockholders, along with the enclosed form of proxy card, on or about March 28, 2003.

REFERENCES TO ADDITIONAL INFORMATION

      This proxy statement/ prospectus incorporates important business and financial information about SunTrust from documents that it has filed with the Securities and Exchange Commission and that have not been included in or delivered with this proxy statement/ prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/ prospectus, other than exhibits to those documents, by requesting them in writing or by telephone from SunTrust at the following address:

SunTrust Banks, Inc.

303 Peachtree Street
Mail Code GA-Atlanta-0634
Atlanta, GA 30308
Attention: Gary Peacock
Telephone: (404) 658-4879

      If you would like to request documents, please do so prior to April 22, 2003, in order to receive them before the special meeting.

      See “Where You Can Find More Information” for more information about the documents referred to in this proxy statement/ prospectus.

Lighthouse Financial Services, Inc.

Notice of Special Meeting
April 29, 2003

To the Stockholders of Lighthouse Financial Services, Inc.:

      A special meeting of stockholders of Lighthouse Financial Services, Inc. will be held at the offices of Lighthouse Financial Services, located at 5 Office Park Road, Hilton Head Island, South Carolina, on Tuesday, April 29, 2003 at 8:00 a.m., local time, and at any adjournments or postponements thereof, to consider and act upon the following matters:

(1) To consider and vote upon a proposal to approve and adopt (a) the Agreement and Plan of Merger and Reorganization dated as of January 21, 2003, by and among Lighthouse, SunTrust Banks, Inc. and SunTrust Bank Holding Company, a wholly owned subsidiary of SunTrust, pursuant to which Lighthouse will, upon satisfaction of certain conditions, merge into SunTrust Bank Holding Company, with SunTrust Bank Holding Company surviving the merger as a wholly owned subsidiary of SunTrust, (b) the related plan of merger contemplated by the Agreement and Plan of Merger and Reorganization and (c) the merger. As a result of the merger, each share of Lighthouse common stock (other than treasury shares, shares held by SunTrust or any of the subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity) and shares held by dissenting stockholders) will be converted into the right to receive either (x) $42.7962 in cash, (y) shares of SunTrust common stock having a market value of $42.7962, based on the market price of SunTrust common stock during a pre-closing measurement period or (z) a combination consisting of cash and shares of SunTrust common stock with a total value of $42.7962.

(2) To reelect Richard C. Mizer and George F. Reid to the Lighthouse board of directors for terms expiring at the annual meeting in 2006.

(3) Any other business properly brought before the special meeting or any adjournment or postponement thereof.

      The Lighthouse board of directors has fixed the close of business on March 26, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Therefore, only stockholders of record on March 26, 2003 are entitled to notice of, and to vote at, the special meeting. A list of stockholders entitled to vote will be available at Lighthouse’s offices for a period of ten days prior to the special meeting as well as at the special meeting for examination by any stockholder, his agent or his attorney.

      The accompanying proxy statement/ prospectus describes the terms and conditions of the merger agreement and includes a complete text of the merger agreement and the related plan of merger as Annex A-1 and Annex A-2, respectively. We urge you to read the enclosed materials carefully for a complete description of the merger agreement, the plan of merger, and the merger. The accompanying proxy statement/ prospectus forms a part of this notice.

      Your vote is very important. The merger agreement, the related plan of merger and the merger must be adopted and approved by the holders of a majority of the outstanding shares of Lighthouse common stock. Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly so that your shares will be voted.

      Your board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement, the related plan of merger and the merger.

By Order of the Board of Directors

/s/ GEORGE F. REID

George F. Reid
Its Secretary

Hilton Head Island, South Carolina

March 26, 2003

i

ii

Annex A-1	Agreement and Plan of Merger and Reorganization dated as of January 21, 2003 by and among Lighthouse Financial Services, Inc., SunTrust Banks, Inc. and SunTrust Bank Holding Company
Annex A-2	Plan of Merger by and among Lighthouse Financial Services, Inc., SunTrust Banks, Inc. and SunTrust Bank Holding Company
Annex B	Form of Voting Agreement
Annex C	Opinion of Keefe, Bruyette & Woods, Inc.
Annex D	Section 262 of the Delaware General Corporation Law

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote to adopt and approve an agreement and plan of merger and reorganization among SunTrust, SunTrust Bank Holding Company and Lighthouse, a related plan of merger and the merger contemplated thereby. In this proxy statement/ prospectus, we refer to the agreement and plan of merger and reorganization and the related plan of merger as the “merger agreement.” In the merger, Lighthouse will be merged into SunTrust Bank Holding Company, a wholly owned subsidiary of SunTrust. After the merger, SunTrust Bank Holding Company will be the surviving corporation and will remain a wholly owned subsidiary of SunTrust.

Q:	Who is SunTrust?

A:	SunTrust is a diversified financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. SunTrust was incorporated in 1984 under the laws of the State of Georgia.

Q:	What will I receive in exchange for my Lighthouse common stock in the merger?

A:	In the merger, your shares of Lighthouse common stock will be exchanged for either $42.7962 in cash for each share of Lighthouse common stock, shares of SunTrust common stock having a market value of $42.7962, based on the market price of SunTrust common stock during a pre-closing measurement period, for each share of Lighthouse common stock or a combination of cash for 45% of your shares of Lighthouse common stock and SunTrust common stock for 55% of your shares of Lighthouse common stock.

Q:	Can I elect the type of consideration I will receive in the merger?

A:	Yes. Subject to the allocation procedures described in this proxy statement/ prospectus, you may elect to receive all cash, all shares of SunTrust common stock or a combination of cash and SunTrust common stock in exchange for your shares of Lighthouse common stock.

    Under the merger agreement, the number of shares of Lighthouse common stock in the aggregate to be exchanged for cash must not be less than 45% or more than 50% of the total number of shares of Lighthouse common stock outstanding immediately prior to the effective time of the merger. The number of shares of Lighthouse common stock in the aggregate to be exchanged for shares of SunTrust common stock must not be less than 50% or more than 55% of the total number of shares of Lighthouse common stock outstanding immediately prior to the effective time of the merger.

Q:	If I elect to receive SunTrust common stock in the merger, how many shares will I receive?

A:	Subject to the allocation procedures described in this proxy statement/ prospectus, if you elect to receive SunTrust common stock in exchange for all or a portion of your Lighthouse common stock, the number of shares of SunTrust common stock that you will receive for each share of Lighthouse common stock will be equal to an exchange ratio determined by dividing $42.7962 by the average closing price per share of SunTrust common stock for the ten trading days ending on and including the third business day prior to the effective time of the merger. For example, the average closing sale price of a share of SunTrust common stock for the ten-day trading period ending March 25, 2003 was $54.475, which would result in an exchange ratio of .7856.

    You will not receive a fractional share of SunTrust common stock. Instead, you will be paid cash for such fraction based on the average closing price of SunTrust common stock over the ten day trading period ending on and including the third business day prior to the effective time of the merger.

    For instance, using the hypothetical exchange ratio of .7856 described above, a Lighthouse stockholder who elects to receive SunTrust common stock in exchange for 1000 shares of Lighthouse common stock would receive 785 shares of SunTrust common stock, plus $32.69 in cash instead of a fractional share.

Q:	How do I elect the form of consideration I prefer to receive? When should I send in my stock certificates?

A:	A form of election is being mailed to you concurrently with the mailing of this proxy statement/ prospectus. If your shares of Lighthouse common stock are registered in your own name, complete and sign the form of election and send it to SunTrust Bank, the exchange agent for the merger, together with the stock certificates representing the shares you wish to exchange for cash, SunTrust common stock or a combination of cash and SunTrust common stock.

Q:	Is there a deadline for making an election?

A:	Yes. Your completed election form and Lighthouse stock certificates must be received by the exchange agent not later than 5:00 p.m. eastern time on the last business day prior to the effective time of the merger.

Q:	What if I do not send an election form or it is not received before the deadline?

A:	If the exchange agent does not receive from you a properly completed election form, together with certificates representing your shares of Lighthouse common stock, before the deadline, then it will be assumed that you have elected to receive a combination of cash for 45% of your shares of Lighthouse common stock and SunTrust common stock for the remaining 55% of your shares of Lighthouse common stock. You bear the risk of delivery and should send any election form by courier, by hand or by fax, with certificates delivered by courier or by hand, to the appropriate addresses shown in the election form.

    Promptly after the effective time of the merger, the exchange agent will provide stock certificate transmittal materials to the holders of Lighthouse common stock who have not already completed the form of election and surrendered their stock certificates. The transmittal materials will contain instructions for use in effecting the surrender to the exchange agent of Lighthouse common stock certificates in exchange for the merger consideration.

Q:	What happens if the aggregate number of shares for which cash elections are made exceeds 50% of the outstanding shares of Lighthouse common stock or if the number of shares for which stock elections are made exceeds 55% of the outstanding shares of Lighthouse common stock?

A:	If the aggregate number of shares for which cash elections are made exceeds 50% of the outstanding shares of Lighthouse common stock, then all shares of Lighthouse common stock for which cash elections are made will be exchanged on a pro rata basis for a combination of cash and SunTrust common stock so that the total number of Lighthouse shares exchanged for cash does not exceed 50% of the outstanding shares of Lighthouse common stock.

    If the aggregate number of shares for which stock elections are made exceeds 55% of the outstanding shares of Lighthouse common stock, then all shares of Lighthouse common stock for which stock elections are made will be exchanged on a pro rata basis for a combination of cash and SunTrust common stock so that the total number of Lighthouse shares exchanged for stock does not exceed 55% of the outstanding shares of Lighthouse common stock.

Q:	What are the United States federal income tax consequences of the merger to Lighthouse stockholders?

A:	The tax consequences to you of the transaction will depend on your particular facts and circumstances and the form of merger consideration you receive. You should consult your tax advisor for a full understanding of the tax consequences of the merger.

    Assuming that the merger is completed as currently contemplated, you will not recognize any gain or loss for United States federal income tax purposes if you exchange your Lighthouse shares solely for SunTrust shares in the merger (including any fractional share of SunTrust common stock), except with respect to cash received in lieu of a fractional SunTrust share. You will recognize gain or loss if you exchange your Lighthouse shares solely for cash in the merger. You will recognize gain, but not loss, if you exchange your Lighthouse shares for a combination of SunTrust shares and cash, but not in excess of the cash you receive in the merger.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. If you wish, you may dissent from the merger agreement and obtain a cash payment for the fair value of your shares. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement and the merger, and you must strictly comply with all of the applicable requirements of Delaware law summarized under the heading “The Merger — Dissenters’ Rights.” The fair value of your shares, as determined by a court, may be more or less than the consideration to be paid in the merger.

    We have included a copy of Section 262 of the Delaware General Corporation Law as Annex D to this proxy statement/ prospectus.

Q:	When and where is the special meeting?

A:	The Lighthouse special meeting is scheduled to take place at the offices of Lighthouse Financial Services located at 5 Office Park Road, Hilton Head Island on April 29, 2003 at 8:00 a.m., local time.

Q:	Who can vote on the merger?

A:	Holders of record of Lighthouse common stock at the close of business on March 26, 2003 can vote at the special meeting. On that date, 2,704,761 shares of Lighthouse common stock were outstanding and entitled to vote.

Q:	What vote is required for approval?

A:	The merger agreement and the merger must be adopted and approved by a majority of the outstanding shares of Lighthouse common stock. Therefore, if you abstain or fail to vote, it will be the same as voting against the merger agreement and the merger.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as promptly as possible. We expect to complete the merger promptly after we receive Lighthouse stockholder approval at the special meeting and after we receive all necessary regulatory approvals. We currently expect this to occur during the second quarter of 2003. Fulfilling some of the conditions to closing the merger, such as receiving certain governmental clearances or regulatory approvals, and receipt of an opinion of our tax counsel, is not entirely within our control. If all the conditions to completion of the merger are not fulfilled during the second quarter of 2003, we expect to complete the merger as quickly as practicable once the conditions are fulfilled.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/ prospectus, please complete and mail your proxy card as soon as possible so that your shares may be voted at the special meeting. Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the adoption and approval of the merger agreement and the merger. If you do not vote or if you abstain, the effect will be a vote against the merger agreement and the merger. Your vote is very important.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	You may change your vote at any time before your proxy is voted at the special meeting. If your shares of Lighthouse common stock are registered in your own name, you can do this in one of three ways:

•	first, you can send a written notice stating that you want to revoke your proxy;

•	second, you can complete and submit a new proxy card; or

•	third, you can attend the Lighthouse special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

    If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to:

          Lighthouse Financial Services, Inc.

Attention: George F. Reid, Secretary
5 Office Park Road
Hilton Head Island,
South Carolina 29928

Q:	If I plan to attend the Lighthouse special meeting in person, should I still grant my proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should grant your proxy as described above. The failure of a Lighthouse stockholder to vote in person or by proxy will have the same effect as a vote against the adoption and approval of the merger agreement and the merger.

Q:	What does Lighthouse’s board of directors recommend?

A:	Lighthouse’s board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Lighthouse and its stockholders and recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact:

          Jerry T. Caldwell

Chief Executive Officer
Lighthouse Financial Services, Inc.
5 Office Park Road
Hilton Head Island, South Carolina 29928
1-888-686-5505 (toll free)

SUMMARY

      This summary highlights selected information from this proxy statement/ prospectus and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger and the merger agreement, you should read this entire document carefully, as well as the additional documents to which we refer you. See “Where You Can Find More Information.”

The Companies

SunTrust Banks, Inc.
SunTrust Bank Holding Company
303 Peachtree Street, NE
Atlanta, GA 30308
404-588-7711

      SunTrust is a diversified financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. SunTrust was incorporated in 1984 under the laws of the State of Georgia. As of December 31, 2002, SunTrust had total assets of $117.3 billion, deposits of $79.7 billion and total shareholders’ equity of $8.8 billion. For financial statements and a discussion of SunTrust’s recent results of operations, see SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this proxy statement/ prospectus.

      SunTrust Bank Holding Company is the wholly owned subsidiary through which SunTrust conducts all of its business. SunTrust Bank Holding Company was incorporated in Florida in 1966 as First Orlando Corporation.

Lighthouse Financial Services, Inc.
5 Office Park Road
Hilton Head Island, S.C. 29928
843-341-3000

      Lighthouse offers an array of financial service products through its wholly owned subsidiaries. Lighthouse’s principal subsidiary, Lighthouse Community Bank, or LCB, is engaged in the financial services business with an emphasis on mortgage banking and retail banking services. In addition to originating loans, Lighthouse invests in U.S. Government and agency obligations, corporate bonds, mortgage-backed securities, and interest-bearing deposits in other financial institutions. LCB sells a significant amount of the mortgage loans it originates to commercial banks, savings banks and other institutional purchasers, including the Federal Home Loan Mortgage Corporation, or FHLMC. LCB retains ownership of its remaining loan production and generally retains servicing rights to mortgage loans that it sells. LCB presently has five branch offices serving the southern Beaufort County, South Carolina community and is currently the largest independent financial institution serving its primary market area.

      Lighthouse was incorporated under Delaware law in 1994 and commenced operations as a unitary thrift holding company in 1996 under the name Carolina Bancshares, Inc. Lighthouse’s name was changed from Carolina Bancshares, Inc. to Lighthouse Financial Services, Inc. in March 1998.

The Merger (pages 22 through 41)

      Under the terms of the merger agreement, Lighthouse will be merged into SunTrust Bank Holding Company. After the merger, SunTrust Bank Holding Company will be the surviving corporation and will continue its corporate existence under Florida law as a wholly owned subsidiary of SunTrust. The merger agreement and the plan of merger are attached to this document as Annex A-1 and Annex A-2, respectively, and are incorporated in this proxy statement/ prospectus by reference. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

What You Will Receive in the Merger (page 42)

      The merger agreement provides that holders of shares of Lighthouse common stock, other than SunTrust or any of the subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity) and any person who has perfected dissenters’ rights with respect to shares of Lighthouse common stock, will be entitled to receive either:

•	cash in an amount equal to $42.7962, without interest, for each share of Lighthouse common stock;

•	for each share of Lighthouse common stock, the number of shares of SunTrust common stock equal to an exchange ratio determined by dividing $42.7962 by the average closing price per share of SunTrust common stock for the ten trading days ending on and including the third business day prior to the effective time of the merger; or

•	cash consideration for 45% of such holder’s shares of Lighthouse common stock and stock consideration for 55% of such holder’s shares of Lighthouse common stock.

      Under the merger agreement, however, the number of shares of Lighthouse common stock in the aggregate to be exchanged for cash must not be less than 45% or more than 50% of the total number of shares of Lighthouse common stock outstanding immediately prior to the effective time of the merger, and the number of shares of Lighthouse common stock in the aggregate to be exchanged for shares of SunTrust common stock must not be less than 50% or more than 55% of the total number of shares of Lighthouse common stock outstanding immediately prior to the effective time of the merger.

      If the aggregate number of shares for which cash elections are made exceeds 50% of the outstanding shares of Lighthouse common stock, then all shares of Lighthouse common stock for which cash elections are made will be exchanged on a pro rata basis for a combination of cash and SunTrust common stock so that the total number of Lighthouse shares exchanged for cash does not exceed 50% of the outstanding shares of Lighthouse common stock. If the aggregate number of shares for which stock elections are made exceeds 55% of the outstanding shares of Lighthouse common stock, then all shares of Lighthouse common stock for which stock elections are made will be exchanged on a pro rata basis for a combination of cash and SunTrust common stock so that the total number of Lighthouse shares exchanged for stock does not exceed 55% of the outstanding shares of Lighthouse common stock.

      If you would like to receive cash or stock for any or all of your Lighthouse shares and your Lighthouse shares are registered in your own name, you must fill out and return to the exchange agent the form of election mailed to you concurrently with this proxy statement/ prospectus, together with the stock certificates representing the shares you wish to exchange. The form of election and related stock certificates must be received by the exchange agent not later than 5:00 p.m. eastern time on the last business day prior to the effective time of the merger. If the merger does not take place for any reason, your stock certificates will be returned to you.

      If the exchange agent does not receive from you a properly completed election form, together with certificates representing your shares of Lighthouse common stock, before the deadline for submission of those materials, then you will be deemed to have elected to receive a combination of cash for 45% of your shares of Lighthouse common stock and SunTrust common stock for the remaining 55% of your shares of Lighthouse common stock.

The Special Meeting (page 20)

      The Lighthouse special meeting will be held at the offices of Lighthouse Financial Services located at 5 Office Park Road, Hilton Head Island on Tuesday, April 29, 2003 at 8:00 a.m, local time. At the meeting, the holders of Lighthouse common stock will be asked to vote upon a proposal to adopt and approve the merger agreement and the merger and a proposal to reelect Richard C. Mizer and George F. Reid to the Lighthouse board of directors. The Lighthouse board of directors has fixed the close of business on March 26, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. At the record date, approximately 2,704,761 shares of Lighthouse common stock were issued and outstanding and entitled to vote. Each share of Lighthouse common stock is entitled to one vote on any matter that may properly come before the meeting. The affirmative vote of a majority of the outstanding shares of Lighthouse common stock is required to adopt and approve the merger agreement and the merger. The two nominees who receive the greatest number of votes will be elected as directors.

Vote of Management Owned Shares (page 20 and 21)

      As of the record date, the directors and executive officers of Lighthouse and their respective affiliates collectively owned approximately 22% of the outstanding shares of Lighthouse common stock, including shares subject to options currently exercisable but not exercised. All of the directors of Lighthouse have entered into voting agreements with SunTrust pursuant to which they have agreed to vote all of their shares, except for shares held in a certain trust, in favor of the adoption and approval of the merger agreement and the merger, representing approximately 20% of the outstanding shares of Lighthouse common stock, including shares subject to options held by these persons. SunTrust and Lighthouse have been informed that all of the outstanding shares of Lighthouse common stock owned by the directors and executive officers of Lighthouse and their respective affiliates will be voted in favor of the approval and adoption of the merger agreement and the merger. A form of the voting agreement is attached as Annex B to this proxy statement/ prospectus.

Recommendation of the Lighthouse Board; Lighthouse’s Reasons for the Merger (pages 22 through 26)

      Lighthouse’s board of directors has unanimously approved the merger agreement and the merger. Lighthouse’s board of directors believes that the merger is advisable and in the best interests of Lighthouse and its stockholders and recommends that Lighthouse’s stockholders vote for the adoption and approval of the merger agreement and the merger. In reaching its decision, the Lighthouse board considered a number of factors, which are described in more detail in “The Merger — Background and Reasons for the Merger” beginning on page 22. The Lighthouse board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the Lighthouse board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Lighthouse board of directors may have given different weights to different factors.

Opinion of Lighthouse’s Financial Advisor (pages 27 through 34)

      In deciding to approve the merger agreement and the merger, the Lighthouse board of directors considered the opinion dated January 21, 2003, of its financial advisor, Keefe, Bruyette & Woods, Inc., that, as of that date, the aggregate merger consideration to be received by all of the holders of Lighthouse common stock under the merger agreement was fair from a financial point of view to those holders.

      The written opinion of Keefe, Bruyette & Woods, Inc. is attached as Annex C to this proxy statement/ prospectus. We encourage you to read this opinion carefully and in its entirety.

Material United States Federal Income Tax Consequences (pages 34 through 36)

      If the merger is completed as currently contemplated, then, in general, the material United States federal income tax consequences to you will be as follows:

•	if you exchange Lighthouse common stock solely for cash, you will recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in the stock surrendered;

•	if you exchange Lighthouse common stock solely for SunTrust common stock (including any fractional share of SunTrust common stock), you will not recognize any gain or loss, except to the extent of the cash received in lieu of a fractional share; and

•	if you exchange Lighthouse common stock for a combination of cash and SunTrust common stock, you will recognize gain (but not loss), and the gain will be equal to the lesser of (1) the excess of the sum of the cash and the fair market value of the SunTrust common stock received over your tax basis in the Lighthouse stock surrendered, or (2) the amount of cash received.

Conditions to the Merger (pages 54 through 56)

      The obligations of SunTrust and Lighthouse to complete the merger are conditioned on the following conditions being fulfilled:

•	adoption and approval of the merger agreement and the merger by the Lighthouse stockholders;

•	the registration statement, of which this document is a part, having become effective under the Securities Act, and no stop order or proceedings seeking a stop order having been entered or pending by the SEC;

•	receipt of all governmental consents and approvals required to complete the merger;

•	absence of any legal prohibition on the completion of the merger; and

•	receipt of an opinion of King & Spalding LLP, SunTrust’s outside counsel, that the merger will qualify as a reorganization for United States federal income tax purposes.

In addition, Lighthouse’s obligation to complete the merger is subject to, among other things:

•	the representations and warranties of SunTrust being true and correct, in all material respects, as of the closing;

•	the performance by SunTrust in all material respects of all obligations and covenants required by the merger agreement; and

•	the shares of SunTrust common stock to be issuable pursuant to the merger having been approved for listing on the NYSE.

In addition, SunTrust’s obligation to complete the merger is subject to, among other things:

•	the representations and warranties of Lighthouse in the merger agreement being true and correct, with certain representations and warranties being true and correct in all material respects, as of the closing;

•	the absence of any regulatory approval imposing any condition or requirement which would render completion of the merger inadvisable or unduly burdensome;

•	the performance by Lighthouse in all material respects of all obligations and covenants required by the merger agreement;

•	the absence of any pending or threatened legal proceeding in which a governmental authority is a party or is involved, and the absence of any receipt by Lighthouse or SunTrust of any communication from any governmental authority indicating the possibility of commencing any legal proceeding or other action relating to the completion of the merger; and

•	Lighthouse having stockholders’ equity of not less than $29,500,000.

Termination of the Merger Agreement (page 56)

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of SunTrust and Lighthouse;

•	by either SunTrust or Lighthouse if:

•	there has been either (1) a material breach by the other party of any covenant or agreement contained in the merger agreement, or (2) an inaccuracy of any representation or warranty of the other party contained in the merger agreement which would provide the nonbreaching party the ability to refuse to complete the merger under the standard set forth in the merger agreement, and, in either case, if the breach or inaccuracy has not been cured by the earlier of thirty days following written notice of the breach to the party committing the breach or the effective time of the merger;

•	any of the conditions precedent to the obligations of the other party to complete the merger cannot be satisfied prior to closing, and the party giving notice is not in material breach of the merger agreement;

•	any of the applications for prior approval referred to in the merger agreement are denied, and no appeals or reconsiderations are possible;

•	the merger is not approved by Lighthouse’s stockholders;

•	the merger is not completed by September 30, 2003 other than because of a breach of the merger agreement caused by the terminating party; or

•	by SunTrust if Lighthouse’s board of directors:

•	withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, the approval of the merger agreement, the merger or the recommendation in this proxy statement/ prospectus that Lighthouse’s stockholders vote to adopt and approve the merger agreement and the merger;

•	takes any action inconsistent with its approval or recommendation, in any case whether or not permitted by the terms of the merger agreement;

•	approves or recommends a third party takeover proposal; or

•	fails to recommend against a third party takeover proposal.

Termination Fees (pages 56 and 57)

      Lighthouse must pay to SunTrust a termination fee of $3,000,000, plus SunTrust’s out-of-pocket expenses, if:

•	SunTrust terminates the merger agreement because the board of directors of Lighthouse withdrew, modified or qualified, or proposed publicly to do any of the same, the approval of the merger agreement, the merger or its recommendation to the stockholders of Lighthouse;

•	either party elects to terminate the merger agreement because the stockholders of Lighthouse did not approve the merger at a meeting duly convened and a takeover proposal had been disclosed, announced, submitted or made; or

•	within 12 months after termination of the merger agreement, Lighthouse enters into any acquisition agreement with any person or entity, other than SunTrust, unless the termination was pursuant to mutual agreement of the parties, was by Lighthouse due to a material breach of the merger agreement by SunTrust, or was by either SunTrust or Lighthouse because of the failure to obtain necessary regulatory approvals solely due to SunTrust.

      Lighthouse is required to pay to SunTrust a termination fee equal to $2,000,000, plus SunTrust’s actual out-of-pocket expenses incurred in connection with the merger, if either party terminates the merger agreement due to a failure to obtain regulatory approval, other than a failure solely due to SunTrust, and Lighthouse enters into an acquisition agreement with another person or entity within six months of such termination.

Interests of Certain Persons in the Merger (pages 40 through 41)

      In addition to their interests as stockholders, the directors and executive officers of Lighthouse may have interests in the merger that are different from, or in addition to, your interests. These interests exist because of rights they may have under individual employment agreements, under compensation and benefit plans, including the Lighthouse stock option plan, and under the merger agreement. These interests include, among other things:

•	the payment of cash amounts of $1,385,763 to Jerry T. Caldwell, the Chief Executive Officer of Lighthouse, and of $1,387,234 to Terry L. Rohlfing, the President of Lighthouse, in exchange for a waiver and release of certain rights under their current employment agreements upon completion of the merger;

•	an employment and consulting agreement entered into by SunTrust and Mr. Caldwell, in connection with the execution of the merger agreement, pursuant to which Mr. Caldwell has agreed to serve as Chief Executive Officer of the Hilton Head market for a period commencing on the completion of the merger and ending on December 4, 2004, in exchange for an annual salary of $300,000, plus a bonus potential of an additional $300,000 per year during the employment term. At the end of the employment term, Mr. Caldwell would continue to serve in a consulting capacity commencing on December 4, 2004, and ending five years from the date of the completion of the merger in exchange for consulting fees equal to $300,000 per year;

•	an employment and consulting agreement entered into by SunTrust and Mr. Rohlfing in connection with the execution of the merger agreement pursuant to which Mr. Rohlfing agreed to serve as President of the Hilton Head market for a period commencing on the completion of the merger and ending on December 4, 2003, in exchange for an annual salary equal to $300,000, plus a bonus potential of an additional $300,000 per year during the employment term. At the end of the employment term, Mr. Rohlfing would continue to serve in a consulting capacity commencing December 4, 2003, and ending five years from the date of the completion of the merger in exchange for consulting fees equal to $300,000 per year;

•	the exchange of options to purchase shares of Lighthouse common stock for options to purchase shares of SunTrust common stock;

•	the appointment of all non-employee directors of Lighthouse as members of an advisory board of SunTrust;

•	SunTrust’s agreement to honor indemnification obligations of Lighthouse, as well as to purchase liability insurance for Lighthouse’s directors and officers following the merger, subject to the terms of the merger agreement; and

•	an amendment to the existing management agreement entered into by Carswell and each of William C. Thomas and John B. Vann, in connection with the execution of the merger agreement. The amendments extend the terms of Mr. Thomas and Mr. Vann’s respective management agreements until the third and fifth anniversary, respectively, of the effective time of the merger, each with an additional one year extension unless either party to the agreement provides 60 days prior notice. Each of Mr. Thomas and Mr. Vann will receive an annual salary of $300,000, plus a bonus potential of an additional $100,000 per year during the term of the amended management agreement.

      The members of the Lighthouse board of directors knew of these additional interests, and considered them when they approved the merger agreement.

Dissenters’ Rights (pages 37 through 40)

      Under Delaware law, Lighthouse stockholders have the right to dissent from the merger agreement and obtain payment for the fair value of their shares of Lighthouse common stock in connection with the merger. A discussion of these dissenters’ rights is included in this proxy statement/ prospectus beginning on page 37. The relevant provisions of the Delaware General Corporation Law are included as Annex D to this proxy statement/ prospectus.

RISK FACTORS

      In addition to the other information included in this proxy statement/ prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement and the merger.

You may receive a form of consideration different from the form of consideration you elect.

      The consideration to be received by Lighthouse stockholders in the merger is subject to the requirement that not less than 50% or more than 55% of the shares of Lighthouse common stock in the aggregate be exchanged for SunTrust common stock and that not less than 45% or more than 50% be exchanged for cash. The merger agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in SunTrust common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. Therefore, you may not receive exactly the form of consideration that you elect.

Because the market price of SunTrust common stock may fluctuate, you cannot be sure of the market value of the SunTrust common stock that you receive in the merger.

      Upon the closing of the merger, each of your shares of Lighthouse common stock will automatically be converted into the right to receive either shares of SunTrust common stock or $42.7962 in cash or a combination of both SunTrust common stock and cash. The number and value of shares of SunTrust common stock to be exchanged for each share of Lighthouse common stock will be based on the average closing price of SunTrust common stock over a ten-day trading period ending on the third business day prior to completion of the merger. Changes in the price of SunTrust common stock during the ten-day period will determine the average and will affect the market value of SunTrust common stock that you will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in SunTrust’s businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond SunTrust’s control. In addition, there will be a time period between the completion of the merger and the time when Lighthouse stockholders receiving stock consideration actually receive certificates evidencing SunTrust common stock. Until stock certificates are received, Lighthouse stockholders will not be able to sell their SunTrust shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of SunTrust common stock during this period.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/ prospectus and the documents that are made part of this proxy statement/ prospectus by reference to other documents filed with the Securities and Exchange Commission include various forward-looking statements about SunTrust and Lighthouse that are subject to risks and uncertainties. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of SunTrust and Lighthouse.

      Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will likely result,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors, in addition to those discussed elsewhere in this proxy statement/ prospectus and in the documents which are incorporated by reference into this proxy statement/ prospectus, could affect the future results of the combined company following the merger, and could cause results to differ materially from those expressed in such forward-looking statements:

•	the effect of economic conditions and interest rates on a national, regional or international basis;

•	the performance of SunTrust’s businesses following the merger;

•	the timing of the implementation of changes in operations to achieve enhanced earnings or effect cost savings;

•	the ability of SunTrust and Lighthouse to successfully integrate their operations, the compatibility of the operating systems of the combining companies, and the degree to which existing administrative and back-office functions and costs of SunTrust and Lighthouse are complementary or redundant;

•	the ability to satisfy all conditions precedent to the merger (including stockholder and various regulatory approvals);

•	competitive pressures in the consumer finance, commercial finance, insurance, financial services, asset management, retail banking, mortgage lending, auto lending, corporate and investment banking and capital industries;

•	the financial resources of, and products available to, competitors;

•	changes in laws and regulations, including changes in accounting standards;

•	changes in policy by regulatory agencies;

•	changes in the securities and foreign exchange markets; and

•	opportunities that may be presented to and pursued by the combined company following the merger.

      Management of each of SunTrust and Lighthouse believes the forward-looking statements about its company are reasonable. However, you should not place undue reliance on them. Any forward-looking statements in the proxy statement/ prospectus are not guarantees of future performance. They involve risks, uncertainties and assumptions, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements. Many of the factors that will determine these results are beyond SunTrust’s and Lighthouse’s ability to control or predict. SunTrust and Lighthouse disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

SELECTED HISTORICAL FINANCIAL DATA OF SUNTRUST

      The following selected financial data for each of the five years in the period ended December 31, 2002, have been derived from SunTrust’s audited consolidated financial statements. This data should be read together with the audited consolidated financial statements of SunTrust, including the notes thereto, incorporated herein by reference and with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of SunTrust contained in, or incorporated in, the annual reports and other information that SunTrust has filed with the SEC.

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(In millions, except per share and other data)
Statement of Operations Data:
Interest and dividend income	$5,135.2	$6,279.6	$6,845.4	$5,960.2	$5,675.9
Interest expense	1,891.5	3,027.0	3,736.9	2,814.7	2,746.8

Net interest income	3,243.7	3,252.6	3,108.5	3,145.5	2,929.1
Provision for loan losses	469.8	275.2	134.0	170.4	214.6

Net interest income after provision for loan losses	2,773.9	2,977.4	2,974.5	2,975.1	2,714.5
Noninterest income(1)	2,391.7	2,155.8	1,773.6	1,625.9	1,653.9
Noninterest expense(2)(4)	3,342.3	3,113.5	2,828.5	2,905.3	2,870.1

Income before provision for income taxes and extraordinary gain	1,823.3	2,019.7	1,919.6	1,695.7	1,498.3
Provision for income taxes	491.5	650.5	625.5	571.7	527.3

Income before extraordinary gain	1,331.8	1,369.2	1,294.1	1,124.0	971.0
Extraordinary gain, net of taxes(3)	—	6.3	—	202.6	—

Net income	$1,331.8	$1,375.5	$1,294.1	$1,326.6	$971.0

Net interest income (taxable-equivalent)	$3,283.2	$3,293.4	$3,148.4	$3,188.0	$2,973.5
Per Share Data:
Diluted
Income before extraordinary gain	$4.66	$4.70	$4.30	$3.50	$3.04
Extraordinary gain	—	0.02	—	0.63	—

Net income	4.66	4.72	4.30	4.13	3.04
Basic
Income before extraordinary gain	4.71	4.76	4.35	3.54	3.08
Extraordinary gain	—	0.02	—	0.64	—

Net income	4.71	4.78	4.35	4.18	3.08
Dividends declared	1.72	1.60	1.48	1.38	1.00

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(In millions, except per share and other data)
Balance Sheet Data (as of the end of the period):
Total assets	$117,322.5	$104,740.6	$103,660.4	$95,390.0	$93,169.9
Earning assets	104,759.6	93,327.5	92,147.8	85,193.4	81,295.1
Loans	73,167.9	68,959.2	72,239.8	66,002.8	61,540.6
Allowance for loan losses	930.1	867.1	874.5	871.3	944.6
Deposits	79,706.6	67,536.4	69,533.3	60,100.5	59,033.3
Long-term debt	11,879.8	12,660.6	8,945.4	6,017.3	5,807.9
Realized shareholders’ equity	7,260.0	6,704.3	6,296.4	6,064.0	6,090.4
Total shareholders’ equity	8,769.5	8,359.6	8,239.2	7,626.9	8,178.6
Ratios and Other Data:
Return on average assets less net unrealized gains on securities	1.26%	1.37%	1.35%	1.48%	1.18%
Return on average total assets	1.23	1.34	1.32	1.43	1.14
Return on average realized stockholders’ equity	19.07	21.74	21.46	20.83	17.21
Return on average total shareholders’ equity	15.26	17.04	17.25	16.20	12.36
Net interest margin	3.41	3.58	3.55	3.88	3.97
Efficiency ratio	58.90	56.96	57.47	60.35	62.02
Total shareholders’ equity to assets	7.47	7.98	7.95	8.00	8.78
Allowance to year-end loans	1.27	1.26	1.21	1.32	1.53
Nonperforming assets to total loans plus OREO and other repossessed assets	0.74	0.87	0.61	0.43	0.40
Common dividend payout ratio	36.8	33.7	34.3	33.4	32.9
Full-service banking offices	1,184	1,128	1,129	1,114	1,079
ATMs	2,286	1,994	1,991	1,968	1,839
Full-time equivalent employees	27,622	28,391	28,268	30,222	30,452
Average common shares — diluted (thousands)	286,052	291,584	300,956	321,174	319,711
Average common shares — basic (thousands)	282,495	287,702	297,834	317,079	314,908

(1)	Includes securities gains of $204.5 million and $100.2 million and securities losses of $114.9 million related to the securities portfolio repositioning in 2002, 2001 and 1999, respectively. An additional $52.9 million security gain was recorded in 2001 on the sale of Star Systems, Inc.

(2)	Includes merger-related expenses of $16.0 million related to the acquisition of Huntington Bancshares, Inc. and $42.4 million in 2000, $45.6 million in 1999 and $119.4 million in 1998 related to the acquisition of Crestar Financial Corporation.

(3)	Represents the gain on the early extinguishment of long-term debt in 2001, net of $3.4 million in taxes, and the gain on sale of SunTrust’s consumer credit card portfolio in 1999, net of $124.6 million in taxes.

(4)	Includes expenses of $32.0 million from the proposal to acquire the former Wachovia Corporation in 2001.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF LIGHTHOUSE

      The following selected consolidated financial data as of and for the years ended September 30, 2000 through September 30, 2002, inclusive, has been derived from Lighthouse’s audited consolidated financial statements and related notes for the respective periods which are included elsewhere in this proxy statement/ prospectus. The following selected consolidated financial data as of and for the years ended September 30, 1998 through September 30, 1999, inclusive, has been derived from Lighthouse’s audited consolidated financial statements and related notes from the respective periods which are not included in this proxy statement/ prospectus. The consolidated financial data as of December 31, 2002 and for the three-month periods ended December 31, 2002 and 2001 are unaudited. However, in the opinion of management, Lighthouse has made all adjustments, none of which were other than normal recurring accruals, necessary for a fair presentation of financial position and results of operations. The selected operating data for the three-month period ended December 31, 2002, is not necessarily indicative of the results that may be expected for future periods.

	Three Months
	Ended
	December 31,		For the Year Ended September 30,

	2002	2001	2002	2001	2000	1999	1998

	(In thousands, except share data)
Statement of Operations Data:
Total interest income	$8,541	$8,498	$31,818	$34,807	$30,440	$17,932	$9,968
Total interest expense	4,197	4,814	17,144	22,946	21,610	11,387	6,214

Net interest income	4,344	3,684	14,674	11,861	8,830	6,545	3,754
Provision for losses on loans	194	262	688	1,642	996	646	184

Net interest income after provision for losses on loans	4,150	3,422	13,986	10,219	7,834	5,899	3,570
Other income	4,278	2,230	11,200	9,343	7,215	6,362	6,408
General, administrative and other expense	4,565	3,706	14,789	13,618	11,081	9,404	8,146

Earnings before income taxes	3,863	1,946	10,397	5,944	3,968	2,857	1,832
Income taxes	1,470	778	3,994	2,393	1,618	1,150	684

Net earnings	$2,393	$1,168	$6,403	$3,551	$2,350	$1,707	$1,148

Earnings per share(1)
Basic	$.92	$.45	$2.47	$1.37	$.88	$.64	$.43

Diluted	$.85	$.41	$2.27	$1.27	$.80	$.59	$.40

		At September 30,
	At December 31,
	2002	2002	2001	2000	1999	1998

	(In thousands)
Balance Sheet Data:
Total amount of:
Assets	$624,053	$577,383	$456,307	$406,064	$364,865	$185,302
Cash and cash equivalents	20,202	20,479	17,058	22,708	8,423	9,610
Investment securities available for sale	10,374	10,406	7,787	16,702	18,205	8,580
Mortgage-backed securities available for sale	24,132	41,261	23,670	4,067	14,640	—
Loans receivable, net(2)	548,272	485,409	392,081	347,348	312,020	158,949
Deposits	408,634	377,634	321,448	277,223	242,550	120,795
FHLB advances and other borrowings	175,004	161,784	104,207	102,617	99,826	44,019
Stockholders’ equity — net	31,636	29,187	21,963	17,703	16,935	15,754

(1)	Basic earnings per share is based on 2,607,972, 2,590,823, 2,593,695, 2,593,585, 2,680,765, 2,680,765, and 2,655,585 weighted average shares outstanding for the three months ended December 31, 2002 and 2001, and the years ended September 30, 2002, 2001, 2000,1999 and 1998, respectively. Diluted earnings per share is based on 2,824,125, 2,820,161, 2,820,342, 2,803,433, 2,922,780, 2,889,848, and 2,848,825 weighted average shares outstanding for the three months ended December 31, 2002 and 2001, and the years ended September 30, 2002, 2001, 2000, 1999 and 1998, respectively.

(2)	Includes loans held for sale.

	At or for the Three
	Months Ended
	December 31,		At or for the Year Ended September 30,

	2002	2001	2002	2001	2000	1999	1998

Other Data:(1)
Interest rate spread	2.79%	2.80%	2.83%	2.46%	2.01%	2.45%	2.49%
Net interest margin	2.97	3.09	3.05	2.78	2.28	2.16	2.48
Return on average equity	31.50	20.72	25.66	17.85	13.23	9.22	6.80
Return on average assets	1.62	.97	1.30	.81	.60	.45	.62
Stockholders’ equity to assets	5.07	4.60	5.06	4.81	4.36	4.65	8.50
Average interest-earning assets to average interest-bearing liabilities	106.42	107.09	106.12	105.85	104.99	100.51	102.58
Net interest income to general, administrative and other expense	95.16	99.41	99.22	87.09	79.69	69.60	46.08
General, administrative and other expense to average total assets	3.08	3.08	3.01	3.11	2.83	3.72	3.76
Nonperforming assets to total assets	1.80	1.67	1.01	.79	.35	.40	.54
Allowance for loan losses to nonperforming loans	43.95	65.62	94.81	101.36	141.83	101.10	39.01

(1)	Annualized as appropriate.

COMPARATIVE PER SHARE DATA

      The following tables present historical diluted per share data of Lighthouse and SunTrust as of and for the periods set forth below. The data presented below should be read together with the historical financial statements of Lighthouse and SunTrust included or incorporated by reference in this proxy statement/ prospectus.

      Diluted earnings per share data are calculated using the diluted weighted average equivalent shares. Because the number of shares of SunTrust common stock to be issued in the merger will not be known until three trading days prior to the completion of the merger, Lighthouse’s equivalent per share data cannot be computed at this time. Hypothetical Lighthouse equivalent per share data is presented below using the average closing sale price of a share of SunTrust common stock for the ten-day trading period ending March 25, 2003 which was $54.475 and a resulting hypothetical exchange ratio of ..7856. The hypothetical Lighthouse equivalent per share data was calculated by multiplying the actual SunTrust per share data by the hypothetical exchange ratio of .7856. No pro forma SunTrust information giving effect to the merger is presented because the merger will not materially change the SunTrust historical amounts presented.

      Lighthouse historically has not paid cash dividends on its common stock.

		Per Share
		Book Value
	Income	(as of End of Period)	Dividends

Lighthouse Historical
Year ended September 30, 2002	$2.27	$11.22	—
Three months ended December 31, 2002	0.85	11.89	—
SunTrust Historical
Year ended December 31, 2002	$4.66	$31.04	$1.72
Hypothetical Lighthouse Equivalent
Twelve months ended December 31, 2002	$3.66	$24.38	$1.35

COMPARATIVE STOCK PRICES AND DIVIDENDS

      SunTrust’s common stock is listed and traded on the NYSE under the symbol “STI.” The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of SunTrust common stock and the quarterly cash dividends per share declared by SunTrust with respect to its common stock.

	Market Price

	High	Low	Close	Dividends

2001
First Quarter	$68.07	$57.29	$64.80	$0.40
Second Quarter	66.38	59.25	64.78	0.40
Third Quarter	72.35	60.10	66.60	0.40
Fourth Quarter	67.93	58.10	62.70	0.40
2002
First Quarter	$68.47	$58.32	$66.37	$0.43
Second Quarter	70.20	65.10	67.72	0.43
Third Quarter	69.12	55.90	61.48	0.43
Fourth Quarter	63.72	51.48	56.92	0.43
2003
First Quarter (through March 25, 2003)	$59.95	$52.13	$54.82	$0.45

      On January 21, 2003, the last trading day prior to the public announcement of the execution of the merger agreement, the last sales price of SunTrust common stock was $58.13 per share. On March 25, 2003, the most recent practicable trading day prior to the printing of this proxy statement/ prospectus, the last sales price of SunTrust common stock was $54.82 per share. The market price of shares of SunTrust common stock is subject to fluctuation. As a result, Lighthouse stockholders are urged to obtain current market quotations. On January 31, 2003, there were approximately 282,373,390 shares of SunTrust common stock outstanding held by 36,443 holders of record.

      The holders of SunTrust common stock receive dividends if and when declared by the SunTrust board of directors out of funds legally available therefor. SunTrust expects to continue paying quarterly cash dividends on SunTrust common stock. The declaration and payment of dividends after the merger will depend upon business conditions, operating results and the SunTrust board of directors’ consideration of other relevant factors. On February 11, 2003, the SunTrust board of directors declared a quarterly cash dividend of $0.45 per share payable on March 14, 2003 to SunTrust shareholders of record on February 28, 2003.

      Shares of Lighthouse common stock do not trade in any established public market, and Lighthouse has never declared cash dividends.

THE SPECIAL MEETING

Purpose, Time and Place

      This proxy statement/ prospectus is being furnished to you in connection with the solicitation of proxies by the Lighthouse board of directors from holders of Lighthouse common stock, the only class of Lighthouse capital stock outstanding, for use at the special meeting to be held at the offices of Lighthouse Financial Services located at 5 Office Park Road, Hilton Head Island on April 29, 2003, at 8:00 a.m. local time and at any adjournments or postponements of the special meeting. At the special meeting, holders of Lighthouse common stock will be asked to consider and vote upon:

•	a proposal to adopt and approve the merger agreement and the merger;

•	the reelection of Richard C. Mizer and George F. Reid to our board of directors; and

•	such other matters as may properly come before the meeting.

Record Date; Voting Power

      The Lighthouse board of directors has fixed the close of business on March 26, 2003 as the record date for determining the holders of Lighthouse common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of Lighthouse common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

      On the record date, 2,704,761 shares of Lighthouse common stock were issued and outstanding and entitled to vote at the special meeting. Each share of Lighthouse common stock is entitled to one vote on any matter which may properly come before the special meeting. Votes may be cast at the special meeting in person or by proxy.

Quorum

      The presence at the special meeting, either in person or by proxy, of the holders of a majority of the outstanding Lighthouse common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting. However, if a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.

Votes Required

      Approval of the proposal to adopt and approve the merger agreement and the merger will require the affirmative vote of a majority of the outstanding shares of Lighthouse common stock. Under applicable Delaware law, in determining whether the proposal to adopt and approve the merger agreement and the merger has received the requisite number of affirmative votes, abstentions and failures to vote will have the same effect as a vote against the proposal.

      The two nominees who receive the greatest number of votes cast at the meeting will be elected as directors. Abstentions and failures to vote will have no impact on the election of directors.

      Lighthouse stockholders may not cumulate votes on the election of directors.

Share Ownership of Management and Certain Stockholders

      As of the date hereof, Lighthouse’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 657,319 outstanding shares of Lighthouse common stock, including shares subject to options not exercised but currently exercisable (collectively representing approximately 22% of the voting power of the common stock). The directors of Lighthouse are parties to voting agreements with SunTrust whereby they agreed to vote those shares, except for shares held in a certain trust, for adoption and approval of the merger agreement and the merger, representing approximately 13% of the shares of Lighthouse common stock outstanding on the record date. SunTrust and Lighthouse have been informed that all of the outstanding shares of Lighthouse common stock owned by the directors and executive officers of Lighthouse and their respective affiliates will be voted in favor of the approval and adoption of the merger agreement and the merger.

Voting of Proxies

      Shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies. If your proxy is properly executed but does not contain voting instructions, your proxy will be voted FOR adoption and approval of the merger agreement and the merger and for the election of the nominees for directors. If other matters are properly presented before the special meeting, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the special meeting. Please note, however, that a proxy that has been designated to vote against the adoption and approval of the merger agreement and the merger will not be voted, either directly or through a separate proposal, to adjourn the meeting to solicit additional votes. It is not expected that any matter other than as described in this proxy statement/ prospectus will be brought before the special meeting.

Revocability of Proxies

      The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

•	delivering, prior to the special meeting, a written notice of revocation bearing a later date or time than the proxy to the Secretary of Lighthouse at 5 Office Park Road, Hilton Head Island, South Carolina 29928;

•	submitting another proxy by mail that is later dated and properly signed; or

•	attending the special meeting and voting in person.

      Attendance at the special meeting will not by itself constitute revocation of a proxy. If an adjournment or postponement occurs, it will have no effect on the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

Solicitation of Proxies

      Lighthouse generally will bear the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Lighthouse and its subsidiaries may solicit proxies from stockholders by telephone, facsimile or in person.

THE MERGER

      The discussion in this proxy statement/ prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement and the related plan of merger, copies of which are attached to this proxy statement/ prospectus as Annex A-1 and A-2, respectively.

General

      On January 20, 2003, the Lighthouse board of directors unanimously approved the merger agreement and the merger. If all of the conditions set forth in the merger agreement are satisfied or waived and if the merger is otherwise completed, Lighthouse will merge into SunTrust Bank Holding Company, a wholly owned subsidiary of SunTrust. After completion of the merger, SunTrust Bank Holding Company will be the surviving corporation and will continue its corporate existence under Florida law as a wholly owned subsidiary of SunTrust.

      At the effective time of the merger each share of Lighthouse common stock, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of any stockholder, be converted into the right to receive (1) $42.7962 in cash, without interest, (2) shares of SunTrust common stock, plus cash in lieu of any fractional share interest, or (3) a combination of SunTrust common stock and cash. The number of shares of SunTrust common stock into which each Lighthouse share will be exchanged will be based on the price of SunTrust common stock over a measurement period prior to closing. The measurement period will consist of the ten trading days ending on the third business day prior to the closing date. The number of shares of SunTrust common stock to be exchanged for each share of Lighthouse common stock will be determined by dividing $42.7962 by the average closing price of SunTrust common stock over the measurement period.

      Lighthouse stockholders will have the opportunity to elect the form of consideration to be received for all shares of Lighthouse common stock held by them, subject to allocation procedures set forth in the merger agreement which are intended to ensure that not less than 50% or more than 55% of the outstanding shares of Lighthouse common stock in the aggregate will be converted into the right to receive SunTrust common stock and that not less than 45% or more than 50% of the outstanding shares of Lighthouse common stock in the aggregate will be converted into the right to receive cash. Shares of Lighthouse common stock held by SunTrust or Lighthouse or their subsidiaries, other than in a fiduciary capacity, or by Lighthouse stockholders who have elected dissenters’ or appraisal rights will not be converted into the right to receive the merger consideration upon completion of the merger.

Background and Reasons for the Merger

      Since the formation of Lighthouse in 1994, the Lighthouse board of directors has routinely participated with management in the strategic planning process. The purpose of the planning has been to project the performance of Lighthouse over a limited future period for the purpose of assessing the ways in which stockholder value could be safely maximized. As a result of the planning sessions, Lighthouse pursued various business ventures which enhanced the financial performance of Lighthouse, including the formation of Lighthouse Community Bank and the acquisition of Carswell of Carolina, Inc.

      During 1999, Lighthouse and SunTrust entered into a revolving credit agreement pursuant to which Lighthouse could borrow up to $12,500,000 from SunTrust primarily for the purpose of increasing the regulatory capital of Lighthouse Community Bank. As a result of the lender-borrower relationship, SunTrust and Lighthouse exchanged financial and other information in the ordinary course of business on a regular basis. During the course of such information exchange, management of Lighthouse discussed informally with SunTrust representatives during the summer of 2002 the possibility of a business combination of Lighthouse and SunTrust. In view of the informal nature of the conversations, however, the Lighthouse board of directors did not discuss the possibility at the time.

      In late August 2002, the Lighthouse board of directors met to continue the periodic planning. Unlike past sessions, however, the Lighthouse board decided to retain a financial advisor to guide them through a more formal strategic planning process. While strategic planning had been relatively straightforward in the past, the increasing complexity of the Lighthouse businesses and the growing need to obtain capital to support the historic Lighthouse growth convinced the directors that professional assistance was appropriate. After interviewing several financial advisors, the Lighthouse board of directors decided to retain KBW at a meeting held on September 6, 2002.

      Between September 6 and early October 2002, Lighthouse provided KBW with substantial information on Lighthouse and its historic and projected financial performance. At a meeting on October 22, 2002, KBW presented to the Lighthouse board of directors a hypothetical valuation of Lighthouse based on various scenarios. Among such scenarios were the continuation of the business of Lighthouse in the ordinary course; the commencement of an initial public offering to raise additional capital to support sustained rapid growth and to create a liquid market for the outstanding stock of Lighthouse; the issuance of trust preferred securities to institutional investors to raise additional capital without dilution in the voting interests of Lighthouse stockholders; the acquisition by Lighthouse of another financial institution; a “merger of equals” with another similarly sized thrift or bank holding company; and the merger of Lighthouse in a transaction in which the independence of Lighthouse would be terminated.

      The directors discussed the financial impact of each of the alternatives at length. Focusing first on the continuation of the Lighthouse businesses in the ordinary course, the directors recognized that future growth would be dependent upon the maintenance of the high levels of earnings necessary to increase capital. The directors realized, however, that the maintenance of such earnings would be subject to a variety of risks beyond their control, including general and local economic conditions, fluctuations in interest rates and the possibility of a deterioration in asset quality. Moreover, the absence of liquidity in the Lighthouse stock was an increasing concern of the directors.

      After a discussion of the foregoing, the Lighthouse board of directors turned its attention to the possibility of conducting an initial public offering of Lighthouse common stock. Although the initial public offering scenario would address the stock liquidity concerns of the Lighthouse board of directors, the public offering price of Lighthouse common stock suggested by KBW was below the amount which would be reasonable to expect in a sale of Lighthouse. Consequently, existing stockholders would not receive an immediate financial benefit from the offering, other than an increase in the liquidity of the Lighthouse stock.

      The scenario of the trust preferred securities issuance was then discussed. While the sale of such securities to institutional investors would increase the capital of Lighthouse to support further asset growth, such sale would saddle Lighthouse with additional liabilities at a time when the directors believed debt reduction was prudent. The Lighthouse board of directors then focused on the possibility of pursuing an acquisition of another financial institution. An examination of the financial performance of each realistic acquisition candidate revealed that such performance was substantially inferior to the financial performance of Lighthouse. As a result, the Lighthouse board of directors concluded that an acquisition would precipitate an unacceptable dilution in the per share earnings of the existing Lighthouse stockholders.

      Finally, the Lighthouse board of directors considered the possibility of pursuing a merger of Lighthouse with a larger bank or thrift holding company. KBW presented a hypothetical range of values which Lighthouse stockholders could reasonably expect to receive in such a transaction. The range of values was primarily based upon an analysis of various pending and completed merger transactions, each of which might be comparable to a merger transaction involving Lighthouse. The Lighthouse board of directors took note of the hypothetical range of values, particularly in view of the capital investment of Lighthouse stockholders in 1994 and 1996. However, the Lighthouse board of directors was reluctant to commence a process which could lead to the sale of Lighthouse without having an opportunity to ponder at length the best interests of all Lighthouse stockholders. Accordingly, the directors adjourned the meeting to consider all alternatives based upon the information presented by KBW.

      On November 7, 2002, the Lighthouse board of directors met to continue the discussion of strategic alternatives. The Lighthouse board of directors noted that their intention in commencing the planning process in the summer of 2002 was either to continue the historic business of Lighthouse or to find a way to raise additional capital. Having had an opportunity to digest the financial impact of the various alternatives presented by KBW, however, the Lighthouse board decided that the exploration of the possibility of combining with another larger financial institution was in the best interest of Lighthouse stockholders, particularly in view of the KBW hypothetical range of values.

      On November 26, 2002, the Lighthouse board of directors met with KBW to identify a number of institutions which might have an interest in a merger or other combination with Lighthouse. Following an extensive discussion of the various institutions and an analysis of the financial condition of each, the Lighthouse board of directors identified ten possible bank holding companies which might have an interest in a transaction with Lighthouse. The Lighthouse board of directors then authorized management to work with KBW to prepare a confidential memorandum on Lighthouse and to disseminate such information to the ten candidates upon the receipt of a suitable confidentiality agreement from each.

      In late November 2002, preliminary non-binding indications of interest were submitted to Lighthouse, each of which was subject to a due diligence analysis of the books and records of Lighthouse. At a meeting on November 27, 2002, KBW reviewed with the Lighthouse board of directors the parameters of the proposals. Of the three indications examined by the Lighthouse board of directors, the first candidate proposed an all cash merger transaction. The second candidate proposed a part stock, part cash merger transaction in an amount substantially higher than the all cash proposal of the first candidate. SunTrust also proposed a part stock, part cash merger transaction for all of the outstanding shares and options to purchase shares of Lighthouse stock. At a value of approximately $120 million, the SunTrust proposal was higher than the proposal of the second candidate.

      During the extensive discussion and analysis of the three proposals, the directors recognized that the all cash offer of the first candidate would subject each Lighthouse stockholder to a tax, in most cases a capital gains tax, equal to the excess of the cash received in the transaction over the stockholder’s tax basis in the Lighthouse common stock surrendered. While the receipt of cash in a part stock, part cash merger transaction would also result in taxable gains to most stockholders, stockholders would not be required to recognize taxable gains in excess of the cash received. The directors understood, however, that any gain realized on the eventual sale of the stock received in such a merger transaction would be taxable at the time of such sale.

      In view of the lower value and the all cash nature of the proposal of the first candidate, the Lighthouse board of directors decided to focus its attention primarily on the proposals of the second candidate and of SunTrust. The two proposals were compared in detail. After such comparison, the Lighthouse board of directors agreed to ask each of the candidates to increase its offer, to invite both to conduct a due diligence review of the books and records of Lighthouse and to present a final, non-binding indication of interest to the Lighthouse board of directors upon completion of the review.

      When informed of the invitation to perform due diligence, SunTrust and Lighthouse discussed the request by Lighthouse to increase the value of the SunTrust proposal. The parties agreed that SunTrust would increase its non-binding indication of interest by $10 million from $120 million to $130 million and that Lighthouse would permit SunTrust to conduct due diligence on an exclusive basis.

      While the directors recognized that a competitive bidding process could possibly increase the value of both proposals, KBW reminded the Lighthouse board of directors that the second candidate’s indication of interest may not be increased. The Lighthouse board of directors then concluded that the $10 million increase created enough of a disparity between the values of the proposals of SunTrust and the second candidate to permit SunTrust to commence and complete due diligence before the second candidate. If the SunTrust $130 million proposal were reduced for any reason after diligence, the Lighthouse board of directors agreed that the second candidate would be invited back into the process.

      Between December 4 and December 17, 2002, SunTrust performed a comprehensive review of the books and records of Lighthouse. At such time, the Lighthouse directors reviewed publicly available information on SunTrust, including the Annual Reports to Shareholders for the last three fiscal years, the Annual Reports on Form 10-K for the last three fiscal years, the Quarterly Reports on Form 10-Q for the last three quarters, proxy statements used in connection with the last two meetings of SunTrust shareholders and various analysts reports on SunTrust.

      On December 20, 2002, SunTrust presented its final indication of interest to the Lighthouse board of directors. The proposal remained at $130 million for all of the outstanding shares and options to purchase shares of Lighthouse. On a per share basis for all of the outstanding shares, the proposal equaled approximately $42.80, payable in part cash and part stock. The Lighthouse board of directors noted that the proposal provided that the stock portion of the merger consideration would be determined by reference to the average market price of SunTrust during the ten trading days ending three days before closing of the merger transaction. As a result, fluctuation in the market value of SunTrust between the date of the execution of the Agreement and the date of the closing three to eight months later would not materially affect the value of the stock component of the merger consideration.

      The directors carefully reviewed the proposal with KBW, revisited all of the other valuation scenarios for the various future Lighthouse alternatives and discussed their review of and concerns about some of the information in the SunTrust public reports. Based primarily on the comparison of such scenarios and analysis of comparable transactions, the Lighthouse board of directors preliminarily concluded that the $130 million value would be in the best interest of shareholders and authorized counsel and management to commence negotiations of a definitive merger agreement with SunTrust and to coordinate Lighthouse’s additional due diligence on SunTrust.

      On January 2, 2003, SunTrust delivered a draft of a proposed merger agreement to Lighthouse. Lighthouse and its counsel considered the proposed merger agreement and during the week of January 6, 2003, SunTrust and Lighthouse and their respective counsel exchanged comments on, and met to discuss, the proposed merger agreement.

      On January 13, 2003, the Lighthouse board of directors met with counsel and KBW to review in detail the drafts of the proposed merger agreement and all of the related documents. During the meeting, the Lighthouse board of directors devoted substantial time to the analysis of the various financial terms, including the break-up fee. Upon the completion of such review, the Lighthouse board of directors considered the due diligence analysis of the books and records of SunTrust conducted by management and KBW between December 20, 2002, and January 13, 2003. Following such consideration, the Lighthouse board of directors agreed that negotiations with SunTrust should continue and that the Lighthouse board of directors would meet on January 20, 2003, to consider the status of the negotiations.

      At the meeting on January 20, 2003, the Lighthouse board of directors reviewed the terms and conditions of the Lighthouse merger agreement, all other relevant documents and the contemplated transaction in general. Following such review, KBW again analyzed the financial terms of the transaction at length, stating that the merger consideration was fair, from a financial point of view, to the stockholders of Lighthouse. Based upon the foregoing, the Lighthouse board of directors concluded that the terms and conditions of the merger agreement were fair to and in the best interest of Lighthouse and its stockholders, voted to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and authorized the execution of the merger agreement and related documents.

      In summary, the reasons for the recommendation by the Lighthouse board of directors that the stockholders of Lighthouse approve and adopt the merger agreement and the merger include the following:

•	in order to continue to sustain Lighthouse’s rapid growth, a high level of earnings or increased capital from another source would be necessary;

•	the maintenance of earnings at historic levels would be subject to many factors outside of the control of the Lighthouse board of directors and management, including general and local economic conditions, fluctuations in interest rates and the possibility of a deterioration in asset quality;

•	the absence of a liquid market for Lighthouse’s common stock makes disposition of shares difficult;

•	although an initial public offering of Lighthouse common stock would provide capital growth and increase the liquidity of Lighthouse common stock, the public offering price suggested by KBW was below the amount that would be reasonable to expect in a sale of Lighthouse;

•	the financial performance of each potential acquisition candidate was inferior to that of Lighthouse, as a result of which an acquisition would result in an unacceptable dilution in the per share earnings of the existing Lighthouse stockholders; and

•	the price offered by SunTrust presents an attractive return on the investment of Lighthouse’s stockholders.

      The foregoing discussion of the information and factors considered by the Lighthouse board of directors is not intended to be exhaustive, but constitutes the material factors considered by the Lighthouse board of directors. In reaching its decision to approve and recommend the adoption and approval of the merger agreement to the Lighthouse stockholders, the Lighthouse board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm’s length negotiations between representatives of Lighthouse and SunTrust.

      FOR THE REASONS SET FORTH ABOVE, THE LIGHTHOUSE BOARD OF DIRECTORS RECOMMENDS THAT THE LIGHTHOUSE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE MERGER.

SunTrust’s Reasons for the Merger

      On January 13, 2003, the Executive Committee of the SunTrust board of directors approved the merger agreement, the merger and the other transactions contemplated by those agreements. In connection with its approval of the merger, the Executive Committee of the SunTrust board of directors recognized that:

•	the merger will expand SunTrust’s businesses into one of the most attractive markets in the Southeast;

•	the merger will increase SunTrust’s core deposit base by $200 million, an important funding source;

•	the merger will provide SunTrust with the leading residential mortgage market originator in Beaufort County, South Carolina, and includes the oldest and largest insurance agency on Hilton Head Island; and

•	the merger is expected to be break even to SunTrust’s GAAP earnings in 2003 and accretive thereafter.

      The Executive Committee of the SunTrust board of directors also considered the following risks associated with the merger in connection with its deliberations of the proposed transaction:

•	the challenges of integrating Lighthouse’s businesses, operations and workforce with those of SunTrust;

•	the increased exposure to the South Carolina market; and

•	whether or not SunTrust would be able to retain key management of Lighthouse.

      The foregoing discussion of the factors considered by the Executive Committee of the SunTrust board of directors is not intended to be exhaustive, but, rather, includes all principal factors considered by the Executive Committee of the SunTrust board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Executive Committee of the SunTrust board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Executive Committee of the SunTrust board of directors considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Lighthouse’s Financial Advisor

      In November, 2002, Lighthouse engaged Keefe, Bruyette & Woods, Inc. to act as its exclusive financial advisor in connection with the strategic planning which eventually led to the decision to pursue the merger. Lighthouse selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Lighthouse and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

      On January 20, 2003, the Lighthouse board of directors held a meeting to evaluate the proposed merger with SunTrust. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion, which was subsequently confirmed in writing on January 21, 2003, that the merger consideration was fair to Lighthouse and its stockholders from a financial point of view.

      The full text of KBW’s written opinion is attached as Annex C to this document and is incorporated herein by reference. Lighthouse’s stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

      KBW’s opinion is directed to the Lighthouse board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to the Lighthouse stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Lighthouse stockholder as to how the stockholder should vote at the Lighthouse special meeting on the merger or any related matter.

      In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K for the three years ended December 31, 2001, 2000 and 1999 of SunTrust;

•	audited financial reports for the three years ended September 30, 2002, 2001 and 2000 of Lighthouse;

•	quarterly reports on Form 10-Q of SunTrust; and

•	certain interim reports to stockholders of Lighthouse;

•	held discussions with members of senior management of Lighthouse and SunTrust regarding:

•	past and current business operations;

•	regulatory relationships;

•	financial condition; and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for SunTrust and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	reviewed the publicly reported financial condition and results of operations for Lighthouse and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

      In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify the information independently. KBW relied upon the management of Lighthouse as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for SunTrust and Lighthouse are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of SunTrust or Lighthouse, and KBW did not examine any books and records or review individual credit files.

      The projections furnished to KBW and used by it in certain of its analyses were prepared by Lighthouse’s senior management. Lighthouse does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, the projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

      For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by it under the documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

      KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Lighthouse common stock or shares of SunTrust common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

      In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Lighthouse and SunTrust. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the

Lighthouse board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Lighthouse board of directors or management of Lighthouse with respect to the fairness of the merger consideration.

      The following is a summary of the material analyses presented by KBW to the Lighthouse board of directors on January 20, 2003 in connection with its January 20, 2003 oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Lighthouse board of directors, but summarizes the material analyses performed and presented in connection with the opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

      Transaction Summary. KBW calculated the merger consideration to be paid as a multiple of Lighthouse’s book value per share and last twelve months’ earnings per share and as a “Core Deposit Premium.” Core Deposit Premium is the difference between the aggregate merger consideration and Lighthouse’s tangible equity divided by total domestic, non-brokered deposits less time deposit accounts greater than $100,000. The merger consideration was based on a fixed deal value of $130.0 million for 100% of the Lighthouse common stock and outstanding options to purchase. Based on these assumptions, this analysis indicated that Lighthouse stockholders would receive 100% stock, 100% cash or 55% stock and 45% cash worth $42.7962 for each share of Lighthouse common stock held, and that this amount would represent 381.5% of Lighthouse’s book value per share, a core deposit premium of 53.1% and a multiple of price to latest twelve months’ earnings of 18.9x. These results were based on Lighthouse’s stated book value per share, core deposits and latest twelve months earnings per share as of September 30, 2002 of $11.22, $189.7 million and $2.27, respectively.

      Selected Transaction Analysis. KBW reviewed certain financial data related to the following set of comparable regional bank and thrift transactions announced since December 31, 1999 with deal values between $100 million and $300 million (15 transactions).

Date
Announced	Acquiror	Target	Deal Value

			($MM)
08/29/02	Royal Bank of Canada	Admiralty Bancorp, Inc.	149.7
05/28/02	Colonial BancGroup, Inc.	Palm Beach National Holding Company	105.5
05/22/02	BB&T Corporation	Regional Financial Corporation	274.6
03/26/02	Royal Bank of Canada	Eagle Bancshares, Inc.	153.0
03/21/02	South Financial Groups, Inc. (The)	Gulf West Banks, Inc.	115.0
09/10/01	Bank Atlantic Bancorp, Inc.	Community Savings Bankshares, Inc.	171.2
07/16/01	National Commerce Financial Corp.	SouthBanc Shares, Inc.	124.8
07/10/01	BB&T Corporation	Community First Banking Company	127.5
06/29/01	SouthTrust Corporation	Community Bankshares, Incorporated	117.5
05/04/01	SouthTrust Corporation	CENIT Bancorp, Inc.	121.6
03/05/01	First Virginia Banks, Inc.	James River Bankshares, Inc.	110.7
01/24/01	BB&T Corporation	Virginia Capital Bancshares, Inc.	180.5
12/13/00	Trustmark Corporation	Barret Bancorp, Inc.	102.5
09/06/00	BB&T Corporation	FirstSpartan Financial Corp.	103.9
08/23/00	BB&T Corporation	BankFirst Corporation	149.7

      KBW compared multiples of price to various factors for the SunTrust-Lighthouse merger to the same multiples for the comparable group’s mergers at the time those mergers were announced. The results were as follows:

Comparable Transactions:

							SunTrust/
	Median		Low		High		Lighthouse Merger

Price/Stated Book Value	195.6%		110.5%		318.3%		381.5%
Core Deposit Premium	14.9		7.1		26.7		53.1
Price/Latest Twelve Months’ Earnings Per Share	18.7	x	13.2	x	33.3	x	18.9	x

      KBW also analyzed the financial data for the period ended September 30, 2002 for Lighthouse and the three months reporting period prior to the announcement of each transaction for each target in the Selected Transactions Analysis. The results were as follows:

Comparable Targets:

	Median	Low	High	Lighthouse

Equity/Assets	10.00%	6.37%	28.58%	5.05%
Non-Performing Assets/Assets	0.61	0.13	1.58	0.97
Return on Average Assets	1.06	0.57	1.50	1.51
Return on Average Equity	10.93	4.87	16.75	29.2
Efficiency Ratio	61	40	75	60

      No company or transaction used as a comparison in the above analysis is identical to SunTrust, Lighthouse or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

      Discounted Cash Flow Analysis. Using a discounted cash flow analysis, KBW estimated the present value of the future stream of dividends that Lighthouse could produce over the next five years, under various circumstances, assuming the company performed in accordance with the earnings forecasts of management. KBW then estimated the terminal values for Lighthouse common stock at the end of the period by applying multiples ranging from 12.5x to 14.5x projected earnings in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 12.0% to 16.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Lighthouse common stock. This discounted dividend analysis indicated reference ranges of between $36.70 and $48.68 per share of Lighthouse common stock. These values compare to the consideration offered by SunTrust to Lighthouse in the merger of $42.7962 per share of Lighthouse common stock.

      Relative Stock Price Performance. KBW also analyzed the price performance of SunTrust common stock from December 31, 2000 to January 17, 2003 and compared that performance to the performance of the Philadelphia Exchange/ Keefe, Bruyette & Woods Bank Index (“Keefe Bank Index”) over the same period. The Keefe Bank Index is a market cap weighted price index composed of 24 major commercial and savings banks stocks. The Keefe Bank Index is traded on the Philadelphia Exchange under the symbol “BKX”. This analysis indicated the following cumulative changes in price over the period:

SunTrust	(0.5)%
Keefe Bank Index	(12.3)

      Selected Peer Group Analysis. KBW compared the financial performance and market performance of SunTrust to those of a group of comparable holding companies. The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yields

      To perform this analysis, KBW used the financial information as of and for the quarter ended December 31, 2002 and market price information as of January 17, 2003. The nine companies in the peer group were Bank of America Corporation, Bank One Corporation, BB&T Corporation, FleetBoston Financial Corporation, KeyCorp, National City Corporation, PNC Financial Services Group, Inc., Wachovia Corporation and Wells Fargo & Company. Financial information for Wells Fargo & Company was as of and for the quarter ended September 30, 2002. KBW has adjusted throughout its analysis the financial data to exclude any non-recurring income and expenses and any extraordinary items.

      KBW’s analysis showed the following concerning SunTrust’s financial performance:

Selected Peer Group:

	Median	Low	High	SunTrust

Return on Average Equity (GAAP)	16.66%	8.31%	21.75%	15.30%
Return on Average Assets (GAAP)	1.35	0.75	1.80	1.18
Return on Average Tangible Equity (Cash)	22.24	12.11	31.30	19.73
Return on Average Tangible Assets (Cash)	1.39	0.81	1.90	1.26
Net Interest Margin	3.91	3.68	5.52	3.26
Efficiency Ratio	57	52	62	62
Leverage Ratio	6.94	6.31	8.90	7.29
Equity/Assets	8.84	7.03	10.33	7.47
Loans/Deposits	96	82	149	92
Non-Performing Assets/Assets	0.69	0.52	1.82	0.47
Loan Loss Reserve/Non-Performing Assets	146	112	222	172
Loan Loss Reserve/Total Loans	1.82	1.13	3.21	1.27

      KBW’s analysis showed the following concerning SunTrust’s market performance:

Selected Peer Group:

Selected Peer Group:	Median		Low		High		SunTrust

Price/Stated Book Value per Share	201%		155%		268%		188%
Price/2003 GAAP Estimated Earnings Per Share	11.5	x	10.7	x	13.0	x	12.1	x
Price/2003 Cash Estimated Earnings Per Share	11.4		10.6		12.8		11.9
Price/2004 GAAP Estimated Earnings Per Share	10.4		9.9		11.8		11.1
Price/2004 Cash Estimated Earnings Per Share	10.3		9.8		11.6		11.0
Dividend Yield	3.6%		2.2%		5.1%		2.9%

      KBW also compared the financial performance of Lighthouse to those of a group of comparable holding companies. The comparisons were based on various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

      To perform this analysis, KBW used the financial information as of and for the quarter ended September 30, 2002. The 11 companies in the peer group included publicly traded thrifts located in Alabama, Florida, Georgia, Kentucky, North Carolina, South Carolina, Tennessee and Virginia with total assets ranging from $250 million to $2 billion. KBW has adjusted throughout its analysis the financial data to exclude any non-recurring income and expenses and any extraordinary items.

      KBW’s analysis showed the following concerning Lighthouse’s financial performance:

Selected Peer Group(1):

	Median	Low	High	Lighthouse

Return on Average Equity (GAAP)	11.12%	5.75%	16.73%	29.16
Return on Average Assets (GAAP)	0.95	0.33	1.43	1.51
Return on Average Tangible Equity (Cash)	11.25	8.55	17.24	29.16
Return on Average Tangible Assets (Cash)	0.95	0.33	1.45	1.51
Net Interest Margin	3.42	1.72	3.90	3.02
Efficiency Ratio	62	37	85	60
Leverage Ratio	7.50	5.88	9.03	6.64
Equity/Assets	8.02	4.06	11.52	5.05
Loans/Deposits	95	81	114	130
Non-Performing Assets/Assets	0.58	0.09	2.32	0.97
Loan Loss Reserve/Non-Performing Assets	129	37	374	74
Loan Loss Reserve/Total Loans	0.72	0.44	1.40	0.85

      Contribution Analysis. KBW analyzed the relative contribution of each of Lighthouse and SunTrust to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity, latest twelve months’ earnings and estimated 2003 net income. KBW relied on First Call projections for SunTrust’s and management estimates for Lighthouse’s 2003 net income. The pro forma ownership analysis assumed 55% of the aggregate merger consideration is in the form of SunTrust common stock and was based on SunTrust’s closing price of $57.71 on January 16, 2003. The results of KBW’s analysis are set forth in the following table:

Category	SunTrust	Lighthouse

Assets	99.5%	0.5%
Gross Loans	99.3	0.7
Deposits	99.5	0.5
Equity	99.7	0.3
Tangible Equity	99.6	0.4
Latest Twelve Months’ Earnings	99.5	0.5
2003 Estimated Net Income	99.3	0.7
Estimated Pro Forma Ownership	99.6	0.4

      Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be accretive to both SunTrust’s estimated GAAP and cash earnings per share in 2003 and 2004. This analysis was based on First Call’s 2003 and 2004 published earnings estimates for SunTrust, estimated cost savings equal to 12.0% of Lighthouse’s projected non-interest expenses and net income estimates for Lighthouse for 2003 and 2004 as projected by Lighthouse management or KBW. For

(1)	The companies in the selected peer group are Coastal Financial Corporation, Community Financial Corporation, Cooperative Bankshares, Inc., Federal Trust Corporation, FFLC Bancorp, Inc., First Federal Financial Corporation of Kentucky, First Georgia Holding, Inc., FloridaFirst Bancorp, Inc., Greater Atlantic Financial Corp., HopFed Bancorp, Inc. and Union Financial Bancshares,

Incorporated.

all of the above analyses, the actual results achieved by pro forma company following the merger will vary from the projected results and the variations may be material.

      Other Analyses. KBW reviewed the relative financial and market performance of SunTrust and Lighthouse to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, historical stock performance, stock liquidity and research coverage for SunTrust.

      The Lighthouse board of directors has retained KBW as an independent contractor to act as financial adviser to Lighthouse regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Lighthouse and SunTrust. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Lighthouse and SunTrust for KBW’s own account and for the accounts of its customers.

      Lighthouse and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Lighthouse has agreed to pay KBW at the time of closing a cash fee equal to 0.50% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Lighthouse in the transaction, subject to completion of the transaction. Pursuant to the KBW engagement agreement, Lighthouse also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Material United States Federal Income Tax Consequences

      The following discussion is a summary of certain United States federal income tax consequences of the merger to a holder of shares of Lighthouse common stock who holds the shares as capital assets (referred to in this discussion as a “Holder”). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion is for general information only and may not be applicable with respect to Holders subject to special treatment under the Internal Revenue Code (including, but not limited to, financial institutions, tax-exempt organizations, mutual funds, insurance companies, S corporations or other pass-through entities, dealers in securities or foreign currency, Holders who exercise dissenters’ rights, foreign Holders, Holders who acquired shares of Lighthouse common stock pursuant to the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans, traders in securities who elect the mark-to-market method of accounting for their securities holdings, Holders subject to the alternative minimum tax, Holders who have a functional currency other than the U.S. dollar, or Holders who hold Lighthouse common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction). In addition, the discussion does not address the state, local or foreign tax consequences of the merger.

      Based on representations provided by Lighthouse and SunTrust and on certain customary factual assumptions, all of which must continue to be accurate in all material respects as of the effective time of the merger, it is the opinion of King & Spalding LLP, counsel to SunTrust, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	a Holder will not recognize gain or loss if the Holder exchanges Lighthouse common stock solely for SunTrust common stock (including any fractional share of SunTrust common stock), except to the extent of any cash received in lieu of a fractional share;

•	a Holder who exchanges Lighthouse common stock solely for cash in the merger will recognize gain or loss equal to the difference between the amount of cash received and the Holder’s tax basis in the Lighthouse common stock;

•	a Holder will recognize gain (but not loss) if the Holder exchanges Lighthouse common stock for a combination of SunTrust common stock and cash, and the Holder’s gain will be equal to the lesser of:

(1) the excess, if any, of:

(a) the sum of the cash (excluding any cash received in lieu of a fractional share of SunTrust common stock) and the fair market value of the SunTrust common stock received (including any fractional share of SunTrust common stock), over

(b) the Holder’s tax basis in the Lighthouse common stock, or

(2) the amount of cash received;

•	a Holder’s tax basis in the SunTrust common stock received in the merger (including any fractional share interest) will equal the Holder’s tax basis in the Lighthouse common stock surrendered, increased by the amount of taxable gain recognized, if any, and decreased by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share interest); and

•	a Holder’s holding period for the SunTrust common stock received in the merger will include the holding period for the shares of Lighthouse common stock surrendered.

      If a Holder acquired different blocks of Lighthouse common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Lighthouse common stock, and the cash and SunTrust common stock received will be allocated pro rata to each block of stock. In addition, a Holder’s basis and holding period in the SunTrust common stock received in the merger will be determined separately with reference to each block of Lighthouse common stock.

      Taxation of Capital Gain. Subject to the discussion under “Possible Treatment of Gain as a Dividend” set forth below, gain or loss recognized in connection with the merger will constitute long-term capital gain or loss if a Holder’s holding period in the Lighthouse common stock is greater than one year as of the date of the merger. If a Holder is not a corporation, this long-term capital gain generally will be taxed at a maximum United States federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

      Possible Treatment of Gain as a Dividend. In general, in determining whether the gain recognized in the merger will be treated as capital gain or dividend income, a Holder (other than a Holder who exchanges Lighthouse common stock solely for cash) will be treated as if it first exchanged all of the Holder’s shares of Lighthouse common stock solely for SunTrust common stock and then SunTrust immediately redeemed a portion of that SunTrust common stock in exchange for the cash that the Holder actually received. Gain recognized in this deemed redemption of SunTrust common stock will result in capital gain if there is a “meaningful reduction” in the Holder’s deemed percentage stock ownership in SunTrust. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a “meaningful reduction.” Accordingly, in most circumstances, gain recognized by a Holder that exchanges its shares of Lighthouse common stock for a combination of SunTrust common stock and cash will be capital gain. Each Holder that may be subject to these rules should consult its tax advisor.

      Cash Received in Lieu of a Fractional Share. Cash received in lieu of a fractional share of SunTrust common stock will be treated as received in redemption of the fractional share. A Holder of a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the Holder’s shares of Lighthouse common stock allocable to the fractional share. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Holder’s shares of Lighthouse common stock was greater than one year as of the date of the exchange.

      Backup Withholding. Unless a Holder complies with certain reporting or certification procedures or is an “exempt recipient” (i.e., in general, corporations and certain other entities), the Holder may be subject to a backup withholding tax of 30% with respect to any cash payments received pursuant to the merger. A foreign shareholder should consult its tax advisor with respect to the application of withholding rules to any cash payments received by it pursuant to the merger.

      Reporting Requirements. If a Holder receives SunTrust common stock as a result of the merger, such Holder will be required to retain records pertaining to the merger and will be required to file with such Holder’s United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

      Each Lighthouse stockholder is urged to consult his or her own tax advisor with respect to the federal, state, local and foreign tax consequences of the merger.

Accounting Treatment

      SunTrust will account for the merger as a purchase transaction under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Lighthouse will be recorded, as of completion of the merger, at their respective fair values and added to those of SunTrust. Financial statements and reported results of operations of SunTrust issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Lighthouse.

Regulatory and Third-Party Approvals

      Under the merger agreement, SunTrust and Lighthouse have agreed to use their reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from any governmental authority necessary to complete and make effective the merger and other transactions contemplated by the merger agreement. The required regulatory approvals include approvals of various federal and state agencies as described below. All other applications and notices have been filed, or are in the process of being filed.

      Federal Bank Regulatory Approvals. The merger is subject to the prior approval of the Federal Reserve Board (the “Federal Reserve”) under Sections 4(c)(8) and 4(j) of the Bank Holding Company Act (the “BHC Act”), and related federal regulations. In reviewing an application for such approvals under the BHC Act, the Federal Reserve is required to consider whether approval of the application can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition, and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). Consideration of these factors includes an evaluation of (1) the financial and managerial resources of SunTrust, including its subsidiaries, and of Lighthouse, and the effect of the proposed transaction on those resources; (2) management expertise; (3) internal-control and risk-management systems; (4) the capital of SunTrust; and (5) the convenience and needs of the communities to be served.

      The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.

      State Bank Regulatory Approvals. SunTrust or its subsidiaries have filed or will file applications or notices with the Georgia Department of Banking and Finance and the South Carolina State Board of Financial Institutions for approval of the merger. The standards that these state bank regulatory authorities are required to consider are similar to those described above with regard to the Federal Reserve.

      Other Regulatory Approvals. In connection with or as a result of the merger, SunTrust or Lighthouse may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both companies may be subject.

      If the approval of the merger by any of the authorities mentioned above is subject to compliance with certain conditions, there can be no assurance that the parties or their subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the merger. The parties believe that the proposed merger is compatible with such regulatory requirements.

      While SunTrust and Lighthouse believe that they will receive the requisite regulatory approvals for the merger, there can be no assurance regarding the timing of the approvals or the ability of the companies to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals or otherwise. There can likewise be no assurance that any state attorney general or other domestic regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger, the failure of which to be obtained or made would result in a material adverse effect on SunTrust’s ability to conduct the business of Lighthouse in substantially the same manner as presently conducted. In addition, the merger is conditioned upon no condition or requirement having been imposed by one or more governmental entities in connection with any required approval of the merger that would so materially adversely affect the business or economic benefits to SunTrust of the merger as to render the merger unadvisable or unduly burdensome. See “The Merger Agreement — Conditions to the Completion of the Merger” on pages 54 through 56.

      SunTrust is not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

      Third-Party Approvals. Lighthouse is a party to a number of contracts and real property leases. Completion of the merger may require the consent of, or waiver from, the other parties to certain of such agreements. Pursuant to the merger agreement, Lighthouse and SunTrust have agreed to use their reasonable efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the completion of the merger.

Dissenters’ Rights

      Holders of Lighthouse common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”). Under the DGCL, record holders of Lighthouse common stock who continuously hold such shares through the effective time of the merger, who follow the procedures set forth in Section 262 and who do not vote in favor of the merger agreement will be entitled to have their shares of Lighthouse common stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. The holders are, in such circumstances, entitled to appraisal rights because they hold stock of constituent corporations to the merger, and may be required by the merger agreement to accept merger consideration in the form of cash consideration.

      THIS DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN FULL BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D TO THIS PROXY STATEMENT/ PROSPECTUS. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE

RECORD HOLDER OF THE SHARES OF LIGHTHOUSE COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

      A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF LIGHTHOUSE COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE APPRAISAL RIGHTS PROVIDED UNDER SECTION 262.

      Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Lighthouse special meeting, not less than 20 days prior to the Lighthouse special meeting, the corporation must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in each such notice a copy of Section 262.

      This proxy statement/ prospectus constitutes the required notice to the record holders of Lighthouse common stock, and a copy of Section 262 is attached to this proxy statement/ prospectus as Annex D. Any stockholder who wishes to exercise appraisal rights should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

      A holder of shares of Lighthouse common stock wishing to exercise his or her appraisal rights (a) must deliver to the Secretary of Lighthouse, before the vote on the merger agreement at the Lighthouse special meeting, a written demand that reasonably informs Lighthouse of the identity of the record holder and the record holder’s intention to demand appraisal of the record holder’s Lighthouse common stock and (b) must not vote in favor of the merger agreement. A proxy or vote against the merger shall not constitute a demand. In addition, mere failure to execute and return a Form of Election to the exchange agent does not constitute a demand. ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE DELIVERED TO LIGHTHOUSE AT LIGHTHOUSE FINANCIAL SERVICES, INC., 5 OFFICE PARK ROAD, HILTON HEAD ISLAND, SOUTH CAROLINA 29928, ATTENTION: SECRETARY.

      A holder of shares of Lighthouse common stock wishing to exercise his or her appraisal rights must hold his or her shares of record on the date the written demand for appraisal is made and must hold his or her shares continuously through the effective time of the merger. Accordingly, a record holder of Lighthouse common stock who is the record holder of Lighthouse common stock on the date the written demand for appraisal is made, but who thereafter transfers such stock prior to the completion of the merger, will lose any right to appraisal in respect of such shares.

      Only a holder of record of shares of Lighthouse common stock is entitled to assert appraisal rights for the shares of Lighthouse common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder’s name appears on such holder’s stock certificates. If the shares of Lighthouse common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Lighthouse common stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Lighthouse common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Lighthouse common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Lighthouse common stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Lighthouse common stock as to which appraisal is sought. When no number of shares of Lighthouse common stock is expressly mentioned the demand will be presumed to cover all shares of Lighthouse common stock held in the name of the record owner.

      Stockholders who hold their shares of Lighthouse common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of those shares and are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

      Within ten days after the effective time, SunTrust must send a notice of the effectiveness of the merger to each person who has properly asserted appraisal rights under Section 262 and has not voted in favor of or consented to the merger. Within 120 days after the effective time, but not thereafter, SunTrust, or any holder of shares of Lighthouse common stock who has complied with the procedures under Section 262 and who is entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. SunTrust is not under any obligation to file a petition seeking the appraisal of the shares of Lighthouse common stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

      Within 120 days after the effective time, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from SunTrust a statement setting forth the aggregate number of shares of Lighthouse common stock not voted in favor of approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Lighthouse common stock. Such statements must be mailed within 10 days after a written request therefor has been received by SunTrust or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

      A holder of shares of Lighthouse common stock will fail to perfect, or effectively lose, his or her right to appraisal if, among other things, no petition for appraisal of shares of Lighthouse common stock is filed within 120 days after the effective time of the merger, or if the stockholder delivers to SunTrust a written withdrawal of his or her demand for appraisal.

      If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the “fair value” of their shares of Lighthouse common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Lighthouse common stock as determined under Section 262 could be more than, the same as or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Lighthouse common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in appraisal proceedings.

      The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Lighthouse common stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Lighthouse common stock entitled to appraisal.

      If any holder of shares of Lighthouse common stock who demands appraisal of his shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL, such holder of Lighthouse common stock will be deemed to have made a combination election in accordance with the merger agreement. See “The Merger Agreement — Election and Election Procedures.” A holder may withdraw his demand for appraisal by delivering to SunTrust a written withdrawal of his demand for appraisal and acceptance of the merger, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of SunTrust. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be treated as a stockholder who has made a combination election in accordance with the merger agreement). In fact, any holder who fails to perfect appraisal rights will be deemed to have elected to receive a combination of cash for 45% of the holder’s shares of Lighthouse common stock and SunTrust common stock for the remaining 55% of the holder’s shares of Lighthouse common stock.

      Any holder of shares of Lighthouse common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote the shares of Lighthouse common stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Lighthouse common stock as of a date prior to the effective time of the merger).

Interests of Certain Persons in the Merger

      Certain members of Lighthouse’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as stockholders of Lighthouse. The Lighthouse board was aware of these interests and considered them, among other matters, in approving the merger agreement.

      In connection with the execution of the merger agreement, SunTrust entered into an employment and consulting agreement with Jerry T. Caldwell, the Chief Executive Officer of Lighthouse, pursuant to which Mr. Caldwell agreed to serve as Chief Executive Officer of the Hilton Head Island market for a period commencing on the completion of the merger and ending on December 4, 2004, in exchange for an annual salary of $300,000, plus a bonus potential of an additional $300,000 per year during the employment term. At the end of the employment term, Mr. Caldwell would continue to serve in a consulting capacity commencing on December 4, 2004 and ending five years from the date of the completion of the merger in exchange for consulting fees equal to $300,000 per year. At the same time SunTrust and Mr. Caldwell entered into the employment and consulting agreement, the parties also entered into a waiver agreement whereby SunTrust agreed to pay to Mr. Caldwell at the time of the closing a lump sum equal to $1,385,763 in satisfaction of any obligation of Lighthouse to make a change of control payment under Mr. Caldwell’s current employment agreement with Lighthouse.

      In addition, SunTrust also entered into an employment and consulting agreement with Terry R. Rohlfing, the President of Lighthouse, pursuant to which Mr. Rohlfing agreed to serve as President of the Hilton Head Island market for a period commencing on the completion of the merger and ending on December 4, 2003, in exchange for an annual salary equal to $300,000, plus a bonus potential of an additional $300,000 per year during the employment term. At the end of the employment term, Mr. Rohlfing would continue to serve in a consulting capacity commencing December 4, 2003 and ending five years from the date of the completion of the merger in exchange for consulting fees equal to $300,000 per year. Mr. Rohlfing and SunTrust also entered into a waiver agreement whereby SunTrust agreed to pay to Mr. Rohlfing at the time of the closing a lump sum equal to $1,387,234 in satisfaction of any obligation of Lighthouse to make a change of control payment under Mr. Rohlfing’s current employment agreement with Lighthouse.

      The merger agreement provides that for a period of 6 years following the effective time of the merger the surviving corporation will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the effective time of the merger those current or former directors and officers of Lighthouse currently entitled to indemnification from Lighthouse as provided in the certificate of incorporation and by-laws of Lighthouse. The merger agreement also provides that for three years after the effective time of the merger, SunTrust or a SunTrust subsidiary will maintain Lighthouse’s current liability insurance covering acts or omissions occurring prior to the effective time of the merger for those persons who were covered by Lighthouse’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. If, however, the amount of the annual premium necessary to procure this insurance coverage is in excess of 150% of the annual premium payments on Lighthouse’s policy in effect as of the date of the merger agreement, SunTrust will use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to that amount.

      In connection with the merger, certain directors and executive officers of Lighthouse will receive options to purchase shares of SunTrust common stock in exchange for their options to purchase shares of Lighthouse common stock.

Restrictions on Resales by Affiliates

      The shares of SunTrust common stock to be issued to Lighthouse stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be “affiliates” of Lighthouse as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Lighthouse must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of SunTrust or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the Lighthouse directors and certain executive officers of Lighthouse as well as to certain other related individuals or entities.

THE MERGER AGREEMENT

General

      The SunTrust board and the Lighthouse board of directors have each unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. This section of the proxy statement/ prospectus describes material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement and the related plan of merger, copies of which are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement/ prospectus. We urge you to read the merger agreement and the related plan of merger carefully and in their entirety.

Form of the Merger

      If the holders of Lighthouse common stock adopt and approve the merger agreement and the merger and if all other conditions to the merger are satisfied or waived, Lighthouse will be merged into SunTrust Bank Holding Company, a wholly owned subsidiary of SunTrust. After the merger, SunTrust Bank Holding Company will be the surviving corporation and will continue its corporate existence under Florida law as a wholly owned subsidiary of SunTrust.

Timing of Closing

      The closing of the merger will take place no later than thirty days after satisfaction or waiver of the conditions to the merger set forth in the merger agreement, unless another time or date is agreed to by SunTrust and Lighthouse. At the closing, certificates of merger will be filed with the offices of the Florida Secretary of State and the Secretary of State of Delaware, as required under the respective corporation laws of Florida and Delaware. The certificates of merger will establish the effective time of the merger.

Merger Consideration

      Subject to the proration and election procedures set forth in the merger agreement, each holder of record of shares of Lighthouse common stock, except for treasury shares, shares held by SunTrust or any of the subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity) and any dissenting shares, will be entitled to elect to receive either:

•	cash in an amount equal to $42.7962, without interest, for each share of Lighthouse common stock;

•	for each share of Lighthouse common stock, the number of shares of SunTrust common stock equal to $42.7962 divided by the average closing price per share of SunTrust common stock for the ten trading days ending on and including the third business day prior to the effective time of the merger; or

•	the cash consideration described above for 45% of the holder’s shares of Lighthouse common stock and the stock consideration described above for 55% of the holder’s shares of Lighthouse common stock.

      The average closing sale price of a share of SunTrust common stock for the ten-day trading period ending March 25, 2003 was $54.475, which would result in an exchange ratio of .7856.

      No fractional shares of SunTrust common stock will be issued in connection with the merger. Instead, SunTrust will make a cash payment without interest to each Lighthouse stockholder who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of SunTrust common stock otherwise issuable to such stockholder by the average closing price per share of SunTrust common stock for the ten trading days ending on the third business day prior to the effective time of the merger.

Election and Election Procedures

      Concurrently with the mailing of this proxy statement/ prospectus, a form of election will be mailed to each holder of record of Lighthouse common stock on the record date for the stockholder meeting. To be effective, a form of election must be properly completed, signed and submitted to the exchange agent, accompanied by the certificates representing the shares of Lighthouse common stock as to which the election is being made, by the close of business on the last business day prior to the effective time of the merger. All elections will be irrevocable. If the merger is not completed for any reason, your stock certificates will be returned to you promptly following termination of the merger agreement.

      SunTrust will have the discretion, which it may delegate in whole or in part to the exchange agent, to determine whether forms of election have been properly completed, signed and submitted and to disregard immaterial defects in forms of election. The decision of SunTrust or the exchange agent in such matters will be conclusive and binding. Neither SunTrust nor the exchange agent will be under any obligation to notify any person of any defect in a form of election.

      As a holder of record of shares of Lighthouse common stock, you will be entitled pursuant to the form of election:

•	to elect to receive $42.7962 per share in cash, without interest, in exchange for all shares of Lighthouse common stock held by you;

•	to elect to receive shares of SunTrust common stock in exchange for all shares of Lighthouse common stock held by you, with cash in lieu of a fractional share; or

•	to elect to receive cash consideration for 45% of your shares of Lighthouse common stock and stock consideration for 55% of your shares of Lighthouse common stock.

      Holders of Lighthouse common stock who hold their shares as nominees, trustees or in other representative capacities may submit multiple forms of election, provided that the representative certifies that each form of election covers all the shares of Lighthouse common stock held by that representative for a particular beneficial owner.

      If a Lighthouse stockholder does not submit a form of election to the exchange agent by 5:00 p.m., eastern time, on the last business day prior to the effective time of the merger or if SunTrust or the exchange agent determines that an election by a Lighthouse stockholder was not properly made, then that Lighthouse stockholder will be deemed to have elected to receive cash consideration for 45% of such stockholder’s shares and stock consideration for the remaining 55% of such stockholder’s shares.

      Neither the Lighthouse board of directors nor its financial advisor makes any recommendation as to whether stockholders should elect to receive the cash consideration or the stock consideration in the merger, or a combination of the two. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See “The Merger — Material United States Federal Income Tax Consequences.” It is suggested that you return your form of election, together with your stock certificate(s), by the deadline, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures that will take place after the merger is completed. See “— Procedures for Exchanging Lighthouse Common Stock Certificates.”

Allocation Procedures

      Under the merger agreement, the number of shares of Lighthouse common stock to be converted into the right to receive cash must not be less than 45% or more than 50% of the total number of shares of Lighthouse common stock outstanding immediately prior to the effective time of the merger except for treasury shares and shares held by SunTrust or any of the subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity). If, after the results of the forms of election are calculated, the number of shares of Lighthouse common stock to be converted into cash exceeds this 50% threshold, the exchange agent will determine the number of cash election shares that must be reallocated as stock election shares in order not to exceed the 50% threshold. After the exchange agent makes this determination, all holders who have elected to receive solely cash in exchange for their Lighthouse common stock will, on a pro rata basis, have a portion of their cash election shares reallocated as stock election shares so that the total number of shares of Lighthouse common stock to be converted into the right to receive cash will not be greater than 50% of the outstanding shares of Lighthouse common stock immediately prior to the effective time of the merger.

      Notwithstanding the foregoing, no reallocation will be effected for a holder who has made a cash election but, as a result of such reallocation, would receive fewer than 20 shares of SunTrust common stock in exchange for all of such holder’s shares of Lighthouse common stock. In this event, the cash election shares of the remaining holders of shares of Lighthouse common stock will be reallocated on a pro rata basis so that the total number of shares of Lighthouse common stock to be converted into the right to receive cash will not be greater than 50% of the outstanding shares of Lighthouse common stock immediately prior to the effective time of the merger.

      The number of shares of Lighthouse common stock to be converted into the right to receive shares of SunTrust common stock may be not less than 50% or more than 55% of the number of shares of Lighthouse common stock outstanding immediately prior to the effective time of the merger except for treasury shares and shares held by SunTrust or any of the subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity). If, after the results of the forms of election are calculated, the number of shares of Lighthouse common stock to be converted into shares of SunTrust common stock exceeds this 55% threshold, the exchange agent will determine the number of stock election shares that must be reallocated as cash election shares in order not to exceed the 55% threshold. After the exchange agent makes this determination, all holders who have elected to receive solely SunTrust common stock in exchange for their Lighthouse common stock will, on a pro rata basis, have a portion of their stock election shares reallocated as cash election shares so that the total number of shares of Lighthouse common stock to be converted into the right to receive shares of SunTrust common stock will not be greater than 55% of the outstanding shares of Lighthouse common stock immediately prior to the effective time of the merger.

      Holders who have elected to receive a combination of cash consideration with respect to 45% of their shares of Lighthouse common stock and stock consideration with respect to the remaining 55% of their shares of Lighthouse common stock will not be subject to the reallocation procedures described above.

      After the reallocation procedure is completed, all cash election shares and 45% of the shares of Lighthouse Common Stock which are subject to combination elections will be converted into the right to receive the cash consideration, and all stock election shares and 55% of the shares of Lighthouse Common Stock that are subject to combination elections will be converted into the right to receive the stock consideration. Such certificates previously evidencing shares of Lighthouse Common Stock will, upon surrender, be exchanged for the cash consideration or for certificates evidencing the stock consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate. See “Procedures for Exchanging Lighthouse Common Stock Certificates.”

      Each share of Lighthouse common stock held in the treasury of Lighthouse and each share of Lighthouse common stock owned by SunTrust or any subsidiary of SunTrust or Lighthouse, other than in a fiduciary capacity, immediately prior to the effective time of the merger will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

Procedures for Exchanging Lighthouse Common Stock Certificates

      Lighthouse stockholders who surrender their stock certificates in connection with the completion of forms of election prior to the effective time of the merger will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures.

      Promptly after the effective time of the merger, the exchange agent will provide appropriate stock certificate transmittal materials to the holders of Lighthouse common stock who have not already surrendered their stock certificates in connection with the completion of forms of election prior to the effective time of the merger. The transmittal materials will contain instructions for use in effecting the surrender to the exchange agent of Lighthouse common stock certificates in exchange for the merger consideration. After the effective time of the merger, each holder of shares of Lighthouse common stock issued and outstanding immediately prior to the effective time, other than dissenting shares, who has not already surrendered stock certificates must surrender for cancellation the certificate or certificates representing such shares to the exchange agent, together with a letter of transmittal duly executed and completed, in accordance with the instructions contained in the transmittal materials and any other documents reasonably required by the exchange agent or SunTrust.

      Until you surrender your certificate or certificates representing your shares of Lighthouse common stock:

•	SunTrust will not be obligated to deliver the merger consideration to you; and

•	if you receive shares of SunTrust common stock in exchange for your shares of Lighthouse common stock, no dividend or other distribution payable to you as a holder of record of SunTrust common stock as of any time subsequent to the effective time of the merger will be paid to you.

      If you surrender your stock certificates after the effective time of the merger, promptly upon surrender of your Lighthouse common stock certificates and any other documents reasonably required by the exchange agent or SunTrust, SunTrust will deliver to you the merger consideration, consisting, as applicable, of SunTrust common stock certificates, together with all withheld dividends or other distributions, but without interest thereon, and any cash payments due, including any cash payment for a fractional share, without interest. After the effective time of the merger, each certificate representing your outstanding shares of Lighthouse common stock prior to the effective time of the merger will be deemed for all corporate purposes, other than the payment of dividends and other distributions to which you may be entitled as a Lighthouse stockholder, to evidence only your right to receive the merger consideration in exchange for each such share.

      Six months after the effective time of the merger, any merger consideration held by the exchange agent that remains undistributed to the former stockholders of Lighthouse will be delivered to SunTrust upon demand, and any former Lighthouse stockholder who has not already complied with the surrender and exchange procedures may thereafter look only to SunTrust for payment of their claims for cash, SunTrust common stock or any dividends or distributions with respect to SunTrust common stock, all without any interest thereon.

      None of SunTrust, any subsidiary thereof or the exchange agent will be liable to any former holder of Lighthouse common stock for any cash or shares of SunTrust common stock delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

      If any merger consideration is to be issued or paid in the name of a person other than the person in whose name the Lighthouse common stock certificate being surrendered in exchange for the merger consideration is registered, it will be a condition of the payment and issuance of such merger consideration that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting the exchange pay or establish the prior payment or inapplicability of any transfer and other taxes required by reason of the payment of the merger consideration in the name of a person other than the registered holder of the Lighthouse common stock certificate.

Assumption of Lighthouse Stock Options

      At the effective time of the merger, each option to purchase shares of Lighthouse common stock granted under Lighthouse’s stock option plan that is outstanding and unexercised immediately prior to the effective time will be converted automatically into an option to purchase shares of SunTrust common stock, and SunTrust will assume each Lighthouse stock option in accordance with the terms of the Lighthouse stock option plan as in effect on the date of the merger agreement, except that from and after the effective time of the merger:

•	SunTrust and the Compensation and Governance Committee of the board of directors of SunTrust will be substituted for Lighthouse and the Stock Option Committee of the Lighthouse board of directors with respect to the administration of the stock option plan;

•	each Lighthouse stock option assumed by SunTrust will be exercisable solely for shares of SunTrust common stock;

•	the number of shares of SunTrust common stock subject to such Lighthouse stock option will be determined by multiplying the number of shares of Lighthouse common stock subject to such stock option immediately prior to the effective time by the ratio of $42.7962 divided by the average closing price per share of SunTrust common stock for the ten trading days ending on the day that is three business days prior to the effective time of the merger and rounding down to the nearest share; and

•	the per share exercise price under each such Lighthouse stock option will be adjusted by dividing the per share exercise price under each such Lighthouse stock option by the ratio of $42.7962 divided by the average closing price per share of SunTrust common stock for the ten trading days ending on the day that is three business days prior to the effective time of the merger and rounding up to the nearest cent.

      Any restriction on the exercise of any such Lighthouse stock option will continue in full force and effect, and the term and other provisions of such Lighthouse stock option will otherwise remain unchanged. However, each Lighthouse stock option assumed by SunTrust will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, recapitalization or other similar transaction subsequent to the effective time of the merger.

      Each holder of Lighthouse stock options who is a party to a stock option agreement relating to such stock options must surrender that agreement to SunTrust and deliver to SunTrust a cancellation agreement canceling such holder’s Lighthouse stock options in consideration and exchange for the right to receive converted or substitute options to purchase SunTrust common stock. Within a reasonable time after such surrender of the stock option agreement and delivery of the cancellation agreement, SunTrust will deliver to each such holder one or more option agreements with respect to the number of shares of SunTrust common stock that each such holder is entitled to purchase.

      SunTrust may, at its election, substitute as of the effective time of the merger options under the SunTrust Banks, Inc. 2000 Stock Plan or any other duly adopted comparable plan for all or a part of the Lighthouse stock options.

      Each grant of a converted or substitute option to any individual who after the merger will be a director or officer of SunTrust will, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3 under the Exchange Act. Each Lighthouse stock option that is an incentive stock option will be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as to continue as an incentive stock option and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code.

      SunTrust has reserved and will continue to reserve adequate shares of SunTrust common stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the effective time of the merger, if it has not already done so, SunTrust will file with the SEC a registration statement on Form S-3 or Form S-8, as the case may be, or any successor or other appropriate forms, with respect to the shares of SunTrust common stock subject to converted or substitute options and will use its reasonable efforts to maintain the effectiveness of such registration statement, and maintain the current status of the prospectus or prospectuses contained therein, for so long as such converted or substitute options remain outstanding.

      Eligibility to receive stock option grants following the effective time of the merger with respect to SunTrust common stock will be determined by SunTrust in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

Representations and Warranties

      The merger agreement contains representations and warranties by Lighthouse relating to a number of matters, including the following:

•	the capital structure of Lighthouse;

•	organization, standing and authority of Lighthouse and its subsidiaries;

•	ownership of Lighthouse subsidiaries;

•	Lighthouse’s authority to execute and deliver the merger agreement and perform its obligations thereunder and the effectiveness of the merger agreement;

•	regulatory filings, financial statements and truth of statements by Lighthouse;

•	organizational documents and minute books of Lighthouse;

•	absence of certain changes or events with respect to Lighthouse;

•	absence of undisclosed liabilities with respect to Lighthouse;

•	assets, leases and investments of Lighthouse;

•	environmental matters;

•	loans and allowance for loan losses;

•	tax matters;

•	employees, compensation and Lighthouse employee benefit plans;

•	labor and other employment matters;

•	certain contracts;

•	legal proceedings and regulatory approvals;

•	compliance with law and filings;

•	brokers, finders and other expenses;

•	repurchase agreements and derivatives;

•	deposit accounts;

•	related party transactions;

•	information contained in this proxy statement/ prospectus;

•	tax and regulatory matters;

•	state takeover laws and absence of rights agreement;

•	matters relating to Carswell of Carolina, Inc.;

•	matters relating to Lighthouse Investment Advisors, Inc.;

•	internal controls;

•	intellectual property;

•	fairness opinion;

•	books, records and documentation;

•	community reinvestment compliance;

•	insurance policies;

•	no existing discussions with other potential acquirors; and

•	certain business practices.

      The merger agreement also contains representations and warranties by SunTrust relating to a number of matters, including the following:

•	capital structure of SunTrust;

•	organization, standing and authority of SunTrust;

•	SunTrust’s authority to execute and deliver the merger agreement and perform its obligations thereunder and the effectiveness of the merger agreement;

•	securities documents filed by SunTrust and truth of statements made by SunTrust;

•	information contained in this proxy statement/ prospectus;

•	tax and regulatory matters;

•	legal proceedings and regulatory approvals;

•	financial statements;

•	absence of certain changes or events;

•	state takeover laws; and

•	community reinvestment compliance.

Certain Covenants and Agreements

      No Solicitation. Lighthouse has agreed that, until the earlier of the effective time of the merger or the date of termination of the merger agreement, neither Lighthouse nor any of its subsidiaries or any of the officers, directors, agents, representatives or affiliates of it or its subsidiaries, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries, will do any of the following:

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any takeover proposal or any inquiries or the making of any proposal which may lead to a takeover proposal;

•	furnish any information to any person in connection with or in response to a takeover proposal or an inquiry or indication interest that could lead to a takeover proposal;

•	participate in any discussions or negotiations regarding any takeover proposal;

•	enter into any contract regarding any takeover proposal; or

•	approve, endorse or recommend, or otherwise make or authorize any statement, recommendation or solicitation in support of, any takeover proposal.

      The merger agreement defines a “takeover proposal” as any inquiry, proposal, indication of interest or offer from any person relating to any direct or indirect acquisition, purchase, lease, license, exchange or other transfer of a business or assets that constitute 20% or more of the net revenues, net income or assets of Lighthouse and its subsidiaries, taken as a whole, or 20% or more of any class of securities of Lighthouse, or any merger, consolidation, share exchange, tender offer, exchange offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lighthouse or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

      However, Lighthouse will be permitted to furnish information, participate in discussions and negotiations and withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SunTrust, its approval of the merger agreement or the merger or the recommendation that Lighthouse’s stockholders vote to adopt and approve the merger agreement and the merger if and only to the extent that:

•	the Lighthouse special meeting shall not have occurred;

•	the board of directors of Lighthouse determines in good faith, after having taken into account the written advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Lighthouse’s stockholders under applicable Delaware law;

•	Lighthouse’s board of directors concludes in good faith, after having taken into account the written advice of its financial advisor or another independent investment banker of nationally recognized standing, that a takeover proposal constitutes a superior proposal;

•	the takeover proposal was not solicited by it and did not otherwise result from a breach of Lighthouse’s obligations under the no solicitation provision contained in the merger agreement; and

•	Lighthouse provides prior written notice to SunTrust of its decision to take such action at least five business days prior to taking such action.

      At least five business days prior to withdrawing, modifying or qualifying, or proposing publicly to withdraw, modify or qualify, in a manner adverse to SunTrust, its approval of the merger agreement or the merger or the recommendation that Lighthouse’s stockholders vote to adopt and approve the merger agreement and the merger, the following events must have occurred:

•	Lighthouse’s board of directors must have provided SunTrust with written notice advising SunTrust that Lighthouse’s board of directors is prepared to conclude that a takeover proposal constitutes a superior proposal;

•	during such five business day period, Lighthouse and its advisors must have negotiated in good faith with SunTrust to make adjustments in the terms and conditions of the merger agreement such that the takeover proposal would no longer constitute a superior proposal; and

•	after fully considering any such adjustment, Lighthouse’s Board of Directors must nonetheless have concluded in good faith that a takeover proposal constitutes a superior proposal.

      The merger agreement defines a “superior proposal” as any bona fide unsolicited proposal made by a third party:

•	to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the combined voting power of the shares of Lighthouse’s capital stock then outstanding or 100% of the net revenues, net income or assets of Lighthouse and its subsidiaries, taken as a whole; and

•	which is otherwise on terms that the board of directors of Lighthouse determines in its good faith judgment, after consultation with a nationally recognized investment banking firm and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, if consummated, would result in a transaction that is more favorable to Lighthouse’s stockholders than the merger and is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the board of directors of Lighthouse, is reasonably capable of being obtained by such third party.

      Lighthouse also agreed that it, its subsidiaries and their representatives would immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the merger agreement with any parties with respect to any takeover proposal. Lighthouse will immediately advise

SunTrust orally and in writing of any request for information relating to a takeover proposal, or of any takeover proposal, the material terms and conditions of such request or takeover proposal and the identity of the person making such request or takeover proposal, and will promptly provide a copy of any written request or takeover proposal to SunTrust. Lighthouse will keep SunTrust promptly informed of the status and details, including amendments or proposed amendments, of any such request or takeover proposal.

      Special Meeting. The merger agreement requires Lighthouse to call a meeting of its stockholders and to submit the merger agreement and the merger to its stockholders for approval. Notwithstanding any withdrawal, modification or qualification by the Lighthouse board of directors of its recommendation that Lighthouse’s stockholders vote to adopt and approve the merger agreement and the merger, unless otherwise directed in writing by SunTrust, the merger agreement and the merger will be submitted for a vote to the stockholders of Lighthouse at the special meeting. At the time of execution of the merger agreement, each member of the board of directors of Lighthouse had executed agreements with SunTrust obligating such person to vote all shares over which they have voting control in favor of the merger.

      Reservation of Shares. SunTrust has agreed to reserve for issuance such number of shares of SunTrust common stock as shall be necessary to pay the relevant portion of the merger consideration and not to take any action that would cause the aggregate number of authorized shares of SunTrust common stock available for issuance under the merger agreement to be insufficient to effect the merger. If at any time the aggregate number of shares of SunTrust common stock reserved for issuance under the merger agreement is not sufficient to effect the merger, SunTrust shall take all appropriate action as may be required to increase the number of shares of SunTrust Common Stock reserved for such purpose.

      Further Assurances. Each of SunTrust and Lighthouse has agreed to use, and to cause each of their respective subsidiaries to use, its reasonable efforts in good faith to take or cause to be taken all action necessary or desirable on its part to fulfill the conditions to closing set forth in the merger agreement. Neither SunTrust nor Lighthouse will take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the merger pursuant to the merger agreement. In connection with any filing or submission required or action to be taken by SunTrust to consummate the merger, neither SunTrust nor any of its subsidiaries is required to become subject to any requirement or condition that it divest or “hold separate” any assets or businesses or any similar transaction or restriction. Neither SunTrust nor any of its subsidiaries is required to divest or hold separate or otherwise take or refrain from taking or commit to take or refrain from taking any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of SunTrust or any of its subsidiaries.

      Access to Information. The merger agreement requires that, until completion of the merger, each of Lighthouse and SunTrust must keep the other advised of all material developments relevant to its business and the businesses of its subsidiaries, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Lighthouse shall afford to representatives of SunTrust access, during normal business hours during the period prior to the effective time of the merger, to all of the properties, books, contracts, commitments and records of Lighthouse and the Lighthouse subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. Each of Lighthouse and SunTrust agrees that it will, and will cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all confidential information obtained from the other party. In the event of a termination of the merger agreement, each party will return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by the merger agreement.

      Conduct of Business Pending Merger. Lighthouse has agreed that, until the effective time of the merger and except with the prior written consent of SunTrust, it will not, and will cause each of its subsidiaries not to:

•	carry on its business other than in the usual, regular and ordinary course in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand into any new line of business or geographic territory;

•	fail to use reasonable efforts to preserve intact its business organization or fail to use reasonable efforts to keep available the services of its current officers and employees;

•	fail to use reasonable efforts to preserve its current relationships with customers, suppliers and other persons with whom it has business relations;

•	declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

•	issue any shares of its capital stock (including treasury shares), except pursuant to the Lighthouse stock option plans with respect to the options outstanding on the date of the merger agreement;

•	issue, grant or authorize any warrants, options, convertible securities or other arrangements or commitments which obligate any person to issue or dispose of any capital stock or other ownership interests, stock appreciation rights, performance units, or other stock equivalents or similar stock-based rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

•	amend its certificate of incorporation, bylaws or other organizational documents;

•	impose or permit imposition of any lien on any share of stock held by it in any Lighthouse subsidiary, or permit any such lien to exist;

•	waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

•	merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

•	fail to comply in any material respect with any laws or governmental actions applicable to it and to the conduct of its business;

•	increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of the merger agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases, payments, contributions and bonuses in the ordinary course of business the amounts of which were already agreed upon with SunTrust;

•	enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, other than renewal of any of the benefits, contracts, plans, or arrangements in the ordinary course of business consistent with past practice;

•	enter into any material contract not made in the ordinary course of business, any contract relating to the borrowing of money by Lighthouse or a Lighthouse subsidiary or guarantee by Lighthouse or a Lighthouse subsidiary of any obligation, except for Federal Home Loan Bank, or FHLB, advances entered into in the ordinary course of business consistent with past practice (and in the case of any FHLB advances with a term of six months or longer, only after consultation with SunTrust), any contract relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (except with respect to the election of directors by stockholders or the reappointment of officers in the normal course), any contract or transaction with an officer, director or employee of Lighthouse or any contract with a labor union;

•	change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, and except that after the adoption and approval of the merger agreement and the merger by its stockholders and after receipt of the requisite regulatory approvals for the transactions contemplated by the merger agreement and the merger, Lighthouse shall cooperate in good faith with SunTrust to adopt policies, practices and procedures consistent with those utilized by SunTrust, effective on or before the closing date;

•	change its methods of accounting in effect at September 30, 2002, except as required by changes in GAAP concurred in by SunTrust, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the fiscal year ended September 30, 2001, except as required by changes in law;

•	except as disclosed, incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000 for any one expenditure or $100,000 in the aggregate;

•	incur any indebtedness other than deposits from customers, advances from the FHLB or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

•	take any action which would or could reasonably be expected to cause the merger not to constitute a reorganization under Section 368 of the Internal Revenue Code as determined by SunTrust, result in any inaccuracy of a representation or warranty contained in the merger agreement which would allow for a termination of the merger agreement, or cause any of the conditions precedent to the transactions contemplated by the merger agreement to fail to be satisfied;

•	dispose of any material assets other than in the ordinary course of business;

•	fail to cause the fees, costs and expenses incurred or to be incurred by Lighthouse and the Lighthouse subsidiaries in connection with the merger agreement and the transactions contemplated thereby, including, without limitation, the fees, costs and expenses of financial advisors, accountants and lawyers, to be reasonable; or

•	agree to do any of the foregoing.

      Employee Matters and Non-Compete. Prior to the effective time of the merger, Lighthouse shall cause its 401(k) plan to be terminated in accordance with applicable law and regulations. Each employee of Lighthouse or its subsidiaries who continues in the employment of SunTrust or of any subsidiary of SunTrust for a designated time period will be eligible to participate in SunTrust’s 401(k) plan, subject to the eligibility requirements of, and SunTrust’s right to amend or terminate, such 401(k) plan.

      Each employee of Lighthouse or a Lighthouse subsidiary who becomes an employee of SunTrust or a SunTrust subsidiary immediately following the effective time of the merger shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of SunTrust and its subsidiaries as of a date to be determined by SunTrust for each such plan or program, subject to such employee’s being employed by SunTrust or a SunTrust subsidiary as of such date and to complying with eligibility requirements of the respective plans and programs. Until such date as former Lighthouse employees are eligible to participate in a given SunTrust plan or program, SunTrust or a SunTrust subsidiary will continue the comparable Lighthouse plan or program in effect.

      With respect to health care coverages, participation in SunTrust’s plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any welfare benefit plan or program of Lighthouse that provides benefits of the same type or class as a corresponding plan or program maintained by SunTrust or a SunTrust subsidiary as determined by SunTrust or such subsidiary in its sole discretion, SunTrust or such SunTrust subsidiary may continue such Lighthouse plan or program in effect for the benefit of the former Lighthouse employees employed by SunTrust so long as they remain eligible to participate and until they become eligible to become participants in the corresponding SunTrust plan or program.

      Service with Lighthouse or a Lighthouse subsidiary will be deemed to be service with SunTrust or a SunTrust subsidiary for the purpose of determining eligibility to participate in SunTrust welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service. However, service with Lighthouse or a Lighthouse subsidiary shall not be deemed to be service with SunTrust or a SunTrust subsidiary for purposes of SunTrust’s retiree health plan or retiree life plan.

      Each Lighthouse employee who becomes an employee of SunTrust or a SunTrust subsidiary shall be eligible to participate in SunTrust’s retirement plan (which is a defined benefit pension plan), subject to the former Lighthouse employee’s being employed by SunTrust and to the eligibility requirements of the SunTrust retirement plan. Service with Lighthouse or a Lighthouse subsidiary shall be deemed to be service with SunTrust or a SunTrust subsidiary for purposes of determining eligibility to participate and vesting in the SunTrust retirement plan, but shall not be deemed to be service with SunTrust or a SunTrust subsidiary for purposes of benefit accrual in the SunTrust retirement plan.

      In connection with the merger agreement, certain executive officers of Lighthouse have entered into non-competition agreements with SunTrust whereby the executives have agreed, for a period of five years after the effective time of the merger or, if applicable, until any earlier termination of the merger agreement, that they will not, absent consent from SunTrust:

•	provide any management services or business advice to any person or entity with respect to any activities or efforts that compete with Lighthouse’s business in Beaufort, Charleston, Colleton, Greenville, Hampton and Jasper counties in South Carolina; or

•	invest in or make a loan to, other than with respect to certain types of passive investments below a designated threshold, any person or entity which competes with Lighthouse’s business in Beaufort, Charleston, Colleton, Greenville, Hampton and Jasper counties in South Carolina.

      Directors’ and Officers’ Insurance and Indemnification. SunTrust or a SunTrust subsidiary will provide and keep in force for a period of three years after the effective time of the merger directors’ and officers’ liability insurance providing coverage to directors and officers of Lighthouse for acts or omissions occurring prior to the effective time as may be permitted by applicable law. Such insurance shall provide at least the same coverage and amounts as contained in Lighthouse’s policy on the date of the merger agreement in the form disclosed by Lighthouse to SunTrust prior to the date of the merger agreement. However, in no event will the annual premium on such policy exceed 150% of the annual premium payments on Lighthouse’s policy in effect as of the date of the merger agreement. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds that amount, SunTrust will use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to that amount.

      In addition, to the extent permitted by applicable law, all rights to indemnification by Lighthouse in favor of those persons who are current or former directors and officers of Lighthouse for their acts and omissions occurring prior to the effective time of the merger, as provided in Lighthouse’s organizational documents as in effect as of the date of the merger agreement, shall survive the merger and shall be observed by the surviving corporation for a period of six years from the effective time of the merger.

      Exchange Listing. Prior to the effective time of the merger, SunTrust will use its reasonable efforts to list (subject to official notice of issuance) on the NYSE the shares of SunTrust common stock to be issued to the holders of Lighthouse common stock pursuant to the merger. SunTrust will give all notices and make all filings with the NYSE required in connection with the transactions contemplated by the merger agreement.

      Third Party Consents. By the effective time of the merger, Lighthouse and its subsidiaries will have obtained all necessary third party consents required by any contracts to the completion of the transactions contemplated by the merger agreement to avoid default under such contract or payment of additional fees in connection with the transactions contemplated by the merger agreement. In addition, Carswell of Carolina, Inc. will have used its best efforts to obtain all necessary consents from all appropriate insurance companies as may be required by certain insurance contracts to avoid a default under or grounds for termination of such contracts.

Conditions to the Completion of the Merger

      The respective obligations of SunTrust and Lighthouse to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption and approval of the merger agreement and the merger by the Lighthouse stockholders;

•	the registration statement, of which this document is a part, shall have become effective under the Securities Act, no stop order shall have been issued and no proceedings shall be pending or, to the knowledge of SunTrust, threatened by the SEC, to suspend the effectiveness of the registration statement;

•	receipt of all governmental consents and approvals required to complete the merger, the passing of all notice periods and waiting periods with respect to such approvals and the effectiveness of all such approvals;

•	none of SunTrust, Lighthouse or any of their respective subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits completion of the transactions contemplated by the merger agreement, and there shall not be any law enacted or deemed applicable to the merger that makes completion of the merger illegal; and

•	the receipt by Lighthouse and SunTrust of an opinion of King & Spalding LLP, SunTrust’s outside counsel, to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code and that the stockholders of Lighthouse will not recognize any gain or loss to the extent that such stockholders exchange shares of Lighthouse common stock for shares of SunTrust common stock.

      In addition, Lighthouse’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of SunTrust shall be true and correct in all material respects;

•	SunTrust shall have performed, in all material respects, all obligations and complied in all material respects with all covenants required by the merger agreement;

•	SunTrust shall have delivered to Lighthouse a certificate, dated the closing date and signed by its Chairman or President or an Executive Vice President, to the effect that certain conditions set forth in the merger agreement, to the extent applicable to SunTrust, have been satisfied;

•	the shares of SunTrust common stock issuable pursuant to the merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

•	there shall have been no developments in the business of SunTrust since September 30, 2002 which have had, or which would be reasonably likely to have, a material adverse effect with respect to SunTrust.

      In addition, SunTrust’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Lighthouse regarding certain matters, including capital structure, organization, standing and authority of Lighthouse and its subsidiaries, authorization and effectiveness of the merger agreement, tax and regulatory matters and state takeover law, shall be true and correct, and other representations and warranties set forth in the merger agreement, shall be true and correct in all material respects;

•	no regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the executive committee of the board of directors of SunTrust, would so materially adversely affect the business or economic benefits to SunTrust of the transactions contemplated by the merger agreement as to render completion of such transactions inadvisable or unduly burdensome;

•	Lighthouse shall have performed, in all material respects, all obligations and complied in all material respects with all covenants required by the merger agreement;

•	Lighthouse shall have delivered to SunTrust a certificate, dated the closing date and signed by its Chairman or President, to the effect that certain conditions set forth in the merger agreement, to the extent applicable to Lighthouse, have been satisfied, and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer’s knowledge, threatened that may reasonably be expected to have a material adverse effect on Lighthouse or that present a claim to restrain or prohibit the transactions contemplated by the merger agreement;

•	SunTrust shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, Lighthouse’s outside counsel, in the form set forth in the merger agreement;

•	SunTrust shall have received written agreements from certain affiliates as specified in the merger agreement to the extent necessary, in the reasonable judgment of SunTrust, to promote compliance with Rule 145 promulgated by the SEC;

•	Jerry T. Caldwell and Terry L. Rohlfing shall have continued in the employment of Lighthouse until the closing, and each of them shall have executed and delivered to SunTrust the employment and consulting agreement and waiver, release and cancellation agreement substantially in the form set forth in the merger agreement;

•	William C. Thomas and John B. Vann shall each have executed and delivered a management agreement amendment in substantially the form as set forth in the merger agreement;

•	the members of the board of directors of Lighthouse shall have executed and delivered noncompetition agreements in the form set forth in the merger agreement;

•	there shall have been no developments in the business of Lighthouse or its subsidiaries since September 30, 2002 which have had, or which would be reasonably likely to have, a material adverse effect with respect to Lighthouse;

•	all material third party consents required to be obtained in connection with the merger and the transactions contemplated by the merger agreement shall have been obtained and shall be in full force and effect;

•	SunTrust shall have received a letter from Grant Thornton LLP, Lighthouse’s accountants, dated as of the closing date, addressed to SunTrust and reasonably satisfactory in form and substance to SunTrust, updating the letter referred to in the merger agreement;

•	there shall not be pending or threatened any legal proceeding in which a governmental authority is or is threatened to become a party or is otherwise involved, and neither SunTrust nor Lighthouse shall have received any communication from any governmental authority in which such governmental authority indicates the possibility of commencing any legal proceeding or taking any other action: (1) challenging or seeking to restrain or prohibit the completion of the merger or any of the other transactions contemplated by the merger agreement; (2) relating to the merger and seeking to obtain from SunTrust, Lighthouse or any of their subsidiaries any damages or other relief that may be material to SunTrust or Lighthouse; (3) seeking to prohibit or limit in any material respect SunTrust’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; (4) that could materially and adversely affect the right of SunTrust or SunTrust Bank Holding Company to own the assets or operate the business of Lighthouse; or (5) seeking to compel SunTrust, Lighthouse or any of their subsidiaries to dispose of, hold separate or license any material asset or right as a result of the merger or any of the other transactions contemplated by the merger agreement; and

•	Lighthouse must have stockholders equity of not less than $29,500,000.

Termination of the Merger Agreement

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by the mutual consent in writing of SunTrust and Lighthouse;

•	by either SunTrust or Lighthouse:

•	in the event of (1) a material breach by the other party of any covenant or agreement contained in the merger agreement, or (2) an inaccuracy of any representation or warranty of the other party contained in the merger agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the merger under the applicable standard as set forth in the merger agreement; and, in either case, if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the effective time of the merger;

•	in writing, if any of the conditions precedent to the obligations of the other party to consummate the merger cannot be satisfied or fulfilled prior to the closing, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings as set forth in the merger agreement;

•	in writing, if any of the applications for prior approval referred to in the merger agreement are denied, and the time period for appeals and requests for reconsideration has run;

•	if the required vote of the Lighthouse stockholders to approve the merger was not obtained at the Lighthouse special meeting duly convened therefor or at any adjournment or postponement of the special meeting;

•	any time following September 30, 2003, in writing, if the effective time of the merger has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings as set forth in the merger agreement; or

•	by SunTrust if Lighthouse’s board of directors:

•	withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, the approval of the merger agreement, the merger or the recommendation in this proxy statement/ prospectus that Lighthouse’s stockholders vote to adopt and approve the merger agreement and the merger;

•	takes any action inconsistent with its approval or recommendation, in any case whether or not permitted by the terms of the merger agreement;

•	approves or recommends a third party takeover proposal or fails to recommend against a third party takeover proposal; or

•	fails to convene the special meeting.

Termination Fee

      Under the merger agreement, Lighthouse is obligated to pay to SunTrust $3 million plus SunTrust’s actual out-of-pocket expenses incurred in connection with the merger in the following circumstances:

•	SunTrust terminates the merger agreement because the board of directors of Lighthouse has withdrawn, modified or qualified, or proposed publicly to withdraw, modify or qualify, in a manner adverse to SunTrust, the approval of the merger agreement, the merger, or the recommendation in this proxy statement/ prospectus to the Lighthouse stockholders to adopt and approve the merger agreement and the merger, or taken any action or made any statement inconsistent with such approval or recommendation, in any case either in accordance with or in violation of the terms of the merger agreement;

•	either party elects to terminate the merger agreement because the stockholders of Lighthouse did not approve the merger at a duly convened meeting or at any adjournment or postponement thereof and a takeover proposal has been disclosed, announced, submitted or made; or

•	within 12 months after termination of the merger agreement, Lighthouse enters into any acquisition agreement with any person or entity, other than SunTrust, unless the termination was pursuant to mutual agreement of the parties, was by Lighthouse due to a material breach of the merger agreement by SunTrust, or was by either SunTrust or Lighthouse because of the failure to obtain necessary regulatory approvals solely due to SunTrust.

      Lighthouse is required to pay to SunTrust a termination fee equal to $2,000,000, plus SunTrust’s actual out-of-pocket expenses incurred in connection with the merger, if either party terminates the merger agreement due to a failure to obtain regulatory approval, other than a failure solely due to SunTrust, and Lighthouse enters into an acquisition agreement with another person or entity within six months of such termination.

Certain Adjustments

      If prior to the effective time of the merger, the outstanding shares of SunTrust common stock or Lighthouse common stock are changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event occurs, the merger consideration will be adjusted accordingly to provide to the Lighthouse common stockholders merger consideration with the same economic value as contemplated by the merger agreement prior to such event.

COMPARISON OF RIGHTS OF STOCKHOLDERS

OF LIGHTHOUSE AND SUNTRUST

      This section of the proxy statement/ prospectus describes material differences between the current rights of the holders of Lighthouse common stock and rights those shareholders will have as SunTrust shareholders following the merger. The following discussion is intended only to highlight material differences between the rights of corporate shareholders under Delaware law and Georgia law generally and specifically with respect to Lighthouse stockholders and the holders of SunTrust common stock pursuant to the respective charters and bylaws of Lighthouse and SunTrust. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the DGCL, the Georgia Business Corporation Code (the “GBCC”), SunTrust’s articles of incorporation, SunTrust’s bylaws, Lighthouse’s certificate of incorporation and Lighthouse’s bylaws.

      The rights of the holders of Lighthouse common stock are governed by Delaware law, Lighthouse’s certificate of incorporation and Lighthouse’s bylaws. Upon completion of the merger, the rights of the holders of Lighthouse common stock who become SunTrust shareholders as a result of the merger will be governed by Georgia law, and by SunTrust’s articles of incorporation and SunTrust’s bylaws.

	Lighthouse	SunTrust
	(Delaware)	(Georgia)

Description of common stock	Lighthouse is authorized to issue 5,000,000 shares of common stock, par value $1 per share. Holders of Lighthouse common stock are entitled to one vote per share.	SunTrust is authorized to issue 750,000,000 shares of common stock, par value $1.00 per share. Holders of SunTrust common stock are entitled to one vote per share.

Description of preferred stock	Lighthouse is authorized to issue 2,000,000 shares of preferred stock, par value $1.00 per share. Lighthouse’s certificate of incorporation authorizes the board of directors to fix or change, to the fullest extent permitted by the DGCL, the division of such shares into series or classes and the designation and authorized number of shares of each class or series, the dividend rate, the dates of payment of dividends and the dates from which they are cumulative, liquidation prices, redemption rights and prices, sinking fund requirements, conversion rights, restrictions on the issuance of shares of any class or series, subject to the rights provided by law, and any other rights, preferences and limitations that are not inconsistent with the foregoing. Currently, no shares of Lighthouse preferred stock are outstanding.	SunTrust’s articles of incorporation authorize the board of directors to issue 50,000,000 shares of preferred stock, no par value. Subject to the GBCC, SunTrust’s articles of incorporation authorize the board of directors at any time and from time to time to provide for the issuance of shares of the preferred stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance of the preferred stock adopted by the board of directors. Currently, no shares of SunTrust’s preferred stock are outstanding.

Special meeting of shareholders	Under the DGCL a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws.

	Lighthouse’s bylaws allow the board of directors, the chairman or the president to call a special meeting of stockholders and require the chairman or the president to call a special meeting at the request in writing of a majority of the board of directors, or at the request in writing of a majority of the shares of stock entitled to vote at the special meeting.	Under the GBCC, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the articles of incorporation or the bylaws. In addition, the GBCC provides that a special meeting of shareholders may also be called by the holders of at least 25% of all votes entitled to be cast on any issue proposed to be considered at a special meeting or such greater or lesser percentages as the articles of incorporation or the bylaws provide. SunTrust’s bylaws allow the chairman, the president or the board of directors to call a special meeting, and provide that a special meeting shall be called by the board of directors upon written demand of the holders of more than 50% of the outstanding common stock.

	Lighthouse	SunTrust
	(Delaware)	(Georgia)

Action by written consent in lieu of a shareholders’ meeting	Unless prohibited by the terms of a corporation’s certificate of incorporation, the DGCL provides that stockholders may take action by written consent in lieu of voting of a stockholders’ meeting if signed by the holders of outstanding stock having not less than the minimum number of votes that would have been required to approve such action. Lighthouse’s bylaws contain the identical provisions and Lighthouse’s certificate of incorporation does not provide otherwise.	The GBCC permits shareholders to act without a meeting only by unanimous written consent of the shareholders entitled to vote on the action, unless otherwise provided by the articles of incorporation. SunTrust’s articles of incorporation do not provide otherwise.

Advance notice provisions for shareholder proposals at annual or special meetings	Lighthouse’s bylaws provide that written notice of an annual or special meeting shall be given not less than 10 nor more than 60 days before the meeting, stating the date, time and purpose of the meeting.	SunTrust’s bylaws provide that to be properly brought before a meeting of the shareholders, a business and proposal must be:
• specified in the notice of the meeting;
• otherwise properly brought before the meeting by or at the direction of the board of directors; or
• brought by shareholders who comply with the advance notice requirements set forth in the Bylaws. The advance notice requirements in the SunTrust Bylaws provide that for shareholder business or a shareholder proposal to be brought before a meeting, the shareholder must give notice of the business or proposal in writing to the corporate secretary not less than 90 and not more than one hundred 120 days prior to the meeting, provided that if less than one hundred days notice or prior public disclosure of the date for the meeting is given, then the shareholder notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the notice of the date of the meeting was mailed and the day on which the public disclosure of the date of the meeting was made.

In addition, the notice to the corporate secretary must include:
• a brief description of, and reasons for, the proposal;
• the name and address of the person submitting the proposal;
• their class and number of shares beneficially owned by the person submitting the proposal; and
• any financial or other material interest of the person submitting the proposal might have in the proposal.

Nomination of Directors	The Lighthouse bylaws provide that a nominee for election as a director may be proposed only by either:
• the board of directors; or
• any stockholder entitled to vote for the election of directors.

The stockholder nomination must be submitted in writing to the chairman or the president of the corporation.

In the case of a nominee proposed for election at an annual meeting, the stockholder’s written notice must be received by the chairman or the president on or before the later of:
• March 1 immediately preceding the annual meeting; or	The SunTrust bylaws provide that nominations of directors may be made
• at a shareholders meeting;
• at the direction of the board of directors;
• by any nominating committee or any person appointed by the board of directors or by any shareholder of the corporation entitled to vote for the election of directors.

Nominations must also be submitted in writing to the corporate secretary and must specify the class to which the nominee is nominated.

To be timely, the shareholder’s written notice must be delivered to the corporation’s executive offices in writing not less than 90 and not more than 120 days prior to the meeting, regardless of any

	Lighthouse	SunTrust
	(Delaware)	(Georgia)

• the 60th day prior to the first anniversary of the preceding annual meeting;
provided that if the annual meeting in any year is not to be held either:
• after March 31; or
• on or before the 31st day following the anniversary of the annual meeting from the preceding year;
then, the stockholder’s written notice must be received by the chairman or the president with 30 days prior to the date of the meeting.

In the case of a nominee proposed for election at a special meeting, the stockholder’s written notice must be received by the president or the chairman no later than the close of business on the 7th day following the day notice of the special meeting was mailed to stockholders.

The stockholder’s written notice must include the following information for each nominee:
• name, age and business and residence addresses;
• principal occupation or employment; and
• number of shares beneficially owned and/or of record.	postponements or adjournments; provided that if less than 100 days notice or prior public disclosure of the date for the meeting is given, then the shareholder’s written notice must be delivered no later than the close of business on the 10th day following the earlier of:
• the day on which the notice of the date of the meeting was mailed; or
• the day on which the public disclosure of the date of the meeting was made.

The shareholder’s written notice must include the following information for each nominee:
• name, age and business and residence addresses;
• principal occupation or employment;
• number of shares beneficially owned;
• signed consent of the nominee to serve, if elected; and
• any other information required under Regulation 14A of the Securities Exchange Act of 1934, as amended.

In addition, the shareholder’s written notice must include the following information with respect to the shareholder:
• name, age and residence addresses; and
• number of shares beneficially owned.

Number of directors	Lighthouse’s bylaws provide that the number of directors shall be fixed by a majority of the directors. Currently, the Bylaws the number of directors is fixed at 6.	The SunTrust bylaws provide that the number of the board of directors shall be fixed by the board of directors. In addition, the SunTrust bylaws provide that in the absence of the board setting the number, the number shall be 15. Presently, SunTrust’s board of directors consists of 15 members.

Classified board of directors	Lighthouse’s board of directors is divided into three classes with two directors in each class. One class of two members is elected annually. Each class of directors is elected until a successor is elected and qualified or until the director’s resignation, removal from office, death or incapacity.

Classification of directors makes it more difficult for stockholders to change the composition of the board of directors.	The GBCC provides that a corporation’s board of directors may be divided into various classes with staggered terms of office. SunTrust’s board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually. SunTrust’s directors are elected to a term of three years.

Classification of directors makes it more difficult for shareholders to change the composition of the board of directors.

Election of directors	Since Lighthouse has a classified board of directors, at least two annual meetings of stockholders will generally be required to change a majority of the board of directors. If Lighthouse was confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, the extended time period required to replace a majority of the board of directors would allow the board sufficient time to review the proposal, provide the board with an opportunity to review available alternatives to the proposal and act in what it believes to be the best interests of stockholders. These factors may have the effect of deterring such proposals or make them less likely to succeed. Under the DGCL, the certificate of incorporation	Since SunTrust has a classified board of directors, at least two annual meetings of shareholders will generally be required to change a majority of the board of directors. If SunTrust was confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, the extended time period required to replace a majority of the board of directors is designed to allow the board sufficient time to review the proposal, provide the board with an opportunity to review available alternatives to the proposal and act in what it believes to be in the best interests of shareholders. These factors may have the effect of deterring such proposals or making them less likely to succeed.

Under the GBCC shareholders do not have

Lighthouse	SunTrust
(Delaware)	(Georgia)

may provide for cumulative voting rights in the election of directors. Lighthouse’s certificate of incorporation does not provide cumulative voting rights in the election of directors.	cumulative voting rights for the election of directors unless the articles of incorporation so provide. SunTrust’s articles of incorporation do not provide for cumulative voting rights.

Removal of directors	The DGCL provides that classified directors of a corporation may only be removed for cause by the holders of a majority of the shares entitled to vote on their election, unless the certificate of incorporation otherwise provides. Lighthouse’s certificate of incorporation does not provide otherwise.	The GBCC provides that classified directors of a corporation may be removed only for cause by a majority of the votes entitled to be cast on their election, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise. However, if a director is elected by a particular voting group of directors, that director may only be removed by the requisite vote of that voting group.

SunTrust’s bylaws provide that any director or the entire SunTrust board of directors may be removed, with or without cause, by the affirmative vote of the holders of 75% of the outstanding shares of SunTrust common stock, including the affirmative vote of at least 75% of the outstanding shares of SunTrust common stock not beneficially owned by a 10% or greater shareholder.

Board of director vacancies	Under the DGCL, unless the certificate of incorporation or bylaws provide otherwise, the board of directors may fill any vacancy on the board, including newly created directorships resulting from an increase in the number of directors.

Lighthouse’s bylaws provide that vacancies on the board of directors may be filled by a majority of directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the end of the term to which they are appointed and until their successors are duly elected and qualified, or until their earlier death, resignation or removal	The GBCC provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise.

SunTrust’s bylaws provide that a vacancy shall be filled by the board of directors. Any director so elected shall hold office until the next annual meeting of the shareholders.

Indemnification	Lighthouse’s bylaws provide that Lighthouse shall indemnify any person who was or is a party or is threatened to be made a party to any type of proceeding, including an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the proceeding:
• if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
• in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

Lighthouse’s bylaws provide that to the extent a present or former officer or director of the corporation has been successful on the merits or	SunTrust’s bylaws provide that SunTrust shall indemnify an individual who is made a party to a proceeding because he or she is or was a director, officer or employee if he or she conducted himself or herself in good faith and, in the case of conduct in his or her official capacity, he or she reasonably believed his or her conduct was in the best interest of the corporation, or in all other cases, he or she reasonably believed his or her conduct was at least not opposed to the best interests of the corporation, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction, or upon plea of nolo contendere or its equivalent is not determinative that a person met the appropriate standard of conduct.

SunTrust’s bylaws further provide that the corporation shall not indemnify a person in connection with:
• a proceeding by or in right of the corporation, except for reasonable expenses if it is determined

Lighthouse	SunTrust
(Delaware)	(Georgia)

otherwise in defense of any action or proceeding referred to in the preceding paragraph, the corporation shall promptly indemnify him or her against expenses actually and reasonably incurred by him or her in connection with the proceeding.

Lighthouse’s bylaws provide that prior to indemnifying an individual, a determination must be made that such person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, by:
• a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding;
• independent legal counsel in a written opinion if there are no such directors, or if such directors so direct;
• the stockholders; or
• the Delaware Chancery court or (if Lighthouse is a party to the action) in the court in which the action is brought. Lighthouse’s bylaws provide that a corporation may advance expenses, including attorney’s fees, to a director or officer as long as any director or officer receiving an advance promises in writing to repay the amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified.	that the person has met the standard of conduct set forth in the preceding paragraph; or
• for conduct if the person is judged liable for improperly receiving a personal benefit, whether or not involving action in his or official capacity.

SunTrust’s bylaws provide that upon receipt of a claim for indemnification by an employee, officer or director, the corporation must make a determination that indemnification is permissible under the circumstances. The determination shall be made by:
• if there are two or more disinterested directors, a majority vote of the disinterested directors or a majority of the members of a committee of two or more disinterested directors;
• special legal counsel selected either by the board of directors as provided in the previous clause or, if there are fewer than two disinterested directors, then by all directors; or
• the shareholders, excluding any shares under the control of a director who does not qualify as disinterested

Pursuant to the SunTrust bylaws, the authorization of indemnification is made in the same manner as the determination set forth above, provided that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, then the authorization shall be made by the entire board of directors.

The SunTrust bylaws permit the corporation to advance expenses to directors and officers as long as the director, officer, employee or agent receiving an advance:
• furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standards of conduct; and
• undertakes to repay the amounts advanced if it is ultimately determined that such director or officer was not entitled to be indemnified.

The SunTrust bylaws permit an employee, officer or director who is a party to a proceeding because he or she is an employee, officer or director to apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The court shall order indemnification if (1) the person is entitled to indemnification under the SunTrust bylaws; or (2) in view of all the relevant circumstances, it is fair and reasonable to indemnify or advance expenses, even if (x) the person has not met the standard of conduct or (y) the person was judged liable in a proceeding by or in right of the corporation or for receiving an improper benefit, but in the case of clause (y) only for reasonable expenses, unless the shareholders approve otherwise.

Finally, the SunTrust bylaws provide that the shareholders may vote, by majority of all the votes cast excluding the votes of any shares under the control of an interested director, to indemnify a

Lighthouse	SunTrust
(Delaware)	(Georgia)

person made party to a proceeding, including a proceeding by or in right of the corporation, without regard to any other limits in the SunTrust bylaws except for:
• any appropriation in violation of duty with respect to any business opportunity of the corporation;
• intentional misconduct or knowing violations of law;
• unlawful distributions; or
• any transaction in which the person received an unlawful benefit.

Limitations on liability of directors	Lighthouse’s certificate of incorporation eliminates personal liability of a director of Lighthouse or its stockholders for monetary damages for breach of fiduciary duty as director, other than with respect to:
• breaches of the director’s duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith involving intentional misconduct or knowing violations of law;
• the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
• any transaction in which the director received an improper personal benefit.	SunTrust’s articles of incorporation eliminate a director’s personal liability for monetary damages to SunTrust or any of its shareholders, for any action taken as a director, except that such liability is not eliminated for:
• any appropriation, in violation of such director’s duties, of any business opportunity of SunTrust;
• acts or omissions which involve intentional misconduct or a knowing violation of law;
• unlawful distributions; or
• any transaction from which the director received an improper personal benefit.

SunTrust’s articles of incorporation provide that if at any time Georgia law is amended to further eliminate or limit the liability of a director, then the liability of each director of SunTrust shall be limited to the fullest extent permitted thereby.

Business combination restrictions	Lighthouse is not subject to the Delaware business combination statute because it does not have a class of voting stock held of record by more than 2,000 stockholders.	The SunTrust bylaws provide that any business combination requires the affirmative vote of the holders of at least 75% of the then outstanding common stock of the corporation, including the affirmative vote of the holders of at least 75% of the then outstanding common stock not beneficially owned by the interested shareholder. Business combination is defined to include the following:
• a merger or consolidation of the company or any subsidiary with an “interested shareholder” (defined generally as a person beneficially owning 10% or more of the outstanding common stock of the corporation) or an affiliate of an interested shareholder;
• a sale or other disposition with or to any interested shareholder of assets having a fair market value in excess of $1,000,000;
• the issuance by the corporation of securities to any interested shareholder or an affiliate of an interested shareholder in exchange for cash or other consideration in excess of $1,000,000;
• the adoption of any plan for liquidation or dissolution proposed by an interested shareholder; or
• any reclassification of securities or subsidiary merger which increases the equity ownership of any interested shareholder

The restrictions are not applicable if the business combination has been approved by three-fourths (3/4) of all the directors of the Company or if the transaction meets all of the fair price criteria set

	Lighthouse	SunTrust
	(Delaware)	(Georgia)

forth in the SunTrust articles of incorporation intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party.

The fair price requirements are designed to deter unfriendly acquisitions that do not satisfy the specified fair price requirements.

The GBCC authorizes Georgia corporations to adopt a provision which prohibits business combinations with interested shareholders occurring within five years of the date a person first becomes an interested shareholder. For purposes of this statute, “business combinations” are defined to include mergers, sales of 10% or more of the corporation’s net assets, and certain issuances of securities, all involving the corporation and any interested shareholder. With limited exceptions, the Georgia business combination statute requires approval of a subject transaction in one of three ways:
• prior to such person becoming an interested shareholder, the corporation’s board of directors must have approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;
• the interested shareholder must acquire at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors of SunTrust and its affiliates and associates) in the same transaction in which such person becomes an interested shareholder; or
• subsequent to becoming an interested shareholder, such person acquires additional shares resulting in ownership of at least 90% of the Voting Stock, other than shares owned by officers, directors of SunTrust and its affiliates and associates, and obtains the approval of the business combination by the holders of a majority of the shares entitled to vote thereon, exclusive of the shares held beneficially by the interested shareholder and its affiliates and shares owned by officers, directors and their affiliates and associates.

For purposes of both the fair price provisions of the SunTrust bylaws and the business combination statute, an “interested shareholder” is defined as a person or entity that is the beneficial owner of 10% or more of the voting power of the corporation’s voting stock, or a person or entity that is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the corporation’s voting stock. SunTrust has elected in its articles of incorporation to be governed by the business combination statute.

Vote on extraordinary corporate	The DGCL provides that, unless a corporation’s certificate of incorporation requires a greater vote of the stockholders or the Delaware business	Under the GBCC, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another

Lighthouse	SunTrust
(Delaware)	(Georgia)

transactions	combination statute discussed above applies then (a) a sale, lease or substantially all of the corporation’s assets, (b) a merger or consolidation of the corporation with another corporation or (c) a dissolution of the corporation, requires the affirmative vote of the board of directors, except in certain limited circumstances, plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

In addition, Lighthouse’s certificate of incorporation provides that, unless expressly otherwise provided by statute, if the directors, by the affirmative vote of not less than a majority of the whole authorized number of directors, shall recommend against the approval of any of the following transactions, then the affirmative vote of the holders of at least 75% of the voting stock of the corporation entitled to vote shall be required to adopt:
• an amendment to the certificate of incorporation;
• a new or amended bylaw provision;
• a proposal to change the number of directors by the stockholders;
• an agreement of merger or consolidation for the proposed merger of the corporation with or into another corporation;
• a proposed sale of all or substantially all of the assets of the corporation; or
• a proposed dissolution of the corporation.	corporation, a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

In addition, the SunTrust articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, is required to amend or adopt any provision inconsistent with the fair price provisions of the SunTrust articles of incorporation or the section of Article II (Directors) of the SunTrust bylaws.

Par value, dividends and repurchases of shares	The DGCL permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Under the DGCL, a corporation may purchase or, if so provided in the corporation’s certificate of incorporation, redeem shares of any class of its capital stock, but subject generally to there being no impairment of capital of the corporation and provided that immediately following any such redemption, the corporation generally must have outstanding shares of one or more classes or series of capital stock which have full voting rights.	Under the GBCC, a corporation may make distributions to its shareholders subject to any restrictions imposed in the corporation’s articles of incorporation, except that no distribution may be made if as a result the corporation would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution or shareholders whose preferential rights are superior to those receiving the distribution.

Under the GBCC, a corporation may acquire its own shares of capital stock and shares so acquired will constitute authorized but unissued shares, unless the articles of incorporation provide that such shares become treasury shares or prohibit the reissuance of reacquired shares. If such reissuance is prohibited, the number of authorized shares will be reduced by the number of shares reacquired.

Dissenters’ or appraisal rights	The DGCL provides stockholders of a Delaware corporation appraisal rights in connection with mergers and consolidations generally, provided the stockholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to stockholder if:
• they are stockholders of the surviving corporation and a vote of the stockholders of such corporation is not necessary to authorize the merger or	The GBCC provides that shareholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s assets, amendments to the articles of incorporation that materially and adversely affects certain rights in respect of a dissenter’s shares and certain other

	Lighthouse	SunTrust
	(Delaware)	(Georgia)

consolidation; or
• the shares held by the stockholders are of a class or series listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or are held of record by more than 2,000 stockholders, in each case on the record date set to determine the stockholders entitled to vote on the merger or consolidation.

Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:
• shares of stock of the corporation surviving or resulting from the merger or consolidation;
• shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 stockholders;
• cash in lieu of fractional shares of the corporations described in either of the above; or
• any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or the sale of all or substantially all of the assets of the corporation.

Lighthouse has not made such an election in its certificate of incorporation.	actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the articles of incorporation, bylaws or a resolution of the board of directors. However, unless the corporation’s articles of incorporation provide otherwise, appraisal rights are not available:
• to holders of shares of any class of shares not entitled to vote on the transaction;
• in a sale of all or substantially all of the property of the corporation pursuant to court order;
• in a sale of all or substantially all of the corporation’s assets for cash,
• where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year; or
• to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (1) in the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. Appraisal rights under the GBCC differ from appraisal rights under the DGCL in that, under the GBCC, shareholders have appraisal rights for more types of transactions than under the DGCL, and unlike the appraisal rights provisions under the DGCL, under the GBCC the board of directors may voluntarily extend appraisal rights to shareholders. In addition, the GBCC provides that, if a shareholder is entitled to exercise appraisal rights, those rights constitute the shareholder’s exclusive remedy in the absence of fraud or failure to comply with certain procedural requirements.

Amendments to charter	Under the DGCL, unless a greater vote is required by the certificate of incorporation, an amendment to the certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment following the adoption of a resolution by the board of directors supporting the advisability of such amendment.	The GBCC provides that certain relatively technical amendments to a corporation’s articles of incorporation may be adopted by the directors without shareholder action. Generally, the GBCC requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation, unless the GBCC, the articles of incorporation, or a bylaw adopted by the shareholders requires a greater number of affirmative votes. SunTrust’s articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, is required to amend or adopt any provision inconsistent with the fair price provisions of the SunTrust articles of incorporation.

	Lighthouse	SunTrust
	(Delaware)	(Georgia)

Amendments to Bylaws	Under the DGCL, the power to amend the bylaws of a corporation is vested in the stockholders, but a corporation in its certificate of incorporation may also confer such power upon the board of directors. Under Lighthouse’s certificate of incorporation, the board of directors is expressly authorized to make, amend or repeal Lighthouse’s bylaws by the affirmative vote of at least a majority of the directors then in office.	Under the GBCC, shareholder action is generally not necessary to amend the bylaws, unless the articles of incorporation provide otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders do, however, have the right to amend, repeal or adopt bylaws, except for bylaws that restrict the power of the board to manage the business. Under SunTrust’s bylaws, the board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws, but any bylaws adopted by the board of directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders. However, SunTrust’s articles of incorporation provide that, notwithstanding any provision of SunTrust’s bylaws the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, or the vote of 75% or more of the directors is required to amend Article II (Directors) of the SunTrust bylaws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF LIGHTHOUSE FINANCIAL SERVICES, INC.

      This discussion and analysis reflects Lighthouse’s consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. Our consolidated financial statements for the three-month periods ended December 31, 2002 and 2001, and the years ended September 30, 2002, 2001 and 2000 have been prepared by applying accounting policies relevant to the business of Lighthouse and its subsidiaries. Application of certain accounting policies requires management to make estimates and assumptions about the effect of matters that are inherently uncertain. These estimates and assumptions affect the reported amounts of certain assets, liabilities, revenues and expenses. Different amounts could be reported under different conditions, or if different assumptions were used in the application of certain accounting policies. In this respect, the accounting policy considered by us to be critical relates to the determination of the allowance for loan losses. This accounting policy is discussed in “Business of Lighthouse Financial Services, Inc. — Lending Activities — Allowance for Loan Losses.”

General

      Lighthouse conducts no material business other than owning all of the common stock of LCB and other wholly owned subsidiaries. Consequently, its net earnings depend primarily on the net earnings of LCB and these other subsidiaries. The net earnings of LCB are derived primarily from net interest income, which is the difference between interest income earned on investments in loans, mortgage-backed securities and other investment securities, and its cost of funds, consisting of interest paid on deposits and borrowings. LCB’s net earnings also are affected by its provision for loan losses, as well as by the amount of other income, including income from fees and service charges and net gains and losses on sales of loans and investments, and operating expenses, such as employee compensation and benefits, deposit insurance premiums, occupancy and equipment costs, and income taxes. In addition, net earnings are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond Lighthouse management’s control.

Average Balance, Yield, Rate and Volume Data

      The following table sets forth certain information relating to Lighthouse’s average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from month-end balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loan losses. Lighthouse’s management does not believe that the use of month-end balances instead of daily balances has caused any material differences in the information presented.

	Three months ended December 31,

	2002			2001

	Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate

			(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$523,279	$7,910	6.05%	$417,035	$7,735	7.42%
Mortgage-backed securities and other	51,994	510	3.92	56,570	723	5.11
Investment securities(2)	10,119	121	4.78	3,574	40	4.48

Total interest-earning assets	585,392	8,541	5.84	477,179	8,498	7.12
Non-interest-earning assets	7,006			3,917

Total assets	$592,398			$481,096

Interest-bearing liabilities:
Deposits	$412,484	$2,873	2.79%	$331,983	$3,536	4.26%
FHLB advances and other borrowings	137,596	1,324	3.85	113,591	1,278	4.50

Total interest-bearing liabilities	550,080	4,197	3.05	445,574	4,814	4.32
Non-interest-bearing liabilities	11,968			12,976

Total liabilities	562,048			458,550
Stockholders’ equity	30,350			22,546

Total liabilities and stockholders’ equity	$592,398			$481,096

Net interest income/interest rate spread		$4,344	2.79%		$3,684	2.80%

Net interest margin (net interest income as a percent of average interest-earning assets)			2.97%			3.09%

Average interest-earning assets to interest-bearing liabilities			106.42%			107.09%

(1)	Includes loans held for sale and nonaccrual loans.

(2)	Includes interest-earning deposits in other financial institutions.

	Year ended September 30,

	2002			2001			2000

	Average	Interest		Average	Interest		Average	Interest
	outstanding	earned/	Yield/	outstanding	earned/	Yield/	outstanding	earned/	Yield/
	balance	paid	rate	balance	paid	rate	balance	paid	rate

	(Dollars in thousands)
Interest-earning assets
Loans receivable(1)	$429,218	$29,440	6.86%	$392,010	$32,840	8.38%	$345,162	$27,868	8.07%
Mortgage-backed securities and other	47,764	2,199	4.60	21,291	1,063	4.99	17,593	1,145	6.51
Investment securities(2)	4,424	179	4.05	13,570	904	6.66	23,683	1,427	6.03

Total interest-earning assets	481,406	31,818	6.61	426,871	34,807	8.15	386,438	30,440	7.88
Non-interest-earning assets	9,854			10,523			4,748

Total assets	$491,260			$437,394			$391,186

Interest-bearing liabilities:
Deposits	$346,296	12,302	3.55	$311,961	17,445	5.59	$271,661	15,509	5.71
FHLB advances and other borrowings	107,333	4,842	4.51	91,319	5,501	6.02	96,394	6,101	6.33

Total interest-bearing liabilities	453,629	17,144	3.78	403,280	22,946	5.69	368,055	21,610	5.87

Non-interest-bearing liabilities	12,678			14,223			5,373

Total liabilities	466,307			417,503			373,428
Stockholders’ equity	24,953			19,891			17,758

Total liabilities and stockholders’ equity	$491,260			$437,394			$391,186

Net interest income/interest rate spread		$14,674	2.83%		$11,861	2.46%		$8,830	2.01%

Net interest margin (net interest income as a percent of average interest-earning assets)			3.05%			2.78%			2.28%

Average interest-earning assets to interest-bearing liabilities			106.12%			105.85%			104.99%

(1)	Includes loans held for sale and nonaccrual loans

(2)	Includes interest-earning deposits in other financial institutions.

Rate/Volume Table

      The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Lighthouse’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (change in volume multiplied by prior year rate), (2) changes in rate (change in rate multiplied by prior year volume) and (3) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate.

				Year ended September 30,

	Three months ended
	December 31, 2002 vs. 2001			2002 vs. 2001			2001 vs. 2000

	Increase (Decrease)			Increase (Decrease)			Increase (Decrease)
	Due To			Due To			Due To

	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total

Interest income attributable to:
Loans receivable(1)	$1,758	$(1,583)	$175	$2,926	$(6,326)	$(3,400)	$3,875	$1,097	$4,972
Mortgage-backed securities and other	(52)	(161)	(213)	1,225	(89)	1,136	214	(296)	(82)
Investment securities(2)	78	3	81	(458)	(267)	(725)	(765)	242	(523)

Total interest income	1,784	(1,741)	43	3,693	(6,682)	(2,989)	3,324	1,043	4,367

Interest expense attributable to:
Deposits	734	(1,397)	(663)	1,757	(6,900)	(5,143)	2,267	(331)	1,936
Borrowings	266	(220)	46	864	(1,523)	(659)	(311)	(289)	(600)

Total interest expense	1,000	(1,617)	(617)	2,621	(8,423)	(5,802)	1,956	(620)	1,336

Increase (decrease) in net interest income	$784	$(124)	$660	$1,072	$1,741	$2,813	$1,368	$1,663	$3,031

(1)	Includes loans held for sale.

(2)	Includes interest-bearing deposits.

Discussion of Changes in Financial Condition

      Lighthouse’s consolidated assets totaled $624.1 million at December 31, 2002, an increase of $46.7 million over September 30, 2002, levels. The increase was primarily funded by a $31.0 million increase in deposits, a $13.2 million increase in borrowings and a $2.4 million increase in stockholders’ equity.

      Cash and interest-bearing deposits decreased during the three months ended December 31, 2002, by $277,000, or 1.4%. Mortgage-backed securities and other interest-earning assets totaled $24.1 million, a decrease of $17.1 million, or 41.5%. During the three months ended December 31, 2002, sales of mortgage-backed securities totaled $20.0 million. Investment securities totaled $10.4 million, a decrease of $32,000, or 0.3%, from the September 30, 2002 levels.

      Loans receivable, including loans held for sale, totaled $548.3 million at December 31, 2002, an increase of $62.9 million, or 13.0%. During the 2002 three-month period, management continued its strategy of deploying savings growth into the loan portfolio.

      Deposits increased by $31.0 million, or 8.2%, to a total of $408.6 million at December 31, 2002. Advances from the FHLB and other borrowings totaled $175.0 million at December 31, 2002, an increase of $13.2 million, or 8.2%.

      Lighthouse’s consolidated assets totaled $577.4 million at September 30, 2002, an increase of $121.1 million, or 26.5%, over September 30, 2001 levels. The growth in assets was funded primarily by a $56.2 million, or 17.5%, increase in deposits, a $57.6 million, or 55.3%, increase in FHLB advances and other borrowings and a $7.2 million increase in stockholders’ equity.

      Cash and interest-bearing deposits increased during fiscal 2002 by $3.4 million, or 20.1%, to $20.5 million at September 30, 2002. Investment securities totaled $10.4 million at September 30, 2002, an increase of $2.6 million, or 33.7%, from 2001 levels. This increase resulted primarily from purchases of investment securities totaling $11.8 million, respectively, which were partially offset by maturities of $9.4 million.

      Mortgage-backed securities increased by $17.6 million, or 74.3% to $41.3 million at September 30, 2002. This increase resulted primarily from purchases of mortgage-backed securities totaling $17.0 million, and a securitization of loans into mortgage-backed securities totaling $66.7 million, which were partially offset by sales of mortgage-backed securities of $63.8 million and repayments totaling $3.8 million. Management opted to securitize current loan origination volume into mortgage-backed securities in order to enhance liquidity and manage interest rate risk.

      Loans receivable, including loans held for sale, increased by $93.3 million, or 23.8%, during fiscal 2002 to a total of $485.4 million. The increase was due to $616.6 million in new loan disbursements, which was partially offset by loans sold of $316.0 million and principal repayments of $199.3 million. Loan disbursements increased by $124.8 million, or 25.4%, over fiscal 2001. Lighthouse experienced increased loan origination volume compared to the previous year primarily as a result of refinancing activity resulting from the overall decline in interest rates in the economy. As set forth above, Lighthouse has continued its strategy of maximizing earnings by selling fixed-rate loans in the current interest rate environment.

      At September 30, 2002, the allowance for loan losses of Lighthouse totaled $4.2 million, an increase of $539,000, or 14.8%, over the level maintained at September 30, 2001. At September 30, 2002, the allowance represented approximately .86% of the total loan portfolio and 94.8% of total non-performing loans (loans which are ninety days or more delinquent and nonaccrual loans). As of December 31, 2002 and September 30, 2002, the ratio of total non-performing loans to total loans amounted to 1.78% and ..91%, compared to .92% at September 30, 2001. Nonperforming loans amounted to $9.8 million, $4.4 million and $3.6 million at December 31, 2002, September 30, 2002, and September 30, 2001, respectively. It is the opinion of management that nonperforming loans are adequately collateralized and no unreserved losses are anticipated on such loans. Although management believes that its allowance for loan losses at December 31, 2002, was adequate based on the available facts and circumstances, there can be no assurance that additions to such allowance will not be necessary in future periods, which could adversely affect Lighthouse’s results of operations.

      Deposits totaled $377.6 million at September 30, 2002, an increase of $56.2 million, or 17.5%, over 2001 levels. Deposits increased, primarily due to consumers seeking safer savings investments as an alternative to the volatile capital markets during the year, as well as management’s continuing efforts to grow the deposit base through use of an aggressive marketing strategy.

      Advances from the FHLB and other borrowings totaled $161.8 million at September 30, 2002, an increase of $57.6 million, or 55.3%, over the amount outstanding at September 30, 2001. The proceeds from such borrowings were utilized to accelerate additional new loan originations.

      Stockholders’ equity totaled $29.2 million at September 30, 2002, an increase of $7.2 million, or 32.9%, over the September 30, 2001, total. The increase resulted primarily from period net earnings of $6.4 million, coupled with an increase in the unrealized gain on investment securities of $698,000.

Comparison of Results of Operations for the Three-Month Periods Ended December 31, 2002 and 2001

      General. Net earnings for the three-month period ended December 31, 2002 totaled $2.4 million, a $1.2 million, or 104.9%, increase over the $1.2 million in net earnings reported for the three months ended December 31, 2001. The increase in earnings was comprised of a $660,000, or 17.9%, increase in net interest income and a $2.0 million increase in other income which were partially offset by an $859,000, or 23.2%, increase in general, administrative and other expense and an increase in income taxes totaling $692,000.

      Net Interest Income. Total interest income amounted to $8.5 million for each of the three-month periods ended December 31, 2002 and 2001. While the amount of total interest income remained stable between periods, the average outstanding balance of interest-earning assets increased by $108.2 million while the weighted-average yield decreased from 7.12% for the three months ended December 31, 2001, to 5.84% for the three months ended December 31, 2002.

      Interest income on loans totaled $7.9 million, an increase of $175,000, or 2.3%, over the amount recorded for the three months ended December 31, 2001. The increase is primarily attributable to a $106.2 million, or 25.5%, increase in the average outstanding balance to $523.3 million, partially offset by a decrease in the yield of 137 basis points from 7.42% for the three months ended December 31, 2001, to 6.06% for the three months ended December 31, 2002. Interest income on mortgage-backed and other interest-earning assets totaled $510,000, a decrease of $213,000, or 29.5%. Such decline resulted from a $4.6 million decline in the weighted average balance and a 119 basis point reduction in the weighted average rate. Interest income on investments totaled $121,000, an increase of $81,000, or 202.5%, over the levels reported for the three months ended December 31, 2001. The increase in interest income on investments is primarily attributable to a $6.5 million, or 183.1% increase in the average balance outstanding to $10.1 million for the three months ended December 31, 2002 million coupled with an increase in the yield to 4.78% at December 31, 2002, from 4.48% at December 31, 2001.

      Interest expense on deposits totaled $2.9 million, a decrease of $663,000, or 18.8%, due primarily to a 147 basis point decrease in the rate to 2.79% for the three months ended December 31, 2002, which was partially offset by an increase in the average outstanding balance to $412.5 million for the three months ended December 31, 2002, from $332.0 million for the comparable 2001 period. Interest expense on FHLB advances and other borrowings amounted to $1.3 million for each of the three-month periods ending December 31, 2002, and 2001. Interest expense on borrowings remained unchanged period to period due to a 65 basis point decrease in the weighted-average rate offsetting the effects of a $24.0 million, or 21.1%, increase in the weighted-average outstanding balance of borrowings for the three months ended December 31, 2002.

      As a result of the foregoing changes in interest income and interest expense, net interest income increased by $660,000, or 17.9%, to $4.3 million for the three-month period ended December 31, 2002, compared to $3.7 million for the comparable 2001 period. The interest rate spread decreased by one basis point to 2.79% for the three months ended December 31, 2002 from 2.80% for the three months ended December 31, 2001. The net interest margin amounted to 2.97% for the three months ended December 31, 2002, compared to 3.09% for the three months ended December 31, 2001.

      Provision for Losses on Loans. As a result of an analysis of historical experience, the volume and type of lending conducted by Lighthouse Community Bank, Lighthouse’s principal subsidiary (“LCB” or the “Bank”), the status of loan delinquencies, and general economic conditions, particularly as such conditions relate to LCB’s loan portfolio, management recorded a $194,000 provision for losses on loans for the three-month period ended December 31, 2002, compared to a provision of $262,000 recorded for the same period in 2001.

      While management believes that the allowance for loan losses at December 31, 2002 was sufficient to cover losses inherent in LCB’s loan portfolio at that time, no assurance can be given that the level of the allowance will be sufficient to cover future loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the allowance.

      Other Income. Other income totaled $4.3 million for the three months ended December 31, 2002, compared to $2.2 million for the three months ended December 31, 2001, an increase of $2.0 million, or 91.8%. The increase in other income can primarily be attributed to growth in mortgage banking income, as the significant volume of loans sold continued to reflect the beneficial effects of historic 40-year lows in mortgage interest rates.

      General, Administrative and Other Expense. General, administrative and other expense totaled $4.6 million for the three months ended December 31, 2002, compared to $3.7 million for the three months ended December 31, 2001, an increase of $859,000, or 23.2%. The increase in general, administrative and other expense can primarily be attributed to pro rata increases in all expense categories, generally reflecting the growth in Lighthouse’s scale of operations period to period.

      Income Tax Expense. The provision for income taxes totaled $1.5 million for the three months ended December 31, 2002, an increase of $692,000, or 89.0%, compared to the same period in fiscal 2001. The increase in the tax provision is due primarily to the 98.5% increase in earnings before income taxes as the tax rates were 38.1% and 40.0% for the three months ended December 31, 2002 and 2001, respectively.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2002 and 2001

      General. Net earnings for the fiscal year ended September 30, 2002, totaled $6.4 million, a $2.9 million, or 80.3%, increase over the $3.6 million in net earnings reported for fiscal 2001. The increase in earnings was comprised of a $2.8 million, or 23.7%, increase in net interest income, a $1.9 million increase in other income, and a $1.0 million decrease in the provision for losses on loans, which were partially offset by a $1.2 million increase in general, administrative and other expense and a $1.6 million increase in the provision for income taxes.

      Net Interest Income. Total interest income amounted to $31.8 million for fiscal 2002, a decrease of $3.0 million, or 8.6%, from fiscal 2001. The decrease resulted primarily from a 154 basis point decrease in the weighted-average yield on interest-earning assets, to 6.61% in fiscal 2002, which was partially offset by a $54.5 million, or 12.8%, increase in average interest-earning assets outstanding year to year. Interest income on loans totaled $29.4 million in fiscal 2002, a decrease of $3.4 million, or 10.4%, from fiscal 2001. This decrease resulted primarily from a decrease in the weighted-average loan yield from 8.38% in fiscal 2001 to 6.86% in fiscal 2002, which was partially offset by an increase in the weighted-average loan balance outstanding of $37.2 million, or 9.5%. Interest income on mortgage-backed securities and other income totaled $2.2 million in fiscal 2002, an increase of $1.1 million or 106.9%. The increase resulted primarily from a $26.5 million, or 124.3%, increase in the average outstanding balance, which was partially offset by a decrease in the yield from 4.99% in fiscal 2001 to 4.60% in fiscal 2002. Interest income on investment securities totaled $179,000, a $725,000, or 80.2%, decrease from fiscal 2001, due primarily to a decrease in weighted-average yield from 6.66 % in fiscal 2001 to 4.05% in fiscal 2002, coupled with a decrease in the weighted-average balance of $9.1 million, or 67.4%, year to year.

      Interest expense on deposits totaled $12.3 million for fiscal 2002, a decrease of $5.1 million, or 29.5%, from fiscal 2001. The decrease resulted primarily from a decrease in the average cost of deposits from 5.59% in fiscal 2001 to 3.55% in fiscal 2002, which was partially offset by an increase in the average balance outstanding of $34.3 million, or 11.0%. Interest expense on borrowings totaled $4.8 million for fiscal 2002, a decrease of $659,000, or 12.0%, from fiscal 2001, due primarily to a decrease of 151 basis points in the average cost of borrowings to 4.51% in fiscal 2002, which was partially offset by an increase in the average balance outstanding of $16.0 million, or 17.5%, year to year.

      The decrease in the yields on interest-earning assets and the costs of interest-bearing liabilities were generally reflective of the overall decline in interest rates in the economy during the year.

      As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.8 million, or 23.7%, to $14.7 million for fiscal 2002, compared to $11.9 million for fiscal 2001. The interest rate spread increased by 37 basis points, from 2.46% for fiscal 2001 to 2.83% for fiscal 2002. The net interest margin amounted to 3.05% for fiscal 2002, compared to 2.78% for fiscal 2001.

      Provision for Losses on Loans. LCB charges earnings with a provision for losses on loans to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted, the status of delinquencies, and general economic conditions, particularly as such conditions relate to LCB’s loan portfolio and market area. As a result of such analysis, management recorded a $688,000 provision for losses on loans during the fiscal year ended September 30, 2002, compared to a provision of $1.6 million recorded in the fiscal 2001 period.

      Other Income. Other income totaled $11.2 million for the fiscal year ended September 30, 2002, an increase of $1.9 million, or 19.9%, compared to fiscal 2001, due primarily to a $1.2 million, or 27.0%, increase in insurance commission income, coupled with a $500,000 increase in gain on sale of investments and mortgage-backed securities and a $588,000 increase in other income. The increase in other income is due primarily to increased service charges on deposit accounts, coupled with increased fee income from the trust operations.

      Insurance commission income represented approximately 50% of Lighthouse’s total other income in fiscal 2002 and 2001. Specifically, the Carswell Agency generated gross commission income of $5.7 million in fiscal 2002 and $4.5 million in fiscal 2001. Since Carswell was acquired in fiscal 1999, insurance commission income has grown from $3.2 million to the 2002 fiscal year total of $5.7 million, representing an increase of 78.1%.

      General, Administrative and Other Expense. General, administrative and other expense totaled $14.8 million for the fiscal year ended September 30, 2002, an increase of $1.2 million, or 8.6%, compared to fiscal 2001. The increase was attributable to a $1.3 million, or 17.7%, increase in employee compensation and benefits, a $243,000, or 24.0%, increase in occupancy expense and an $114,000, or 18.4%, increase in data processing expense. These increases were partially offset by a decrease in other expense of $595,000, or 16.8%. The increase in employee compensation and benefits was due primarily to normal merit increases and an increase in costs related to the incentive bonus plans. The increase in occupancy expense was due primarily to a new financial center which opened in fiscal 2002. The decline in other operating expense in fiscal 2002 generally reflects the absence of $587,000 in FHLB prepayment penalties recorded in fiscal 2001.

      Income Tax Expense. The provision for income taxes totaled $4.0 million for fiscal 2002, an increase of $1.6 million, or 66.9%, compared to fiscal 2001. This increase resulted primarily from the increase in net earnings before taxes of $4.5 million, or 74.9%. Lighthouse’s effective tax rates were 38.4% and 40.3% for the fiscal years ended September 30, 2002 and 2001, respectively.

      Lighthouse’s federal and state tax returns through fiscal 1999 have been closed without audit.

Comparison of Results of Operations for the Fiscal Years Ended September 30, 2001, and 2000

      General. Net earnings for the fiscal year ended September 30, 2001, totaled $3.6 million, a $1.2 million, or 51.1%, increase over the $2.4 million in net earnings reported for fiscal 2000. The increase in earnings was comprised of a $3.0 million increase in net interest income and a $2.1 million increase in noninterest income, which were partially offset by a $2.5 million increase in general, administrative and other expenses, a $646,000 increase in the provision for losses on loans and a $775,000 increase in the provision for federal income taxes.

      Net Interest Income. Total interest income amounted to $34.8 million for fiscal 2001, an increase of $4.4 million, or 14.3%, from fiscal 2000. The increase resulted primarily from a $40.4 million, or 10.5%, increase in average interest-earning assets year to year and a 27 basis point increase in the weighted-average yield, to 8.15% in fiscal 2001. Interest income on loans totaled $32.8 million in fiscal 2001, an increase of $5.0 million, or 17.8%, from fiscal 2000. This increase resulted primarily from a $46.8 million, or 13.6%, increase in the average balance outstanding and an increase in yield from 8.07% in 2000 to 8.38% in fiscal 2001. Interest income on mortgage-backed securities and other interest-earning assets totaled $1.1 million for each of the years ended September 30, 2001 and 2000. Interest income on investment securities totaled $904,000, a $523,000, or 36.7%, decrease from fiscal 2000, due primarily to a $10.1 million decrease in the average balance outstanding, which was partially offset by an increase in yield from 6.03% in 2000 to 6.66% in fiscal 2001.

      Interest expense on deposits totaled $17.4 million for fiscal 2001, an increase of $1.9 million, or 12.5%, over fiscal 2000. The increase resulted primarily from growth in the average balance outstanding of $40.3 million, or 14.8%, partially offset by a decrease in the average cost of deposits from 5.71% in fiscal 2000 to 5.59% in fiscal 2001. Interest expense on borrowings totaled $5.5 million for fiscal 2001, a decrease of $600,000, or 9.8%, from fiscal 2000, due primarily to a $5.1 million, or 5.3%, decrease in the average balance outstanding and a decrease of 31 basis points in the average cost of borrowings, to 6.02% in fiscal 2001.

      As a result of the foregoing changes in interest income and interest expense, net interest income increased by $3.0 million, or 34.3%, to $11.9 million for fiscal 2001, compared to $8.8 million for fiscal 2000. The interest rate spread increased by 45 basis points, from 2.01% for fiscal 2000 to 2.46% for fiscal 2001. The net interest margin amounted to 2.78% for fiscal 2001, compared to 2.28% for fiscal 2000.

      Provision for Losses on Loans. As a result of an analysis of historical experience, the volume and type of lending, the status of delinquencies, and general economic conditions, particularly as such conditions relate to LCB’s loan portfolio, management recorded a $1.6 million provision for losses on loans for the fiscal year ended September 30, 2001, compared to a provision of $996,000 recorded in the 2000 fiscal period.

      Other Income. Other income totaled $9.3 million for the fiscal year ended September 30, 2001, an increase of $2.1 million, or 29.5%, compared to fiscal 2000, primarily due to a $971,000, or 35.1%, increase in mortgage banking income, coupled with a $691,000 increase in gain on sale of investment and mortgage-backed securities and a $769,000 increase in insurance commission income. The increase in mortgage banking income can be attributed primarily to a $57.8 million, or 24.8%, increase in loan sales volume year to year.

      General, Administrative and Other Expense. General, administrative and other expense totaled $13.6 million for the fiscal year ended September 30, 2001, an increase of $2.5 million, or 22.9%, compared to fiscal 2000. The increase consisted of increases in employee compensation and benefits of $1.2 million, or 19.0%, other operating expense of $1.1 million, or 47.6%, including Federal Home Loan Bank prepayment penalties totaling $587,000, an increase in depreciation and amortization of $119,000 or 12.0% and occupancy and equipment expense of $84,000, or 10.1%. The increase in employee compensation and benefits was primarily due to increased costs related to the incentive bonus plan as a result of earnings growth. Management incurred the prepayment penalties to pay off $7.0 million in Federal Home Loan Bank advances in order to better position LCB’s interest rate sensitivity at a lower overall long-term cost of borrowing.

      Income Taxes. The provision for income taxes was $2.4 million for fiscal 2001, an increase of $775,000, or 47.9%, compared to fiscal 2000. This increase resulted primarily from the increase in net earnings before taxes of $2.0 million, or 49.8%. Lighthouse’s effective tax rates were 40.3% and 40.8% for the fiscal years ended September 30, 2001, and 2000, respectfully.

Asset/ Liability Management

      Lighthouse’s net earnings are affected by the amounts of net interest income, which is the difference between its interest income on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and its interest expense paid on interest-bearing liabilities, consisting of deposits and borrowings. Asset yields and liability costs do not change simultaneously because market interest rates, asset yields and liability costs do not change simultaneously. Due to maturity, repricing and timing differences between interest-earning assets and interest-bearing liabilities, Lighthouse’s earnings will be affected differently under various interest rate scenarios. Management believes that the steps which LCB has taken in asset/ liability management may reduce the overall vulnerability of Lighthouse’s interest rate risk. Lighthouse’s principal financial objective is to enhance long-term profitability while reducing exposure to adverse changes in interest rates. To accomplish this objective, LCB has formulated an asset and liability management policy, the principal elements of which are (1) to emphasize the origination of adjustable-rate mortgage loans for its portfolio, (2) to maintain an investment portfolio with a relatively short term to maturity, (3) to meet the consumer preference for fixed-rate loans in periods of low interest rates by selling a significant amount of these loans in the secondary market, and (4) to lengthen the maturities of liabilities to the extent practicable by marketing longer term certificates of deposit or utilizing long-term advances from the FHLB.

      The management and Board of Directors of LCB attempt to manage Lighthouse’s exposure to interest rate risk (the sensitivity of an institution’s earnings and net asset values to changes in interest rates) in a manner to maintain the market value of portfolio equity within the limits established by the Board of Directors, assuming a permanent and instantaneous parallel shift in interest rates. As a part of its effort to monitor its interest rate risk, LCB utilizes the “net portfolio value” (“NPV”) methodology to assess its exposure to interest rate risk. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical change in market interest rates. Both an increase and a decrease in market interest rates are considered.

      The following table expresses an analysis of interest rate risk as measured by the change in the NPV for instantaneous and sustained parallel shifts of 100-300 basis points in market interest rates. Although the management of LCB utilizes quarterly rate sensitivity analyses prepared by both the OTS and a third party, the following only represents the September 30, 2002 results prepared by the third party.

	Board limit
Change in interest rates	Change in	September 30, 2002	September 30, 2001
(Basis Points)	NPV	Change in NPV	Change in NPV

+300	(70)%	34.4%	10.6%
+200	(50)	23.9	7.4
+100	(25)	14.9	10.0
—	0	0	0
-100	(25)	(16.5)	(12.7)
-200	(50)	(32.5)	(26.6)
-300	(70)	(51.1)	(37.6)

      As illustrated in the table, LCB is considered to be asset sensitive, meaning that an increase in interest rates will result in a positive growth in NPV and resulting net interest income. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, the amount of interest LCB would receive on its adjustable rate loans would increase and new loans would be made at higher rates.

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities, and early withdrawal levels from certificates of deposit, would likely deviate significantly from those assumed in making the risk calculations.

Liquidity and Capital Resources

      LCB, like other financial institutions, is required under applicable federal regulations to maintain sufficient funds to meet deposit withdrawals, loan commitments and expenses. Control of LCB’s cash flow requires the anticipation of deposit flows and loan payments. LCB’s primary sources of funds are deposits, borrowings, principal and interest repayments on loans and proceeds from the sale of mortgage loans.

      At December 31, 2002, LCB had $183.1 million of certificates of deposit maturing within one year. It has been LCB’s historic experience that such certificates of deposit will be renewed at LCB’s market rates of interest. It is management’s belief that maturing certificates of deposit over the next year will similarly be renewed at market rates of interest without a material adverse effect on results of operations.

      In the event that certificates of deposit cannot be renewed at prevailing market rates, LCB can obtain additional advances from the FHLB of Atlanta. At December 31, 2002, LCB had $156.9 million of outstanding FHLB advances. LCB has also utilized brokered deposits as a supplement to its deposits, particularly when such funds are attractively priced in relation to other sources of funds. As of December 31, 2002, LCB had $142.9 million in brokered deposits.

      Lighthouse’s liquidity, represented by cash and cash-equivalents, is a function of its operating, investing and financing activities. Lighthouse believes that LCB’s liquidity posture at December 31, 2002, is more than adequate to meet outstanding loan commitments and other cash requirements.

      LCB is subject to minimum capital standards promulgated by the OTS. Such capital standards generally require the maintenance of regulatory capital sufficient to meet each of the following three requirements: the tangible capital requirement, the core capital requirement and the risk-based capital requirement. At December 31, 2002, LCB’s tangible capital of $40.8 million, or 6.52% of adjusted total assets, exceeded the 1.5% requirement by $31.4 million; its core capital of $40.8 million, or 6.52% of adjusted total assets, exceeded the minimum 4.0% requirement by $15.8 million; and its risk-based capital of $45.1 million, or 11.64% of risk-weighted assets, exceeded the 8% requirement by $14.1 million.

Impact of Inflation and Changing Prices

      Lighthouse’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Lighthouse’s operations. Unlike most industrial companies, nearly all the assets and liabilities of Lighthouse are monetary. As a result, interest rates have a greater impact on Lighthouse’s performance than the effects of inflation generally. Interest rates do not necessarily move in the same direction or to the same extent as changes in the price of goods and services.

Effects of Recent Accounting Pronouncements

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 carries over the recognition and measurement provisions in SFAS No. 121. Accordingly, an entity must recognize an impairment loss if the carrying value of a long-lived asset or asset group (a) is not recoverable and (b) exceeds its fair value. Similar to SFAS No. 121, SFAS No. 144 requires an entity to test an asset or asset group for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. SFAS No. 144 differs from SFAS No. 121 in that it provides guidance on estimating future cash flows to test recoverability. An entity may use either a probability-weighted approach or best-estimate approach in developing estimates of cash flows to test recoverability. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management adopted SFAS No. 144 effective October 1, 2002, without material effect on Lighthouse’s financial condition or results of operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 is not expected to have a material effect on Lighthouse’s financial condition or results of operations.

      In October 2002, the FASB issued SFAS No. 147, “Accounting for Certain Financial Institutions: An Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9,” which removes acquisitions of financial institutions from the scope of SFAS No. 72, “Accounting for Certain Acquisitions of Banking and Thrift Institutions,” except for transactions between mutual enterprises. Accordingly, the excess of the fair value of liabilities assumed over the fair value of tangible and intangible assets acquired in a business combination should be recognized and accounted for as goodwill in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.”

      SFAS No. 147 also requires that the acquisition of a less-than-whole financial institution, such as a branch, be accounted for as a business combination if the transferred assets and activities constitute a business. Otherwise, the acquisition should be accounted for as the acquisition of net assets.

      SFAS No. 147 also amends the scope of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include long-term customer relationship assets of financial institutions (including mutual enterprises) such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.

      The provisions of SFAS No. 147 related to unidentifiable intangible assets and the acquisition of a less-than-whole financial institution are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to impairment of long-term customer relationship assets are effective October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002, with earlier application permitted.

      SFAS No. 147 is not expected to have a material effect on Lighthouse’s financial condition or results of operations.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. SFAS No. 148 is not expected to have a material effect on Lighthouse’s financial position, results of operations or cash flows.

BUSINESS OF LIGHTHOUSE FINANCIAL SERVICES, INC.

Overview

      Lighthouse was incorporated in Delaware in 1994 and commenced operations as a unitary thrift holding company in 1996 under the name Carolina Bancshares, Inc. Lighthouse’s name was changed from Carolina Bancshares, Inc. to Lighthouse Financial Services, Inc. in March 1998. Lighthouse offers a broad array of the financial service products through its wholly owned subsidiaries.

      Lighthouse’s principal subsidiary, Lighthouse Community Bank, or LCB, was incorporated in 1996 under the name Carolina Community Bank. The Bank’s name was changed in March 1998 to Lighthouse Community Bank. LCB is subject to regulation, examination, and supervision by the OTS and the FDIC.

      LCB is engaged in the financial services business with an emphasis on mortgage banking and retail banking services. Mortgage banking operations consist of the origination, purchase, sale and servicing of residential single-family, first mortgage loans located primarily in the state of South Carolina, and the retention of servicing rights associated with such loans. Loan funds are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, loan repayments, and advances from the FHLB of Atlanta. Interest earned on loans is the primary source of revenue of Lighthouse. In addition to originating loans, Lighthouse invests in U.S. Government and agency obligations, corporate bonds, mortgage-backed securities, and interest-bearing deposits in other financial institutions.

      LCB sells a significant amount of the mortgage loans it originates to commercial banks, savings banks and other institutional purchasers, including the FHLMC. LCB retains ownership of its remaining loan production and servicing rights to mortgage loans sold are generally retained.

      LCB presently has five branch offices serving the southern Beaufort County community and is currently the largest independent financial institution serving its primary market area.

      LCB was granted trust powers in 2001, which enabled LCB to offer trust services, including complete and comprehensive planning services, such as investment management, financial planning, asset allocation, and estate and trust planning.

      Lighthouse Investment Advisors, Inc., or LIA, a wholly owned subsidiary of Lighthouse, was formed in May 1997. LIA provides investment management, portfolio management, and financial planning services to high net worth individuals on a fee-only basis.

      Sunbelt Commercial Capital, Inc. was originally incorporated in February 1998. It is a wholly-owned subsidiary of LCB specializing in Small Business Administration, or SBA, loans.

      In January 1999 Lighthouse acquired Carswell of Carolina, Inc., or Carswell, Hilton Head Island’s oldest and largest insurance agency and brokerage. Carswell was formed in 1958, and acts as agent and broker to provide a full range of insurance products, including personal and commercial property and casualty insurance and personal and commercial group, life and health insurance benefits.

Lending Activities

      General. Lighthouse’s principal lending activity involves the origination of conventional fixed-rate and variable-rate mortgage loans for the acquisition or construction of one- to four-family residences located in Lighthouse’s primary market area of southern Beaufort County, South Carolina. Lighthouse also originates loans partially guaranteed by the Small Business Administration, as well as loans secured by nonresidential real estate, such as retail office and other business facilities. In addition to residential and nonresidential real estate lending, Lighthouse originates commercial and consumer loans, including passbook, automobile, home improvement and home equity line of credit loans.

      Loan Portfolio Composition. The following table sets forth certain information concerning the composition of Lighthouse’s loan portfolio at the dates indicated:

	At December 31, 2002		At September 30, 2002		At September 30, 2001		At September 30, 2000

		Percent		Percent		Percent		Percent
		of total		of total		of total		of total
	Amount	loans	Amount	loans	Amount	loans	Amount	loans

	(Dollars in thousands)
Real estate loans:
One- to four-family(1)	$247,352	45.6%	$229,233	45.9%	$179,974	42.9%	$174,033	44.7%
Residential construction	202,838	37.4	173,797	34.8	155,707	37.1	126,466	32.5
Nonresidential and land	71,008	13.1	73,833	14.8	69,061	16.4	76,499	19.6
Nonresidential construction	7,724	1.4	8,804	1.8	2,892	.7	1,732	.5
Commercial loans	7,202	1.3	7,303	1.5	7,038	1.7	6,016	1.5
Consumer and other loans(2)	6,897	1.2	6,088	1.2	5,085	1.2	4,786	1.2

Total	543,021	100.0%	499,058	100.0%	419,757	100.0%	389,532	100.0%

Add (Deduct):
Loans in process	(83,103)		(70,978)		(57,928)		(58,495)
Deferred loan origination costs	249		285		7		17
Allowance for loan losses	(4,296)		(4,185)		(3,646)		(2,004)

Total loans	$455,871		$424,180		$358,190		$329,050

(1)	Includes first and second mortgage loans and home equity lines of credit. Excludes loans held for sale totaling $92.4 million, $61.2 million, $33.9 million and $18.3 million at December 31, 2002 and September 30, 2002, 2001 and 2000, respectively.

(2)	Includes lines of credit that are available to businesses and that are secured by assets other than real estate.

      Loan Maturity. The following table sets forth certain information, as of December 31, 2002, regarding the dollar amount of loans maturing in Lighthouse’s portfolio based on their contractual terms to maturity, before giving effect to net items. Demand loans, loans having no stated schedule of repayments or without stated maturity and overdrafts are reported as due in one year or less.

	Due in	Due after one year	Due over
	one year	to five years after	five years after
Total	or less	December 31, 2002	December 31, 2002	Total

	(In thousands)
Real estate loans:
One- to four-family(1)	$48,440	$65,151	$133,761	$247,352
Residential construction	64,578	5,790	132,470	202,838
Nonresidential and land	30,781	21,638	18,589	71,008
Nonresidential construction(2)	6,770	—	954	7,724
Commercial loans	4,243	2,797	162	7,202
Consumer and other loans(3)	4,479	1,614	804	6,897

Total	$159,291	$96,990	$286,740	$543,021

(1)	Includes first and second mortgage loans, home equity lines of credit. Excludes loans held for sale of $92.4 million.

(2)	Construction loans are net of loans in process.

(3)	Includes lines of credit that are available to businesses and that are secured by assets other than real estate.

      One- to Four-Family Real Estate Loans. The primary lending activity of Lighthouse is the origination of conventional loans secured by one-to four-family residential properties located within Lighthouse’s primary market area. At December 31, 2002, a total of $247.4 million, or approximately 45.6%, of Lighthouse’s total loans before net items consisted of one- to four-family residential real estate loans. The outstanding balance of Lighthouse’s largest one- to four-family real estate loan was $3.3 million at December 31, 2002.

      Subject to OTS regulations regarding safety and soundness, there are no limits on the aggregate amount of assets Lighthouse may invest in one- to four-family loans. OTS regulations limit the amount which Lighthouse may lend to a single borrower in relationship to the appraised value of the real estate and improvements thereon at the time of loan origination. In accordance with such regulations, Lighthouse generally makes loans on single-family residences up to 95% of the value of the real estate and improvements (the “Loan-to-Value Ratio” or “LTV”). Lighthouse also makes loans over the 95% LTV, though most of those loans are generally sold in the secondary market. Generally, Lighthouse requires private mortgage insurance and/or charges premium interest rates for loans over 80% LTV. Historically, Lighthouse has generally limited its residential lending to properties with four or fewer living units.

      Lighthouse offers fixed interest rates on its one- to four-family real estate loans with terms ranging from 15 to 30 years. Lighthouse also offers mortgage loans with adjustable interest rates (“ARMs”) with adjustment periods of one, three, five, seven and ten years. Lighthouse determines the interest rates initially charged on ARMs and the new rate at each adjustment date by adding a stated margin to an index identified at the time it originates the loan. The maximum adjustment at each adjustment date for ARMs is usually 2%, with a maximum adjustment of 6% over the term of the loan.

      The one- to four-family real estate mortgage loans offered by Lighthouse are usually originated for terms of 10 to 30 years. Due to the general long-term nature of an investment in mortgage loans, such loans could have an adverse effect upon the earnings spread of an institution if such loans do not reprice as quickly as the lender’s cost of funds. To minimize such effect, Lighthouse sells such fixed-rate mortgages in the secondary market. Furthermore, experience during recent years reveals that, as a result of prepayments in connection with refinancings and sales of the underlying properties, residential loans generally remain outstanding for periods which are substantially shorter than the maturity of such loans.

      At December 31, 2002, Lighthouse had nonperforming loans totaling $6.0 million in its one- to four-family portfolio. Lighthouse considers a loan nonperforming when, in the opinion of management, the collection of additional interest on the loan is unlikely or the loan is accruing interest but is more than 90 days past due.

      Nonresidential Real Estate and Land Loans. Lighthouse originates real estate loans secured by nonresidential real estate, including loans secured by retail, office and other types of business facilities located in its primary market area. At December 31, 2002, a total of $71.0 million, or approximately 13.1%, of Lighthouse’s total loans before net items consisted of nonresidential real estate loans. The outstanding balance of Lighthouse’s largest nonresidential real estate loan was $3.0 million at December 31, 2002.

      Nonresidential real estate loans have been primarily made on an adjustable-rate basis, with loan terms generally up to a maximum of 20 years. Lighthouse typically originates these loans at a maximum 80% LTV. Adjustable-rate nonresidential real estate loans have the same adjustment schedules, index and caps as the residential ARMs described above in “One- to Four-Family Real Estate Loans.”

      Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. If the cash flow on the property is reduced, for example, as leases are not obtained or renewed, the borrower’s ability to repay may be impaired. Lighthouse has endeavored to reduce such risk by evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management constructing and operating the property, the debt service ratio, the quality and characteristics of the income stream generated by the property and appraisals supporting the property’s valuation.

      At December 31, 2002, Lighthouse had $1.4 million of nonperforming loans in its nonresidential real estate portfolio.

      Construction Loans. Lighthouse offers residential construction loans to owner-occupants, builders for homes being built under contract with owner-occupants and builders for speculative loans. To a very limited extent, Lighthouse also makes nonresidential construction loans to persons or businesses constructing projects for investment purposes. At December 31, 2002, a total of $202.8 million, or approximately 37.4%, of Lighthouse’s total loans before net items consisted of residential construction loans. The outstanding balance of Lighthouse’s largest residential construction loan was $3.3 million at December 31, 2002. At December 31, 2002, Lighthouse’s nonresidential construction loans totaled $7.7 million, or 1.4% of total loans.

      Construction loans generally have terms ranging from 7 to 24 months at interest rates of 1% to 2% over the published prime rate of Bank of America. Residential construction loans and nonresidential construction loans are interim loans which are replaced by permanent fixed- or adjustable-rate loans at the end of the construction period. Such permanent loans may or may not be obtained from Lighthouse.

      Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developments, developers, managers and builders. In addition, such loans are more difficult to evaluate and monitor. Lighthouse advances loan funds upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate accurately the LTVs and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Lighthouse would have to take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project. Almost all of Lighthouse’s construction loans are secured by properties in its primary market area. The economy of the primary lending area has been relatively stable for the past five years.

      At December 31, 2002, Lighthouse had $2.4 million of nonperforming loans in its residential construction loan portfolio and no nonperforming loans in its nonresidential construction loan portfolio.

      Consumer and Other Loans. Lighthouse originates various types of consumer loans, including loans made to depositors on the security of their deposits, automobile loans, loans secured by stocks of publicly-traded companies, lines of credit to businesses secured by non-real estate assets and unsecured personal loans. At December 31, 2002, a total of $6.9 million, or 1.2%, of Lighthouse’s total loans, before net items, consisted of consumer loans.

      Consumer loans are generally made at fixed rates of interest consistent with the market rate for the type of collateral offered as security and for terms of from 90 days to five years.

      Consumer loans, particularly consumer loans that are unsecured or are secured by rapidly depreciating assets such as automobiles, entail greater risk than residential loans. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions.

      At December 31, 2002, Lighthouse had $4,000 of nonperforming loans in its consumer loan portfolio.

      Loan Solicitation and Processing. Lighthouse develops loan originations from a number of sources, including commissioned loan originators, loan brokers, continuing business with depositors, other borrowers and real estate developers, solicitations by Lighthouse’s directors, officers and lending staff and walk-in customers.

      Lighthouse’s loan personnel take all loan applications for permanent mortgage loans. Lighthouse obtains a credit report, verification of employment and other documentation concerning the credit-worthiness of the borrower. Generally, an independent fee appraiser approved by the chief lending officer will prepare an appraisal of the fair market value of the real estate, which will be given as security for the loan. An environmental study is conducted only if the appraiser or management has reason to believe that an environmental problem may exist. For nonresidential mortgage loans, Lighthouse generally requires a personal guarantee. Lighthouse also obtains information with respect to prior projects completed by the borrower. Upon the completion of the appraisal and the receipt of information on the borrower, the application for a loan is submitted to the Loan Committee or to the secondary market for approval or rejection. Any loan applications which are not accepted by the secondary market are reviewed and accepted or rejected by Lighthouse’s Loan Committee.

      If a mortgage loan application is approved, Lighthouse obtains an attorney’s opinion of title or a title insurance policy on the real estate which will secure the mortgage loan. Lighthouse requires borrowers to carry fire and casualty insurance and flood insurance, if applicable, and to name Lighthouse as an insured mortgagee.

      The procedure for approval of construction loans is the same as for permanent mortgage loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Lighthouse also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

      Consumer loans are underwritten on the basis of the borrower’s credit history and an analysis of the borrower’s income and expenses, ability to repay the loan and the value of the collateral, if any.

      Lighthouse’s loans carry provisions that the entire balance of the loan is due upon sale of the property securing the loan.

      Loan Originations, Purchases and Sales. Lighthouse has been actively originating 30-year, 20-year and 15-year fixed-rate and adjustable-rate loans. Generally, residential fixed-rate loans made by Lighthouse are originated on documentation which will permit a possible sale of such loans to the FHLMC or to other secondary mortgage market participants, such as other financial institutions. When Lighthouse sells to the FHLMC or other secondary mortgage market participants, Lighthouse generally retains the servicing on such loans by collecting monthly payments of principal and interest and forwarding such payments to the FHLMC or other purchasers, net of a servicing fee.

      The following table presents Lighthouse’s mortgage loan origination, purchase, sale and principal repayment activity for the periods indicated:

			Year ended September 30,
	Three Months
	ended
	December 31, 2002		2002		2001		2000

	Amount	%	Amount	%	Amount	%	Amount	%

	(Dollars in thousands)
Loans originated:
Real estate loans:
One- to four-family:	$146,074	55.80%	$399,955	64.89%	$255,313	51.91%	$210,116	57.20%
Nonresidential and land	29,241	11.17	83,365	13.53	51,401	10.45	58,906	16.04
Construction loans	85,327	32.60	126,382	20.51	172,249	35.02	86,691	23.60
Consumer and other loans	1,127	.43	6,617	1.07	12,857	2.62	11,622	3.16

Total loans originated	$261,769	100.00%	$616,319	100.00%	$491,820	100.00%	$367,335	100.00%

Loans sold and securitized:
Loans sold	$155,851		$316,208		$290,856		$233,017
Participations securitized	5,974		66,691		23,770		—

Total loans sold and securitized	$161,825		$382,899		$314,626		$233,017

Principal repayments	$37,825		$140,092		$132,461		$98,990

      Federal Lending Limit. OTS regulations impose a lending limit on the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association’s total capital for risk-based capital purposes plus any loan reserves not already included in total capital (the “Lending Limit Capital”). A savings association may lend to one borrower an additional amount not to exceed 10% of the association’s Lending Limit Capital, if the additional amount is fully secured by certain forms of “readily marketable collateral.” Real estate is not considered “readily marketable collateral.” In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated. An exception to this limit permits loans of any type to one borrower of up to $500,000. In addition, the OTS, under certain circumstances, may permit exceptions to the lending limit on a case-by-case basis. Based on the 15% limit, Lighthouse was able to lend approximately $6.8 million to one borrower at December 31, 2002. Lighthouse had no outstanding loans in excess of such limit at December 31, 2002.

      Loan Origination and Other Fees. Lighthouse realizes loan origination fee and other fee income from its lending activities and also realizes income from late payment charges, application fees, and fees for other miscellaneous services. Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 91, as an adjustment to yield over the life of the related loan.

      Delinquent Loans, Nonperforming Assets and Classified Assets. Lighthouse attempts to minimize loan delinquencies through the assessment of late charges and adherence to its established collection procedures. After a mortgage loan payment is 15 days delinquent, Lighthouse assesses a late charge of 5% of the amount of the payment and contacts the borrower by mail or phone to request payment. In certain limited instances, Lighthouse may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize the borrower’s financial affairs. If the loan continues in a delinquent status for 90 days or more, Lighthouse generally will initiate foreclosure proceedings.

      Real estate acquired by Lighthouse as a result of foreclosure or by deed in lieu of foreclosure is classified as “real estate owned” until it is sold. When Lighthouse acquires such property, Lighthouse records the property at the lower of the loan’s unpaid principal balance or fair value at the date of foreclosure less estimated selling expenses. Periodically, Lighthouse reviews its real estate owned to ensure that fair value is not less than carrying value. Any allowance resulting from the review is charged to earnings as a provision for losses on real estate acquired through foreclosure. All costs incurred from the date of acquisition are expensed in the period paid.

      The following table reflects the amount of loans in delinquent status as of the dates indicated:

		At September 30
	At December 31,
	2002	2002	2001	2000

	(Dollars in thousands)
Loans delinquent 30 to 59 days	$7,764	$7,017	$4,401	$1,243
60 to 89 days	1,212	903	2,150	706
90 or more days	9,775	4,414	3,597	1,413

Total delinquent loans	$18,751	$12,334	$10,148	$3,362

Ratio of total delinquent loans to total loans(1)	3.42%	2.54%	2.59%	.97%

(1)	Includes loans held for sale.

      Lighthouse reviews all delinquent loans on a regular basis and places loans on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Lighthouse places residential mortgage loans on non-accrual status when either principal or interest is considered uncollectible. Consumer loans generally are charged off when the loan becomes over 120 days delinquent. Nonresidential real estate loans are evaluated for non-accrual status when the loan is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. The amount of interest which would have been earned on nonaccruing loans, had such loans been current, totaled $424,000, $206,000, $207,000 and $127,000 for the three months ended December 31, 2002, and the years ended September 30, 2002, 2001 and 2000.

      The following table sets forth information with respect to Lighthouse’s nonperforming assets for the periods indicated. During the periods shown, Lighthouse had no restructured loans within the meaning of SFAS No. 15. In addition, as of December 31, 2002, Lighthouse had no loans which were not reflected in the table as non-accrual, 90 days past due or restructured, which may become so in the near future because management has concerns as to the ability of the borrowers to comply with repayment terms.

	At December 31,	At September 30,

	2002	2002	2001	2000

	(Dollars in thousands)
Loans accounted for on a non-accrual basis:(1)
Real estate loans:
Residential	$5,974	$3,466	$253	$525
Nonresidential	1,118	722	2,158	773
Construction loans	272	—	739	—
Consumer and other	4	—	197	115

Total	7,368	4,188	3,347	1,413
Accruing loans which are contractually past due 90 days or more:
Real estate loans:
Residential	—	—	—	—
Nonresidential and land(2)	318	226	—	—
Construction loan(2)	2,089	—	—	—
Consumer and other loans	—	—	250	—

Total	2,407	226	250	—

Total of non-accrual and 90 days past due loans	$9,775	$4,414	$3,597	$1,413

Percentage of total loans(3)	1.78%	.91%	.92%	.41%
Other nonperforming assets(4)	$1,438	$1,438	—	—

(1)	Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loans are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectibility of the loan.

(2)	Viewed by management as well-secured and in the process of collection.

(3)	Includes loans held for sale.

(4)	Consists of real estate acquired through foreclosure and other repossessed assets that are carried at the lower of cost or fair value less estimated selling expenses.

      OTS regulations require that each thrift institution classify its assets on a regular basis. Problem assets are classified as “substandard,” “doubtful” or “loss.” “Substandard” assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. “Doubtful” assets have the same weaknesses as “substandard” assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and (ii) there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that its continuance as an asset of the institution is not warranted. The regulations also contain a “special mention” category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification, but which possess credit deficiencies or potential weaknesses deserving management’s close attention. At December 31, 2002, Lighthouse had approximately $7.9 million of loans designated as special mention.

      Generally, Lighthouse classifies as “substandard” all loans that are delinquent more than 90 days, unless management believes the delinquency status is short-term due to unusual circumstances. Loans delinquent fewer than 90 days may also be classified if the loans have the characteristics described above rendering classification appropriate. At December 31, 2002, Lighthouse’s classified assets consisted of substandard assets in the amount of approximately $11.2 million. No loans were classified as doubtful or loss at December 31, 2002.

      Federal examiners are authorized to classify an association’s assets. If an association does not agree with an examiner’s classification of an asset, the association may appeal the classification to the appropriate Regional Director of the OTS. Lighthouse had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

      OTS regulations require that Lighthouse establish prudent general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

      Allowance for Loan Losses. The Board of Directors reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While the Board of Directors believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments. Net earnings could be significantly affected by these adjustments if circumstances differ substantially from the assumptions used in making the final determination. At December 31, 2002, Lighthouse’s allowance for loan losses totaled $4.3 million.

      It is Lighthouse’s policy to provide valuation allowances for estimated losses on loans based on past loss experience, current trends in the level of delinquent and problem loans, loan concentrations to single borrowers, changes in the composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in its primary lending areas. When the collection of a loan becomes doubtful, or otherwise troubled, Lighthouse records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Major loans, including development projects, and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

      Lighthouse’s primary market area is principally comprised of upscale residential housing units with market values ranging from $500,000 to $3.0 million. Due to the corresponding large loan balances necessary to finance these properties, the addition of two or three delinquent loans can significantly influence the company’s delinquency ratios. For example, at December 31, 2002, $3.8 million, or 39%, of Lighthouse’s ninety-day delinquency related to two loan concentrations with an aggregate loan-to-value ratio of less than 70%. As a result of management’s strong reliance on collateral in the lending function, an increase in the company’s delinquency levels may not give rise to a proportionate increase in the allowance for loan losses.

      Lighthouse accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.

      A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, Lighthouse considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to Lighthouse’s investment in nonresidential real estate loans, and its evaluation of impairment thereof, such loans are generally collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

      Collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

      At December 31, 2002 and September 30, 2002, 2001 and 2000, Lighthouse had $1.4 million, $907,000, $2.2 million, and $773,000 of collateral dependent loans that were classified as impaired without measurement of loss.

      The following table sets forth an analysis of Lighthouse’s allowance for loan losses for the periods indicated.

	Three months ended	Year ended September 30,
	December 31,
	2002	2002	2001	2000

	(Dollars in thousands)
Balance at beginning of period	$4,185	$3,646	$2,004	$1,009
Charge-offs:
Real estate loans:
One- to four-family	(83)	(154)	(74)	—
Nonresidential and land	—	—	—	—
Construction loans	—	—	—	—
Consumer loans	—	—	—	(4)

Total	(83)	(154)	(74)	(4)
Total recoveries	—	5	74	3

Net charge-offs	(83)	(149)	—	(1)
Provision for loan losses	194	688	1,642	996

Balance at end of period	$4,296	$4,185	$3,646	$2,004

Ratio of net charge-offs during the period to average loans outstanding during the period(1)	.016%	.035%	N.M. (2)	N.M. (2)

(1)	During the respective periods there were $523.3 million, $429.2 million, $392.0 million and $345.2 million in average loans outstanding at December 31, 2002, September 30, 2002, 2001 and 2000, respectively.

(2)	Not meaningful, approximates or equals zero.

      The following table provides an allocation of Lighthouse’s allowance for loan losses as of each of the following dates:

			At September 30,

	At December 31,
	2002		2002		2001		2000

		% of		% of		% of		% of
		Total		Total		Total		Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans

	(In thousands)
Specific allowances:
All real estate and land	$—	—%	$—	—%	$7	—%	$—	—%
Consumer and other	—	—	—	—	—	—	—	—
General allowances:
All real estate and land	4,227	.78	4,093	.82	3,200	.76	1,666	.42
Consumer and other	69	.01	92	.02	439	.11	338	.09

Total general allowances	4,296	.79%	4,185	.84%	3,639	.87%	2,004	.51%

Total allowance for loan losses	$4,296		$4,185		$3,646		$2,004

Investment Activities

      The following table presents the amortized cost and market values of Lighthouse’s investment securities, including those designated as available for sale, at the dates indicated:

			At September 30,

	At December 31,
	2002		2002		2001		2000

	Amortized	Market	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value	Cost	Value

	(In thousands)
Available for sale:
U.S. Government and agency obligations	$6,556	$6,746	$6,567	$6,785	$7,272	$7,317	$17,231	$16,297
Bonds and notes	3,203	3,206	3,203	3,192	—	—	—	—
Corporate equity securities	309	422	309	429	387	470	390	405

Total	$10,068	$10,374	$10,079	$10,406	$7,659	$7,787	$17,621	$16,702

      The following table presents the contractual maturities or terms to repricing of U.S. Government and agency obligations and corporate bonds and notes at carrying value and the weighted-average yields at December 31, 2002:

	Maturing within		Maturing within		Maturing after
	one year		one to five years		five years		Total

	Amortized	Average	Amortized	Average	Amortized	Average	Amortized	Average
	Cost	Yield	Cost	Yield	Cost	Yield	Cost	Yield

	(Dollars in Thousands)
U.S. Government and agency obligations	$509	5.00%	$—	—%	$6,047	5.33%	$6,556	5.29%
Corporate bonds and notes	—	—	500	6.50	2,703	3.86	3,203	4.27

Total	$509	5.00%	$500	6.50%	$8,750	4.88%	$9,759	4.96%

      Lighthouse maintains a portfolio of mortgage-backed pass-through securities in the form of Federal Home Loan Mortgage Corporation (“FHLMC”) participation certificates. Mortgage-backed pass-through securities generally entitle Lighthouse to receive a portion of the cash flows from an identified pool of mortgages and gives Lighthouse an interest in the pool of mortgages. FHLMC securities are guaranteed by the agency as to principal and interest.

      Although mortgage-backed securities generally yield less than individual loans originated by Lighthouse, they present less credit risk because mortgage-backed securities are guaranteed as to principal repayment by the issuing agency. Because mortgage-backed securities have a lower yield relative to current market rates, however, retention of such investments could adversely affect Lighthouse’s earnings, particularly in a rising interest rate environment. Although mortgage-backed securities designated as available for sale are a potential source of liquid funds for loan originations and deposit withdrawals, the prospect of a loss on the sale of such investments limits the usefulness of mortgage-backed securities as investments for liquidity purposes.

      The following table sets forth certain information regarding Lighthouse’s investment in mortgage-backed securities at the dates indicated:

	At December 31, 2002				At September 30, 2002

		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value	cost	gains	losses	fair value

(In thousands)
Mortgage-backed securities available for sale:
FHLMC participation certificates	$23,562	$587	$(17)	$24,132	$40,188	$1,073	$—	$41,261

      The combined amortized cost of mortgage-backed and related securities designated as held to maturity or available for sale at December 31, 2002 and September 30, 2002, by contractual terms to maturity are shown below. Actual maturities may differ from contractual maturities because borrowers generally may prepay obligations without prepayment penalties. Also, the timing of cash flows will be affected by management’s intent to sell securities designated as available for sale under certain economic conditions.

	Amortized cost at	Amortized cost at
	December 31, 2002	September 30, 2002

	(In thousands)
Due within five years	$5,502	$6,834
Due after five years	18,060	33,345

Total	$23,562	$40,188

Deposits and Borrowings

      Deposits. Historically, deposits have been attracted principally from within Lighthouse’s primary market area through the offering of a broad selection of deposit instruments, including checking accounts, savings accounts, money market accounts, term certificate accounts and individual retirement accounts. Lighthouse also utilizes the services of deposit brokers to market certificates of deposit. At December 31, 2002, the total amount of brokered deposits equaled approximately $142.9 million, or 35.0% of total deposits.

      Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of Lighthouse based on Lighthouse’s liquidity requirements, growth goals and interest rates paid by competitors. In a rising interest rate environment, Lighthouse attempts to manage its interest rate risk by lengthening the term to maturity or repricing of more of its deposit liabilities.

      At December 31, 2002, Lighthouse’s certificates of deposit totaled $265.0 million, or 64.8% of total deposits. Of such amount, approximately $183.1 million in certificates of deposit mature within one year. Based on past experience and Lighthouse’s prevailing pricing strategies, management believes that a substantial percentage of such certificates will renew with Lighthouse at maturity, although brokered deposits are less likely to renew than other certificates of deposit. If there is a significant deviation from historical experience, Lighthouse can, to a limited extent, utilize additional borrowings from the FHLB as an alternative to this source of funds.

      During fiscal 2002, 2001 and 2000, Lighthouse offered certificates of deposit with terms from six months to five years at rates which adjust monthly with designated market indices, which were the prime rate, the six month CD resale rate or the three-year Treasury rate. Approximately $243.0 million of these certificates of deposit were outstanding at September 30, 2002. Because these certificates of deposit are market rate sensitive, they increase Lighthouse’s interest rate risk. See “Asset/ Liability Management.”

      The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Lighthouse at the respective dates:

	At December 31, 2002			At September 30, 2002

		Average	% of total		Average	% of total
	Amount	rate (%)	deposits	Amount	rate (%)	deposits

	(In thousands)
Transaction accounts:
Savings Club Account	$9,858	1.54%	2.4%	$10,436	1.92%	2.8%
NOW accounts	57,565	.59	14.1	62,115	.85	16.5
MMDA’s	76,214	2.01	18.7	60,231	2.46	15.9

Total transaction accounts	143,637	1.40	35.2	132,782	1.66	35.2

Certificates of deposit:
Less than 2.00%	33,863		8.3	20,445		5.4
2.00–3.99%	162,502		39.8	153,486		40.6
4.00–5.99%	61,092		15.0	62,831		16.6
6.00–7.99%	7,540		1.7	8,090		2.2

Total certificates of deposit	264,997		64.8	244,852		64.8

Total deposits	$408,634		100.0%	$377,634		100.0%

      The following table shows rate and maturity information for Lighthouse’s certificates of deposit as of December 31, 2002:

	Amount Due

		Over	Over
	Up to	1 year to	2 years to	Over
Rate	one year	2 years	3 years	3 years	Total

	(In thousands)
Less than 2.00%	$33,661	$202	$—	$—	$33,863
2.00–3.99%	126,223	35,688	521	70	162,502
4.00–5.99	19,356	22,693	8,620	10,423	61,092
6.00–7.99	3,851	1,873	866	950	7,540

Total certificates of deposit	$183,091	$60,456	$10,007	$11,443	$264,997

      The following table presents the amount of Lighthouse’s certificates of deposit of $100,000 or more, by the time remaining until maturity at the dates indicated.

Maturity	At December 31, 2002	At September 30, 2002

	(In thousands)
Three months or less	$61,058	$26,889
Over 3 months to 6 months	22,802	58,186
Over 6 months to 12 months	58,630	26,876
Over twelve months	54,072	76,022

Total	$196,562	$187,973

      Borrowings. At December 31, 2002, Lighthouse’s borrowings, totaling $175.0 million, consisted of $156.9 million of FHLB advances, $5.0 million of federal funds purchased, and a $14.5 million revolving line of credit with a correspondent bank, of which $13.0 million was outstanding. The following table sets forth the maximum amount of Lighthouse’s FHLB advances and other borrowings outstanding at any month-end, during the periods shown, and the average aggregate balances of FHLB advances and other borrowings for such periods:

	At or for the
	three months ended
	December 31,	At or for the year ended September 30,

	2002	2002	2001	2000

	(In thousands)
Maximum amount of FHLB advances and other borrowings	$175,004	$161,784	$106,349	$105,197
Balance at the end of period	175,004	161,784	104,207	102,617
Average amount of FHLB advances and other borrowings outstanding during period	137,596	107,333	91,319	96,394

      The following table sets forth certain information as to Lighthouse’s FHLB advances and other borrowings at the dates indicated:

	At December 31,	At September 30,

	2002	2002	2001	2000

Weighted average interest rate:
At end of period	3.77%	3.93%	5.41%	6.49%
Weighted average interest cost of FHLB advances and other borrowings during period based on month end balances	3.85%	4.51%	6.02%	6.33%

Properties

      We conduct our business through eight primary locations. The following table sets forth information about our offices as of December 31, 2002.

Leased
Location	or Owned	Lease Term	Lease Expiration

Office Park Retail Office & Headquarters	Leased	10 years	May 2010
5 Office Park Road
Hilton Head, SC 29925

Carswell Insurance Main Office	Leased	8 1/2 years	October 2008
One Park Lane
Hilton Head, SC 29938

Leased
Location	or Owned	Lease Term	Lease Expiration

Sea Pines Retail Office	Leased	10 years	May 2006
2 Greenwood Drive
Hilton Head, SC 29938

Indigo Run Retail Office	Leased	15 years	July 2014
One Lafayette Place
Hilton Head, SC 29925

Westbury Park Office (Multiple divisions)	Leased	15 years	October 2016
2 Westbury Park Way			(LCB & LIA)
Bluffton, SC 29910			February 2017
(Carswell)
March 2017
(Other Depts.)

Sun City Retail Office	Leased	15 years	December 2018
21 William Pope Drive
Bluffton, SC 29909

Sunbelt Commercial Capital Office	Leased	3 years	December 2003
1204-A East Washington St
Greenville, SC 29606

Charleston Mortgage Production Office	Leased	2 years	December 2003
125D Wappoo Creek Drive, Suite 1
Charleston, SC 29412

      At December 31, 2002 and September 30, 2002, Lighthouse’s investment in office premises and equipment totaled $2.4 million and $2.3 million, respectively. Lighthouse incurred rental expense under operating leases totaling approximately $248,000 and $917,000 for the three months ended December 31, 2002 and the fiscal year ended September 30, 2002, respectively. At December 31, 2002, only the Westbury Park office was leased from affiliated parties. This lease reflected an annual cost to Lighthouse of $29,000. For additional information regarding Lighthouse’s properties, see Notes E and I of “Notes to the Consolidated Financial Statements.”

Competition

      Lighthouse competes for deposits with other savings associations, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Lighthouse competes with other savings associations, commercial banks, consumer finance companies, credit unions, mortgage brokers and other lenders. Lighthouse competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

Personnel

      As of December 31, 2002, Lighthouse had 179 full-time equivalent employees. Lighthouse believes that relations with its employees are good. Lighthouse offers health, disability, life and dependent care benefits. None of the employees of Lighthouse are represented by a collective bargaining unit.

OWNERSHIP OF LIGHTHOUSE COMMON STOCK BY CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the number of shares of Lighthouse common stock beneficially owned as of the record date by (1) each director of Lighthouse, (2) all directors and executive officers of Lighthouse as a group and (3) any other person known to Lighthouse to own beneficially more than five percent of the outstanding shares of Lighthouse common stock:

	Amount and nature of beneficial ownership
					Percent
	Sole voting and		Shared voting and		of shares
Name	investment power(1)		investment power	Total	outstanding(2)

Jerry T. Caldwell	110,200	(3)	67,419	177,619	6.4%
Cartha D. DeLoach	78,253		16,363	94,616	3.5
Joseph C. Harden	38,265		69,131	107,396	4.0
Richard C. Mizer	27,978	(4)	0	27,978	1.0
George F. Reid	71,966	(5)	0	71,966	2.6
Terry L. Rohlfing	171,861	(6)	0	171,861	6.1
All directors and executive officers as a group (7 persons)	504,406	(7)	152,913	657,319	22.4

(1)	Includes shares subject to outstanding options currently exercisable.

(2)	Based upon the sum of the number of shares of Lighthouse stock outstanding on the record date for the special meeting of stockholders, plus the number of shares of Lighthouse stock subject to options for each person named above.

(3)	Includes 77,362 shares that may be acquired upon the exercise of options, the average exercise price of which is $7.61 per share.

(4)	Includes 21,173 shares that may be acquired upon the exercise of options, the average exercise price of which is $8.80 per share.

(5)	Includes 30,788 shares that may be acquired upon the exercise of options, the average exercise price of which is $7.63 per share.

(6)	Includes 100,805 shares that may be acquired upon the exercise of options, the average exercise price of which is $7.88 per share.

(7)	Includes an aggregate of 235,461 shares that may be acquired upon the exercise of options.

ELECTION OF DIRECTORS

      The annual meeting of Lighthouse stockholders was postponed because of the need to hold the special meeting described in this proxy statement/ prospectus. As a result, Lighthouse stockholders will be asked at the special meeting to vote on the matters which ordinarily would be submitted to them at the annual meeting.

      The Lighthouse bylaws, as amended, provide for a board of directors consisting of six directors divided into three classes of two directors each. Two directors will be elected at the special meeting for terms expiring at the annual meeting in 2006.

      In accordance with Section 3.13 of the Lighthouse bylaws, nominees for election as directors may be proposed only by the Lighthouse board of directors or by a stockholder entitled to vote for directors if such stockholder has submitted a written nomination to the Secretary of Lighthouse within 30 days before the date of the annual meeting. Each written nomination must state the name, age, business and residence addresses of the nominee, the principal occupation or employment of the nominee, number of shares of Lighthouse common stock owned either beneficially or of record by each nominee and the length of time such shares have been so owned.

      The Lighthouse board of directors proposes the reelection of the following persons for terms expiring at the annual meeting in 2006:

			Director
Name	Age	Position(s) Held	Since

Richard C. Mizer	55	Director	1994
George F. Reid	74	Director, Vice Chairman	1994

      If either of the two nominees is unable to stand for election, the proxies will be voted for such substitute(s) as the Lighthouse board of directors recommends. The following directors will continue to serve as directors of Lighthouse after the special meeting for the terms indicated:

			Director	Term
Name	Age	Position(s) Held	Since	Expires

Cartha D. DeLoach	82	Chairman of the Board	1995	2004
Joseph C. Harden	63	Director	1995	2004
Jerry T. Caldwell	52	Director and Chief Executive Officer	1994	2005
Terry L. Rohlfing	55	Director and President	1994	2005

      Richard C. Mizer was formerly the President and Chief Executive Officer of Century Bank, Columbus, Ohio. He currently serves as a director of The Arlington Bank in Upper Arlington, Ohio.

      George F. Reid is Vice Chairman and Secretary of Lighthouse. He previously served as Vice President, Chief Financial Officer and a director of Atlantic Savings Bank from 1985 to 1992. Mr. Reid retired as an officer of Atlantic in 1992, but continued to serve as a director until 1993. Mr. Reid is a member of the American Institute of Certified Public Accountants and the South Carolina and the Wisconsin Institute of Certified Public Accountants.

      Cartha D. DeLoach, Chairman of the Board of Directors of Lighthouse, served for 28 years with the Federal Bureau of Investigation (“FBI”), rising to the position of Deputy Director. After retirement from the FBI, Mr. DeLoach served as Vice President of PepsiCo, Inc., for 15 years. A former member of the Beaufort County Council, Mr. DeLoach is currently the Chairman Emeritus of the Arts Center of Coastal Carolina on Hilton Head Island. He was formerly Chairman of the Board of Directors of Atlantic Savings Bank. Mr. DeLoach is also Chairman of the J. Edgar Hoover Foundation.

      Joseph C. Harden is Chairman of Fraser Construction Co., the largest commercial builder on Hilton Head Island. Mr. Harden previously served on the Town of Hilton Head Island Planning Commission and as a Highway and Public Transportation Commissioner for the State of South Carolina and as a member of the Board of Directors of Atlantic Savings Bank.

      Jerry T. Caldwell has been the Chief Executive Officer of Lighthouse since its formation in 1994 and is the Chairman of the Board of Directors of Lighthouse Community Bank. He was previously President, Chief Executive Officer and a director of Atlantic Savings Bank from its formation in 1984 until 1991.

      Terry L. Rohlfing has been President, Chief Operating Officer and a director of Lighthouse since 1994 and is the President of Lighthouse Community Bank. Mr. Rohlfing previously served Atlantic Savings Bank in various capacities from its formation in 1984 to 1994, including President, Chief Executive Officer and a director from 1991 to 1994.

Compensation

      Each director of Lighthouse receives a fee of $1,000 for each meeting attended and an annual retainer of $9,000. In addition, the Chairman of the board of directors receives an additional fee of $200 for each meeting attended.

      Effective January 1, 2002, Lighthouse entered into an employment agreement with each of Jerry T. Caldwell and Terry L. Rohlfing. Each agreement provides for a term of three years, a salary of $250,000, plus an expense allowance, and a salary and performance review by the Board of Directors not less often than annually, the inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible and a covenant not to compete with Lighthouse upon employment termination.

      The employment agreements are terminable by Lighthouse at any time. In the event of termination by Lighthouse for “just cause,” as defined in the employment agreements, the employee will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Lighthouse other than for just cause, at the end of the term of the employment agreement or in connection with a “change of control,” as defined in the employment agreements, the employee will be entitled to a continuation of salary payments for a period of time equal to the term of the employment agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the employment agreement or the date the employee becomes employed full-time by another employer.

      Each employment agreement also contains provisions with respect to the occurrence within one year of a “change of control” of

(1) the termination of employment of an employee for any reason other than just cause, retirement or termination at the end of the term of the agreement,

(2) a change in the capacity or circumstances in which the employee is employed or

(3) a material reduction in the employee’s responsibilities, authority, compensation or other benefits provided under the employment agreement without the employee’s written consent.

      In the event of any such occurrence, the employee will be entitled to payment of an amount equal to (a) the amount of compensation to which the employee would be entitled for the remainder of the term of the employment agreement, plus (b) the difference between (i) three times the employee’s Form W-2 compensation for the year preceding the change of control, less (ii) the amount paid to the employee as compensation for the reminder of the employment term. In addition, the employee would be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the employment agreement or the date on which the employee is included in another employer’s benefit plans as a full-time employee. The maximum which the employee may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code. “Control,” as defined in the employment agreements, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of Lighthouse. The merger constitutes a “Change of Control.”

      If the merger closes, both Messrs. Caldwell and Rohlfing have agreed to terminate their employment agreements with Lighthouse and to waive all rights to any form of compensation thereunder in exchange for a lump sum payment. For an explanation of such payment, see “The Merger — Interests of Certain Persons in the Merger.”

REGULATION

General

      Lighthouse is a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the “HOLA”). Consequently, Lighthouse is subject to regulation, examination and oversight by the OTS, an office of the Department of Treasury, and must submit periodic reports to the OTS concerning its activities and financial condition. In addition, as a corporation organized under Delaware law, Lighthouse is subject to the corporate laws of the State of Delaware.

      As a savings association organized under the laws of the United States, LCB is subject to regulatory oversight by the OTS. Because LCB’s deposits are insured by the FDIC, LCB is also subject to examination and regulation by the FDIC. LCB must file periodic reports with the OTS concerning its activities and financial condition. Examinations are conducted periodically by the OTS to determine whether LCB is in compliance with various regulatory requirements and is operating in a safe and sound manner. LCB is a member of the FHLB of Atlanta.

      As an insurance agency located in the State of South Carolina, Carswell is subject to the laws of the State of South Carolina and the regulations of the South Carolina Department of Insurance. The insurance laws and regulations require education and licensing of agencies and individual agents, require reports and impose business conduct rules.

Office of Thrift Supervision

      General. The OTS issues regulations governing the operation of savings associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of general supervision and examination. The OTS also may initiate enforcement actions against savings associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings association.

      Savings associations are subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosures, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger. Community reinvestment regulations evaluate how well and to what extent an institution lends and invests in its designated service area, with particular emphasis on low- to moderate-income communities and borrowers in that area.

      Regulatory Capital Requirements. LCB is required by OTS regulations to meet certain minimum capital requirements, consisting of “tangible capital” of not less than 1.5% of its adjusted total assets; “core capital” of at least 4% of its total assets, unless it has the highest examination rating and acceptable levels of risk; and “risk-based capital” in an amount not less than 8% of its risk-weighted assets. At December 31, 2002, LCB was in compliance with all of its capital requirements.

      The OTS has also adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings associations. At each successively lower defined capital category, an association is subject to more restrictive and more numerous mandatory or discretionary regulatory actions or limits. LCB’s capital at December 31, 2002, met the standards for the highest category, a “well-capitalized” institution.

      Liquidity. OTS regulations require that a savings association maintain a balance of liquid assets (such as cash, certain time deposits, bankers’ acceptances and specified United States government, state or federal agency obligations) in an amount sufficient to meet the liquidity needs of the association. Monetary penalties may be imposed upon associations failing to maintain sufficient liquidity.

      Qualified Thrift Lender Test. Savings associations generally must meet one of two tests in order to be a qualified thrift lender (“QTL”). If a savings association fails to meet at least one of the QTL tests, the association and its holding company become subject to certain operating and regulatory restrictions and the savings association will not be eligible for new FHLB advances. At December 31, 2002, LCB was a QTL.

      Transactions with Insiders and Affiliates. Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the “disinterested” members of the board of directors of the association, with any “interested” director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. LCB was in compliance with such restrictions at December 31, 2002.

      All transactions between savings associations and their affiliates must comply with certain restrictions under the Federal Reserve Act, including limitations on the aggregate amount of such transactions and a requirement that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a nonaffiliate. LCB was in compliance with these requirements and restrictions at December 31, 2002.

      Limitations on Capital Distributions. An application must be submitted and approval from the OTS must be obtained by a subsidiary of a savings and loan holding company (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association’s retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or (4) if the savings association has not received certain favorable examination ratings from the OTS.

      Holding Company Regulation. The HOLA generally, with certain exceptions, prohibits a savings and loan holding company from controlling any other savings association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof, which is not a subsidiary.

      As a unitary savings and loan holding company, Lighthouse generally has no restrictions on its activities. The broad latitude to engage in activities under current law can be restricted if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association. The OTS may impose such restrictions as deemed necessary to address such risk.

      If Lighthouse would become a multiple savings and loan holding company, the activities of Lighthouse and any of its subsidiaries (other than LCB or other subsidiary savings associations) would thereafter be subject to activity restrictions.

      Federal Regulation of Acquisitions of Control of Lighthouse and LCB. Federal limitations generally require regulatory approval of acquisitions at specified levels. Under pertinent federal law and regulations, no person, directly or indirectly, or acting in concert with others, may acquire control of LCB or Lighthouse without 60 days’ prior notice to the OTS. “Control” is generally defined as having more than 25% ownership or voting power; however, ownership or voting power of more than 10% may be deemed “control” if certain other control factors exist. If the acquisition of control is by a company, the acquiror must obtain approval, rather than give notice, of the acquisition. In addition, any merger of LCB must be approved by the OTS, and any merger of Lighthouse in which Lighthouse is not the resulting company must also be approved by the OTS.

Federal Deposit Insurance Corporation

      The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings and loan associations and safeguards the safety and soundness of the banking and savings and loan industries. LCB’s deposit accounts are insured by the FDIC up to the prescribed limits. The FDIC has examination authority over all insured depository institutions and has authority to initiate enforcement actions against federally-insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

      The FDIC is required to maintain designated levels of reserves and may increase its assessment rates if necessary to restore it’s ratio of reserves to insured deposits to its target level and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system under which assessments vary based on the risk the institution poses to its deposit insurance fund.

Federal Reserve Requirements

      FRB regulations require savings associations to maintain reserves at designated percentages of net transaction accounts, which amounts are revised annually. At December 31, 2002, LCB was in compliance with the reserve requirements then in effect.

Federal Home Loan Banks

      The Federal Home Loan Banks provide credit to their members in the form of advances. LCB is a member of the FHLB of Atlanta and must maintain an investment in the capital stock of the FHLB of Atlanta in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of LCB’s loans at the beginning of each year, or 5.0% of its advances from the FHLB of Atlanta. LCB was in compliance with this requirement at December 31, 2002.

      FHLB advances to member institutions who meet the QTL Test are generally limited to the lower of (i) 25% of the member’s assets or (ii) 20 times the member’s investment in FHLB stock. At December 31, 2002, LCB’s maximum limit on advances was approximately $176.9 million and LCB had advances totaling $156.9 million. The granting of advances is also subject to the FHLB’s collateral and credit underwriting guidelines.

      Upon the origination or renewal of a loan or advance, the FHLB is required by law to obtain and maintain a security interest in one or more categories of collateral. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances. The standards take into account a member’s performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by the FHLB must be made only to provide funds for residential housing finance.

EXPERTS

      The consolidated financial statements of Lighthouse as of September 30, 2001 and 2002 and for each of the years in the three year period ended September 30, 2002, have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon included in this proxy statement/ prospectus in reliance on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of SunTrust incorporated in this proxy statement/ prospectus by reference to SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

      Certain legal matters with respect to the validity of the SunTrust common stock to be issued pursuant to the merger will be passed upon by Raymond D. Fortin, SunTrust’s general counsel, and the federal income tax consequences of the merger will be passed upon for SunTrust by King & Spalding LLP, SunTrust’s outside legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

      SunTrust files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that SunTrust files with the SEC at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SunTrust’s SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning SunTrust also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      SunTrust filed a registration statement on Form S-4 to register with the SEC the shares of SunTrust common stock to be issued to Lighthouse stockholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of SunTrust and a proxy statement of Lighthouse for the Lighthouse annual meeting.

      The SEC allows SunTrust to “incorporate by reference” information into this proxy statement/ prospectus, which means that SunTrust can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information contained directly in the proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that SunTrust has previously filed with the SEC. These documents contain important information about SunTrust and its business.

SunTrust SEC Filings (File No. 1-08918)

1.	SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2002; and

2.	The description of SunTrust’s common stock contained in SunTrust’s Registration Statement on Form 8-A filed with the SEC on March 5, 2003.

      SunTrust also incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/ prospectus and the date of the Lighthouse annual meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      You can obtain any of the documents incorporated by reference in this proxy statement/ prospectus, other than exhibits to those documents, without charge by requesting them in writing, by telephone from SunTrust at the following address:

SunTrust Bank

303 Peachtree Street
Mail Code GA-Atlanta-0634
Atlanta, GA 30308
Attention: Gary Peacock
Telephone: (404) 658-4879

      If you would like to request documents, please do so prior to April 22, 2003, in order to receive them before the Lighthouse special meeting.

      Lighthouse has supplied all information contained in this proxy statement/ prospectus relating to Lighthouse, and SunTrust has supplied all such information relating to SunTrust.

      You should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus to vote your shares at the Lighthouse annual meeting. Lighthouse and SunTrust have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated March 26, 2003. You should not assume that the information contained in the proxy statement/ prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/ prospectus to Lighthouse’s stockholders nor the issuance of SunTrust common stock in the merger will create any implication to the contrary.

INDEX TO LIGHTHOUSE FINANCIAL SERVICES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS	F-2
FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (as of December 31, 2002 (unaudited) and September 30, 2002 and 2001)	F-3
CONSOLIDATED STATEMENTS OF EARNINGS (for the three months ended December 31, 2002 and 2001 (unaudited) and the years ended September 30, 2002, 2001 and 2000)	F-4
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (for the three months ended December 31, 2002 and 2001 (unaudited) and the years ended September 30, 2002, 2001 and 2000)	F-5
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (for the three months ended December 31, 2002 and 2001 (unaudited) and the years ended September 30, 2002, 2001 and 2000)	F-6
CONSOLIDATED STATEMENTS OF CASH FLOWS (for the three months ended December 31, 2002 and 2001 (unaudited) and the years ended September 30, 2002, 2001 and 2000)	F-7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-9

SCHEDULES:

All financial statement schedules are omitted because the required information either is not applicable or is shown in the consolidated financial statements or in the notes thereto.

Report of Independent Certified Public Accountants

Board of Directors

Lighthouse Financial Services, Inc.

      We have audited the accompanying consolidated statements of financial condition of Lighthouse Financial Services, Inc. as of September 30, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity, comprehensive income and cash flows for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lighthouse Financial Services, Inc. as of September 30, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Cincinnati, Ohio

October 25, 2002

LIGHTHOUSE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

		September 30,
	December 31,
	2002	2002	2001

	(Unaudited)

	(In thousands, except share data)
Cash and due from banks	$2,308	$1,995	$750
Interest-bearing deposits in other financial institutions	17,894	18,484	16,308

Cash and cash equivalents	20,202	20,479	17,058
Investment securities designated as available for sale-at market	10,374	10,406	7,787
Mortgage-backed securities designated as available for sale-at market	24,132	41,261	23,670
Loans held for sale-at lower of cost or market	92,401	61,229	33,891
Loans receivable — net	455,871	424,180	358,190
Mortgage servicing rights — net	5,183	5,113	4,713
Office premises and equipment — net	2,366	2,314	2,345
Federal Home Loan Bank stock — at cost	7,847	7,037	4,641
Accrued interest receivable	2,765	2,903	2,880
Real estate acquired through foreclosure, net	1,438	1,438	—
Prepaid expenses and other assets	1,474	1,023	877
Prepaid income taxes	—	—	255

Total assets	$624,053	$577,383	$456,307

Deposits	$408,634	$377,634	$321,448
Borrowings	175,004	161,784	104,207
Advances by borrowers for taxes and insurance	328	760	597
Accounts payable on mortgage loans serviced for others	549	413	225
Accrued interest payable	2,078	2,103	3,214
Accrued income taxes	1,172	139	—
Deferred income taxes	879	1,082	618
Accounts payable and other liabilities	3,773	4,281	4,035

Total liabilities	592,417	548,196	434,344
Stockholders’ equity:
Preferred stock — 2,000,000 shares $1.00 par value authorized; no shares issued	—	—	—
Common stock — 5,000,000 shares $1.00 par value authorized; 2,659,782, 2,602,017 and 2,358,021 shares issued and outstanding at December 31, 2002 (unaudited), September 30, 2002 and 2001, respectively	2,660	2,602	2,358
Additional paid-in capital	10,889	10,576	10,460
Retained earnings — substantially restricted	17,561	15,168	9,002
Other comprehensive income — unrealized gains on securities designated as available for sale — net of related tax effects	526	841	143

Total stockholders’ equity	31,636	29,187	21,963

Total liabilities and stockholders’ equity	$624,053	$577,383	$456,307

The accompanying footnotes are an integral part of these financial statements.

LIGHTHOUSE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

	For the three
	months ended		For the years ended
	December 31,		September 30,

	2002	2001	2002	2001	2000

	(unaudited)

	(In thousands, except share data)
Interest income:
Loans	$7,910	$7,735	$29,440	$32,840	$27,868
Investments	121	40	179	904	1,427
Mortgage-backed and other	510	723	2,199	1,063	1,145

Total interest income	8,541	8,498	31,818	34,807	30,440
Interest expense:
Deposits	2,873	3,536	12,302	17,445	15,509
Borrowings	1,324	1,278	4,842	5,501	6,101

Total interest expense	4,197	4,814	17,144	22,946	21,610

Net interest income	4,344	3,684	14,674	11,861	8,830
Provision for losses on loans	194	262	688	1,642	996

Net interest income after provision for loan losses	4,150	3,422	13,986	10,219	7,834
Noninterest income:
Gain on sales of loans	1,961	654	2,754	3,140	2,059
Gain (loss) on sale of investments and mortgage-backed securities designated as available for sale	707	50	730	230	(461)
Other mortgage banking income (expense)	(90)	223	543	597	707
Insurance commission income	1,306	1,052	5,694	4,485	3,716
Other income	394	251	1,479	891	1,194

Total noninterest income	4,278	2,230	11,200	9,343	7,215
General, administrative and other expenses
Employee compensation and benefits	2,797	2,227	8,832	7,502	6,304
Data processing	256	166	734	620	623
Occupancy	343	278	1,257	1,014	930
Depreciation and amortization	275	243	1,029	950	831
Other	894	792	2,937	3,532	2,393

Total general, administrative and other expenses	4,565	3,706	14,789	13,618	11,081

Earnings before taxes	3,863	1,946	10,397	5,944	3,968
Income taxes
Current	1,465	775	3,993	2,520	1,459
Deferred	5	3	1	(127)	159

Total income taxes	1,470	778	3,994	2,393	1,618

Net earnings	$2,393	$1,168	$6,403	$3,551	$2,350

Earnings per share:
Basic	$.92	$.45	$2.47	$1.37	$.88

Diluted	$.85	$.41	$2.27	$1.27	$.80

The accompanying footnotes are an integral part of these financial statements.

LIGHTHOUSE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three
	months ended		For the years ended
	December 31,		September 30,

	2002	2001	2002	2001	2000

	(unaudited)

	(In thousands)
Net earnings	$2,393	$1,168	$6,403	$3,551	$2,350
Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities during the period net of related taxes (benefits) of $73 and $(176) and $755, $537 and $(309) for the three months ended December 31, 2002 and 2001, and the years ended September 30, 2002, 2001 and 2000	109	(277)	1,136	805	(464)
Reclassification adjustment for realized gains (losses) included in earnings, net of taxes (benefits) of $(282), $20, $(292), $(92) and $184 for the three months ended December 31, 2002 and 2001, and the years ended September 30, 2002, 2001 and 2000	(424)	30	(438)	(138)	277

Comprehensive income	$2,078	$921	$7,101	$4,218	$2,163

Accumulated comprehensive income (loss)	$526	$(103)	$841	$143	$(524)

The accompanying footnotes are an integral part of these financial statements.

LIGHTHOUSE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Three months ended December 31, 2002 (unaudited) and
years ended September 30, 2002, 2001 and 2000

						Net unrealized
						gains (losses)
						on securities
			Additional			designated	Total
		Common stock	paid in	Treasury	Retained	as available	stockholders’
	Shares	amount	capital	stock	earnings	for sale	equity

	(In thousands, except share data)
Balance at October 1, 1999	2,214,397	$2,214	$11,869	$(136)	$3,323	$(336)	$16,934
Purchase of treasury stock — at cost	—	—	—	(1,392)	—	—	(1,392)
Retirement of treasury stock	(79,247)	(79)	(1,449)	1,528	—	—	—
Stock dividend	220,034	220	—	—	(222)	—	(2)
Net earnings	—	—	—	—	2,350	—	2,350
Unrealized losses on securities designated as available for sale — net	—	—	—	—	—	(188)	(187)

Balance at September 30, 2000	2,355,184	2,355	10,420	—	5,451	(524)	17,703
Employee stock issuances	2,837	3	40	—	—	—	43
Net earnings	—	—	—	—	3,551	—	3,551
Unrealized gains on securities designated as available for sale — net	—	—	—	—	—	667	667

Balance at September 30, 2001	2,358,021	2,358	10,460	—	9,002	143	21,963
Employee stock issuances	8,322	8	116	—	—	—	124
Net earnings	—	—	—	—	6,403	—	6,403
Stock dividend (including cash paid for fractional shares)	235,674	236	—	—	(237)	—	(1)
Unrealized gains on securities designated as available for sale — net	—	—	—	—	—	698	698

Balance at September 30, 2002	2,602,017	2,602	10,576	—	15,168	841	29,187
Exercise of stock options	57,765	58	313	—	—	—	371
Net earnings	—	—	—	—	2,393	—	2,393
Unrealized losses on securities designated as available for sale — net	—	—	—	—	—	(315)	(315)

Balance at December 31, 2002 (unaudited)	2,659,782	$2,660	$10,889	$—	$17,561	$526	$31,636

The accompanying footnotes are an integral part of these financial statements.

LIGHTHOUSE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months		For the year ended
	ended December 31,		September 30,

	2002	2001	2002	2001	2000

	(unaudited)

	(In thousands)
Cash flows from operating activities:
Net earnings	$2,393	$1,168	$6,403	$3,551	$2,350
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Provision for losses on loans	194	262	688	1,642	996
Depreciation and amortization	275	243	1,029	931	811
Amortization of mortgage servicing rights	1,091	561	2,689	1,835	793
Amortization of premiums and discounts on investment and mortgage-backed securities, net	33	(67)	8	(21)	(12)
Gain on sales of loans	(1,025)	(89)	(252)	(234)	67
Loss (gain) on sale of investments and mortgage-backed securities designated as available for sale	(707)	(50)	(730)	(230)	461
Origination of mortgage loans for sale in the secondary market	(187,417)	(153,885)	(346,383)	(309,120)	(208,631)
Proceeds from sale of mortgage loans in the secondary market	156,107	126,554	316,208	290,856	233,017
Gain on sale of real estate acquired through foreclosure	—	—	—	—	(182)
Increase (decrease) in cash due to changes in:
Accrued interest receivable	138	327	(23)	(382)	(296)
Prepaid expenses and other assets	(451)	(551)	(68)	1,200	(812)
Accrued interest payable	(25)	(595)	(1,111)	719	1,273
Accounts payable on mortgage loans serviced for others	136	444	188	(1,897)	2,122
Other liabilities	(504)	566	246	976	453
Federal income taxes Current	1,033	663	394	(200)	(851)
Deferred	5	3	1	(127)	159

Net cash provided by (used in) operating activities	(28,724)	(24,446)	(20,713)	(10,501)	31,718
Cash flows provided by (used in) investing activities:
Purchase and renovations of office premises, furniture, fixtures and equipment — net	(328)	(250)	(998)	(630)	(1,405)
Purchase of investment securities designated as available for sale	—	(3,070)	(11,841)	—	(1,000)
Purchase of mortgage-backed securities designated as available for sale	—	—	(16,955)	—	(1,226)
Principal repayment on mortgage-backed securities	3,307	453	3,836	593	351
Proceeds from sales of mortgage-backed securities designated as available for sale	20,009	13,306	63,826	3,766	10,900
Proceeds from maturities of available for sale securities	—	9,335	9,395	7,000	1,999
Proceeds from sale of investment securities designated as available for sale	—	—	—	3,084	239
Purchase of Federal Home Loan Bank stock	(3,696)	(389)	(3,349)	(1,082)	(1,320)
Proceeds from redemption of Federal Home Loan Bank stock	2,886	—	954	761	—
Proceeds from redemption of certificates of deposit	—	—	—	—	298
Proceeds from sale of real estate acquired through foreclosure	—	—	880	—	632
Change in loans receivable — net	(37,890)	(25,767)	(135,664)	(54,551)	(62,904)

Net cash used in investing activities	(15,712)	(6,382)	(89,916)	(41,059)	(53,436)

Net cash used in operating and investing activities (balance carried forward)	(44,436)	(30,828)	(110,629)	(51,560)	(21,718)

The accompanying footnotes are an integral part of these financial statements.

LIGHTHOUSE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the
	three months ended
	December 31,		For the year ended September 30,

	2002	2001	2002	2001	2000

	(unaudited)

	(In thousands)
Net cash used in operating and investing activities (balance brought forward)	$(44,436)	$(30,828)	$(110,629)	$(51,560)	$(21,718)
Cash flows provided by (used in) financing activities:
Increase in deposits, net	31,000	23,880	56,186	44,225	34,673
Repayment of borrowings	(150,180)	(135,438)	(356,627)	(393,334)	(22,545)
Borrowings	163,400	152,585	414,204	394,925	25,336
Increase (decrease) in advances by borrowers for taxes and insurance	(432)	(483)	163	51	(67)
Purchase of treasury shares and stock split	—	—	—	—	(1,394)
Proceeds from issuance of stock, net	371	—	124	43	—

Net cash provided by financing activities	44,159	40,544	114,050	45,910	36,003

Net increase (decrease) in cash and cash equivalents	(277)	9,716	3,421	(5,650)	14,285
Cash and cash equivalents at beginning of period	20,479	17,058	17,058	22,708	8,423

Cash and cash equivalents at end of period	$20,202	$26,774	$20,479	$17,058	$22,708

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and borrowings	$4,222	$5,409	$18,255	$22,227	$20,339

Income taxes	$432	$112	$3,549	$2,740	$2,310

Supplemental disclosure of noncash investing activities:
Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$(315)	$(247)	$698	$667	$(187)

Recognition of mortgage servicing rights in accordance with SFAS No. 140	$1,161	$603	$3,089	$2,906	$2,126

Conversion of residential mortgage loans into mortgage-backed securities	$5,974	$—	$66,691	$23,770	$—

The accompanying footnotes are an integral part of these financial statements.

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three months ended December 31, 2002 and 2001 (unaudited) and years ended September 30, 2002, 2001, and 2000

Note A — Summary Of Significant Accounting Policies

      Lighthouse Financial Services, Inc. (“Lighthouse” or the “Corporation”) is a unitary thrift holding company incorporated in Delaware. Lighthouse Community Bank (“LCB” or the “Bank”) is a wholly owned subsidiary of the Corporation. The Corporation, through LCB, is engaged in the financial services business with an emphasis on mortgage banking and retail banking services. Mortgage banking operations consist primarily of the origination, purchase, sale and servicing of residential single-family, first mortgage loans located primarily in the state of South Carolina, and the retention and sale of servicing rights associated with such loans. Additionally, LCB offers trust services to its banking customers.

      Lighthouse Investment Advisors, Inc. (“LIA”) is a wholly owned subsidiary of the Corporation offering financial services consisting of investment advice, portfolio management and financial planning.

      Sunbelt Commercial Capital, Inc. (“SCC”), is a wholly owned subsidiary of the Bank that offers Small Business Administration (“SBA”) loans. SCC sells a portion of these loans to investors.

      Carswell-Lighthouse Insurance is a wholly owned subsidiary of the Corporation engaged in the selling of property and casualty insurance, group benefits and life insurance through its agents.

      The financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

      The following is a summary of the Corporation’s significant accounting policies, which have been consistently applied in the preparation of the accompanying financial statements.

1.	Principles of Consolidation

      The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries. Significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

2.	Investment Securities and Mortgage-Backed Securities

      The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” SFAS No. 115 requires that investments be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or stockholders’ equity, respectively. Realized gains or losses on sales of securities are recognized using the specific identification method.

3.	Loans Receivable

      Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees, the allowance for loan losses, and premiums and discounts on loans purchased and sold. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

      The Bank recognizes rights to service mortgage loans for others pursuant to SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” In accordance with SFAS No. 140, an institution that acquires mortgage-servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

      The Bank recognized $1.2 million, $603,000, $3.1 million, $2.9 million and $2.1 million of pre-tax gains on sales of loans related to capitalized mortgage servicing rights during the three-month periods ended December 31, 2002 and 2001, and the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

      SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Bank, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan-servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income and costs to service the loans. The present value of future earnings is the “economic” value for the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

      The Bank recorded amortization related to mortgage servicing rights totaling approximately $1.1 million, $561,000, $2.7 million, $1.8 million and $793,000 for the three-month periods ended December 31, 2002 and 2001, and the years ended September 30, 2002, 2001 and 2000, respectively. At December 31, 2002, the fair value and carrying value of LCB’s mortgage servicing rights totaled approximately $6.5 million and $5.2 million, respectively. At September 30, 2002, the fair value and carrying value of the Bank’s mortgage servicing rights totaled approximately $6.7 million and $5.1 million, respectively. At September 30, 2001, the fair value and carrying value of LCB’s mortgage servicing rights totaled approximately $5.7 million and $4.7 million, respectively.

      Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination costs are added to the principal balances of the related loans. At December 31, 2002, and September 30, 2002 and 2001, loans held for sale were carried at cost.

4.	Allowance for Loan Losses

      It is the Bank’s policy to provide valuation allowances for losses inherent within the loan portfolio that are both probable and can be reasonably estimated. When the collection of a loan becomes doubtful, or otherwise troubled, the Bank records a charge-off equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. In providing valuation allowances, costs of holding real estate, including the cost of capital, are considered. Major loans (including development projects) and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Bank accounts for impaired loans in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.

      A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bank considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bank’s investment in commercial and nonresidential loans, and the evaluation of impairment thereof, such loans are collateral dependent and, as a result, are carried as a practical expedient at the lower of cost or fair value.

      It is the Bank’s policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans are evaluated for impairment at the time it becomes possible that the Bank will not collect all contractual amounts due. Generally, this analysis is performed before a loan becomes ninety days delinquent.

      At December 31, 2002, and September 30, 2002, 2001 and 2000, the Bank had $1.4 million, $907,000, $2.2 million and $773,000 of collateral dependent loans that were classified as impaired without measurement of loss.

5.	Office Premises and Equipment

      Office premises and equipment are carried at cost and include expenditures, which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line method over the remaining useful lives of the assets, estimated to three years for equipment, five years for furniture and seven years for leasehold improvements related to office facilities.

6.	Real Estate Acquired Through Foreclosure

      Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties’ fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

7.	Income Taxes

      The Corporation accounts for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes.” In accordance with SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in net taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

      Lighthouse’s principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for the general loan loss allowance and mortgage servicing rights. A temporary difference is also recognized for depreciation expense computed using accelerated methods for federal income tax purposes.

8.	Earnings Per Share

      Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Corporation’s stock option plan. For each of the periods presented, there were no shares excluded from the diluted earnings per share calculation because the related options were anti-dilutive. The computations were as follows:

	December 31,		September 30,

	2002	2001	2002	2001	2000

	(unaudited)
Weighted-average common shares outstanding (basic)	2,607,972	2,590,823	2,593,695	2,593,585	2,680,765
Dilutive effect of assumed exercise of stock options	216,153	229,338	226,647	209,848	242,015

Weighted-average common shares outstanding (diluted)	2,824,125	2,820,161	2,820,342	2,803,433	2,922,780

9.     Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest bearing deposits due from other financial institutions with original maturities of less than three months.

10.     Fair Value of Financial Instruments

      SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

      The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

      The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at December 31, 2002 and September 30, 2002 and 2001:

Cash and cash equivalents: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

Investment and mortgage-backed securities: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

Federal Home Loan Bank stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Deposits: The fair value of NOW accounts, passbook and club accounts, money market deposits and advances by borrowers is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

Borrowings: The fair value of Lighthouse’s outstanding debt arrangements is estimated using the rates currently offered for similar borrowings of similar remaining maturities or, when available, quoted market prices.

Commitments to extend credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2002, September 30, 2002 and 2001, the difference between the fair value and notional amount of loan commitments was not material.

      Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation’s financial instruments are as follows:

			September 30,

	December 31, 2002		2002		2001

	Carrying	Fair	Carrying	Fair	Carrying	Fair
	value	value	value	value	value	value

	(unaudited)

	(In thousands)
Financial assets
Cash and cash equivalents and certificates of deposit	$20,202	$20,202	$20,479	$20,479	$17,058	$17,058
Investment securities	10,374	10,374	10,406	10,406	7,787	7,787
Mortgage-backed securities	24,132	24,132	41,261	41,261	23,670	23,670
Loans receivable	548,273	554,652	485,409	491,057	392,081	395,712
Federal Home Loan Bank stock	7,847	7,847	7,037	7,037	4,641	4,641

	$610,828	$617,207	$564,592	$570,240	$445,237	$448,868

Financial liabilities
Deposits	$408,634	$419,545	$377,634	$387,720	$321,448	$324,699
Advances from the Federal Home Loan Bank	175,004	186,940	161,784	172,818	104,207	106,047
Advances by borrowers for taxes and insurance	328	328	760	760	597	596

	$583,966	$606,813	$540,178	$561,298	$426,252	$431,342

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Advertising

      Advertising costs are expensed when incurred. The Corporation’s advertising expense totaled approximately $50,000, $37,000, $175,000, $182,000 and $145,000 for the three-month periods ended December 31, 2002 and 2001, and the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

12.     Basis of Presentation

      The accompanying unaudited consolidated financial statements for the three months ended December 31, 2002 and 2001, were prepared in accordance with instructions for Form 10-QSB. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the unaudited financial statements have been included. The results of operations for the three-month period ended December 31, 2002, is not necessarily indicative of the results which may be expected for the entire fiscal year.

13.     Reclassifications

      Certain prior year amounts have been reclassified to conform to the 2002 consolidated financial statement presentation.

Note B — Investment and Mortgage-Backed Securities

      Carrying values and estimated fair values of investment securities are summarized as follows:

	December 31, 2002

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value

	(Unaudited)

	(In thousands)
Corporate bonds and notes	$3,203	$8	$(5)	$3,206
U.S. Government and agency obligations	6,556	190	—	6,746
Corporate equity securities	309	113	—	422

	$10,068	$311	$(5)	$10,374

	September 30, 2002

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value

	(In thousands)
Corporate bonds and notes	$3,203	$—	$(11)	$3,192
U.S. Government and agency obligations	6,567	218	—	6,785
Corporate equity securities	309	120	—	429

	$10,079	$338	$(11)	$10,406

	September 30, 2001

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

	(In thousands)
U.S. Government and agency obligations	$7,272	$53	$(8)	$7,317
Corporate equity securities	387	83	—	470

	$7,659	$136	$(8)	$7,787

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amortized cost and estimated fair value of investment securities by term to maturity are shown below.

	December 31, 2002		September 30, 2002

	Amortized	Estimated	Amortized	Estimated
	cost	fair value	cost	fair value

	(Unaudited)

	(In thousands)
Due in one year or less	$509	$517	$—	$—
Due within one to five years	500	495	512	519
Due in over five years	8,750	8,940	9,258	9,458

	$9,759	$9,952	$9,770	$9,977

      The Corporation had pledged $6.2 million, $5.5 million and $5.3 million in investment securities to secure public and certain commercial deposits at December 31, 2002, September 30, 2002 and 2001, respectively.

      The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities designated as available for sale at December 31, 2002, September 30, 2002 and 2001 are summarized as follows:

December 31, 2002

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

(Unaudited)
(In thousands)
Available for sale Federal Home Loan Mortgage Corporation participation certificates	$23,562	$587	$(17)	$24,132

September 30, 2002

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

(In thousands)
Available for sale
Federal Home Loan Mortgage Corporation participation certificates	$40,188	$1,073	$—	$41,261

September 30, 2001

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

(In thousands)
Available for sale Federal Home Loan Mortgage Corporation participation certificates	$23,560	$110	$—	$23,670

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amortized cost of mortgage-backed securities at December 31, 2002 and September 30, 2002, by contractual term to maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

	December 31, 2002	September 30, 2002
	Amortized Cost	Amortized Cost

	(Unaudited)

	(In thousands)
Due within five years	$5,502	$6,834
Due after five years	18,060	33,354

	$23,562	$40,188

      The Corporation had pledged $6.5 million and $17.4 million in mortgage-backed securities to secure public deposits at December 31, 2002 and September 30, 2002, respectively. There were no mortgage-backed securities pledged at September 30, 2001.

Note C —	Loans Receivable

      The composition of the loan portfolio is as follows:

		September 30,
	December 31,
	2002	2002	2001

	(Unaudited)

	(In thousands)
Residential real estate — 1 to 4 family	$247,352	$229,233	$179,974
Residential real estate — construction	202,838	173,797	155,707
Nonresidential real estate and land	71,008	73,833	69,061
Nonresidential construction	7,724	8,804	2,892
Commercial	7,202	7,303	7,038
Consumer and other	6,897	6,088	5,085

	543,021	499,058	419,757
Add (deduct):
Undisbursed portion of loans in process	(83,103)	(70,978)	(57,928)
Deferred loan origination costs	249	285	7
Allowance for loan losses	(4,296)	(4,185)	(3,646)

	$455,871	$424,180	$358,190

      As depicted above, the Bank’s lending efforts have historically focused on one-to-four family residential and residential construction loans, which comprise approximately $362.1 million, or 79.4% of the total loan portfolio at December 31, 2002, $332.1 million, or 78.3% of the total loan portfolio at September 30, 2002, and $277.8 million, or 77.5% of the total loan portfolio at September 30, 2001. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Corporation with adequate collateral coverage in the event of default. Nevertheless, the Bank, as with any lending institution, is subject to the risk that real estate values could deteriorate in the primary lending area of Hilton Head Island, South Carolina, thereby impairing collateral values. However, management is of the belief that residential real estate values in the Corporation’s primary lending area are presently stable.

      As discussed previously, the Bank has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $665.0 million, $596.6 million, $638.3 million, $572.2 million and $437.3 million at December 31, 2002 and 2001, and September 30, 2002, 2001 and 2000, respectively.

      In the normal course of business, Lighthouse has made loans to its directors, officers and their related business interests. Related party loans are made on the same terms that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. The aggregate dollar amount of loans outstanding to directors, officers and their related business interests totaled approximately $174,000, $175,000 and $177,000 at December 31, 2002, and September 30, 2002 and 2001, respectively.

Note D —	Allowance for Loan Losses

      The activity in the allowance for loan losses is summarized as follows:

	For the period		For the year ended
	ended December 31,		September 30,

	2002	2001	2002	2001	2000

	(Unaudited)

	(In thousands)
Balance at beginning of period	$4,185	$3,646	$3,646	$2,004	$1,009
Provision for losses on loans	194	262	688	1,642	996
Charge-offs of loans	(83)	(95)	(154)	(74)	(4)
Recovery of loans previously charged off	—	—	5	74	3

Balance at end of period	$4,296	$3,813	$4,185	$3,646	$2,004

      As of December 31, 2002 and September 30, 2002, the Bank’ allowance for loan losses was substantially comprised of a general loan loss allowance, which is includible as a component of regulatory risk-based capital.

      Nonaccrual and nonperforming loans totaled approximately $9.8 million, $4.4 million, $3.6 million and $1.4 million at December 31, 2002, and at September 30, 2002, 2001 and 2000, respectively.

      During the three-month periods ended December 31, 2002 and 2001, interest income of approximately $424,000 and $279,000, respectively, would have been recognized had nonaccrual loans been performing in accordance with contractual terms.

      During the years ended September 30, 2002, 2001 and 2000, interest income of approximately $206,000, $207,000 and $127,000, respectively, would have been recognized had nonaccrual loans been performing in accordance with contractual terms.

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note E —	Office Premises and Equipment

      Office premises and equipment are comprised of the following:

		September 30,
	December 31,
	2002	2002	2001

	(Unaudited)

	(In thousands)
Office premises and equipment	$4,806	$4,680	$3,765
Leasehold improvements	1,979	1,777	1,729

	6,785	6,457	5,494
Less accumulated depreciation and amortization	(4,419)	(4,143)	(3,149)

	$2,366	$2,314	$2,345

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note F —	Deposits

      Deposits consist of the following major classifications:

		September 30,
	December 31,
	2002	2002	2001

	(Unaudited)

	(In thousands)
Deposit type and weighted-average interest rate
NOW accounts
December 31, 2002 — 0.59%	$57,565
September 30, 2002 — 0.85%		$62,115
September 30, 2001 — 1.11%			$39,516
Savings and Club Accounts
December 31, 2002 — 1.54%	9,858
September 30, 2002 — 1.92%		10,436
September 30, 2001 — 3.64%			12,754
Money Market Investor
December 31, 2002 — 2.01%	76,214
September 30, 2002 — 2.46%		60,231
September 30, 2001 — 3.34%			40,160

Total demand, transaction and passbook deposits	143,637	132,782	92,430
Certificates of deposit
Less than 2.00%	33,863	20,445	—
2.00% — 3.99%	162,502	153,486	4,275
4.00% — 5.99%	61,092	62,831	146,157
6.00% — 7.99%	7,540	8,090	78,586

Total certificates of deposit	264,997	244,852	229,018

Total deposit accounts	$408,634	$377,634	$321,448

      At December 31, 2002 and September 30, 2002, the Bank had certificates of deposit with balances of $100,000 or more totaling $196.6 million and $188.0 million, respectively. Deposits greater than $100,000 are generally not federally insured.

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Interest expense on deposits is summarized as follows:

	Three-month
	periods ended
	December 31,		Years ended September 30,

	2002	2001	2002	2001	2000

	(Unaudited)

	(In thousands)
Savings and Club Accounts	$358	$365	$1,761	$1,957	$1,794
NOW and money market deposit accounts	140	217	744	248	140
Certificates of deposit	2,375	2,954	9,797	15,240	13,575

	$2,873	$3,536	$12,302	$17,445	$15,509

      Maturities of outstanding certificates of deposit are summarized as follows:

		At September 30,
	At December 31,
	2002	2002	2001

	(Unaudited)

	(In thousands)
Less than one year	$183,091	$154,766	$201,609
One to three years	70,463	67,873	13,138
Over three years	11,443	22,213	14,271

	$264,997	$244,852	$229,018

Note G —	Borrowings

      Advances from the Federal Home Loan Bank, collateralized at December 31, 2002 and at September 30, 2002 and 2001 by pledges of certain loans and the Bank’s investment in Federal Home Loan Bank stock, are summarized as follows:

			September 30,
	Maturing in year	December 31,
Interest rate	ending September 30,	2002	2002	2001

	(Unaudited)

	(Dollars in thousands)
3.30% — 3.59%	2002	$—	$—	$15,000
1.30% — 2.17%	2003	85,000	65,500	—
2.93% — 7.12%	2004 and thereafter	71,943	72,164	62,750

		$156,943	$137,664	$77,750

Weighted-average interest rate		3.26%	3.91%	5.05%

      LCB has a warehouse line of credit with the Federal Home Loan Bank of Atlanta, secured by loans held for sale. LCB utilizes the program as a funding mechanism for its mortgage banking activities. The available borrowing under the line of credit is $50.0 million. The interest rate charged on amounts borrowed under the line of credit is 25 basis points over the Daily Rate Credit, as determined by the Federal Home Loan Bank. At December 31, 2002 and at September 30, 2002, there were no outstanding balances on this line of credit.

      During the fiscal year ended September 30, 2001, $7.0 million of Federal Home Loan Bank advances were prepaid, causing the Bank to incur $587,000 in prepayment penalties. Management incurred the penalties to better position the Bank’s interest rate sensitivity position at a lower overall long-term cost of borrowing.

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In addition to Federal Home Loan Bank advances, Lighthouse has utilized commercial bank borrowings, short-term repurchase agreements and federal funds purchased as funding sources.

      During fiscal 2002, the Corporation entered into a $15.0 million revolving credit agreement with another financial institution at an interest rate of 30-day LIBOR plus 125 basis points (2.69% and 3.07% at December 31, 2002 and September 30, 2002, respectively). The maximum available credit under the agreement declines by $250,000 per quarter until maturity at September 30, 2004. At December 31, 2002, the maximum available credit under this line totaled $14.5 million. At December 31, 2002 and September 30, 2002, the outstanding loan balances on the line totaled $13.0 million and $11.1 million, respectively. The loan agreement contains a number of covenants with which Lighthouse must comply. Among other things, such covenants require the Corporation to maintain minimum levels of earnings and capital. In addition, the Corporation has agreed to maintain the allowance for loan losses and non-performing loans at specified levels. At December 31, 2002 and September 30, 2002, management believes the Corporation is in compliance with all loan covenants. This commercial bank borrowing replaced a similar credit facility, which had an outstanding balance of $12.1 million at September 30, 2001. This line carried an interest rate of 4.83% at that date.

      At September 30, 2002 and 2001, Lighthouse had pledged investment and mortgage-backed securities of $13.6 million and $35.8 million to secure short-term borrowings under repurchase agreements totaling $13.0 million and $12.0 million at those dates. There were no repurchase agreements outstanding at December 31, 2002.

      At December 31, 2002, Lighthouse had purchased $5.0 million of federal funds, which matured on January 1, 2003 and bore interest at 1.75%. The following table summarizes Lighthouse’s total borrowings at the respective dates.

		September 30,
	December 31,
	2002	2002	2001

	(Unaudited)

	(In thousands)
FHLB advances	$156,943	$137,664	$77,750
Commercial bank borrowing	13,000	11,050	12,050
Repurchase agreements and other	61	13,070	12,407
Federal funds purchased	5,000	—	2,000

	$175,004	$161,784	$104,207

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note H —	Federal Income Taxes

      The provision for federal income taxes on earnings differs from that computed at the statutory corporate rate as follows:

	Three months
	ended
	December 31,		Year ended September 30,

	2002	2001	2002	2001	2000

	(Unaudited)

	(In thousands)
Federal income taxes computed at 34% statutory rate	$1,313	$662	$3,543	$2,021	$1,349
State taxes, net of federal benefit	155	78	414	235	159
Other	2	38	37	137	110

Federal income tax provision per consolidated financial statements	$1,470	$778	$3,994	$2,393	$1,618

      The composition of the Corporation’s net deferred tax liability is as follows:

		September 30,
	December 31,
	2002	2002	2001

	(Unaudited)

	(In thousands)
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax assets
General loan loss allowance	$1,674	$1,632	$1,380
Other	20	22	48

Deferred tax assets	1,694	1,654	1,428
Deferred tax liabilities
Deferred loan origination costs	—	—	(3)
Book/tax depreciation differences	(252)	(232)	(156)
Unrealized gains on securities designated as available for sale	(351)	(559)	(96)
Mortgage servicing rights	(1,970)	(1,945)	(1,791)

Deferred tax liabilities	(2,573)	(2,736)	(2,046)

Total deferred tax liability	$(879)	$(1,082)	$(618)

Note I —	Commitments and Contingent Liabilities

      Lighthouse is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Corporation’s involvement in such financial instruments.

      The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2002 and at September 30, 2002, the Corporation had total outstanding commitments of approximately $48.3 million and $53.6 million, respectively, to originate loans. The Corporation had unused lines of credit outstanding under home equity loans of $10.1 million and $29.2 million at December 31, 2002, and September 30, 2002, respectively. Additionally, the Corporation had unused lines of credit under commercial loans of $2.7 million and $3.6 million at December 31, 2002 and September 30, 2002, respectively. Management believes that all loan commitments are able to be funded through cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral on loans may vary but the preponderance of loans granted generally includes a mortgage interest in real estate as security.

      The Corporation leases certain branch banking facilities under operating leases. The minimum annual lease payments over the initial lease terms are as follows:

Fiscal year ended	(In thousands)

2003	$1,052
2004	1,046
2005	1,033
2006	1,003
2007	960
Thereafter	3,398

Total	$8,492

      Lighthouse incurred rental expense under operating leases totaling approximately $248,000, $209,000, $917,000, $749,000 and $663,000 for the three months ended December 31, 2002 and 2001, and for the fiscal years ended September 30, 2002, 2001 and 2000, respectively. At December 31, 2002, one of Lighthouse’s branch facilities was leased from affiliated parties.

      There were no material contingent liabilities at December 31, 2002 or September 30, 2002.

Note J —	Regulatory Capital

      The Bank is subject to minimum regulatory capital standards promulgated by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stockholders’ equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets except for those associations with the highest examination rating and acceptable levels of risk. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on their statement of financial condition by a defined risk-weighting factor, e.g. one- to four-family residential loans carry a risk-weighted factor of 50%.

      As of December 31, 2002 and September 30, 2002 and 2001, management believes that the Bank met all capital adequacy requirements to which it was subject. As of the most recent examination date, the Bank was advised by the OTS that it met the definition of a “well capitalized” institution.

      The Bank’s management believes that, under the current regulatory capital regulations, the Bank will continue to meet the minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the Bank’s market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

Lighthouse Community Bank as of December 31, 2002

							Required to be “well-
							capitalized” under
			Required for capital				prompt corrective
	Actual		adequacy purposes				action provisions

	Amount	Ratio	Amount		Ratio		Amount		Ratio

	(Dollars in thousands)
	(Unaudited)
Tangible capital	$40,759	6.52%	>	$9,372	>	1.5%	>	$31,239	>	5.0%
Core capital	$40,759	6.52%	>	$24,991	>	4.0%	>	$37,487	>	6.0%
Risk-based capital	$45,055	11.64%	>	$30,962	>	8.0%	>	$38,702	>	10.0%

Lighthouse Community Bank as of September 30, 2002

							Required to be “well-
							capitalized” under
			Required for capital				prompt corrective
	Actual		adequacy purposes				action provisions

	Amount	Ratio	Amount		Ratio		Amount		Ratio

	(Dollars in thousands)
	(Unaudited)
Tangible capital	$38,346	6.64%	>	$8,665	>	1.5%	>	$28,884	>	5.0%
Core capital	$38,346	6.64%	>	$23,107	>	4.0%	>	$34,661	>	6.0%
Risk-based capital	$41,742	11.19%	>	$29,848	>	8.0%	>	$37,310	>	10.0%

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lighthouse Community Bank as of September 30, 2001

							Required to be “well-
							capitalized” under
			Required for capital				prompt corrective
	Actual		adequacy purposes				action provisions

	Amount	Ratio	Amount		Ratio		Amount		Ratio

	(Dollars in thousands)
	(Unaudited)
Tangible capital	$30,763	6.78%	>	$6,805	>	1.5%	>	$22,683	>	5.0%
Core capital	$30,763	6.78%	>	$18,146	>	4.0%	>	$27,219	>	6.0%
Risk-based capital	$33,629	10.88%	>	$24,732	>	8.0%	>	$30,915	>	10.0%

Note K — Stock Option Plans

      The Corporation has a Stock Option Plan (the “Plan”) that provides for the issuance of 535,891 shares of authorized, but unissued shares of common stock. The Plan is administered by the Board of Directors, which determines eligibility to receive options, the exercise prices, the number of shares subject to the options, the vesting schedule and the term of any options granted.

      The Corporation accounts for its stock option plans in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which provides a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. Management has determined that the Corporation will continue to account for stock based compensation pursuant to APB Opinion No. 25. The following is the required pro forma data for the respective periods.

	For the three-month
	periods ended		For the years ended
	December 31,		September 30,

	2002	2001	2002	2001	2000

	(In thousands, except per share data)
Net earnings
As reported	$2,393	$1,168	$6,403	$3,551	$2,350
Stock based compensation, net of tax	(2)	(2)	(9)	(14)	(30)

Pro forma	$2,391	$1,166	$6,394	$3,537	$2,320

Basic earnings per share
As reported	$.92	$.45	$2.47	$1.37	$.88
Stock based compensation, net of tax	—	—	—	(.01)	(.01)

Pro forma	$.92	$.45	$2.47	$1.36	$.87

Diluted earnings per share
As reported	$.85	$.41	$2.27	$1.27	$.80
Stock based compensation, net of tax	—	—	—	(.01)	(.01)

Pro forma	$.85	$.41	$2.27	$1.26	$.79

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the status of the Corporation’s stock option plans and changes during the periods ending on those dates is presented below:

	December 31,				September 30,
	2002		2002		2001		2000

		Exercise		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price	Shares	Price

	(Unaudited)
Outstanding at beginning of period	523,215	$8.50	465,515	$7.72	469,548	$7.80	454,957	$8.21
Granted	—	—	57,700	14.82	—	—	17,050	18.18
Exercised	(57,765)	6.43	—	—	—	—	—	—
Forfeited	—	—	—	—	(4,033)	(16.53)	(2,459)	13.27

Outstanding at end of period	465,450	$8.76	523,215	$8.50	465,515	$7.72	469,548	$7.80

Options exercisable at period-end	406,082	$7.85	463,175	$7.66	452,676	$7.50	439,329	$7.80

Weighted-average fair value of options granted during the year				$3.75		$—		$3.52

      The following information applies to options outstanding at December 31, 2002:

Number outstanding	243,453
Range of exercise prices	$5.06
Number outstanding	149,567
Range of exercise prices	$10.58-$12.40
Number outstanding	72,430
Range of exercise prices	$13.64-$16.53
Weighted-average exercise price	$8.76
Weighted-average remaining contractual life	4.58 years

LIGHTHOUSE FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note L — Employee Benefits

      The Corporation has a defined contribution plan (the Plan) which qualifies under Section 401(k) of the Internal Revenue Code for the benefit of eligible employees. Employees may elect to contribute a percentage of their annual compensation to the Plan with the Corporation matching a percentage of the employee’s compensation. The Corporation made matching contributions of $60,000, $66,000, $295,000, $305,000 and $191,000 for the three months ended December 31, 2002 and 2001, and the years ended September 30, 2002, 2001 and 2000, respectively. Additionally, in connection with a supplemental compensation plan, the Corporation issued 8,322 shares of stock to employees during fiscal 2002 at a fair value of $124,000. During fiscal 2001, management issued 3,121 (dividend adjusted) shares of stock to its employees at a fair value of $43,000.

      On January 21, 2003, Lighthouse entered into an Agreement and Plan of Merger and Reorganization (the “Plan”) with SunTrust Banks, Inc. (“SunTrust”). Pursuant to the Plan, Lighthouse stockholders, depending on their individual preference, will exchange all outstanding common shares for either (a) cash of $42.7962 per share, (b) SunTrust common stock with a market value of $42.7962 per share, based on the market price of SunTrust common stock during a pre-closing measurement period or (c) a combination of cash and SunTrust common stock equaling $42.7962 per Lighthouse share, based on the market price of SunTrust common stock during a pre-closing measurement period. The Plan is subject to approval by Lighthouse shareholders and the regulatory authorities. The transaction is expected to be finalized in June 2003.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG
LIGHTHOUSE FINANCIAL SERVICES, INC.
SUNTRUST BANKS, INC.
and
SUNTRUST BANK HOLDING COMPANY
DATED AS OF JANUARY 21, 2003

A-i

A-ii

Page

ARTICLE VIII MISCELLANEOUS	A-52
8.1 Expenses	A-52
8.2 Entire Agreement	A-52
8.3 No Assignment	A-52
8.4 Notices	A-53
8.5 Specific Performance	A-53
8.6 Captions	A-53
8.7 Counterparts	A-53
8.8 Governing Law; Jurisdiction	A-54
8.9 Severability	A-54
8.10 Construction	A-54

ANNEXES
Annex A — Plan of Merger
Annex A-1 — List of Lighthouse Executive Officers and Directors
Annex A-2 — Form of Voting Agreement
Annex B-1 — Jerry T. Caldwell Noncompetition Agreement
Annex B-2 — Terry L. Rohlfing Noncompetition Agreement
Annex B-3 — Cartha D. DeLoach Noncompetition Agreement
Annex B-4 — George F. Reid Noncompetition Agreement
Annex B-5 — Joseph C. Harden Noncompetition Agreement
Annex B-6 — Richard C. Mizer Noncompetition Agreement
Annex C-1 — Employment and Consulting Agreements; Waiver, Release and Cancellation Agreements with Jerry T. Caldwell
Annex C-2 — Employment and Consulting Agreements; Waiver, Release and Cancellation Agreements with Terry L. Rohlfing
Annex D-1 — Management Agreement Amendment with William C. Thomas
Annex D-2 — Management Agreement Amendment with John B. Vann
Annex E — Form of Affiliate Agreement
Annex F — Form of Opinion of Lighthouse Counsel

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”), dated as of January 21, 2003 is among LIGHTHOUSE FINANCIAL SERVICES, INC., a Delaware corporation having its principal office at 5 Office Park Road, Hilton Head Island, South Carolina (“Lighthouse”), SUNTRUST BANKS, INC., a Georgia corporation having its principal office at 303 Peachtree Street, Suite 2950, Atlanta, Georgia (“SunTrust”), and SUNTRUST BANK HOLDING COMPANY, a Florida corporation having its principal office at 303 Peachtree Street, Suite 2950, Atlanta, Georgia and a subsidiary of SunTrust (“Holdings”).

RECITALS:

      A. Pursuant to the terms and conditions of this Agreement, the parties desire that Lighthouse shall be merged into Holdings (said transaction being hereinafter referred to as the “Merger”) pursuant to an agreement and plan of merger (the “Plan of Merger”) in substantially the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

      B. It is the intention of the parties that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined in Article I), and any analogous provision of state or local law.

      C. As a condition and an inducement to SunTrust’s and Holdings’ entering into this Agreement, stockholders of Lighthouse who are also directors or executive officers of Lighthouse and/or Lighthouse Community Bank (or their affiliates), each of whom is identified on Annex A-1, holding, in the aggregate, the power to vote in excess of 13% of the outstanding shares of Lighthouse Common Stock (defined herein), including shares subject to outstanding options under the Stock Option Plan (defined herein), have entered into agreements with SunTrust, substantially in the form of Annex A-2 (the “Voting Agreements”), under which each such stockholder has agreed, among other things, to vote in favor of this Agreement and the Merger.

      D. The Board of Directors of Lighthouse has (i) unanimously determined that this Agreement and the Merger are fair to, and in the best interests of, Lighthouse and the holders of the Lighthouse Common Stock, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) unanimously determined that the consideration to be paid for each share of Lighthouse Common Stock in the Merger is fair to the holders of such capital stock, and (iv) unanimously resolved to recommend that the holders of Lighthouse Common Stock approve this Agreement, the Merger and the transactions contemplated hereby.

      E. The Executive Committee of the Board of Directors of SunTrust and the Board of Directors of Holdings have each approved this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1     Definitions

      When used herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Articles of Merger” shall mean the Articles of Merger required to be filed with the office of the Florida Secretary of State, as provided in Sections 607-1105 and 607-1107 of the Florida Business Corporation Act (the “FBCA”), and the Certificate of Merger required to be filed with the office of the Secretary of State of Delaware, as provided in Section 252 of the Delaware General Corporation Law (the “DGCL”).

“Average Market Price” shall mean the average of the closing prices per share of SunTrust Common Stock as reported on the Composite Transactions Tape of the NYSE for each of the ten (10) consecutive trading days ending on and including the trading day which is three (3) business days prior to the Effective Time.

“Bank Holding Company Act” shall mean the Federal Bank Holding Company Act of 1956, as amended.

“Bank Merger Act” shall mean Section 18(c) of the Federal Deposit Insurance Act.

“Bank Secrecy Act” shall mean the Federal Bank Secrecy Act of 1970, as amended, and rules and regulations promulgated thereunder.

“Benefit Plan Determination Date” shall mean, with respect to each employee pension or welfare benefit plan or program maintained by SunTrust on and after the Effective Time, the date determined by SunTrust with respect to such plan or program.

“Book of Business” shall mean the business of Carswell, including, but not limited to, all in-house and brokered insurance business and Carswell’s book of property, casualty, life, accident, disability, health and other insurance business of each and every kind, consisting more specifically, without limitation, of (a) a list of all of Carswell’s insurance customers, together with their addresses, places of residence or business and all files and paperwork relating to all such customers, and (b) any and all rights arising under each existing policy of insurance written for all of Carswell’s customers, together with all rights of renewal and servicing thereof, the right to collect insurance premiums therefrom, the right to retain commissions on such premiums, the right to collect commissions from carriers and the right to collect fees from clients. The Book of Business also includes any and all tangible and intangible property rights associated with any policy of insurance or customer of Carswell’s omitted from the list provided to SunTrust by mistake, error, inadvertence or otherwise.

“Business Day” shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

“Carswell” shall mean Carswell of Carolina, Inc.

“CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Contract” shall mean, with respect to any Person, any written, oral or other agreement, indenture, undertaking, debt instrument, contract, subcontract, lease, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other commitment or understanding of any nature to which such Person or, if applicable, any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“Disclosed” shall mean disclosed in the Lighthouse Disclosure Memorandum on or prior to the time of execution and delivery of this Agreement.

“Environmental Claim” shall mean any notice from any Governmental Authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, drinking supply water, land or soil, surface or subsurface strata or medium, or any other environmental medium), including, without limitation, all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency or state or local agencies with jurisdiction over and including common law in respect of, pollution or protection of human health or the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean SunTrust, a SunTrust Subsidiary, or a third party selected by SunTrust and reasonably acceptable to Lighthouse.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Advisor” shall mean Keefe, Bruyette & Woods, Inc.

“Financial Statements” shall mean (a) with respect to SunTrust, (i) the consolidated balance sheets (including related notes and schedules, if any) of SunTrust as of December 31, 2001, 2000, and 1999, and the related consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2001, 2000, and 1999, as filed by SunTrust in Securities Documents, and (ii) the consolidated balance sheets of SunTrust (including related notes and schedules, if any) and the related consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2001, as filed by SunTrust in Securities Documents, and (b) with respect to Lighthouse, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Lighthouse as of September 30, 2002, 2001 and 2000, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended September 30, 2002, 2001 and 2000, copies of which have been delivered to SunTrust, and (ii) the consolidated statements of financial condition of Lighthouse (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 2002, copies of which will be promptly delivered to SunTrust.

“GAAP” shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

“Governmental Authority” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity, and any court or other tribunal).

“Gramm-Leach-Bliley Act” shall mean the Gramm-Leach-Bliley Act of 1999, as amended, and rules and regulations promulgated thereunder.

“Hazardous Substances” shall mean (a) any substance or material identified in CERCLA; (b) any substance or material determined to be toxic, a pollutant or a contaminant under any applicable Law, including but not limited to petroleum products; (c) asbestos, radon, urea formaldehyde, poly-chlorinated biphenyls, lead or electromagnetic waves; and (d) any other waste, pollutant, hazardous substance, toxic, flammable, explosive, reactive, corrosive, infectious, radioactive, carcinogenic or mutagenic substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the generation, use, handling, storage, treatment, transport or disposal of which is any way governed by or subject to any Laws.

“Insurance Contracts” shall mean any and all Contracts, agreements, licenses, commitments, understandings, appointments, designations, and any and all other relationships between Carswell and any insurance companies and/or with general agents of insurance companies, which in any way relate to Carswell’s business of selling insurance products, except for governmental licenses that are personal and non-assignable.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Company” shall have the meaning assigned for purposes of the Investment Company Act, disregarding Section 3(c) thereof, that is sponsored, organized, advised or managed by LIA.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Contracts” shall mean (a) each Contract relating to the rendering by LIA of investment advisory, management, administration or any other services to an Investment Company, including any sub-advisory or similar agreement, (b) each plan adopted pursuant to Rule 12b-1 under the Investment Company Act and all related agreements and (c) each Contract pursuant to which LIA renders investment advisory or sub-advisory services to any non-Investment Company client.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended, and rules and regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule, regulation, published ruling or published requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“LCB” shall mean Lighthouse Community Bank, a federal savings bank.

“LFC” shall mean Lighthouse Financial Corporation.

“LIA” shall mean Lighthouse Investment Advisors, Inc.

“Lien” shall mean any (a) lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or (b) obligation to make any royalty payment, milestone payment success payment or pay any maintenance fee.

“Lighthouse Common Stock” shall mean the common shares of stock, $1.00 par value, of Lighthouse.

“Lighthouse Disclosure Memorandum” shall mean the written information in the document entitled “Lighthouse Disclosure Memorandum” and dated on or before the date of this Agreement and delivered not later than the time of execution of this Agreement by Lighthouse to SunTrust, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced except to the extent that it would be reasonably apparent to a reader reviewing such information that such information also reasonably relates to such other Section.

“Lighthouse Subsidiaries” shall mean LCB, LIA, Carswell, LFC, LMC and Sunbelt.

“LMC” shall mean Lighthouse Mortgage Corporation.

“Material Adverse Effect” on SunTrust or Lighthouse shall mean an event, change, effect, development, circumstance or occurrence which, individually or together with any other event, change, effect, development, circumstance or occurrence, (a) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), operations, regulatory affairs, financial performance or prospects of SunTrust and the SunTrust Subsidiaries, taken as a whole, or Lighthouse and the Lighthouse Subsidiaries, taken as a whole, or (b) materially impairs the ability of SunTrust or Lighthouse to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) actions and omissions of SunTrust or Lighthouse taken with the prior written consent of the other in contemplation of the transactions contemplated hereby; (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement; (c) changes after the date of this Agreement in banking and similar laws of general applicability or interpretations thereof by any Governmental Authority; (d) changes after the date hereof affecting depository institutions generally, including changes in general economic conditions or prevailing interest or deposit rates (except to the extent that such changes affect SunTrust or Lighthouse, as the case may be, in a manner disproportionate to the effect on depository institutions generally); or (e) any modifications or changes to valuation policies and practices in connection with the Merger to the extent requested by SunTrust or restructuring charges requested by SunTrust and taken in connection with the Merger, in each case in accordance with GAAP.

“MSRB” shall mean the Municipal Securities Rulemaking Board.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“NYSE” shall mean the New York Stock Exchange, Inc.

“OTS” shall mean the Office of Thrift Supervision.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or Governmental Authority.

“Proxy Statement/Prospectus” shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to stockholders of Lighthouse to solicit their votes in connection with a proposal to approve this Agreement, the Merger and the Plan of Merger.

“Registration Statement” shall mean the registration statement of SunTrust as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the SunTrust Common Stock to be issued in connection with the transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, subscriptions and other arrangements or commitments which obligate any Person to issue or dispose of any capital stock or other ownership interests, and stock appreciation rights, performance units, phantom stock plans or other stock equivalents and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, by SunTrust with the Commission.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act; the Investment Advisers Act; the Trust Indenture Act of 1939 as amended; and in each case the rules and regulations of the Commission promulgated thereunder.

“Self-Regulatory Organization” means the NASD, the NYSE and the MSRB and any other commission, board, agency or body that is not a Governmental Authority but that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which Lighthouse or one of the Lighthouse Subsidiaries is otherwise subject.

“Shareholders’ Equity” shall mean shareholders’ equity as defined and computed under GAAP.

“Stock Option” shall mean, collectively, any option granted under the Stock Option Plan, outstanding and unexercised on the date hereof, to acquire a number of shares of Lighthouse Common Stock in the aggregate for all such options under the Stock Option Plan equal to 422,739 shares of Lighthouse Common Stock.

“Stock Option Plan” shall mean the Lighthouse Mortgage Corporation 1994 Stock Option Plan, as amended through the date hereof.

“Subsidiaries” shall mean all those corporations, associations, or other entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

“Sunbelt” shall mean Sunbelt Commercial Capital, Inc.

“SunTrust Common Stock” shall mean the shares of voting common stock, par value $1.00 per share, of SunTrust.

“SunTrust Subsidiaries” shall mean the Subsidiaries of SunTrust.

“TILA” shall mean the Truth in Lending Act, as amended.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and rules and regulations promulgated thereunder.

1.2     Terms Defined Elsewhere

      The capitalized terms set forth below are defined in the following sections:

Acquisition Agreement	Section 5.1(b)
Agreement	Introduction
Cash Consideration	Section 2.7(a)(i)
Cash Election	Section 2.7(a)(iii)
Cash Election Shares	Section 2.7(a)(vii)
Change in Recommendation	Section 5.1(b)
Closing	Section 2.4
Closing Date	Section 2.4
Combination Election	Section 2.7(a)(iii)
Confidential Information	Section 5.7
Constituent Corporations	Section 2.1
Derivative Transactions	Section 3.19(b)
Dissenting Shares	Section 2.10
Dissenting Stockholder	Section 2.10
Effective Time	Section 2.3
Election Deadline	Section 2.7(a)(iv)
Employer Entity	Section 5.12(a)
Form of Election	Section 2.7(a)(iii)
Holdings	Introduction
Intellectual Property	Section 3.29(a)
Leases	Section 3.10(b)(i)
Lighthouse	Introduction
Material Contract	Section 3.15(a)
Maximum Amount	Section 5.13
Maximum Cash Election Number	Section 2.7(a)(ii)
Maximum Stock Election Number	Section 2.7(a)(ii)
Merger	Recitals
Merger Consideration	Section 2.7(a)(i)
Minimum Cash Election Number	Section 2.7(a)(ii)
Minimum Stock Election Number	Section 2.7(a)(ii)
NLRB	Section 3.25(b)
OTS Notice	Section 2.2
Plan	Section 3.14(b)(i)
Plan of Merger	Recitals
Price Per Share	Section 2.7(a)(i)
Recommendation	Section 5.1(e)
Representative	Section 2.7(a)(iii)
Software	Section 3.29(a)
Stock Consideration	Section 2.7(a)(i)
Stock Election	Section 2.7(a)(iii)
Stock Election Shares	Section 2.7(a)(vii)
Stockholders Meeting	Section 5.1(e)
SunTrust	Introduction

SunTrust Expenses	Section 5.1(f)
SunTrust Option Plan	Section 2.9(a)
Superior Proposal	Section 5.1(a)
Surviving Corporation	Section 2.1(a)
Takeover Proposal	Section 5.1(a)
Transferred Employee	Section 5.12(a)
Voting Agreements	Recitals

ARTICLE II

THE MERGER

2.1     Merger

      Holdings and Lighthouse are constituent corporations (the “Constituent Corporations”) to the Merger as contemplated by the DGCL and the FBCA. Upon the terms and subject to the conditions of this Agreement, at the Effective Time:

(a) Lighthouse shall be merged into Holdings in accordance with the applicable provisions of the DGCL and the FBCA, with Holdings being the surviving corporate entity (hereinafter sometimes referred to as the “Surviving Corporation”).

(b) The separate existence of Lighthouse shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

(c) The Articles of Incorporation of Holdings at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

(d) The Bylaws of Holdings at the Effective Time shall be the Bylaws of the Surviving Corporation.

2.2     Filing; Plan of Merger

      The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by the holders of at least a majority of the outstanding shares of Lighthouse Common Stock. At the Closing, the parties will execute and deliver the Plan of Merger, and the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of Delaware and the Florida Secretary of State as provided in Section 252 of the DGCL and Sections 607-1105 and 607-1107 of the FBCA, respectively, and, to the extent determined by SunTrust, shall cause articles of combination to be filed with the OTS as required by 12 C.F.R. §552.13(j) (the “OTS Notice”). The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations, approval of this Agreement by the sole shareholder of Holdings and approval of this Agreement by the stockholders of Lighthouse shall constitute adoption and approval of the Plan of Merger.

2.3     Effective Time

      The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the “Effective Time”).

2.4     Closing

      The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of SunTrust, 303 Peachtree Street, Atlanta, Georgia, at 10:00 a.m. on a date mutually agreed by SunTrust and Lighthouse, which date shall not exceed thirty (30) days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents), or such later date as the parties may otherwise agree (the “Closing Date”).

2.5     Effect of Merger

      At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the FBCA. Without limiting the generality of the foregoing, from and after the Effective Time, the separate existence of Lighthouse shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6     Further Assurances

      If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7     Manner of Converting Shares

      All of the shares of SunTrust and Holdings issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. The manner and basis of converting the shares of Lighthouse Common Stock upon consummation of the Merger shall be as follows:

(a) Lighthouse Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SunTrust, Holdings, Lighthouse, or the holders of Lighthouse Common Stock:

(i) Subject to the other provisions of this Section 2.7, each share of Lighthouse Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by SunTrust or any of the Subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity), and shares held by Dissenting Stockholders) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean either (a) cash in the amount of the Price Per Share (as defined below), without interest (the “Cash Consideration”), (b) the number of shares of SunTrust Common Stock, rounded to the nearest four decimals, equal to the Price Per Share divided by the Average Market Price (the “Stock Consideration”), or (c) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph (iii) of this Section 2.7(a). As used in this Agreement, the term “Price Per Share” equals $42.7962.

(ii) The number of shares of Lighthouse Common Stock to be converted into the right to receive Cash Consideration shall not be less than 45% of the number of shares of Lighthouse Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (ix) of this Section 2.7(a)) (the “Minimum Cash Election Number”) and shall not be greater than 50% of the number of shares of Lighthouse Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (ix) of this Section 2.7(a)) (the “Maximum Cash Election Number”). The number of shares of Lighthouse Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Lighthouse Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (ix) of this Section 2.7(a)) (the “Minimum Stock Election Number”) and not greater than 55% of the number of shares of Lighthouse Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (ix) of this Section 2.7(a)) (the “Maximum Stock Election Number”).

(iii) Subject to the proration and election procedures set forth in this Section 2.7(a), each holder of record of shares of Lighthouse Common Stock (excluding any treasury shares, shares held by SunTrust or any of the Subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity), and shares held by Dissenting Stockholders) will be entitled to elect to receive (a) Cash Consideration for all such shares (a “Cash Election”), (b) Stock Consideration for all of such shares (a “Stock Election”) or (c) Cash Consideration for 45% of such shares and Stock Consideration for 55% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by SunTrust and reasonably acceptable to Lighthouse (a “Form of Election”). Holders of record of shares of Lighthouse Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Lighthouse Common Stock held by each such Representative for a particular beneficial owner.

(iv) SunTrust and Lighthouse shall mail the Form of Election to all Persons who are holders of Lighthouse Common Stock on the record date for the Stockholders Meeting, on a date that is not less than twenty (20) business days prior to the Effective Time, and thereafter SunTrust and Lighthouse shall each use its reasonable efforts to (x) mail the Form of Election to all Persons who become holders of Lighthouse Common Stock during the period between the record date for the Stockholders Meeting and 10:00 a.m., Atlanta, Georgia time, on the date seven calendar days prior to the anticipated Effective Time and (y) make the Form of Election available to all Persons who become holders of Lighthouse Common Stock subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the last business day prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(v) Elections shall be made by holders of Lighthouse Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent, in a manner acceptable to SunTrust, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of Lighthouse Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the NASD or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery). SunTrust will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of SunTrust (or the Exchange Agent) in such matters shall be conclusive and binding. Neither SunTrust nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(vi) A holder of Lighthouse Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If SunTrust or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Lighthouse Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(vii) All shares of Lighthouse Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares”. All shares of Lighthouse Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares”. If, after the results of the Forms of Election are calculated, the number of shares of Lighthouse Common Stock to be converted into shares of SunTrust Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a prorata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Lighthouse Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a prorata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would receive fewer than 20 shares of SunTrust Common Stock in exchange for all of such holder’s shares of Lighthouse Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Lighthouse Common Stock shall be redesignated on a prorata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein. SunTrust or the Exchange Agent shall make all computations contemplated by this Section 2.7(a) and all such computations shall be conclusive and binding on the holders of Lighthouse Common Stock.

(viii) After the redesignation procedure set forth in Section 2.7(a)(vii) is completed, all Cash Election Shares and 45% of the shares of Lighthouse Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and 55% of the shares of Lighthouse Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Lighthouse Common Stock shall be exchanged for (a) certificates evidencing the Stock Consideration, or (b) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificates in accordance with the provisions of Section 2.8, without interest. Notwithstanding the foregoing, however, no fractional shares of SunTrust Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.7(b).

(ix) Each share of Lighthouse Common Stock held in the treasury of Lighthouse and each share of Lighthouse Common Stock owned by SunTrust or any Subsidiary of SunTrust or Lighthouse (other than in a fiduciary capacity) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(b) Fractional Shares. No certificates or scrip representing fractional shares of SunTrust Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 2.7(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Lighthouse Common Stock in respect of any fraction of a share of SunTrust Common Stock that would otherwise be issuable to such holder of Lighthouse Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of SunTrust Common Stock otherwise issuable times the Average Market Price.

2.8     Exchange of Lighthouse Common Stock Certificates.

(a) The Exchange Agent shall serve as exchange agent in connection with the Merger. The Exchange Agent shall provide appropriate stock certificate transmittal materials to the former holders of Lighthouse Common Stock promptly after the Effective Time (which transmittal materials shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Lighthouse Common Stock to the Exchange Agent) and instructions for use in effecting the surrender to the Exchange Agent of certificates of Lighthouse Common Stock in exchange of the Merger Consideration. After the Effective Time, each holder of shares of Lighthouse Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Stockholders) shall surrender for cancellation the certificate or certificates representing such shares to the Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent or SunTrust, and promptly upon surrender of such certificates and other documents SunTrust shall deliver the Merger Consideration to each such holder in exchange for each such share, without interest. Each certificate for Lighthouse Common Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may require. SunTrust shall not be obligated to deliver the Merger Consideration to which any former holder of Lighthouse Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Lighthouse Common Stock for exchange as provided in this Section 2.8. No dividend or other distribution payable to the holders of record of SunTrust Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of Lighthouse Common Stock issued and outstanding immediately prior to the Effective Time until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of a Lighthouse Common Stock certificate, the SunTrust Common Stock certificate (together with all such withheld dividends or other distributions, but without interest thereon), any cash payments due and any cash payment for a fractional share interest (without interest), as applicable, shall be delivered and paid with respect to each share represented by such Lighthouse Common Stock certificate. After the Effective Time each certificate that represented outstanding shares of Lighthouse Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Lighthouse Common stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share or as provided in Section 2.7 of this Agreement.

(b) Termination of Exchange Right. Any Merger Consideration held by an Exchange Agent that remains undistributed to the former stockholders of Lighthouse for six months after the Effective Time shall be delivered to SunTrust upon demand, and any former stockholders of Lighthouse who have not theretofore complied with this Section 2.8 shall thereafter look only to SunTrust for payment of their claims for cash, SunTrust Common Stock, any cash in lieu of fractional shares of SunTrust Common Stock or any dividends or distributions with respect to SunTrust Common Stock (all without any interest thereon).

(c) No Liability. None of SunTrust, any Subsidiary thereof or the Exchange Agent shall be liable to any former holder of Lighthouse Common Stock for cash, shares of SunTrust Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of SunTrust Common Stock delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

      (d) No Further Rights. From and after the Effective Time, the holders of certificates of Lighthouse Common Stock shall cease to have any rights with respect to shares of Lighthouse Common Stock represented thereby except as otherwise provided in this Agreement or by applicable Law. All rights to receive the Merger Consideration issued upon conversion of the shares of Lighthouse Common Stock pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Lighthouse Common Stock.

      (e) No Further Registrations or Transfers. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Lighthouse Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, certificates representing shares of Lighthouse Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged in accordance with the procedures set forth in this Article II.

      (f) Transfers; Lost Certificates. If any Merger Consideration is to be issued or paid in the name of a Person other than the Person in whose name the certificate so surrendered in exchange therefor is registered, it shall be a condition of the payment and issuance that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer and other taxes required by reason of the payment of the Merger Consideration in the name of, a Person other than the registered holder of the certificate so surrendered or shall establish to the satisfaction of the Exchange Agent and SunTrust that such tax has been paid or is not applicable. The Surviving Corporation may require any person claiming a certificate to have been lost, stolen or destroyed to provide indemnification to the Surviving Corporation to protect it against possible loss prior to the payment of any Merger Consideration otherwise payable hereunder.

2.9     Conversion of Stock Options

      (a) At the Effective Time, each Stock Option then outstanding and unexercised immediately prior to the Effective Time (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to SunTrust Common Stock, and SunTrust shall assume each Stock Option in accordance with the terms (as in effect on the date of this Agreement) of the Stock Option Plan, except that from and after the Effective Time (i) SunTrust and its Compensation, Nominating and Corporate Governance Committee shall be substituted for Lighthouse and the Stock Option Committee of Lighthouse’s Board of Directors with respect to administering the Stock Option Plan, (ii) each Stock Option assumed by SunTrust may be exercised solely for shares of SunTrust Common Stock, (iii) the number of shares of SunTrust Common Stock subject to each such Stock Option shall be the number of whole shares of SunTrust (omitting any fractional share) determined by multiplying the number of shares of Lighthouse Common Stock subject to such Stock Option immediately prior to the Effective Time by the Stock Consideration, (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Stock Consideration and rounding up to the nearest cent; and (v) any restriction on the exercise of any such Stock Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Stock Option shall otherwise remain unchanged; provided, however, that each Stock Option assumed by SunTrust in accordance with this Section 2.9 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, issuance of rights or other securities pursuant to a “poison pill” rights plan, or other similar transaction subsequent to the Effective Time. Each holder of a Stock Option who is a party to a Stock Option agreement which represented before the Effective Time one or more Stock Options that will be converted into options to purchase SunTrust Common Stock as a result of the Merger shall surrender each such agreement to SunTrust and, within a reasonable time after such surrender, subject to the delivery by such holder of a Cancellation Agreement as provided in Section 2.9(d), SunTrust shall deliver to each such holder in exchange therefor one or more option agreements in respect of the number of shares of SunTrust Common Stock which each such holder is entitled to purchase in accordance with the provisions of this Section 2.9. Notwithstanding the foregoing, SunTrust may at its election substitute as of the Effective Time options under the SunTrust Banks, Inc. 2000 Stock Plan or any other duly adopted comparable plan (in either case, the “SunTrust Option Plan”) for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Option Agreements and the Stock Option Plan governing each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of SunTrust as construed under Commission Rule 16(b)-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16(b)-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. SunTrust and Lighthouse agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. SunTrust has reserved and shall continue to reserve adequate shares of SunTrust Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, SunTrust shall file with the Commission a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of SunTrust Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding.

      (b) As soon as practicable following the Effective Time, SunTrust shall deliver to the participants receiving converted options under the SunTrust Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto.

      (c) Eligibility to receive stock option grants following the Effective Time with respect to SunTrust Common Stock shall be determined by SunTrust in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

      (d) Prior to the Effective Time, Lighthouse shall take all reasonable action that may be necessary (under the Stock Option Plan or otherwise) to obtain from each of the holders of Stock Options a Cancellation Agreement in a form designated by SunTrust to cancel and extinguish the Stock Options of such holders in consideration and exchange for the right to receive converted or substitute options to purchase SunTrust Common Stock in accordance with this Section 2.9.

2.10     Dissenting Shares

      To the extent that appraisal rights are available under Section 262 of the DGCL, any holder of shares of Lighthouse Common Stock that are issued and outstanding immediately prior to the Effective Time who shall have properly exercised rights to dissent with respect to the Merger in accordance with the DGCL and who has properly exercised such stockholder’s rights to demand payment of the “fair value” of the stockholder’s shares (the “Dissenting Shares”) as provided in the DGCL (the “Dissenting Stockholder”) shall thereafter have only such rights, if any, as are provided a Dissenting Stockholder in accordance with the DGCL and shall have no rights to receive the Merger Consideration under

Sections 2.7 and 2.8 (provided, that nothing contained herein shall limit such Dissenting Stockholder’s rights to the payment of all accrued and unpaid dividends having a record date prior to the Effective Time); provided, however, that if a Dissenting Stockholder shall withdraw (in accordance with the DGCL) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Stockholder’s Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificate representing the Dissenting Shares, the Merger Consideration provided for in Section 2.7 and accrued and unpaid dividends as provided in Section 2.8(a) and Section 2.8(c) as if such holder shall have made a Combination Election. If any holder of Lighthouse Common Stock shall assert the right to be paid the fair value of such Lighthouse Common Stock as described above, Lighthouse shall give SunTrust prompt notice thereof, and SunTrust shall have the right to direct all negotiations and proceedings with respect to any such demands. Lighthouse agrees that it will not, except with prior written consent of SunTrust, make any payment with respect to, or settle or offer to settle, any such demand for payment. Each Dissenting Stockholder shall receive payment of the fair value of his shares of Lighthouse Common Stock from SunTrust (but only after the fair value has been agreed upon or finally determined as provided in Section 262 of the DGCL).

2.11     Merger of Subsidiaries

      In the event that SunTrust shall request, Lighthouse shall take such actions, and shall cause the Lighthouse Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Lighthouse Subsidiaries with and into, in each case, one of the SunTrust Subsidiaries.

2.12     Anti-Dilution

      In the event SunTrust changes the number of shares of SunTrust Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Stock Consideration shall be proportionately adjusted. If SunTrust issues any rights or similar securities pursuant to a “poison pill” rights plan prior to the Effective Time, the Stock Consideration shall be adjusted appropriately to include such associated rights or similar securities.

2.13     Change of Combination Method

      SunTrust may at any time prior to the Effective Time change the method of effecting the combination with Lighthouse (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary or appropriate; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of Lighthouse Common Stock as provided for in this Agreement, (b) adversely affect the tax treatment of Lighthouse or Lighthouse stockholders as a result of receiving the Merger Consideration or (c) materially impede or materially delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LIGHTHOUSE

      Except as Disclosed, Lighthouse represents and warrants to SunTrust and Holdings as of the date hereof and as of the Closing Date as follows:

3.1     Capital Structure

      The authorized capital stock of Lighthouse consists of 7,000,000 shares, 5,000,000 of which are common shares, par value $1.00 per share, and 2,000,000 of which are preferred shares, par value $1.00 per share. On the date of this Agreement, Lighthouse had 2,702,493 shares of Lighthouse Common Stock issued and outstanding, and no other shares of capital stock issued or outstanding. No other classes of capital stock of Lighthouse, common or preferred, are authorized, issued or outstanding, and no shares of capital stock of Lighthouse are held in the treasury of Lighthouse or held by any Subsidiary of Lighthouse. All outstanding shares of Lighthouse capital stock have been duly authorized and are validly issued, fully paid and nonassessable, and free of preemptive rights. No shares of capital stock are reserved for any purpose, except for 435,415 shares of Lighthouse Common Stock reserved in connection with the Stock Option Plan. Lighthouse has granted options to acquire shares of Lighthouse Common Stock under the Stock Option Plan and outstanding agreements and awards, of which options to purchase 422,739 shares remain outstanding as of the date hereof, and Section 3.1 of the Lighthouse Disclosure Memorandum sets forth by holder a true and complete list of the Stock Options, together with the number of shares covered by each such Stock Option and the exercise prices thereof, as well as a list of any outstanding stock awards and the applicable vesting date. Except as set forth in this Section 3.1 and except for the Voting Agreements, there are no Rights authorized, issued or outstanding with respect to, nor are there any Contracts, agreements, understandings or commitments to which Lighthouse or any Lighthouse Subsidiary is a party or is bound relating to, the right of any Person to purchase, acquire, own, vote or dispose of, the capital stock of Lighthouse. There are no Contracts or other obligations of Lighthouse or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Lighthouse Common Stock or any capital stock of any Subsidiary of Lighthouse or to pay any dividend or make any other distribution in respect thereof.

3.2     Organization, Standing and Authority

      Lighthouse is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority and all necessary government approvals to carry on its business as now conducted and to own, lease and operate its properties and assets. Lighthouse is not required to be qualified to do business in any other state of the United States or foreign jurisdiction, except where the failure to be so qualified would not be reasonably likely to be material to any significant portion of the business of Lighthouse or any Lighthouse Subsidiary. Lighthouse is registered as a unitary thrift holding company under the Savings and Loan Holding Company Act.

3.3     Ownership of Subsidiaries

      Section 3.3 of the Lighthouse Disclosure Memorandum lists all of the Lighthouse Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Lighthouse (directly or indirectly), the percentage ownership interest so owned by Lighthouse and its business activities. Lighthouse has no Subsidiaries other than the Lighthouse Subsidiaries. The outstanding shares of capital stock or other equity interests of the Lighthouse Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Lighthouse free and clear of all Liens. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Lighthouse Subsidiaries, and there are no Contracts relating to the right of Lighthouse to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Lighthouse Subsidiaries has been issued in violation of the preemptive rights of any Person. Section 3.3 of the Lighthouse Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the Lighthouse Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by Lighthouse.

3.4     Organization, Standing and Authority of the Subsidiaries

      LCB is a federally chartered savings bank, the deposits of which are insured up to maximum applicable limits by the FDIC. Other than LCB, neither Lighthouse nor any of the Lighthouse Subsidiaries is a depository institution. Each of the Lighthouse Subsidiaries, including LCB, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has full power and authority and all necessary government approvals to own, lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified to do business and in good standing in each jurisdiction Disclosed with respect to it. No Lighthouse Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction except as so Disclosed and except where the failure to be so qualified would not be reasonably likely to be material to any significant portion of the business of Lighthouse or any Lighthouse Subsidiary, or is engaged in any general line of business that has not been Disclosed.

3.5     Authorized and Effective Agreement

      (a) Lighthouse has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Lighthouse stockholders of this Agreement, the Merger and the Plan of Merger) to perform all of its obligations under this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of Lighthouse), except, in the case of this Agreement and the Plan of Merger, the approval of the Lighthouse stockholders pursuant to and to the extent required by applicable Law. This Agreement has been, and, at the Closing, the Plan of Merger will be duly executed and delivered by Lighthouse and this Agreement constitutes, and, at the Closing, the Plan of Merger will constitute legal, valid and binding obligations of Lighthouse, and this Agreement is, and, at the Closing, the Plan of Merger will be enforceable against Lighthouse in accordance with their terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar Laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors’ rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity). The affirmative vote of the holders of a majority of the outstanding shares of Lighthouse Common Stock entitled to vote at a duly called and held meeting of stockholders is the only vote of the holders of the capital stock of Lighthouse necessary to approve this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby and thereby.

      (b) At a meeting duly called and held on January 20, 2003, the Board of Directors of Lighthouse unanimously (i) determined that this Agreement and the Voting Agreements and the other transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of Lighthouse and the holders of the Lighthouse Common Stock, (ii) approved, authorized and adopted this Agreement, the Merger, the Voting Agreements and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the holders of the Lighthouse Common Stock. The Financial Advisor has delivered to the Board of Directors of Lighthouse its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of the Lighthouse Common Stock in the Merger is fair to such holders from a financial point of view. A copy of such opinion is included in Section 3.5(b) of the Lighthouse Disclosure Memorandum.

      (c) Assuming the approval of this Agreement, the Merger and the Plan of Merger by the holders of a majority of the outstanding shares of Lighthouse Common Stock, neither the execution and delivery of this Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Lighthouse with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Lighthouse or any Lighthouse Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Lighthouse or any Lighthouse Subsidiary pursuant to, any Material Contract, or (iii) subject to receipt of all required governmental approvals set forth in Section 5.4(b), violate any order, writ, injunction, decree, statute, rule or other Law applicable to Lighthouse or any Lighthouse Subsidiary.

      (d) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or other Governmental Authority is necessary for the consummation by Lighthouse of the Merger and the other transactions contemplated in this Agreement.

3.6     Regulatory Filings; Financial Statements; Statements True

      (a) Lighthouse has timely filed with the OTS all regulatory reports and documents required to be filed since December 31, 1999. Lighthouse has Disclosed or made available to SunTrust a true and complete copy of each such report and document filed by Lighthouse with the OTS after December 31, 1999 and prior to the date hereof, which are all of the reports and documents that Lighthouse was required to file during such period. As of their respective dates of filing, such reports and documents (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the applicable Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) The Financial Statements of Lighthouse fairly present in all material respects (or in the case of those Financial Statements prepared after the date hereof, will fairly present in all material respects) the consolidated financial position of Lighthouse and the Lighthouse Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders’ equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) and have been (or in the case of those Financial Statements prepared after the date hereof, will be) prepared in conformity with GAAP applied on a consistent basis.

      (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Lighthouse or any Lighthouse Subsidiary to SunTrust contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7     Organizational Documents; Minute Books

      Lighthouse has furnished or made available to SunTrust and Holdings true and complete copies of its Certificate of Incorporation and Bylaws, and the Articles of Incorporation and Bylaws (or equivalent organizational documents) of each Lighthouse Subsidiary, each as amended to date. Such organizational documents are in full force and effect, and neither Lighthouse nor any Lighthouse Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents. The minute books of Lighthouse and each of the Lighthouse Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate actions of their respective stockholders and Boards of Directors (including committees of the Board of Directors) through the respective dates set forth in the Lighthouse Disclosure Memorandum, and the signatures contained therein are the true signatures of the Persons whose signatures they purport to be; provided, however, that the minute books of Lighthouse made available to SunTrust prior to the date hereof do not contain information relating to the process leading to the transactions contemplated by this Agreement; and provided, further, that promptly after the date hereof Lighthouse shall make available to SunTrust the information contained in the minute books of Lighthouse relating to the process leading to the transactions contemplated by this Agreement, subject to the redaction by Lighthouse of references to the identity of any other bidders in the process and the consideration being offered by those bidders.

3.8     Absence of Certain Changes or Events

      Since September 30, 2002, Lighthouse and the Lighthouse Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and consistent with prior practice, and there has not been (a) any incurrence by Lighthouse or any Lighthouse Subsidiary of any liability, whether accrued, absolute or contingent, except in the ordinary course of business and consistent with prior practice, (b) any transaction entered into by Lighthouse or any Lighthouse Subsidiary with any of their Affiliates, (c) any Material Adverse Effect with respect to Lighthouse, or (d) any action of the type described in Section 5.9 of this Agreement which had such action been taken after the date of this Agreement would be in violation of such Section.

3.9     Absence of Undisclosed Liabilities

      Except as Disclosed in the Lighthouse Disclosure Memorandum taken as a whole and without regard to references to specific Sections of this Agreement, Lighthouse and the Lighthouse Subsidiaries do not have any liabilities or obligations (including contingent liabilities and obligations), except those liabilities and obligations: (a) set forth in the most recent Financial Statements of Lighthouse in accordance with GAAP, (b) incurred in the ordinary course of business consistent with prior practice since the date of the most recent Financial Statements of Lighthouse, (c) incurred in connection with the transactions contemplated by this Agreement, or (d) that in the aggregate would not be material to the operations, conditions or prospects of Lighthouse and the Lighthouse Subsidiaries, taken as a whole.

3.10     Properties

      (a) Assets. Lighthouse and the Lighthouse Subsidiaries have good and valid (and in the case of real property, marketable) title, free and clear of all Liens, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected on the consolidated balance sheet included in the Financial Statements of Lighthouse as of September 30, 2002 or acquired after such date, except for (i) Liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances since September 30, 2002 for adequate consideration in the ordinary course of business and consistent with prior practice. Section 3.10(a) of the Lighthouse Disclosure Memorandum sets forth a true, correct and complete list of all real property (i) owned or leased by Lighthouse or any of the Lighthouse Subsidiaries, (ii) as to which Lighthouse or any Lighthouse Subsidiary has a license, easement or right of way to use, (iii) as to which Lighthouse or any Lighthouse Subsidiary has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which Lighthouse or any Lighthouse Subsidiary has any other material interest (other than, in the case of this clause (iv), interests in real property acquired through mortgage loans made by Lighthouse or any Lighthouse Subsidiary in the ordinary course of business consistent with past practice). Lighthouse and each of the Lighthouse Subsidiaries either owns, or has valid leasehold interests in, all properties and assets used by them in the conduct of their business. The buildings, fixtures and equipment of Lighthouse and the Lighthouse Subsidiaries are in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all material respects for the uses to which there are being put, and none of such equipment is in need of maintenance or repairs, except for ordinary routine maintenance or repairs that are not in the aggregate material in nature or cost. The buildings, fixtures and equipment of Lighthouse and the

Lighthouse Subsidiaries are adequate in all material respects for the continued conduct of the business of Lighthouse and the Lighthouse Subsidiaries after the Effective Time in the same manner as conducted prior to the Effective Time.

      (b) Leases.

(i) A true and complete copy of each agreement pursuant to which Lighthouse or any of the Lighthouse Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to SunTrust. Each Lease is valid, binding and enforceable against Lighthouse or its applicable Lighthouse Subsidiary in accordance with its terms and is in full force and effect. There are no existing defaults by Lighthouse or any of the Lighthouse Subsidiaries, as applicable, under any of the Leases which, in the aggregate, would result in the termination of such Leases.

(ii) None of the Leases requires consent of any third party for the consummation of the transactions contemplated hereby except for such consents as are Disclosed in Section 3.10(b)(ii) of the Lighthouse Disclosure Memorandum.

      (c) Investments. Except for the Lighthouse Subsidiaries, there is no corporation, association, subsidiary, partnership, limited liability company or other entity of which Lighthouse or any Lighthouse Subsidiary owns or controls, or is committed to own or control, 5% or more of the outstanding equity interests.

3.11     Environmental Matters

      (a) Lighthouse and the Lighthouse Subsidiaries are and at all times have been in compliance in all material respects with all Environmental Laws. Neither Lighthouse nor any Lighthouse Subsidiary has received any communication alleging that Lighthouse or the Lighthouse Subsidiary is not in such compliance, and there are no circumstances that would prevent or interfere with the continuation of such compliance.

      (b) There are no pending Environmental Claims, neither Lighthouse nor any Lighthouse Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (i) Lighthouse or any Lighthouse Subsidiary, (ii) to the knowledge of Lighthouse, any Person whose liability for any Environmental Claim that Lighthouse or any Lighthouse Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or, to the knowledge of Lighthouse, leased by Lighthouse or any Lighthouse Subsidiary, or any real or personal property which Lighthouse or any Lighthouse Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) to the knowledge of Lighthouse, any real or personal property in which Lighthouse or any Lighthouse Subsidiary holds a security interest securing a loan recorded on the books of Lighthouse or any Lighthouse Subsidiary. Neither Lighthouse nor any Lighthouse Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, regulatory agency, other Governmental Authority or third party imposing any liability under any Environmental Laws.

      (c) Lighthouse and the Lighthouse Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys received by Lighthouse relating to all real and personal property owned or leased by Lighthouse or any Lighthouse Subsidiary and all real and personal property of which Lighthouse or any Lighthouse Subsidiary has or is judged to have managed or supervised or participated in the management of.

      (d) To the knowledge of Lighthouse, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Laws, against Lighthouse or any Lighthouse Subsidiary or against any Person whose liability for any Environmental Claim Lighthouse or any Lighthouse Subsidiary has or may have retained or assumed, either contractually or by operation of law.

      (e) No remediation, removal or cleanup of any Hazardous Substances is being conducted or, to the knowledge of Lighthouse, has been conducted at any time in the past, in connection with or associated with, the operations or activities of Lighthouse or any of its Subsidiaries or any real or personal property owned or, to the knowledge of Lighthouse, leased, licensed or otherwise used or held for use, by Lighthouse or any of its Subsidiaries.

      (f) Hazardous Substances of any kind are not and, to the knowledge of Lighthouse, have not been at any time in the past, generated, used, stored, treated, or disposed of in connection with or associated with the operations or activities of Lighthouse or any of its Subsidiaries or any real or personal property owned or, to the knowledge of Lighthouse, leased, licensed or otherwise used or held for use, by Lighthouse or any of its Subsidiaries, in any case that could reasonably be expected to require remediation under applicable Environmental Laws or otherwise result in liability to Lighthouse or the Lighthouse Subsidiaries.

      (g) No underground or aboveground storage tanks, solid waste management units, landfills or other waste disposal areas, dikes or impoundments of any kind are located at, on or under any real or personal property owned, leased, licensed or otherwise used or held for use by Lighthouse or any of its Subsidiaries.

3.12     Loans; Allowance for Loan Losses

      (a) All of the loans on the books of Lighthouse and the Lighthouse Subsidiaries are valid and properly documented in all material respects and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected in all material respects, and no collateral has been released from the Lien granted to Lighthouse and the Lighthouse Subsidiaries with respect to any such loans unless approved by Lighthouse and the Lighthouse Subsidiaries and documented in their files. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been originated, administered and serviced, nor Lighthouse’s procedures and practices of approving or rejecting loan applications, violates in any material respect any Law applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state Laws relating to consumer protection, installment sales and usury. Lighthouse and the Lighthouse Subsidiaries have full power and authority to hold such loans, and have good and valid title to all such loans, free and clear of any Liens, and the principal balance of each such loan as shown on the books and records of Lighthouse and the Lighthouse Subsidiaries is true and correct as of the last date shown thereon. Each of Lighthouse and the Lighthouse Subsidiaries have complied in all material respects with all of their obligations under such loans, as to which compliance is required as of the Effective Time, and to the knowledge of Lighthouse, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar Laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors’ rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity). All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time. For purposes of this Section 3.12, the term “loans” includes, without limitation, the documents relating in any way to such loans, including, without limitation, notes, mortgages, security instruments and guarantees.

      (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Lighthouse are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13     Tax Matters

      (a) Lighthouse and the Lighthouse Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable Law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Lighthouse nor any Lighthouse Subsidiary has or will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Lighthouse and the Lighthouse Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

      (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Lighthouse and the Lighthouse Subsidiaries are complete and accurate in all material respects. Neither Lighthouse nor any Lighthouse Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Lighthouse or any Lighthouse Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Lighthouse or any Lighthouse Subsidiary to extend the period of limitations for the assessment or collection of any tax. There has been no audit, examination or deficiency or refund litigation with respect to any tax return of Lighthouse or any Lighthouse Subsidiary.

      (c) Deferred taxes have been provided for on the Financial Statements of Lighthouse in accordance with GAAP consistently applied.

      (d) Lighthouse has not made any distribution to its shareholders to which Section 355 of the Code applied. Neither Lighthouse nor any of the Lighthouse Subsidiaries is a partner or member of any entity treated as a partnership for income tax purposes, is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Lighthouse or a Lighthouse subsidiary), or has any liability for taxes of any Person (other than Lighthouse and the Lighthouse Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise. None of Lighthouse and the Lighthouse Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, in computing taxable income for any taxable period ending after September 30, 2002 as a result of (i) any change in method of accounting for a taxable period ending on or prior to September 30, 2001, (ii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code, (iii) any installment sale or open transaction disposition made on or prior to September 30, 2002, or (iv) any prepaid amount received on or prior to September 30, 2002.

      (e) Each of Lighthouse and the Lighthouse Subsidiaries is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-8 and W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

      (f) Neither Lighthouse nor any of the Lighthouse Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

      (g) Each of Lighthouse and the Lighthouse Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Lighthouse and the Lighthouse Subsidiaries have complied in all material respects with all escheat and unclaimed property laws to which they are subject.

      (h) Lighthouse has delivered or made available to SunTrust correct and complete copies of all tax returns filed by Lighthouse and the Lighthouse Subsidiaries for each fiscal year ended after January 1, 1997.

3.14     Employees; Compensation; Benefit Plans

      (a) Compensation. Lighthouse has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and stockholder of Lighthouse and of each Lighthouse Subsidiary, (ii) each independent contractor, consultant and agent of Lighthouse and of each Lighthouse Subsidiary who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2002 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on a annual basis during fiscal year 2003, and (iii) each other Person (including employees) to whom Lighthouse or any Lighthouse Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

      (b) Employee Benefit Plans.

(i) Lighthouse has Disclosed an accurate and complete list of all Plans (as defined below) contributed to, maintained or sponsored by Lighthouse or any Lighthouse Subsidiary, to which Lighthouse or any Lighthouse Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Lighthouse or any Lighthouse Subsidiary is a member. For purposes of this Agreement, the term “Plan” shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i), whether written or oral, that is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated. Neither Lighthouse nor its Subsidiaries has an obligation to institute any Plan not Disclosed on the list of Plans provided by Lighthouse.

(ii) Neither Lighthouse nor any Lighthouse Subsidiary has ever maintained, contributed to, had an obligation to contribute to or otherwise has or has had any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(b) (collectively bargained plans) or 413(c) (multiple employer plans) of the Code (and regulations promulgated thereunder), (C) any defined benefit pension plan or any Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA, or (D) any plan which provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

(iii) None of the Plans obligates Lighthouse or any Lighthouse Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change in control,” as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

(iv) Each Plan, and all related trusts, insurance contracts and funds, have been maintained, funded and administered in compliance in all material respects with its own terms and in compliance in all material respects with all applicable Laws, including but not limited to ERISA and the Code and securities Laws. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or, to the knowledge of Lighthouse, threatened, and, to the knowledge of Lighthouse, there are no facts which could reasonably be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands (other than routine claims for benefits). No event has occurred and no condition exists that would subject Lighthouse or any Lighthouse Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

(v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, either has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan with respect to “GUST” and the tax exempt status of such related trust, and to the knowledge of Lighthouse, nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust, or is the subject of a pending application for such a “GUST” determination letter that was timely filed.

(vi) With respect to each Plan, all payments, premiums, contributions, reimbursements or accruals legally required to be made by the Closing Date for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

(vii) To the knowledge of Lighthouse, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Lighthouse nor, to the knowledge of Lighthouse, any Lighthouse Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Lighthouse or any Lighthouse Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law.

(viii) With respect to each Plan, all reports and information required to be filed with any Governmental Authority or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

(ix) To the knowledge of Lighthouse, Lighthouse and each Lighthouse Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

(x) Neither Lighthouse nor any Lighthouse Subsidiary has a liability as of September 30, 2002 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Lighthouse as of September 30, 2002 or otherwise Disclosed. With respect to any insurance policy that previously has provided or currently provides funding for benefits under any Plan, (A) there is no liability on the part of Lighthouse or any Lighthouse Subsidiary in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding, and to the knowledge of Lighthouse, no such proceeding with respect to any such insurer is imminent.

(xi) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Lighthouse’s or any Lighthouse Subsidiary’s obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9).

(xii) With respect to each Plan, Lighthouse has Disclosed or made available to SunTrust, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

(xiii) Each of the Plans as applied to Lighthouse and any Lighthouse Subsidiary may be amended or terminated at any time by action of Lighthouse’s Board of Directors, or such Lighthouse’s Subsidiary’s Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Lighthouse or a Lighthouse Subsidiary thereunder). Any Contract with an insurer or third-party vendor or administrator that relates to a Plan or its administration or funding may be cancelled without penalty to Lighthouse or a Lighthouse Subsidiary on 60 days or less notice.

(xiv) Lighthouse and its Subsidiaries who are in a control group with Lighthouse under Sections 414(b), 414(c), 414(m) and 414(o) of the Code are the only trades or businesses that are, or have ever been, treated as a single employer for employee benefit purposes under ERISA and the Code.

3.15     Certain Contracts

      (a) Section 3.15 of the Lighthouse Disclosure Memorandum sets forth a true, correct and complete list of the following Contracts to which Lighthouse or a Lighthouse Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any Contracts of employment and Contracts which limit or restrict Lighthouse, any Lighthouse Subsidiary or any employee from engaging in any business in any jurisdiction, (ii) Contracts for the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other Contracts relating to the borrowing of money (except Federal Home Loan Bank or Federal Reserve Bank advances), (iv) Contracts with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real or personal property, (vi) agreements with suppliers and trade partners involving payments made by or to Lighthouse or a Lighthouse Subsidiary of $25,000 or more during fiscal year 2002, or proposed to be made during fiscal year 2003, (vii) any Contract for the granting or receiving of a license or sublicense or arrangement under which any person is obligated to pay or has the right to receive a royalty, license fee or similar payment, (viii) any Contract, the default of which would have a Material Adverse Effect on Lighthouse, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any Contract restricting the business activities of Lighthouse or any of its Subsidiaries, including, without limitation, agreements or memoranda of understanding with Governmental Authorities,

(ix) Contract relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Lighthouse or any Lighthouse Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Lighthouse of the nature contemplated by this Agreement, (x) any Contract or plan, written or oral, including any Stock Option Plans, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, and (xi) any other Contract (or series or group of related Contracts) involving payments made by or to Lighthouse or a Lighthouse Subsidiary of $25,000 or more, other than Contracts relating to loans and investments in the ordinary course of business consistent with past practice (the foregoing in clauses (i) through (xi) being referred to individually as a “Material Contract” and collectively as the “Material Contracts”). Except for Contracts disclosed in Section 3.15 of the Lighthouse Disclosure Memorandum, neither Lighthouse nor any of the Lighthouse Subsidiaries is a party to any Contract which is material to the business of Lighthouse or any of the Lighthouse Subsidiaries. Lighthouse has delivered or made available true, correct and complete copies of all such Contracts to SunTrust.

      (b) The Material Contracts are legal, valid, binding and enforceable against Lighthouse and the Lighthouse Subsidiaries, and, to the knowledge of Lighthouse, the other parties thereto, in accordance with their respective terms, subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar Laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors’ rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity). There are no material defaults or material breaches under any Material Contract by Lighthouse or the Lighthouse Subsidiaries, or, to the knowledge of Lighthouse, any of the other parties thereto (or events or conditions which, with notice or lapse of time or both would constitute a default or breach). Lighthouse has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such Material Contracts. Neither Lighthouse nor any of the Lighthouse Subsidiaries is participating in any discussions or negotiations regarding modification of or amendment to any Material Contract or entry into any new material contract applicable to Lighthouse or any of the Lighthouse Subsidiaries. Section 3.15 of the Lighthouse Disclosure Memorandum identifies each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Material Contract to the Surviving Corporation. There is no Contract containing covenants limiting the freedom of Lighthouse or any Lighthouse Subsidiary to compete in any line of business in any geographic area or requiring Lighthouse or any Lighthouse Subsidiary to share any profits.

3.16     Legal Proceedings; Regulatory Approvals

      There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of Lighthouse, threatened against Lighthouse or any Lighthouse Subsidiary or against any asset, interest, Plan or right of Lighthouse or any Lighthouse Subsidiary, or, to the knowledge of Lighthouse, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Lighthouse, threatened against any present or former director or officer of Lighthouse or any Lighthouse Subsidiary that would reasonably be expected to give rise to a claim against Lighthouse or any Lighthouse Subsidiary for indemnification, and to the knowledge of Lighthouse, no fact or condition exists that would be reasonably likely to give rise to any such claim, action, suit or proceeding. There are no actual or, to the knowledge of Lighthouse, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. To the knowledge of Lighthouse, no fact or condition relating to Lighthouse or any Lighthouse Subsidiary exists (including, without limitation, noncompliance with the CRA or the USA

PATRIOT Act) that would give rise to or constitute the basis for any action, suit or proceeding described above or that would prevent or significantly hinder Lighthouse or SunTrust from obtaining all of the federal and state regulatory approvals contemplated herein. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Lighthouse or any of the Lighthouse Subsidiaries.

3.17     Compliance with Laws; Filings

      (a) Lighthouse and each Lighthouse Subsidiary is (and, to the knowledge of Lighthouse, has at all times in the past been) in compliance in all material respects with all Laws (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, other consumer banking Laws, the customer information privacy provisions of the Gramm-Leach-Bliley Act, and the anti-money laundering provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act), and has obtained and maintained in all material respects all permits, licenses and registrations applicable to the conduct of its business, and neither Lighthouse nor any Lighthouse Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any Governmental Authority (i) asserting a material violation or possible violation of any such Law, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) materially restricting or in any material way limiting its operations. Neither Lighthouse nor any Lighthouse Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1999, Lighthouse and each of the Lighthouse Subsidiaries have filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with any Governmental Authority, including, without limitation, the OTS, the FDIC and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable Laws in all material respects.

      (b) All issuances of securities by Lighthouse prior to the date hereof have been in full compliance with the Securities Laws and with the laws of any state or foreign jurisdiction in which such securities were offered or sold.

      (c) LCB is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)(2)(i)) and “well-managed” (as that term is defined at 12 C.F.R. 225.81(c)).

3.18     Brokers and Finders; Other Expenses

      Neither Lighthouse nor any Lighthouse Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or in the Plan of Merger, except for an obligation to the Financial Advisor for investment banking services, the nature and extent of which has been Disclosed, and except for reasonable fees and expenses of accountants and lawyers. Lighthouse anticipates that the aggregate amount of all the fees, costs and expenses to be incurred by Lighthouse and the Lighthouse Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees, costs and expenses of financial advisors, accountants and lawyers, will not exceed $1 million.

3.19     Repurchase Agreements; Derivatives

      (a) With respect to all Contracts currently outstanding pursuant to which Lighthouse or any Lighthouse Subsidiary has purchased securities subject to an agreement to resell, Lighthouse or the Lighthouse Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such Contract, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all Contracts currently outstanding pursuant to which Lighthouse or any Lighthouse Subsidiary has sold securities subject to a Contract to repurchase, neither Lighthouse nor the Lighthouse Subsidiary has pledged collateral in excess of the amount of the debt secured thereby. Neither Lighthouse nor any Lighthouse Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar Contract currently outstanding.

      (b) Neither Lighthouse nor any Lighthouse Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the most recent Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy (the “Derivative Transactions”). Lighthouse has delivered to SunTrust complete and accurate copies of all documents relating to the Derivative Transactions. Each of Lighthouse and its Subsidiaries has full power and authority to hold its rights in each Derivative Transaction, and has good and valid title to such rights free and clear of all Liens. At the Effective Time, Holdings and its Subsidiaries will have the rights of Lighthouse and the Lighthouse Subsidiaries with respect to the Derivative Transactions in accordance with the terms and conditions thereof. Each such Derivative Transaction was originated and has been administered in all material respects in conformity with applicable Laws; and its remaining payment terms as shown on the books and records of Lighthouse and the Lighthouse Subsidiaries are true and correct as of the last day shown thereon. Each of Lighthouse and the Lighthouse Subsidiaries has complied in all material respects with all of its obligations under the Derivative Transactions and the documents relating thereto and each Derivative Transaction is a valid and legally binding obligation of Lighthouse and the Lighthouse Subsidiaries, enforceable in accordance with its terms. Each Derivative Transaction, to the extent secured, is secured by a valid and enforceable Lien in the collateral therefor.

3.20     Deposit Accounts

      The deposit accounts of LCB are insured by the FDIC up to the maximum applicable amount permitted by federal Law, and no action, suit or proceeding is pending or, to the knowledge of Lighthouse, has been threatened by the FDIC against Lighthouse or its Subsidiaries with respect to the termination of such insurance. LCB has paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC. Such deposit accounts were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable Laws, and such deposit accounts are in all respects genuine and enforceable obligations of LCB and were acquired in the ordinary course of business.

3.21     Related Party Transactions

      Lighthouse has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which Lighthouse or any Lighthouse Subsidiary is a party with any director, executive officer or 5% or greater stockholder of Lighthouse or any Person controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Lighthouse than could be obtained from unrelated parties.

3.22     Certain Information

      When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of stockholders of Lighthouse to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein other than the information provided by SunTrust specifically for inclusion therein, (a) shall comply with the applicable provisions of the Securities Laws, and (b) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.23     Tax and Regulatory Matters

      To the knowledge of Lighthouse, neither Lighthouse nor any Lighthouse Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Merger not to constitute a reorganization under Section 368 of the Code or (b) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24     State Takeover Laws; Absence of Rights Agreement

      Lighthouse and each Lighthouse Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement and the Voting Agreements from any applicable moratorium, fair price, business combination, control share or other anti-takeover or similar Laws, and no such Law shall be activated or applied as a result of such transactions. Neither the Certificate of Incorporation nor the Bylaws of Lighthouse, nor any other document of Lighthouse or to which Lighthouse is a party, contains a provision that requires more than a majority of the shares of Lighthouse Common Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security to approve the Merger or any other transactions contemplated in this Agreement. Neither Lighthouse nor any Lighthouse Subsidiary has adopted, or intends to adopt, a shareholder rights agreement or any similar plan or agreement which limits or impairs the ability of SunTrust or any of its Subsidiaries to purchase, or become the direct or indirect beneficial owner of, shares of Lighthouse Common Stock or any other equity or debt securities of Lighthouse or any of the Lighthouse Subsidiaries.

3.25     Labor and Employment Matters

      (a) There are no agreements or arrangements on behalf of any officer, director or employee of Lighthouse or any Lighthouse Subsidiary providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of Lighthouse.

      (b) Neither Lighthouse nor any of the Lighthouse Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”). There is no existing, pending or, to the knowledge of Lighthouse, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving Lighthouse or any of the Lighthouse Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of Lighthouse or any of the Lighthouse Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of Lighthouse or any of the Lighthouse Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

      (c) Neither Lighthouse nor any of the Lighthouse Subsidiaries has taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Workers Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any of Lighthouse, any of the Lighthouse Subsidiaries or SunTrust from relocating or closing any of the operations of Lighthouse or any of the Lighthouse Subsidiaries.

      (d) Neither Lighthouse nor any of its Subsidiaries has failed in any material respect to pay when due any wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. Lighthouse and the Lighthouse Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and the payment of wages and benefits. There are no, and Lighthouse has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or, to the knowledge of Lighthouse, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving Lighthouse or any of the Lighthouse Subsidiaries.

      (e) Lighthouse and each of the Lighthouse Subsidiaries are in compliance in all material respects with all immigration Laws relating to employment and have properly completed and maintained in all material respects all applicable forms (including but not limited to I-9 forms) and, to the knowledge of Lighthouse, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration Laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving Lighthouse or any of the Lighthouse Subsidiaries.

      (f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of Lighthouse, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving Lighthouse or any of the Lighthouse Subsidiaries. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of Lighthouse, threatened against Lighthouse or any of the Lighthouse Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal Law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal Law is pending or, to the knowledge of Lighthouse, threatened against Lighthouse or any of the Lighthouse Subsidiaries.

      (g) If Lighthouse or any of the Lighthouse Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the knowledge of Lighthouse, has been threatened against Lighthouse or any of the Lighthouse Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

      (h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health Laws pending or, to the knowledge of Lighthouse, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving Lighthouse or any of the Lighthouse Subsidiaries.

      (i) No workers’ compensation or retaliation claim is pending against Lighthouse or any of the Lighthouse Subsidiaries, and each of Lighthouse and the Lighthouse Subsidiaries maintains adequate insurance with respect to workers’ compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

3.26     Representations Pertaining to Carswell

      (a) Carswell is not a party to any written or oral non-competition covenant, agency contracts for sales representations, any contracts or commitments for “give-aways” or sharing of commissions or co-brokerage or sub-brokerage agreements or any Contracts or commitments which commit or will commit Carswell to expend in excess of $25,000 in the aggregate in 2003 or any year thereafter.

      (b) Lighthouse has Disclosed the name of each insurance company from whom, as of the date hereof, Carswell has received advanced commissions, together with the current amount of such advanced commissions as of the date hereof, and the period of time during which the same have been advanced.

      (c) Neither Carswell, nor, to the knowledge of Lighthouse, any employee or producer of Carswell, has been barred from or ordered to cease and desist from any activities of any type whatsoever in connection with the business engaged in by Carswell, nor had any of the foregoing had its or his license or qualification to conduct, participate or be involved in any business in any jurisdiction denied, revoked, restricted or suspended or been involved in any proceeding to deny, revoke, restrict or suspend any such license or qualification or bar or cease any business engaged in by Carswell.

      (d) Neither Carswell nor, to the knowledge of Lighthouse, any employee thereof is a party to any Contract under which any portion of any fees, commissions or other payments earned by or payable to Carswell or any employee thereof is to be split with or otherwise paid to any other Person, except for sub-brokerage or co-brokerage contracts or arrangements entered into in the ordinary course of business and except for set-offs of brokerage commissions against fees for services to the extent permitted by law and reflected in a written agreement signed by the client, a copy of which has been provided to SunTrust prior to the date hereof.

      (e) All Insurance Contracts, together with all rights, interests and claims of Carswell thereunder of every nature and description, including, but not limited to the right to receive accrued but unpaid commissions thereunder, and all commissions that may become due and payable to Carswell or any of its employees thereunder at any time on or after the Closing, are owned exclusively by Carswell. True and complete copies of all of the Insurance Contracts are available for review by SunTrust at Carswell’s office. All of the Insurance Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of Carswell and, to the knowledge of Lighthouse, constitute the legal, valid and binding obligations of the other parties thereto (in each case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar Laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors’ rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity)), and there are no existing defaults by Carswell or to the knowledge of Lighthouse by any other party thereunder and, to the knowledge of Lighthouse, no event, act, or omission has occurred which (with or without notice, lapse of time, or other happening or occurrence of any other event) would result in a material default thereunder. No other party to any of the Insurance Contracts has asserted the right, and no basis exists for the assertion of any right, to renegotiate the terms and conditions of any such contracts.

      (f) The aggregate revenues earned by Carswell attributable to the insurance business during the fiscal years ended September 2000 through 2002 are listed in the Lighthouse Disclosure Memorandum. Since January 1, 2001, Carswell has not lost, and to Lighthouse’s knowledge, there is no threatened loss of, any insurance brokerage or agency customer or broker or production source or policyholder or insurance company relationship producing average annualized commissions, fees or other revenues of Twenty Thousand Dollars ($20,000) or more over the immediately preceding three years or, if less than three years ago, since the customer was first acquired (whether as a result of the transactions contemplated by this Agreement or otherwise). Except as described in the Lighthouse Disclosure Memorandum, all insurance brokerage or agency business placed by all employees of Carswell has been placed by them, to the knowledge of Lighthouse, through and in the name of Carswell and all commissions on such business have been paid to and are the property of Carswell (including commissions on life insurance policies).

      (g) The Lighthouse Disclosure Memorandum contains a true and complete list of all accounts of Carswell which produced net commission income in excess of $20,000 during the fiscal year ended September 30, 2002, or during the period from October 1, 2002, through the date of this Agreement. Carswell is the sole and exclusive owner of, and has the unrestricted right to use, said list. Carswell has not, within the three years prior to the Closing, paid or promised to pay or to refund to any client, customer or account of Carswell any money or other valuable consideration as an inducement for the purchase or renewal of a policy of insurance. Information as to customers, expirations, renewals, group insurance, policy anniversaries and other similar items indicating the source of income of Carswell has not been divulged on a non-confidential basis during the two-year period preceding the date of this Agreement, except in the ordinary course of business to former or present employees, or otherwise been made available, to any Person other than the parties to this Agreement.

      (h) With respect to all lines of insurance other than health and group benefits lines of insurance, a true, accurate and complete customer list of Carswell and the commissions and fees earned from each such customer during the twelve month period ending December 31, 2002 has been Disclosed. With respect to health and group benefits lines of insurance, a true, accurate and complete customer list of Carswell and the gross commissions and fees earned from each all such customers in the aggregate during the twelve month period ending December 31, 2002 has been Disclosed. Except as Disclosed, Carswell owns the Book of Business free and clear of all liens, pledges, restrictions, security interests, charges, claims, rights of third parties and encumbrances of any kind. To the knowledge of Lighthouse, no customer from which Carswell has earned commissions and fees in excess of $50,000 during the 12 month period ending December 31, 2002, has indicated an intention to terminate its relationship with Carswell following consummation of the Merger.

3.27     Representations Pertaining to LIA

      (a) Neither Lighthouse nor any of its Subsidiaries (other than LIA) is registered or required to be registered as an investment adviser under the Investment Advisers Act or a broker/dealer under the Exchange Act. LIA and each of its employees, in their capacities as employees, as well as Lighthouse and any other Lighthouse Subsidiary which are or who are required to be registered as a broker/dealer, a registered representative, an investment company, an insurance agent or a sales person (or in similar capacity) with the SEC, the securities commission of any state or foreign jurisdiction, any Self-Regulatory Organization or any Governmental Authority of any federal, state or foreign jurisdiction, are duly registered as such. All federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

      (b) Lighthouse and each of the Lighthouse Subsidiaries, and each of their respective officers and employees:

(i) has not received, since January 1, 1998, any notification or communication from any Governmental Authority or Self-Regulatory Organization (A) asserting non-compliance with any of the statutes, regulations, rules or ordinances that such Governmental Authority or Self-Regulatory Organization enforces, (B) threatening to revoke or condition the continuation of any license, franchise, seat on any exchange, permit, or governmental authorization (nor, to Lighthouse’s knowledge, do any grounds for any of the foregoing exist), (C) requiring any of them (including any of Lighthouse’s or any Lighthouse Subsidiary’s directors or controlling persons) to enter into a cease and desist order, memorandum of understanding, censure or disciplinary agreement (or requiring the board of directors thereof to adopt any resolution or policy), or (D) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally); and

(ii) has properly administered in all material respects all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law; and has not committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account.

      (c) Each Investment Contract and any subsequent renewal has been duly authorized, executed and delivered by LIA and, to Lighthouse’s knowledge, each other party thereto, is in compliance in all material respects with any applicable Law, and is a valid and binding agreement of LIA and, to Lighthouse’s knowledge, each other party thereto, enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles).

      (d) LIA and, to Lighthouse’s knowledge, each other party thereto, is in compliance in all material respects with the terms of each Investment Contract to which it is a party, and is not currently in default under any of the terms of any such Investment Contract, and to Lighthouse’s knowledge, no event has occurred or condition exists that with notice or the passage of time or both would constitute such a default. Except as Disclosed, none of the Investment Contracts, or any other arrangements or understandings relating to Lighthouse and the Lighthouse Subsidiaries’ rendering of investment advisory or management services (including all sub-advisory services) to any other Person, contains any undertaking by Lighthouse or any Lighthouse Subsidiary to cap fees or to reimburse any or all fees thereunder.

3.28     Internal Controls

      Lighthouse and the Lighthouse Subsidiaries have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.29     Intellectual Property

      (a) Lighthouse has Disclosed the Intellectual Property (as defined below) owned by Lighthouse or any of the Lighthouse Subsidiaries, including a complete and accurate list of all material U.S. and foreign (A) trademark or service mark registrations and applications, (B) copyright registrations and applications, and (C) Internet domain names. Neither Lighthouse nor any of the Lighthouse Subsidiaries owns any patents or patent applications. Lighthouse or one of the Lighthouse Subsidiaries owns or has the valid right to use, in each case free and clear of all material Liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”), used in the business of Lighthouse and the Lighthouse Subsidiaries as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership or right to use such Intellectual Property or Software of Lighthouse or the Lighthouse Subsidiaries (i) has not been challenged in any prior litigation, (ii) is not being challenged in any pending litigation, and (iii) to the knowledge of Lighthouse, is not the subject of any threatened or proposed litigation. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property or Software of Lighthouse or the Lighthouse Subsidiaries.

      (b) The conduct of the business of Lighthouse and the Lighthouse Subsidiaries as currently conducted or planned by Lighthouse to be conducted does not, in any material respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

      (c) To the knowledge of Lighthouse, no third party is misappropriating, infringing, diluting, or violating any material Intellectual Property owned by or licensed to or by Lighthouse or the Lighthouse Subsidiaries and no such claims have been made against a third party by Lighthouse or the Lighthouse Subsidiaries.

      (d) Each material item of Software, which is used by Lighthouse or the Lighthouse Subsidiaries in connection with the operation of their businesses as currently conducted, is either (A) owned by Lighthouse or the Lighthouse Subsidiaries, (B) currently in the public domain or otherwise available to Lighthouse without the need of a license, lease or consent of any third party, or (C) used under rights granted to Lighthouse or the Lighthouse Subsidiaries pursuant to a written agreement, license or lease from a third party.

3.30     Fairness Opinion

      Lighthouse has received from the Financial Advisor a written opinion that, as of the date hereof, the Merger Consideration is fair to the stockholders of Lighthouse from a financial point of view. Lighthouse has furnished an accurate and complete copy of said written opinion to SunTrust.

3.31     Books, Records, Documentation, Etc.

      The books, records and documentation maintained by Lighthouse and the Lighthouse Subsidiaries are complete, correct and accurate in all material respects, have been maintained in a consistent and customary manner, and are in compliance in all material respects with all applicable Laws and customary banking practices. The deposit- and lending-related forms, notices, statements and related documentation, as well as the policies, procedures and practices of Lighthouse and the Lighthouse Subsidiaries related thereto, comply in all material respects with applicable Laws and customary banking practices.

3.32     Community Reinvestment Compliance

      LCB is in compliance with all applicable provisions of the CRA and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Lighthouse has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in LCB failing to be in compliance with such provisions or having its current rating lowered.

3.33     Insurance Policies

      Lighthouse has delivered to SunTrust prior to the date hereof a complete and accurate list of all insurance policies in force naming Lighthouse, any of the Lighthouse Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which Lighthouse or any Lighthouse Subsidiary has paid or is obligated to pay all or part of the premiums. Neither Lighthouse nor any Lighthouse Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of Lighthouse and the Lighthouse Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Lighthouse or any Lighthouse Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Lighthouse or any Lighthouse Subsidiary. The policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of Lighthouse and the Lighthouse Subsidiaries.

3.34     No Existing Discussions

      As of the date hereof, Lighthouse is not engaged, directly or indirectly, in any negotiations or discussions with any other Person with respect to a Takeover Proposal.

3.35     Certain Business Practices

      Neither Lighthouse nor any of the Lighthouse Subsidiaries, and (to the knowledge of Lighthouse) no director, officer, agent or employee of Lighthouse or any of the Lighthouse Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SUNTRUST

      SunTrust represents and warrants to Lighthouse as of the date hereof and as of the Closing Date as follows:

4.1     Capital Structure of SunTrust

      The authorized capital stock of SunTrust consists of (a) 50,000,000 shares of preferred stock, no par value, all of which are undesignated, and none of which shares is issued and outstanding, and (b) 750,000,000 shares of SunTrust Common Stock, of which 283,648,214 shares were issued and outstanding as of October 31, 2002. As of the date hereof, no other classes of capital stock of SunTrust are authorized, issued or outstanding. All outstanding shares of SunTrust Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of SunTrust Common Stock reserved as provided in Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Upon such issuance of shares pursuant to the Plan of Merger, such shares will be duly authorized and validly issued, fully paid and nonassessable. Holders of SunTrust Common Stock do not have preemptive rights.

4.2     Organization, Standing and Authority of SunTrust

      SunTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and each of them has the full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on SunTrust. SunTrust and Holdings are each registered as a financial holding company under the Bank Holding Company Act.

4.3     Authorized and Effective Agreement

      (a) SunTrust and Holdings each has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of SunTrust and Holdings. This Agreement constitutes, and, at the Closing, the Plan of Merger will constitute legal, valid and binding obligations of SunTrust and Holdings, and this Agreement is, and, at the Closing the Plan of Merger will be enforceable against SunTrust and Holdings in accordance with their terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors, and (ii) general principles of equity.

      (b) Neither the execution and delivery of this Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby, nor compliance by SunTrust or Holdings with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of SunTrust or Holdings, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of SunTrust or Holdings pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SunTrust or Holdings.

      (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by SunTrust or Holdings of the Merger and the other transactions contemplated in this Agreement.

4.4     Securities Documents; Statements True

      SunTrust has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1999. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by SunTrust or Holdings to Lighthouse contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5     Certain Information

      When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of stockholders of Lighthouse to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to SunTrust, (a) shall comply with the applicable provisions of the Securities Laws, and (b) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.6     Tax and Regulatory Matters

      To the knowledge of SunTrust, neither SunTrust nor Holdings has taken or agreed to take any action which would or could reasonably be expected to (a) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (b) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

4.7     Legal Proceedings; Regulatory Approvals

      There are no actual or, to the knowledge of SunTrust, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the knowledge of SunTrust, no fact or condition relating to SunTrust or any SunTrust Subsidiary exists (including, without limitation, noncompliance with the CRA or the USA PATRIOT Act) that would prevent SunTrust or Lighthouse from obtaining all of the federal and state regulatory approvals contemplated herein.

4.8     Financial Statements

      The Financial Statements of SunTrust fairly present in all material respects (or in the case of those Financial Statements prepared after the date hereof, will fairly present in all material respects) the consolidated financial position of SunTrust and the SunTrust Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders’ equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) and have been (or in the case of those Financial Statements prepared after the date hereof, will be) prepared in conformity with GAAP applied on a consistent basis.

4.9     Absence of Certain Changes or Events

      Since September 30, 2002, there has not been any Material Adverse Effect with respect to SunTrust.

4.10     State Takeover Laws

      SunTrust and each SunTrust Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement and the Voting Agreements from any applicable moratorium, fair price, business combination, control share or other anti-takeover or similar Laws, and no such Law shall be activated or applied as a result of such transactions.

4.11     Community Reinvestment Compliance

      SunTrust or the applicable SunTrust Subsidiaries are in compliance with all applicable provisions of the CRA and have received a CRA rating of “Satisfactory” in their most recent exam under the CRA. SunTrust has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in SunTrust or the applicable SunTrust Subsidiaries failing to be in compliance with such provisions or having its current rating lowered.

ARTICLE V

COVENANTS

5.1     No Shop; Lighthouse Stockholders Meeting; Termination Fee

      (a) No Solicitation by Lighthouse. Except as otherwise expressly provided in this Section 5.1(a), until the earlier of the Effective Time or the date of termination of this Agreement, neither Lighthouse nor any of its Subsidiaries or any of the officers, directors, agents, representatives or affiliates of it or its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Takeover Proposal or any inquiries or the making of any proposal which may lead to a Takeover Proposal (as defined below), (ii) furnish any information to any Person in connection with or in response to a Takeover Proposal or an inquiry or indication interest that could lead to a Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Takeover Proposal, (iv) enter into any Contract regarding any Takeover Proposal or (v) approve, endorse or recommend, or otherwise make or authorize any statement, recommendation or solicitation in support of, any Takeover Proposal. If and only to the extent that (i) the Lighthouse Stockholders Meeting shall not have occurred, (ii) the Board of Directors of Lighthouse determines in good faith, after having taken into account the written advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Lighthouse’s stockholders under applicable Delaware Law, (iii) Lighthouse’s Board of Directors concludes in good faith, after having taken into account the written advice of the Financial Advisor or another independent investment banker of nationally recognized standing, that such Takeover Proposal constitutes a Superior Proposal (as defined below), (iv) such Takeover Proposal was not solicited by it and did not otherwise result from a breach of this Section 5.1(a), and (v) Lighthouse provides prior written notice to SunTrust of its decision to take such action at least five business days prior to taking such action, Lighthouse shall be permitted to (A) furnish information with respect to Lighthouse and any of its Subsidiaries to such Person pursuant to a confidentiality agreement containing provisions no less favorable to Lighthouse than the provisions of the confidentiality agreement between SunTrust and Lighthouse, (B)

participate in discussions and negotiations with such Person, and (C) effect a Change in the Recommendation (as defined below); provided, that at least five business days prior to taking any actions set forth in clause (C) above, Lighthouse’s Board of Directors provides SunTrust written notice advising SunTrust that Lighthouse’s Board of Directors is prepared to conclude that such Takeover Proposal constitutes a Superior Proposal and during such five business day period Lighthouse and its advisors shall have negotiated in good faith with SunTrust to make adjustments in the terms and conditions of this Agreement such that such Takeover Proposal would no longer constitute a Superior Proposal and Lighthouse’s Board of Directors fully considers any such adjustment and nonetheless concludes in good faith that such Takeover Proposal constitutes a Superior Proposal. Lighthouse, its Subsidiaries and their representatives immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Takeover Proposal.

      For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal, indication of interest or offer from any Person relating to any direct or indirect acquisition, purchase, lease, license, exchange or other transfer of a business or assets that constitute 20% or more of the net revenues, net income or assets of Lighthouse and its Subsidiaries, taken as a whole, or 20% or more of any class of securities of Lighthouse, or any merger, consolidation, amalgamation, share exchange, tender offer, exchange offer, business combination, recapitalization, reclassification, reorganization, liquidation, dissolution or similar transaction involving Lighthouse or any Subsidiary of Lighthouse, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide unsolicited proposal made by a third party (A) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, sale, lease, exchange, transfer or other disposition, dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the combined voting power of the shares of Lighthouse’s capital stock then outstanding or 100% of the net revenues, net income or assets of Lighthouse and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Lighthouse determines in its good faith judgment (after consultation with (i) a nationally recognized investment banking firm and (ii) outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable to Lighthouse’s stockholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of Lighthouse, is reasonably capable of being obtained by such third party.

      (b) Except as expressly permitted by this Section 5.1, neither the Board of Directors of Lighthouse nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SunTrust, the approval of the Agreement, the Merger or the Recommendation (as defined in Section 5.1(e)) or take any action or make any statement inconsistent with such approval or Recommendation (collectively, a “Change in Recommendation”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, or (iii) cause Lighthouse to enter into any letter of intent, agreement in principle, acquisition agreement or other similar Contract (each, an “Acquisition Agreement”) related to any Takeover Proposal. For purposes of this Agreement, a Change in Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by the Lighthouse Board of a Takeover Proposal, or any failure by the Lighthouse Board to recommend against a Takeover Proposal.

      (c) In addition to the obligations of Lighthouse set forth in paragraphs (a) and (b) of this Section 5.1, Lighthouse shall immediately advise SunTrust orally and in writing of any request for information relating to a Takeover Proposal, or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal, and shall promptly provide a copy of any written request or Takeover Proposal to SunTrust. Lighthouse will keep SunTrust promptly informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

      (d) Nothing contained in this Section 5.1 shall prohibit Lighthouse from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Board of Directors of Lighthouse, after consultation with outside counsel, failure so to disclose would violate its obligations under applicable Law; provided, however, any such disclosure relating to a Takeover Proposal shall be deemed to be a Change in Recommendation unless the Board of Directors of Lighthouse reaffirms the Recommendation in such disclosure.

      (e) Lighthouse shall submit this Agreement and the Plan of Merger to its stockholders for approval at a meeting to be held as soon as practicable (the “Stockholders Meeting”), and by approving execution of this Agreement, the Board of Directors of Lighthouse agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Lighthouse, subject to Section 5.1(a) recommend that Lighthouse’s stockholders vote for such approval (a “Recommendation”). Notwithstanding any Change in the Recommendation, unless otherwise directed in writing by SunTrust, this Agreement, the Merger and the Plan of Merger shall be submitted to the stockholders of Lighthouse at the Lighthouse Stockholders Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve Lighthouse of such obligation. At the time of execution of this Agreement, each member of the Board of Directors of Lighthouse and certain other stockholders have executed agreements with SunTrust obligating such Persons to vote all shares over which they have voting control in favor of the Merger.

      (f) If (i) SunTrust exercises its right to terminate this Agreement under Section 7.1(g) or (ii) this Agreement is terminated by either SunTrust or Lighthouse pursuant to Section 7.1(e) and, in the case of this clause (ii), at or prior to the time of the termination of this Agreement a Takeover Proposal shall have been disclosed, announced, commenced, submitted or made, Lighthouse shall pay to SunTrust immediately upon demand $3 million plus the SunTrust Expenses (as defined below), payable in same-day funds, to reimburse SunTrust for its time, expense and lost opportunity costs of pursuing the Merger. If within twelve months after termination of this Agreement (other than (x) a termination of this Agreement by the parties pursuant to Section 7.1(a), (y) a termination by Lighthouse pursuant to Section 7.1(b) or (z) a termination by either party pursuant to Section 7.1(d) (which termination pursuant to Section 7.1(d) is governed by the following sentence)), Lighthouse shall enter into any Acquisition Agreement with a Person other than SunTrust then immediately prior to, and as a condition of, consummation of such transaction, Lighthouse shall pay to SunTrust immediately upon demand $3 million plus the SunTrust Expenses, payable in same-day funds, to reimburse SunTrust for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if the amount required to be paid pursuant to the first sentence of this Section 5.1(f) shall have been paid in full in accordance with such sentence or this Agreement shall have been terminated by Lighthouse in accordance with Section 7.1(b). If within six months after termination of this Agreement by either party pursuant to Section 7.1(d) (unless the failure to receive such approvals described in Section 7.1(d) shall have been solely and exclusively attributable to the refusal of the applicable regulatory authority to grant the requested approval based upon a fact or circumstance in existence at the time such approval was sought that pertained solely to the business and/or assets of SunTrust, and such failure shall not have been attributable in whole or in part to (A) any action, inaction, fact or circumstance related to Lighthouse or the Lighthouse Subsidiaries, or their businesses or assets, or (B) the failure of SunTrust to take or agree to take any action or inaction with respect to the business or assets of either SunTrust or Lighthouse in connection with the Merger, in which case no amount shall be payable by Lighthouse to SunTrust pursuant to this sentence), Lighthouse shall enter into any Acquisition Agreement with a Person other than SunTrust, then immediately prior to, and as a condition of, consummation of such transaction Lighthouse shall pay to SunTrust upon demand $2 million plus the SunTrust Expenses, payable in same-day funds, to reimburse SunTrust for its time, expense and lost opportunity costs of pursuing the Merger; provided that no such amount shall be payable if the amount required to be paid pursuant to the first sentence of this Section 5.1(f) shall have been paid in full in accordance with such sentence or this Agreement shall have been terminated by Lighthouse in accordance with Section 7.1(b). Notwithstanding anything to the contrary set forth in this Agreement, if Lighthouse fails promptly to pay to SunTrust any amounts due under this Section 5.1(f), Lighthouse shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of SunTrust Bank in effect from time to time from the date such fee or obligation was required to be paid, plus five (5) percent. As used in this Agreement, the term “SunTrust Expenses” means the aggregate amount of all actual out-of-pocket fees and expenses (including all out-of-pocket attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of SunTrust or the SunTrust Subsidiaries in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the transactions contemplated hereby.

5.2     Registration Statement; Proxy Statement/Prospectus

      As promptly as practicable after the date hereof, SunTrust shall prepare and file the Registration Statement with the Commission. Lighthouse will furnish to SunTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to reasonably review and reasonably consult with SunTrust on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. SunTrust and Lighthouse shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission and the OTS for mailing to the Lighthouse stockholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Lighthouse shall cause the Proxy Statement/Prospectus to be mailed to stockholders in accordance with all applicable notice requirements under the Securities Laws, the DGCL and other applicable rules and regulations of the NYSE.

5.3     Plan of Merger; Reservation of Shares

      At the Effective Time, the Merger shall be effected in accordance with this Agreement and the Plan of Merger. In connection therewith, SunTrust acknowledges that it (a) has adopted the Plan of Merger and (b) will pay or cause to be paid when due the Merger Consideration. SunTrust has reserved for issuance such number of shares of SunTrust Common Stock as shall be necessary to pay the Stock Election Shares and agrees not to take any action that would cause the aggregate number of authorized shares of SunTrust Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of SunTrust Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, SunTrust shall take all appropriate action as may be required to increase the number of shares of SunTrust Common Stock reserved for such purpose.

5.4     Regulatory Matters and Additional Acts

      (a) Lighthouse agrees to take such actions requested by SunTrust as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is SunTrust or a SunTrust Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

      (b) As promptly as practicable after the date hereof, SunTrust and Lighthouse shall submit notices or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board and any other federal, state or local Governmental Authority to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby.

Lighthouse and SunTrust each represents and warrants to the other that all information included (or submitted for inclusion) in any such regulatory application or notice concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented. At the request of SunTrust, Lighthouse shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits the ability of Lighthouse or any of the Lighthouse Subsidiaries to operate or retain, any of the businesses, product lines or assets of Lighthouse or any of the Lighthouse Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

      (c) Commencing following the date hereof, SunTrust and Lighthouse shall, and shall cause their respective Subsidiaries to, use their reasonable efforts to facilitate the integration of Lighthouse and the Lighthouse Subsidiaries with the businesses of SunTrust and its Subsidiaries to be effective as of the Closing Date. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Lighthouse and the Lighthouse Subsidiaries in the ordinary course of business, Lighthouse shall cause the employees and officers of Lighthouse and the Lighthouse Subsidiaries to use their reasonable efforts to provide support, including support from their outside contractors, and to assist SunTrust in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing.

5.5     Efforts

      Each of SunTrust and Lighthouse shall use, and shall cause each of their respective Subsidiaries to use, its reasonable efforts in good faith to (a) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and 5.4 or elsewhere herein, and (b) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by SunTrust’s legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither SunTrust nor Lighthouse shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger. Notwithstanding the foregoing, in connection with any filing or submission required or action to be taken by SunTrust to consummate the Merger, (x) neither SunTrust nor any of its Subsidiaries is required to become subject to any requirement or condition that it divest or “hold separate” any assets or businesses or any similar transaction or restriction, and (y) neither SunTrust nor any of its Subsidiaries is required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of SunTrust or any of its Subsidiaries.

5.6     Certain Accounting Matters

      Lighthouse shall cooperate with SunTrust concerning (a) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account SunTrust’s policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (b) Lighthouse’s lending, investment or asset/liability management policies; provided, however, that (i) any action taken by Lighthouse pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of Lighthouse contained in this Agreement, and (ii) Lighthouse shall not be obligated to actually modify its policies or practices with respect to the foregoing until the earlier of (A) such time prior to the Effective Time as SunTrust acknowledges that all conditions to its obligations to consummate the Merger have been waived or satisfied if the Merger were to be consummated on such date, and (B) immediately prior to the Effective Time.

5.7     Access to Information

      Lighthouse and SunTrust will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Lighthouse shall afford to representatives of SunTrust access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Lighthouse and the Lighthouse Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all Confidential Information obtained hereunder, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all Confidential Information previously furnished in connection with the transactions contemplated by this Agreement. For purposes hereof, the term “Confidential Information” shall be deemed to mean information which derives economic value from not being generally known to the public, but shall not include information which (i) a party obtained under no obligation of confidentiality from a third party prior to disclosure by the other party hereto, (ii) is generally available to the public, or (iii) becomes available to a party on a nonconfidential basis from a source other than the other party hereto or its representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the other party or its representatives.

5.8     Press Releases

      SunTrust and Lighthouse shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto, including without limitation communications with the employees and customers of Lighthouse; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by Law or the rules of any national securities exchange.

5.9     Forbearances of Lighthouse

      Except with the prior written consent of SunTrust, between the date hereof and the Effective Time, Lighthouse shall not, and shall cause each of the Lighthouse Subsidiaries not to:

(a) (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand into any new line of business or geographic territory, (ii) fail to use reasonable efforts to preserve intact its business organization, fail to use reasonable efforts to keep available the services of its current officers and employees, or (iii) fail to use reasonable efforts to preserve its current relationships with customers, suppliers and other Persons with whom it has business relations;

(b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(c) issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plans with respect to the options outstanding on the date hereof;

(d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(e) amend its certificate of incorporation, bylaws or other organizational documents;

(f) impose or permit imposition of, any Lien on any share of stock held by it in any Lighthouse Subsidiary, or permit any such Lien to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

(g) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

(h) fail to comply in any material respect with any Laws or governmental actions applicable to it and to the conduct of its business;

(i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases, payments, contributions and bonuses the amounts of which are specifically Disclosed;

(j) enter into or modify (except as may be required by applicable Law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing in the ordinary course business consistent with past practice;

(k) enter into (i) any material Contract not made in the ordinary course of business, (ii) any Contract relating to the borrowing of money by Lighthouse or a Lighthouse Subsidiary or guarantee by Lighthouse or a Lighthouse Subsidiary of any obligation, except for FHLB advances entered into in the ordinary course of business consistent with past practice (and in the case of any FHLB advances with a term of six months or longer, only after consultation with SunTrust), (iii) any Contract relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by stockholders or the reappointment of officers in the normal course), (iv) any contract or transaction with an officer, director or employee of Lighthouse, or (v) any Contract with a labor union;

(l) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable Law, and except that after approval of the Agreement and the Plan of Merger by its stockholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, Lighthouse shall cooperate in good faith with SunTrust to adopt policies, practices and procedures consistent with those utilized by SunTrust, effective on or before the Closing Date;

(m) change its methods of accounting in effect at September 30, 2002, except as required by changes in GAAP concurred in by SunTrust, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the fiscal year ended September 30, 2001, except as required by changes in Law;

(n) except as Disclosed, incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000, for any one expenditure, or $100,000, in the aggregate;

(o) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

(p) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by SunTrust, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

(q) dispose of any material assets other than in the ordinary course of business;

(r) fail to cause the fees, costs and expenses incurred or to be incurred by Lighthouse and the Lighthouse Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees, costs and expenses of financial advisors, accountants and lawyers, to be reasonable; or

(s) agree to do any of the foregoing.

      In connection with the continued operation of Lighthouse and the Lighthouse Subsidiaries between the date hereof and the Effective Time, Lighthouse will confer in good faith on a regular and frequent basis with one (1) or more representatives of SunTrust designated to Lighthouse regarding operational matters and the general status of ongoing operations promptly and will notify SunTrust of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect on Lighthouse. Lighthouse acknowledges that SunTrust does not and will not waive any rights it may have under this Agreement as a result of such consultations. Lighthouse shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Lighthouse set forth in this Agreement becoming untrue in a manner that would give rise to the failure of the condition set forth in Section 6.3(a) to be satisfied.

5.10     Employment Agreements; Noncompetes

      (a) Each member of the Board of Directors of Lighthouse shall execute and deliver as of the date hereof a Non-Competition Agreement in the form attached hereto for each such member of such Board of Directors as, respectively, Annex B-1 through B-6;

      (b) Jerry T. Caldwell and Terry L. Rohlfing shall execute and deliver as of the date hereof Employment and Consulting Agreements, and Waiver, Release and Cancellation Agreements substantially in the forms of Annex C-1 and C-2 hereto. William C. Thomas and John B. Vann, employees of Carswell, shall execute and deliver as of the date hereof Management Agreement Amendments in substantially the form of Annex D-1 and D-2 hereto. Each of the foregoing agreements shall supersede in their entirety any existing employment, consulting, management or similar agreements between Lighthouse or any Lighthouse Subsidiary and the other party thereto.

5.11     Affiliates

      Lighthouse shall use its reasonable efforts to cause all Persons who are Affiliates of Lighthouse to deliver to SunTrust promptly following execution of this Agreement an Affiliate Agreement in substantially the form attached hereto as Annex E providing that such Person will not dispose of SunTrust Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its reasonable efforts to cause such Affiliates to deliver to SunTrust such written agreement prior to the Closing Date. Lighthouse shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Lighthouse Common Stock of any Affiliate of Lighthouse who has not provided a signed Affiliate Agreement in accordance with this Section 5.11.

5.12     Employee Benefits

      (a) Prior to the Effective Time Lighthouse shall cause the 401(k) plan of Lighthouse to be terminated in accordance with applicable law and regulations. Prior to the Effective Time and the termination of the 401(k) plan, Lighthouse may make contributions to the Lighthouse 401(k) plan in an aggregate amount consistent with past practices, prorated for the portion of the plan year prior to the Effective Time, even though made earlier than past practice. Each Transferred Employee (as defined below) who continues in the employment of SunTrust or of any subsidiary of SunTrust (“Employer Entity”), until the Benefit Plan Determination Date for SunTrust’s 401(k) plan, shall be eligible to participate in SunTrust’s 401(k) plan as of such date, subject to complying with the eligibility requirements of SunTrust’s 401(k) plan. All rights to participate in SunTrust’s 401(k) plan are subject to SunTrust’s right to amend or terminate the plan. For purposes of administering SunTrust’s 401(k) plan, as of the SunTrust 401(k) plan’s Benefit Plan Determination Date, service with Lighthouse and the Lighthouse Subsidiaries shall be deemed to be service with SunTrust for eligibility to participate and vesting purposes for each Transferred Employee. Each employee of Lighthouse or a Lighthouse Subsidiary at the Effective Time becomes an employee immediately following the Effective Time of an Employer Entity and is referred to herein as a “Transferred Employee.”

      (b) Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee’s being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. Until the Benefit Plan Determination Date for a plan or program of SunTrust, the Employer Entity or SunTrust will continue the comparable Lighthouse plan or program in effect. With respect to health care coverages, participation in SunTrust’s plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any welfare benefit plan or program of Lighthouse that the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity may continue such Lighthouse plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such corresponding plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). If the first plan year of participation in any group health plan (excluding a health care reimbursement account) of an Employer Entity by a Transferred Employee is a partial year, the Employer Entity will give such Transferred Employee and his or her dependents credit toward deductible and out-of-pocket limitations for eligible expenses incurred by such Persons under the group health plan of Lighthouse or a Lighthouse Subsidiary during that portion of that plan year that precedes entry into the group health plans of the Employer Entity. For purposes of administering the welfare plans and programs subject to this Section 5.12(b), service with Lighthouse or a Lighthouse Subsidiary shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise provided in Section 5.12(d)), provided such provisions in Section 5.12(d) do not violate any applicable nondiscrimination rules with which such welfare plan or program is intended to comply. Notwithstanding the preceding provisions of this Section 5.12(b), service with Lighthouse or a Lighthouse Subsidiary shall not be deemed to be service with an Employer Entity for purposes of SunTrust’s retiree health plan or retiree life plan.

      (c) Each Transferred Employee shall be eligible to participate in SunTrust’s Retirement Plan, a defined benefit pension plan, subject to the terms of the Retirement Plan, as of the Retirement Plan’s Benefit Plan Determination Date, conditioned upon the Transferred Employee’s being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with the eligibility requirements of the Retirement Plan. As of the Retirement Plan’s Benefit Plan Determination Date, service with Lighthouse or a Lighthouse Subsidiary shall be deemed to be service with the Employer Entity for purposes of determining eligibility to participate and vesting in the Retirement Plan (subject to applicable break-in-service rules) for such a Transferred Employee, but shall not be deemed to be service with SunTrust or an Employer Entity for purposes of benefit accrual in the Retirement Plan.

      (d) Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed hereunder by SunTrust, neither SunTrust nor any Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the general severance policy maintained by SunTrust, if and to the extent that such employee is entitled to severance pay under such policy. The foregoing notwithstanding, if within one (1) year of the Effective Time such Transferred Employee, who was so employed as of the Effective Time, has a termination of employment and is therefore entitled to severance under SunTrust’s general severance policy, SunTrust shall pay such employee severance equal to the greater of (i) the amount such employee would receive under the general severance policy maintained by SunTrust or (ii) five weeks’ base salary. Such employee’s service with Lighthouse or a Lighthouse Subsidiary shall be treated as service with SunTrust for purposes of determining the amount of severance pay, if any, under SunTrust’s severance policy.

      (e) SunTrust agrees to honor all employment agreements that Lighthouse and the Lighthouse Subsidiaries have with their current and former employees and directors and which have been Disclosed to SunTrust pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.12, the employee benefit plans of Lighthouse shall, in the sole discretion of SunTrust, be frozen, terminated or merged into comparable plans of SunTrust, effective as SunTrust shall determine in its sole discretion.

5.13     Directors and Officers Protection

      SunTrust or a SunTrust Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors’ and officers’ liability insurance providing coverage to directors and officers of Lighthouse for acts or omissions occurring prior to the Effective Time as may be permitted by applicable Law. Such insurance shall provide at least the same coverage and amounts as contained in Lighthouse’s policy on the date hereof in the form disclosed by Lighthouse to SunTrust prior to the date of this Agreement; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Lighthouse’s policy in effect as of the date hereof (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SunTrust shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In addition, to the extent permitted by applicable law, all rights to indemnification by Lighthouse in favor of those Persons who are current or former directors and officers of Lighthouse for their acts and omissions occurring prior to the Effective Time, as provided in Lighthouse’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation for a period of six years from the Effective Time. As promptly as practicable following the date of this Agreement, Lighthouse shall provide notice of the transactions contemplated by this Agreement to Lighthouse’s existing directors’ and officers’ liability insurer.

5.14     Tax Matters

      At or prior to the filing of the Registration Statement, Lighthouse and SunTrust shall execute and deliver to King & Spalding LLP tax representation letters in customary form. To the extent requested by SunTrust or Lighthouse, SunTrust, Holdings and Lighthouse shall each confirm to King & Spalding LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Lighthouse and SunTrust shall use their reasonable efforts prior to the Effective Time to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.14, each of SunTrust and Lighthouse shall use its reasonable efforts to cause King & Spalding LLP, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.14.

5.15     Reports

      Each of Lighthouse and SunTrust shall file (and shall cause the Lighthouse Subsidiaries and the SunTrust Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other Governmental Authorities having jurisdiction over such party, and shall deliver to SunTrust or Lighthouse, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission or the OTS, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission and the OTS will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Governmental Authority other than the Commission or the OTS shall be prepared in accordance with requirements applicable to such reports.

5.16     Exchange Listing

      SunTrust shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of SunTrust Common Stock to be issued to the holders of Lighthouse Common Stock pursuant to the Merger, and SunTrust shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17     Third Party Consents

      Between the date hereof and the Effective Time, Lighthouse and the Lighthouse Subsidiaries shall have obtained all necessary third party consents required by any Contracts to the consummation of the transactions contemplated herein to avoid default thereunder or payment of additional fees in connection with the transactions contemplated herein. Without limiting the foregoing, Carswell shall have used its best efforts to obtain all necessary consents from all appropriate insurance companies as may be required by the Insurance Contracts to avoid a default thereunder or the grounds for termination thereof.

5.18     Notification of Certain Matters

      Lighthouse shall give prompt notice to SunTrust, and SunTrust shall give prompt notice to Lighthouse, of (a) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate and (b) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.18 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice (including, without limitation, any condition to Closing). If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Lighthouse Disclosure Memorandum or which is necessary to correct any information in the Lighthouse Disclosure Memorandum which has been rendered inaccurate thereby, then Lighthouse shall, for informational purposes only, promptly supplement, or amend, and deliver to SunTrust the Lighthouse Disclosure Memorandum which it has delivered pursuant to this Agreement. For purposes of determining whether there is any misrepresentation or breach of any representation, warranty, covenant or agreement by Lighthouse hereunder, the Lighthouse Disclosure Memorandum delivered by Lighthouse as of the date hereof shall constitute SunTrust’s and Holdings’ only knowledge with respect to matters which are required to be disclosed therein, and SunTrust’s and Holdings’ knowledge and the Lighthouse Disclosure Memorandum shall be deemed to include only the information disclosed in the Lighthouse Disclosure Memorandum on the date hereof, irrespective of any other actual knowledge of SunTrust or Holdings or any other disclosure by Lighthouse, whether written, oral or otherwise.

5.19     Shareholder Litigation

      Lighthouse shall give SunTrust the opportunity to participate in the defense or settlement of any shareholder litigation or claim against Lighthouse and/or its directors or officers relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without SunTrust’s consent.

5.20     Accounting Matters

      If SunTrust so requests, Lighthouse shall use all reasonable efforts to cause to be delivered to SunTrust a letter of Lighthouse’s accountants, Grant Thornton LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to SunTrust), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

ARTICLE VI

CONDITIONS PRECEDENT

6.1     Conditions Precedent — SunTrust and Lighthouse

      The respective obligations of SunTrust and Lighthouse to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

(a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the stockholders of Lighthouse of this Agreement, the Merger and the Plan of Merger;

(b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, and no stop order shall have been issued and no proceedings shall be pending or to the knowledge of SunTrust threatened by the Commission to suspend the effectiveness of such Registration Statement;

(c) The parties shall have received all approvals from Governmental Authorities required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect, and the Proxy Statement/Prospectus shall have been approved by the OTS;

(d) None of SunTrust, any of the SunTrust Subsidiaries, Lighthouse or any of the Lighthouse Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal;

(e) Lighthouse and SunTrust shall have received an opinion of King & Spalding LLP, in form and substance reasonably satisfactory to Lighthouse and SunTrust, substantially to the effect that the Merger will constitute a reorganization under Section 368 of the Code and that the stockholders of

Lighthouse will not recognize any gain or loss to the extent that such stockholders exchange shares of Lighthouse Common Stock for shares of SunTrust Common Stock.

6.2     Conditions Precedent — Lighthouse

      The obligations of Lighthouse to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Lighthouse pursuant to Section 7.4:

(a) All representations and warranties of SunTrust shall be evaluated as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Lighthouse. The representations and warranties of SunTrust shall be true and correct in all material respects;

(b) SunTrust shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

(c) SunTrust shall have delivered to Lighthouse a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to SunTrust, have been satisfied;

(d) The shares of SunTrust Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(e) There shall have been no developments in the business of SunTrust since September 30, 2002 which have had, or which would be reasonably likely to have, a Material Adverse Effect.

6.3     Conditions Precedent — SunTrust

      The obligations of SunTrust to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by SunTrust pursuant to Section 7.4:

(a) All representations and warranties of Lighthouse shall be evaluated as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by SunTrust. The representations and warranties of Lighthouse set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.23 and 3.24 shall be true and correct. All other representations and warranties of Lighthouse set forth herein shall be true and correct in all material respects;

(b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Executive Committee of the Board of Directors of SunTrust, would so materially adversely affect the business or economic benefits to SunTrust of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

(c) Lighthouse shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

(d) Lighthouse shall have delivered to SunTrust a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Lighthouse, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer’s knowledge, threatened that reasonably may be expected to have a Material Adverse

Effect on Lighthouse or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

(e) SunTrust shall have received an opinion of counsel from Vorys, Sater, Seymour and Pease LLP, counsel to Lighthouse, in the form set forth in Annex F;

(f) SunTrust shall have received the written agreements from Affiliates as specified in Section 5.11 to the extent necessary, in the reasonable judgment of SunTrust, to promote compliance with Rule 145 promulgated by the Commission;

(g) Jerry T. Caldwell and Terry L. Rohlfing shall have continued in the employment of Lighthouse until the Closing Date and each of them shall have executed and delivered to SunTrust the Employment and Consulting Agreements, and Waiver, Release and Cancellation Agreements substantially in the form of Annex C-1 and Annex C-2 hereto;

(h) William C. Thomas and John B. Vann, employees of Carswell, each shall have executed and delivered a Management Agreement Amendment in substantially the form of Annex D-1 and D-2 hereto;

(i) The members of the Board of Directors of Lighthouse shall have executed and delivered Noncompetition Agreements in the form attached hereto as Annex B-1 through B-6;

(j) There shall have been no developments in the business of Lighthouse or the Lighthouse Subsidiaries since September 30, 2002 which have had, or which would be reasonably likely to have, a Material Adverse Effect;

(k) All material third party consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect;

(l) SunTrust shall have received a letter from Lighthouse’s accountants, Grant Thornton LLP, dated as of the Closing Date and addressed to SunTrust, reasonably satisfactory in form and substance to SunTrust updating the letter referred to in Section 5.20; and

(m) There shall not be pending or threatened any legal proceeding in which a Governmental Authority is or is threatened to become a party or is otherwise involved, and neither SunTrust nor Lighthouse shall have received any communication from any Governmental Authority in which such Governmental Authority indicates the possibility of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from SunTrust, Lighthouse or any of their Subsidiaries any damages or other relief that may be material to SunTrust or Lighthouse; (iii) seeking to prohibit or limit in any material respect SunTrust’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) that could materially and adversely affect the right of SunTrust or Holdings to own the assets or operate the business of Lighthouse; or (v) seeking to compel SunTrust, Lighthouse or any of their Subsidiaries to dispose of, hold separate or license any material asset or right as a result of the Merger or any of the other transactions contemplated by this Agreement.

(n) Lighthouse shall have Shareholders Equity of not less than $29,500,000.

ARTICLE VII

TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1     Termination

      This Agreement may be terminated:

(a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto;

(b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Lighthouse and Section 6.3(a) in the case of SunTrust; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time;

(c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein;

(d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run;

(e) By either party if the required vote of the Lighthouse Stockholders to approve the Merger was not obtained at the Lighthouse Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) At any time following September 30, 2003 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein; or

(g) By SunTrust if (i) Lighthouse shall have failed to make the Recommendation in the Proxy Statement, (ii) Lighthouse shall have effected a Change in Recommendation in accordance with the terms hereof, (iii) Lighthouse shall have effected a Change in Recommendation in violation of the terms hereof or (iv) Lighthouse shall have breached its obligations under this Agreement by reason of a failure to call or convene the Lighthouse Stockholders Meeting in accordance with Section 5.1(e).

7.2     Effect of Termination

      In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (a) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination, (b) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination and (c) termination shall not relieve Lighthouse of the payment obligation contained in Section 5.1(f).

7.3     Survival of Representations, Warranties and Covenants

      All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including

Sections 5.13, 5.16 and 5.17); provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive SunTrust or Lighthouse (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either SunTrust or Lighthouse, the aforesaid representations, warranties and covenants being material inducements to consummation by SunTrust and Lighthouse of the transactions contemplated herein.

7.4     Waiver

      Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Lighthouse stockholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto or thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein, or (c) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Lighthouse stockholders of this Agreement and the Plan of Merger, shall reduce either the Merger Consideration or the payment terms for fractional interests.

7.5     Amendment or Supplement

      This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of SunTrust and Lighthouse, subject to the proviso to Section 7.4.

ARTICLE VIII

MISCELLANEOUS

8.1     Expenses

      Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by SunTrust and 50% by Lighthouse.

8.2     Entire Agreement

      This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Lighthouse to enforce rights in Section 5.13 and except for the rights of the holders of Lighthouse Common Stock to receive the Merger Consideration as provided in Article II.

8.3     No Assignment

      Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other Person, except upon the prior written consent of each other party.

8.4     Notices

      All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile transmission, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be addressed or directed as follows:

If to Lighthouse:

Lighthouse Financial Services, Inc.
5 Office Park Road
Hilton Head Island, South Carolina 29928
Telephone: (843) 341-0086
Fax: (843) 842-2444
Attn: Jerry T. Caldwell

With a required copy to:

John C. Vorys, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street, P.O. Box 1008
Columbus, Ohio 43216-1008
Telephone: (614) 464-6211
Fax: (614) 464-6350

If to SunTrust or Holdings:

SunTrust Banks, Inc.
303 Peachtree Street, Suite 2950
Atlanta, Georgia 30308
Attn: Raymond Fortin
Telephone: (404) 588-7165
Fax: (404) 724-3550

Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5     Specific Performance

      Lighthouse acknowledges that the Lighthouse Common Stock and the Lighthouse business and assets are unique, and that if Lighthouse fails to consummate the transactions contemplated hereby, such failure will cause irreparable harm to SunTrust for which there will be no adequate remedy at law, and SunTrust shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Lighthouse shall, without cause, refuse to consummate the transactions contemplated hereby.

8.6     Captions

      The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7     Counterparts

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8     Governing Law; Jurisdiction

      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the District of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the District of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.4.

8.9     Severability

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining provisions and terms of this Agreement or affect the validity and enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.10     Construction

      The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

[remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SUNTRUST BANKS, INC.

By: /s/ JOHN W. SPIEGEL

Name: John W. Spiegel
Title: Vice Chairman and Chief Financial Officer

SUNTRUST BANK HOLDING
COMPANY

By: /s/ RAY FORTIN

Name: Raymond Fortin
Title: Vice President

LIGHTHOUSE FINANCIAL SERVICES,
INC.

By: /s/ TERRY L. ROHLFING

Name: Terry L. Rohlfing
Title: President

ANNEX A — 2

AGREEMENT AND PLAN OF MERGER

OF LIGHTHOUSE FINANCIAL SERVICES, INC.
INTO
SUNTRUST BANK HOLDING COMPANY

      THIS AGREEMENT AND PLAN OF MERGER (this “Plan of Merger”), dated as of            , 2003, is by and among Lighthouse Financial Services, Inc., a Delaware corporation (“Lighthouse”), SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), and SunTrust Bank Holding Company, a Florida corporation and a subsidiary of SunTrust (“Holdings”, and together with Lighthouse, the “Constituent Corporations”, and, together with Lighthouse and SunTrust, the “Parties”).

RECITALS

      WHEREAS, the Parties desire to merge Lighthouse into Holdings pursuant to Section 252 of the Delaware General Corporation Law and Section 607.1107 of the Florida Business Corporation Act (the “Merger”), with Holdings remaining as the surviving corporation; and

      WHEREAS, Holdings is a subsidiary of SunTrust.

AGREEMENT

      NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

      1.     MERGER.

1.1. The Merger.

(a) Upon the terms and subject to the conditions of this Plan of Merger, at the Effective Time (as defined hereafter) and in accordance with the provisions of this Plan of Merger, Section 252 of the Delaware General Corporation Law (the “DGCL”) and Section 607.1107 of the Florida Business Corporation Act (the “FBCA”), Lighthouse shall be merged into Holdings, with Holdings being the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of Lighthouse shall cease. Subject to the provisions of this Plan of Merger, a certificate of merger shall be duly prepared, executed and acknowledged by the Constituent Corporations, and thereafter delivered to the Secretary of State of the State of Delaware pursuant to the DGCL. Articles of merger shall also be duly prepared, executed and acknowledged by the Constituent Corporations, and thereafter delivered to the Secretary of State of the State of Florida pursuant to the FBCA.

(b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the FBCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall, to the extent consistent with its articles of incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the

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Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

(c) The articles of incorporation and bylaws of Holdings in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until otherwise amended or repealed.

      1.2.     Effective Time. The Merger shall become effective at the day and hour specified in the Articles of Merger (the “Effective Time”).

      1.3.     Conversion of Shares. All of the shares of SunTrust and Holdings issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of SunTrust, Holdings, Lighthouse or the holders of the Lighthouse Common Stock:

(a) Subject to the other provisions of this Section 1.3, each share of Lighthouse Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by SunTrust or any of the Subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity), and shares held by Dissenting Stockholders) shall be converted into the right to receive the Merger Consideration. The “Merger Consideration” shall mean either (i) cash in the amount of the Price Per Share, without interest (the “Cash Consideration”), (ii) the number of shares of SunTrust Common Stock, rounded to the nearest four decimals, equal to the Price Per Share divided by the Average Market Price (the “Stock Consideration”), or (iii) a combination of Cash Consideration and Stock Consideration in accordance with subparagraph (c) of this Section 1.3.

(b) The number of shares of Lighthouse Common Stock to be converted into the right to receive Cash Consideration shall not be less than 45% of the number of shares of Lighthouse Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (i) of this Section 1.3) (the “Minimum Cash Election Number”) and shall not be greater than 50% of the number of shares of Lighthouse Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (i) of this Section 1.3) (the “Maximum Cash Election Number”). The number of shares of Lighthouse Common Stock to be converted into the right to receive Stock Consideration shall be not less than 50% of the number of shares of Lighthouse Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (i) of this Section 1.3) (the “Minimum Stock Election Number”) and not greater than 55% of the number of shares of Lighthouse Common Stock outstanding immediately prior to the Effective Time (excluding shares to be converted pursuant to clause (i) of this Section 1.3) (the “Maximum Stock Election Number”).

(c) Subject to the proration and election procedures set forth in this Section 1.3, each holder of record of shares of Lighthouse Common Stock (excluding any treasury shares, shares held by SunTrust or any of the Subsidiaries of SunTrust or Lighthouse (other than in a fiduciary capacity), and shares held by Dissenting Stockholders) will be entitled to elect to receive (i) Cash Consideration for all such shares (a “Cash Election”), (ii) Stock Consideration for all of such shares (a “Stock Election”) or (iii) Cash Consideration for 45% of such shares and Stock Consideration for 55% of such shares (a “Combination Election”). All such elections shall be made on a form designed for that purpose prepared by SunTrust and reasonably acceptable to Lighthouse (a “Form of Election”). Holders of record of shares of Lighthouse Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Lighthouse Common Stock held by each such Representative for a particular beneficial owner.

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(d) SunTrust and Lighthouse shall mail the Form of Election to all Persons who are holders of Lighthouse Common Stock on the record date for the Stockholders Meeting, on a date that is not less than twenty (20) business days prior to the Effective Time, and thereafter SunTrust and Lighthouse shall each use its reasonable efforts to (i) mail the Form of Election to all Persons who become holders of Lighthouse Common Stock during the period between the record date for the Lighthouse stockholders meeting to consider and approve the Merger at 10:00 a.m., Atlanta, Georgia time, on the date seven calendar days prior to the anticipated Effective Time and (ii) make the Form of Election available to all Persons who become holders of Lighthouse Common Stock subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Exchange Agent in the manner described below no later than by the close of business on the last business day prior to the Effective Time (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(e) Elections shall be made by holders of Lighthouse Common Stock by mailing, faxing or otherwise delivering to the Exchange Agent, in a manner acceptable to SunTrust, a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by the certificates representing the shares of Lighthouse Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered by the time set forth in such guarantee of delivery). SunTrust will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The decision of SunTrust (or the Exchange Agent) in such matters shall be conclusive and binding. Neither SunTrust nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election.

(f) A holder of Lighthouse Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Combination Election. If SunTrust or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder of shares of Lighthouse Common Stock making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Combination Election.

(g) All shares of Lighthouse Common Stock which are subject to Cash Elections are referred to herein as “Cash Election Shares”. All shares of Lighthouse Common Stock which are subject to Stock Elections are referred to herein as “Stock Election Shares”. If, after the results of the Forms of Election are calculated, the number of shares of Lighthouse Common Stock to be converted into shares of SunTrust Common Stock exceeds the Maximum Stock Election Number, the Exchange Agent shall determine the number of Stock Election Shares which must be redesignated as Cash Election Shares in order to reduce the number of such shares to the Maximum Stock Election Number. All holders who have Stock Election Shares shall, on a prorata basis, have such number of their Stock Election Shares redesignated as Cash Election Shares so that the Maximum Stock Election Number and the Minimum Cash Election Number are achieved. If, after the results of the Forms of Election are calculated, the number of shares of Lighthouse Common Stock to be converted into cash exceeds the Maximum Cash Election Number, the Exchange Agent shall determine the number of Cash Election Shares which must be redesignated as Stock Election Shares in order to reduce the amount of such cash to the Maximum Cash Election Number. All holders who have Cash Election Shares shall, on a prorata basis, have such number of their Cash Election Shares redesignated as Stock Election Shares so that the Maximum Cash Election Number and Minimum Stock Election Number are achieved. Notwithstanding the foregoing, no redesignation shall be effected for a holder who has made a Cash Election but, as a result of such redesignation, would

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receive fewer than 20 shares of SunTrust Common Stock in exchange for all of such holder’s shares of Lighthouse Common Stock. In this event, the Cash Election Shares of the remaining holders of shares of Lighthouse Common Stock shall be redesignated on a prorata basis to achieve the Maximum Cash Election Number and the Minimum Stock Election Number. Holders who make Combination Elections will not be subject to the redesignation procedures described herein. SunTrust or the Exchange Agent shall make all computations contemplated by this Section 1.3 and all such computations shall be conclusive and binding on the holders of Lighthouse Common Stock.

(h) After the redesignation procedure set forth in Section 1.3(g) is completed, all Cash Election Shares and 45% of the shares of Lighthouse Common Stock which are subject to Combination Elections shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and 55% of the shares of Lighthouse Common Stock which are subject to Combination Elections shall be converted into the right to receive the Stock Consideration. Such certificates previously evidencing shares of Lighthouse Common Stock shall be exchanged for (i) certificates evidencing the Stock Consideration, or (ii) the Cash Consideration, multiplied in each case by the number of shares previously evidenced by the canceled certificate, upon the surrender of such certificate, without interest. Notwithstanding the foregoing, however, no fractional shares of SunTrust Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.4.

(i) Each share of Lighthouse Common Stock held in the treasury of Lighthouse and each share of Lighthouse Common Stock owned by SunTrust or any Subsidiary of SunTrust or Lighthouse (other than in a fiduciary capacity) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

      1.4     Fractional Shares. No certificates or scrip representing fractional shares of SunTrust Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 1.3 of this Agreement, cash adjustments (without interest) will be paid to the holder of Lighthouse Common Stock in respect of any fraction of a share of SunTrust Common Stock that would otherwise be issuable to such holder of Lighthouse Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of SunTrust Common Stock otherwise issuable times the Average Market Price.

      1.5     Definitions. For purposes of Sections 1.3 and 1.4 above, the capitalized terms, if not otherwise defined above, shall have the following meanings:

“Average Market Price” shall mean the average of the closing prices per share of SunTrust Common Stock as reported on the composite transactions tape of the New York Stock Exchange for each of the ten (10) consecutive trading days ending on and including the trading day which is three (3) business days prior to the Effective Time.

“Dissenting Stockholder” shall mean, to the extent that appraisal rights are available under Section 262 of the DGCL, any holder of shares of Lighthouse Common Stock that are issued and outstanding immediately prior to the Effective Time who shall have properly exercised rights to dissent with respect to the Merger in accordance with the DGCL and who has properly exercised such stockholder’s rights to demand payment of the “fair value” of the stockholder’s shares as provided in the DGCL.

“Exchange Agent” shall mean SunTrust, a SunTrust Subsidiary, or a third party selected by SunTrust and reasonably acceptable to Lighthouse.

“Governmental Authority” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity, and any court or other tribunal).

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“Lighthouse Common Stock” shall mean the common shares of stock, $1.00 par value, of Lighthouse.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or Governmental Authority.

“Price Per Share” equals 42.7962.

“Subsidiaries” shall mean all those corporations, associations, or other entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

“SunTrust Common Stock” shall mean the shares of voting common stock, par value $1.00 per share, of SunTrust.

      2.     MISCELLANEOUS.

      2.1.     Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Plan of Merger. When a reference is made in this Plan of Merger to Sections, such reference shall be to a Section of this Plan of Merger unless otherwise indicated.

      2.2.     Counterparts. This Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Plan of Merger shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart.

      2.3.     Governing Law. THIS PLAN OF MERGER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

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      IN WITNESS WHEREOF, each of the Parties hereto has caused this Plan of Merger to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

SUNTRUST BANKS, INC.,
a Georgia corporation

By:

Name:

Title:

SUNTRUST BANK HOLDING COMPANY,
a Florida corporation

By:

Name:

Title:

LIGHTHOUSE FINANCIAL SERVICES, INC.,
a Delaware corporation

By:

Name:

Title:

(Additional annexes to the Agreement and Plan of Merger and Reorganization have been omitted)

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ANNEX B

FORM OF VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) dated as of January   , 2003, is entered into between SUNTRUST BANKS, INC., a Georgia corporation (“Parent”), and                , an individual resident of the State of                (“Stockholder”), with respect to the shares of common stock, par value $1.00 per share (the “Company Common Stock”), of LIGHTHOUSE FINANCIAL SERVICES, INC., a Delaware corporation (the “Company”), owned by Stockholder.

WITNESSETH:

      WHEREAS, Parent, SunTrust Bank Holding Company (“Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of the date hereof (the “Merger Agreement”) pursuant to which the Company will merge with and into Sub (the “Merger”);

      WHEREAS, as of the date hereof, Stockholder beneficially and of record owns and has the power to vote                shares of Company Common Stock (together with (i) any securities issued or exchanged with respect to such shares of Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure and (ii) any other shares of Company Common Stock otherwise acquired by Stockholder on or after the date hereof, the “Securities”); and

      WHEREAS, Parent desires to enter into this Agreement in connection with its efforts to consummate an acquisition of the Company, and Parent requires that Stockholder enter into this Agreement as a condition to its willingness to enter into the Merger Agreement.

      NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

      1.     Definitions. This Agreement is one of the Voting Agreements referenced in the recitals to the Merger Agreement. Capitalized terms used but not defined in this Agreement are used in this Agreement with the same meanings given to such terms in the Merger Agreement.

      2.     Certain Covenants.

      2.1     Disposition. Stockholder hereby covenants and agrees during the term of this Agreement that (a) except as consented to in writing by Parent in its sole discretion, Stockholder will not sell, transfer, assign, pledge, hypothecate, tender or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, and (b) Stockholder will not take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

      2.2     No Solicitation. During the term of this Agreement, subject to Section 7.2 of this Agreement, neither Stockholder nor any of the representatives or affiliates of Stockholder (including any investment banker, attorney or accountant retained by Stockholder or by any Subsidiary of Stockholder) shall (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Takeover Proposal or any inquiries or the making of any proposal which may lead to a Takeover Proposal, (ii) furnish any information to any Person in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could lead to a Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Takeover Proposal, (iv) enter into any Contract regarding any Takeover Proposal or (v) approve, endorse or recommend, or otherwise make or authorize any statement, recommendation or solicitation in support of, any Takeover Proposal. Stockholder and its representatives and affiliates immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Takeover Proposal.

      2.3     Voting Agreement.

      (a) Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities.

      (b) Stockholder agrees to vote (and exercise any written consent with respect to) the Securities during the term of this Agreement (i) for the adoption and approval of the Merger Agreement, the Plan of Merger and the Merger (in each case as amended from time to time), (ii) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Takeover Proposal, and (iii) against any other action or agreement that would result in a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or that would result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled, in the case of each clauses (i), (ii) and (iii) at any annual, special or other meeting (or at any adjournment thereof) or in connection with any action or consent of the stockholders of the Company, in lieu of a meeting or otherwise.

      (c) This Agreement shall not be terminated by any act of Stockholder or by operation of law, whether by the death or incapacity of Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Stockholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Stockholder hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

      2.4     Public Announcement. Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law.

      2.5     Disclosure. Stockholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”) or the New York Stock Exchange (the “NYSE”) or any other national securities exchange and in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement.

      2.6     Stop Transfer Instruction.

      (a) Promptly following the date hereof, Stockholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that the Securities may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement.

      (b) Promptly following the date hereof, Stockholder shall cause a legend to be placed on the certificates (to the extent the Securities are certificated) representing the Securities as set forth below:

“The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of except in accordance with and subject to the terms and conditions of a Voting Agreement dated , 2003, between the registered holder hereof and SunTrust Banks, Inc.”

      2.7     The parties hereto agree that the legend set forth above shall be removed only upon delivery to the Company’s transfer agent of written notice signed by Parent (which notice shall not be unreasonably withheld or delayed) that this Agreement has terminated and the restrictions set forth in the legend above are of no further force and effect.

      3.     Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

3.1 Ownership. Stockholder has good and valid title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever (other than any restrictions under applicable federal and state securities laws).

3.2 Authorization. Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto (other than any restrictions under applicable federal and state securities laws). Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles. No state anti-takeover or similar statute is applicable to Parent, Sub, the Company or the surviving corporation in connection with the Merger, the Merger Agreement or this Agreement or any of the transactions contemplated hereby or thereby.

3.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Stockholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Stockholder. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities. Stockholder has not previously assigned or sold any of the Securities to any third party.

3.4 Accredited Investor/Stockholder Has Adequate Information. Stockholder is acquiring the SunTrust Common Stock to be issued in the Merger for Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws and Stockholder shall not dispose of such SunTrust Common Stock in contravention of the Act or any applicable state securities laws. Stockholder is an “accredited investor”, as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended. Stockholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon either Sub or Parent and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the agreements contained herein with respect to the Securities by Stockholder is irrevocable, and that Stockholder shall have no recourse to the Securities or Parent, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

3.5 Parent’s Excluded Information. Stockholder acknowledges and confirms that (a) Parent may possess or hereafter come into possession of certain non-public information concerning the Securities and the Company which is not known to Stockholder and which may be material to Stockholder’s decision to sell the Securities (“Parent’s Excluded Information”), (b) Stockholder has requested not to receive Parent’s Excluded Information and has determined to sell the Securities notwithstanding its lack of knowledge of Parent’s Excluded Information, and (c) Parent shall have no liability or obligation to Stockholder in connection with, and Stockholder hereby waives and releases Parent from, any claims which Stockholder or its successors and assigns may have against Parent (whether pursuant to applicable Securities, laws or otherwise) with respect to the non-disclosure of Parent’s Excluded Information; provided, however, nothing contained in this Section 3.5 shall limit Stockholder’s right to rely upon the express representations and warranties made by Parent in this Agreement, or Stockholder’s remedies in respect of breaches of any such representations and warranties.

3.6 No Setoff. Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

      4.     Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

4.1 Authorization. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the qualification however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application related to or affecting creditors’ rights and to general equity principles.

4.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Parent to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity, in any case other than as contemplated by this Agreement or the Merger Agreement or (b) violate, or cause a breach of or default under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on Parent’s ability to satisfy its obligations under this Agreement.

      5.     No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

      6.     Specific Performance. Stockholder acknowledges that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Parent upon the breach by Stockholder of such covenants and agreements, Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

      7. Miscellaneous.

      7.1     Term. This Agreement shall terminate upon the earlier of (a) the consummation of the Merger and (b) the termination of the Merger Agreement pursuant to its terms (the “Termination Date”). At the Termination Date, this Agreement shall thereupon become void and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Termination Date.

      7.2     Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Securities, (b) nothing herein shall be construed to limit or affect any action or inaction by Stockholder in his capacity as a director, officer or fiduciary of the Company, and (c) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder acting in his capacity as a director, officer or fiduciary of the Company.

      7.3     Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

      7.4     Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

      7.5     Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

      7.6     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

      7.7     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Parent may freely assign its rights to an affiliate of Parent without such prior written approval but no such assignment shall relieve Parent of any of its obligations hereunder. Any purported assignment without such consent shall be void.

      7.8     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

      7.9     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by confirmed facsimile or by registered or certified mail (postage prepaid, return receipt requested)

to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.9:

     if to Parent:

c/o SunTrust Banks, Inc.
303 Peachtree Street, NE, 29th Floor
Atlanta, Georgia 30308
Fax: (404) 724-3550
Attention: Raymond D. Fortin

     if to Stockholder:

      with a copy to:

      7.10     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the District of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the District of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.9.

      7.11     Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      7.12     Further Assurances. Stockholder will use all reasonable efforts to cooperate with Parent in connection with the Merger, promptly take such actions as are necessary or appropriate to consummate the Merger, and provide any information reasonably requested by Parent for any registration of shares of SunTrust Common Stock issued in the Merger and any regulatory application or filing made or approval sought for the transactions contemplated by the Merger Agreement. Stockholder waives all rights available to it under the Delaware General Corporation Law to demand appraisal or dissenters’ rights with respect to the Securities.

      7.13     Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

SUNTRUST BANKS, INC.

By:

Name:
Title:

[STOCKHOLDER]

[Keefe, Bruyette & Woods, Inc. Letterhead]

ANNEX C

January 21, 2003

The Board of Directors

Lighthouse Financial Services, Inc.
5 Office Park Road
Hilton Head Island, South Carolina 29925

Members of the Board:

      You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Lighthouse Financial Services, Inc. (“Lighthouse”) of the merger consideration in the proposed merger (the “Merger”) of Lighthouse into SunTrust Banks, Inc. (“SunTrust”), pursuant to the Agreement and Plan of Merger, dated as of January 21, 2003, between Lighthouse and SunTrust (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock of Lighthouse, par value $1.00 per share, (the “Common Shares”) will be converted into the right to receive, at the election of a Lighthouse shareholder, (a) cash in the amount of $42.7962 (the “Cash Consideration”), (b) common stock of SunTrust, par value $1.00 per share, equal to $42.7962 divided by the Average Market Price as defined by the Agreement (the “Stock Consideration”), or (c) a combination of 45% of the Cash Consideration and 55% of the Stock Consideration; in each case, subject to the formulas and certain adjustments as set forth in the Agreement.

      Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Lighthouse and SunTrust, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Lighthouse and SunTrust for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of Lighthouse in rendering this fairness opinion and will receive a fee from Lighthouse for our services.

      In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Lighthouse and SunTrust and the Merger, including among other things, the following: (i) the Agreement; (ii) the Audited Financial Reports for the three years ended September 30, 2002, 2001 and 2000 of Lighthouse; (iii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2001, 2000 and 1999 of SunTrust; (iv) certain interim reports to stockholders of Lighthouse and certain other communications from Lighthouse to its respective shareholders; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of SunTrust and certain other communications from SunTrust to its respective stockholders; and (vi) other financial information concerning the businesses and operations of Lighthouse and SunTrust furnished to us by Lighthouse and SunTrust for purposes of our analysis. We have also held discussions with senior management of Lighthouse and SunTrust regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Lighthouse and SunTrust with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Lighthouse and SunTrust as to the reasonableness

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and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Lighthouse and SunTrust are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Lighthouse or SunTrust, nor have we examined any individual credit files.

      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Lighthouse and SunTrust; (ii) the assets and liabilities of Lighthouse and SunTrust; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Lighthouse or any other business combination in which Lighthouse might engage.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.
KEEFE, BRUYETTE & WOODS, INC.

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ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      SECTION 262. Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in receipt thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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